  Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-272815
Up to 205,761,543 Shares of Common Stock

This prospectus relates to the resale of up to 72,012,484 shares of our common stock, par value $0.001 per share (the “common stock”), and 133,749,059 shares of our common stock underlying certain warrants (collectively, the “Shares”), by the selling stockholders identified in this prospectus under “Selling Stockholders.” The selling stockholders may sell all or a portion of the Shares from time to time, in amounts, at prices and on terms determined at the time of sale. The Shares may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 80.
We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of these Shares by the selling stockholders. We will, however, receive proceeds from any warrants that are exercised through the payment of the exercise price in cash. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.
We are registering the offer and sale of these Shares pursuant to certain registration rights granted to the selling stockholders. The registration of these Shares does not necessarily mean that any of the Shares will be offered or sold by the selling stockholders. The timing and amount of any sale is within the sole discretion of the selling stockholders.
Our common stock is quoted on the OTCQB of OTC Markets Group, Inc. under the symbol “CYDY.” On July 7, 2023 the closing price of our common stock was $0.26 per share.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in this prospectus beginning on page 8 before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 11, 2023

In making your investment decision, you should rely only on the information contained in this prospectus and in any accompanying prospectus supplement.
We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell or seeking an offer to buy any shares of common stock in any jurisdiction where the offer or sale is not permitted.
You should not assume that the information contained in this prospectus is complete and accurate as of any date other than the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities offered hereby.

ABOUT THIS PROSPECTUS
This prospectus is part of a Registration Statement on Form S-1 (No. 333-272815) (the “Registration Statement”) that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus carefully. It contains important information you should consider when making your investment decision. See “Where You Can Find More Information” in this prospectus.
This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed with or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
CytoDyn Inc. and its consolidated subsidiaries are referred to herein as “CytoDyn,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance, and actual results could vary materially from those contained in or expressed by such statements. Our forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic, scientific, and competitive data and information on current business plans. Forward-looking statements include, among others, statements about leronlimab, its ability to have positive health outcomes, the Company’s ability to obtain the approval of the U.S. Food and Drug Administration (the “FDA”) to conduct future clinical trials involving the use of leronlimab, and information regarding future operations, future capital expenditures and future net cash flows.
You should not place undue reliance on our forward-looking statements, which are subject to risks and uncertainties relating to, among other things: the regulatory determinations of leronlimab’s safety and effectiveness to treat the diseases and conditions for which we are studying the product by the U.S. Food and Drug Administration (“FDA”) and various drug regulatory agencies in other countries; the Company’s ability to raise additional capital to fund its operations; the Company’s ability to meet its debt and other payment obligations; the Company’s ability to recruit and retain key employees; the Company’s ability to enter into partnership or licensing arrangements with third parties; the timely and sufficient development, through internal resources or third-party consultants, of analyses of the data generated from the Company’s clinical trials required by the FDA or other regulatory agencies in connection with applications for approval of the Company’s drug product; the Company’s ability to achieve approval of a marketable product; the design, implementation and conduct of the Company’s clinical trials; the results of any such clinical trials, including the possibility of unfavorable clinical trial results; the market for, and marketability of, any product that is approved; the existence or development of vaccines, drugs, or other treatments that are viewed by medical professionals or patients as superior to the Company’s products; regulatory initiatives, compliance with governmental regulations and the regulatory approval process; legal proceedings, investigations or inquiries affecting the Company or its products; general economic and business conditions; changes in foreign, political, and social conditions; stockholder actions or proposals with regard to the Company, its management, or its Board of Directors (the “Board”); and various other matters, many of which are beyond the Company’s control. Should one or more of these risks or uncertainties develop, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated by our forward-looking statements. We urge you to specifically consider the various risk factors identified in this prospectus, including the statements set forth in the section titled “Risk Factors” and elsewhere in this prospectus, and in any accompanying prospectus supplement, any of which could cause actual results to differ materially from those indicated by our forward-looking statements. Except as required by law, we do not undertake any responsibility to update any forward-looking statements to take into account events or circumstances that occur after the date of this prospectus.

PROSPECTUS SUMMARY
This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference as exhibits. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 8, and the financial statements and other information in this prospectus, when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus and any accompanying prospectus supplement, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”
About Us
We are a clinical stage biotechnology company focused on the clinical development and potential commercialization of our product candidate, leronlimab. Our current business strategy is to obtain the requisite approval of the FDA to advance our development of leronlimab for NASH, NASH-HIV, solid tumors in oncology, a long-acting formulation of leronlimab for HIV, and a HIV cure using adenovirus vectors (“AAV”). In October 2022, the Company voluntarily withdrew its submission of its Biologic License Application (“BLA”) for leronlimab as a combination therapy for highly treatment experienced HIV patients (“HAART”), due to management’s conclusion that a significant risk existed that the BLA would not receive FDA approval due to the inadequate process and performance around the monitoring and oversight of clinical data from its clinical trials by its former clinical research organization (“CRO”).
Corporate Information
CytoDyn Inc. is a Delaware corporation with its principal executive offices at 1111 Main Street, Suite 660, Vancouver, Washington 98660, telephone (360) 980-8524. Our website can be found at www.cytodyn.com. We do not intend to incorporate any contents from our website into this prospectus. Effective August 27, 2015, we completed a reincorporation from Colorado to Delaware. Effective November 16, 2018, we implemented a holding company reorganization, as a result of which we became the successor issuer and reporting company to the former CytoDyn Inc. (now our wholly owned subsidiary, CytoDyn Operations Inc.).
Description of Transactions in which Shares of Common Stock and Warrants Held by Selling Stockholders Were Issued
The selling stockholders identified in this prospectus may sell shares of our common stock as shown under “Selling Stockholders” below. The transactions in which the shares of our common stock available for resale under this prospectus were or may be acquired by the selling stockholders, including shares underlying warrants to purchase our common stock, are described below.
Warrants Issued to 4-Good Ventures LLC.   On February 14, 2022, we entered into a Surety Bond Backstop Agreement (the “Backstop Agreement”) with David F. Welch, Ph.D., both individually and in his capacity as trustee of a revocable trust, LRFA, LLC, a Delaware limited liability company, and certain other related parties (collectively, the “Indemnitors”). Pursuant to the Backstop Agreement, the Indemnitors agreed to assist the Company in obtaining a surety bond (the “Surety Bond”) for posting in connection with the Company’s ongoing litigation with Amarex Clinical Research, LLC, by, among other things, agreeing to indemnify the issuer of the Surety Bond with respect to the Company’s obligations under the Surety Bond. Under the Backstop Agreement, the Company issued to 4-Good Ventures LLC, an affiliate of the Indemnitors (“4-Good Ventures”), two warrants, each for the purchase of 15,000,000 shares of our common stock, as a backstop fee, each with a five-year term and, as amended in July 2022 and December 2022, an exercise price of $0.10 per share, and two additional warrants, each for the purchase of 7,500,000 shares of our common stock, each with a five-year term and an exercise price of $0.10 per share (the “Backstop Warrants”). The remaining 44,000,000 shares of common stock underlying all four of the Backstop Warrants are being offered for resale as shown under “Selling Stockholders” beginning on page 72 of this prospectus.

Sales of Common Stock and Warrants in Private Sales through a Placement Agent.   During the period from January through April 2023, we issued in a private placement to accredited investors through Paulson Investment Company, LLC (“Paulson”), an aggregate of 71,577,702 shares of our common stock, together with warrants to purchase an aggregate of up to 71,577,702 shares of our common stock with an exercise price of $0.50 per share, for total proceeds of approximately $16.5 million (the “March 2023 Placement”). The warrants issued in these transactions have a five-year term and were immediately exercisable upon issuance. The shares of common stock, as well as the shares of common stock underlying the warrants, issued in connection with the March 2023 Placement are among those being offered for resale as shown under “Selling Stockholders”.
Sales of Common Stock and Warrants in Private Sales Conducted by Us.   In February 2023, Dr. Arman, then the Company’s President, entered into a transaction with the Company in which he purchased 434,782 shares of our common stock, together with a warrant to purchase up to 434,782 shares of our common stock with an exercise price of $0.50 per share, for total proceeds of approximately $0.1 million. The terms and conditions of the sale and issuance of the warrant were the same as those offered to other investors in the March 2023 Placement. The shares of common stock, as well as the shares of common stock underlying the warrants, issued in connection with the transaction with Dr. Arman are among those being offered for resale as shown under “Selling Stockholders”.
Issuance of Warrants to Placement Agent in Connection with March 2023 Private Placement.   In connection with the March 2023 Private Placement, we issued to Paulson, as placement agent, or to its designees, warrants to purchase a total of 10,736,575 shares of our common stock. The warrants have a 10-year term and were immediately exercisable upon issuance. The warrants have an exercise price of $0.23 per share and include a cashless exercise provision. The shares of common stock underlying the warrants are among those being offered for resale as shown under “Selling Stockholders”.
Warrants Issued to Richard G. Pestell, M.D., Ph.D.   In May 2022, we issued to Richard G. Pestell, M.D., Ph.D., warrants with a three-year term to purchase 7,000,000 shares of common stock with an exercise price of $0.37 per share in connection with the settlement of a lawsuit related to Dr. Pestell’s former employment as our CMO. The shares of common stock are among those being offered for resale as shown under “Selling Stockholders”.

THIS OFFERING
We are registering for resale by the selling stockholders named herein an aggregate of 205,761,543 shares of our common stock as described below.
Issuer:
CytoDyn Inc.
Securities being offered:
72,012,484 shares of common stock and 133,749,059 shares underlying outstanding warrants to purchase our common stock, as listed under “Selling Stockholders” below.
Common stock outstanding prior to this offering:
918,612,225 shares of common stock as of May 31, 2023
Use of proceeds:
We will not receive any of the proceeds from the sale or other disposition of the Shares by the selling stockholders. The selling stockholders will bear all selling and other expenses incurred in connection with the sale or other disposition by them of the Shares covered hereby. However, if all of the warrants covered by this prospectus are exercised for cash, we may receive proceeds of up to approximately $45.5 million, as further described in “Use of Proceeds.”
Market for common stock:
Our common stock is quoted on the OTCQB of the OTC Market under the symbol “CYDY.” On July 7, 2023, the closing price of our common stock was $0.2625 per share.
Risk factors:
The purchase of our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.
Summary Risk Factors
Risks Related to Our Financial Position and Need for Additional Capital
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Our cash reserves are extremely low, requiring that we raise substantial additional financing to satisfy our current payment obligations and to fund our operations.

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We are a clinical stage biotechnology company with a history of significant operating losses; we expect to continue to incur operating losses, and we may never achieve profitability.

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The amount of financing we require will depend on various factors, many of which are beyond our control. Our results of operations, financial condition and stock price are likely to be adversely affected if we are unable to obtain additional funding on improved terms compared to previous financings.

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Our future cash requirements may differ significantly from our current estimates.

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Our auditors have issued a going concern opinion, and we will not be able to achieve our objectives and will have to cease operations if we cannot find adequate financing.

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We have written off the value of our pre-launch inventories of leronlimab and related raw materials, the costs of which were previously capitalized, and may be unable to use all or a portion of those inventories in the development of our product candidate.

Risks Related to Our Ability to Maintain Effective Operational and Internal Controls Environment
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The recruitment and retention of skilled directors, executives, employees and consultants may be difficult and expensive, may result in dilution to our stockholders, and any failure to attract and retain such individuals may adversely affect our drug development and commercialization activities.

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Our Chief Financial Officer has also been appointed as interim President while we search for a new President or Chief Executive Officer. The loss, temporary loss, or transition of members of our senior management team or any other key employees may adversely affect our business.

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If we are unable to effectively maintain a system of internal control over financial reporting, we may not be able to accurately or timely report our financial results and our stock price could be adversely affected.

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Our information technology systems could fail to perform adequately or experience data corruption, cyber-based attacks, or network security breaches.

Risks Related to Legal Proceedings
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Our business, operating results and financial condition could be negatively affected as a result of litigation and other demands made by stockholders.

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Class-action litigation filed against us could harm our business, and insurance coverage may not be sufficient to cover all related costs and damages.

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We are subject to oversight by the SEC, FDA, and other regulatory agencies. Investigations and proceedings by those agencies may divert management’s focus and have a material adverse effect on our reputation and financial condition.

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We face risks and uncertainties related to litigation and other claims.

Risks Related to Development and Commercialization of Our Drug Candidate
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We have been notified by Samsung of alleged breaches of our payment obligations to Samsung, which ultimately could result in termination of our agreements for manufacturing of our drug product and related services we expect Samsung to provide under the agreements.

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Certain agreements and related license agreements require us to make significant milestone, royalty, and other payments, which will require additional financing and, in the event we do commercialize leronlimab, will decrease the revenues we may ultimately receive on sales. To the extent that such milestone, royalty and other payments are not timely made, the counterparties to such agreements in certain cases have repurchase and termination rights thereunder with respect to leronlimab.

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If we are unable to obtain all required regulatory approvals for leronlimab, we will not be able to commercialize our primary product candidate, which would materially and adversely affect our business, financial condition and stock price.

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We are substantially dependent on the success of leronlimab. If we, either alone or with collaborators, are unable to complete the clinical development of, obtain and maintain marketing approval for, or successfully commercialize leronlimab, including with respect to adequate coverage and reimbursement, or if we continue to experience significant delays in doing so, our business will be seriously harmed.

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Our competitors may develop drugs that are more effective, safer, and less expensive than ours.

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We may not be able to identify, negotiate and maintain the strategic alliances necessary to develop and commercialize our products and technologies, and we will be dependent on our corporate partners if we do.

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Known third-party patent rights could delay or otherwise adversely affect our planned development and sale of leronlimab. We have identified but not exhaustively analyzed other patents that could relate to our proposed products.

Risks Related to Our Dependence on Third Parties
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We have a very limited number of internal research and development personnel, making us dependent on consulting relationships and strategic alliances with industry partners.

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We may continue to rely on third parties, such as CROs and third-party manufacturers, to conduct clinical trials for our product candidate, leronlimab, and to produce our pre-clinical and clinical product candidate supplies. Such third parties are subject to significant regulation. A failure by such third parties to properly and successfully perform their obligations to us, or failure of manufacturers on which we rely to meet regulatory requirements, may result in our inability to obtain regulatory approvals for or commercialize our product candidate.

Risks Related to Our Intellectual Property Rights
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Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our product candidate, and future product candidates.

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If we are sued for infringing on third-party intellectual property rights, it will be costly and time-consuming, and an unfavorable outcome would have a significant adverse effect on our business. We may also undertake infringement or other legal proceedings against third parties, causing us to spend substantial resources on litigation and exposing our own intellectual property portfolio to challenge.

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We may become involved in disputes with our present or future contract partners over intellectual property ownership or other matters, which could have a significant adverse effect on our business.

Risks Related to Ownership of Our Common Stock
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Our common stock is classified as “penny stock” and trading of our shares may be restricted by the SEC’s penny stock regulations.

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The trading price of our common stock has been and could remain volatile, and the market price of our common stock may decrease.

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Since our inception, we have been insolvent and have required debt and equity financing to maintain operations. We expect our debt service obligations and our need for additional funding to finance operations will cause additional substantial dilution to our existing stockholders and could adversely affect the trading price of our common stock.

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Our certificate of incorporation permits our Board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

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Anti-takeover provisions of our certificate of incorporation, our bylaws and Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove the current members of our Board and management.

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We do not expect to pay any cash dividends on our common shares for the foreseeable future.

RISK FACTORS
Our business is subject to numerous risks and uncertainties, including those highlighted in this section, that represent challenges we face in our efforts to successfully implement our strategy. You should carefully consider the risks described below in addition to other information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included herein. These risks, should they occur, may have a material adverse effect on our business, financial condition, cash flows, results of operations, or the trading price of our common stock. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may occur or become material in the future. Therefore, historical financial and business performance, events and trends are often not a reliable indicator of future operating results, financial and business performance, events or trends.
Risks Related to Our Financial Position and Need for Additional Capital
Our cash reserves are extremely low, requiring that we raise substantial additional financing to satisfy our current payment obligations and to fund our operations, which continues to be difficult in light of the low trading price of our common stock.
As of February 28, 2023, we had an unrestricted cash balance of approximately $5.1 million and a reserved cash balance of approximately $6.0 million. We must continue to raise substantial additional funds in the near term to meet our payment obligations and fund our operations. Additional funding may not be available on acceptable terms or at all. In addition, as of April 30, 2023, despite the approval by our stockholders of an additional 350.0 million authorized shares of common stock in 2022, we had only approximately 85.8 million shares of common stock unreserved for other purposes and available for issuance in new financing transactions. We will need to use some of the additional authorized shares (or funds raised through the sale of such shares) to satisfy a portion of our outstanding accounts payable and accrued liabilities, which totaled approximately $71.0 million at February 28, 2023. If we are not able to raise additional funds on a timely basis, we may be forced to delay, reduce the scope of, or eliminate one or more of our planned operating activities, including continuing to seek removal of the clinical hold placed on us by the FDA, analyzing clinical trial data for purposes of responding to FDA requirements and preparing additional regulatory submissions, developing additional clinical trials for indications we plan to pursue, regulatory and compliance activities, and legal defense activities. Any delay or inability to pursue our planned activities likely will adversely affect our business, financial condition, and stock price. The continued low trading price of our common stock (with a closing price of $0.2625 per share on July 7, 2023) presents a significant challenge to our ability to raise additional funds. If we deplete our cash reserves, we may have to discontinue our operations and liquidate our assets.
We are a clinical stage biotechnology company with a history of significant operating losses; we expect to continue to incur operating losses, and we may never achieve profitability.
We have not generated significant revenue from product sales, licensing, or other income opportunities to date. Since our inception, we have incurred operating losses in each year due to costs incurred for research and development activities and general and administrative expenses related to our operations. We expect to incur losses for the foreseeable future, with no or only minimal revenues as we continue to pursue development of, and seek regulatory approvals for, leronlimab. If leronlimab fails to gain regulatory approval, or if it or other drug or biologic candidates we may acquire or license in the future do not achieve approval or market acceptance, we will not be able to generate revenue or explore other opportunities to enhance stockholder value, such as through a sale. If we fail to generate revenue or if we are unable to fund our continuing operations, our stockholders could lose a portion or all of their investments.
The amount of financing we require will depend on various factors, many of which are beyond our control. Our results of operations, financial condition and stock price are likely to be adversely affected if we are unable to obtain additional funding on improved terms compared to previous financings.
Our future funding requirements will depend on many factors, including, but not limited to:
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the costs of preparing required regulatory submissions, as well as any clinical trial programs and pre-clinical studies we may pursue and other development activities conducted by us directly,

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the costs involved with our chemistry, manufacturing and controls (“CMC”) activities,

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the satisfaction of payment obligations we have already incurred,

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the costs and timing of obtaining regulatory approvals and making related milestone payments due to third parties with whom we have licensing or similar agreements,

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the costs of filing, prosecuting, maintaining, and enforcing patents and other intellectual property rights and defending against potential claims of infringement,

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the costs associated with hiring and retaining needed scientific and administrative employees, advisors and consultants,

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the cost of legal and other professional advisors needed to support our development efforts, responsibilities as a public reporting company, regulatory compliance and investigations, and legal proceedings,

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the costs of compliance with laws, regulations, or judicial decisions applicable to us, and

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the costs of general and administrative infrastructure required to manage our business and protect corporate assets and stockholder interests.

If any of these factors cause our funding needs to be greater than expected, our ability to continue operations, financial condition, and stock price may be adversely affected.
Our future cash requirements may differ significantly from our current estimates.
Our cash requirements may differ significantly from our estimates from time to time, depending on a number of factors, including:
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our ability to attract strategic partners to pay for or share costs related to our product development efforts,

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whether our outstanding convertible notes are converted into equity,

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whether we receive additional cash upon the exercise of our outstanding warrants and stock options for common stock, and

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our ability to obtain funding under future licensing agreements or other collaborative relationships.

If we deplete our cash reserves and are unable to obtain additional funding, we may be forced to discontinue our operations and liquidate our assets.
Our auditors have issued a going concern opinion, and we will not be able to achieve our objectives and will have to cease operations if we cannot find adequate financing.
Our auditors issued an opinion, which includes a going concern explanatory paragraph, in connection with the audit of our annual consolidated financial statements for the fiscal year ended May 31, 2022. A going concern paragraph in an audit opinion means that there is substantial doubt that we can continue as an ongoing business for the 12 months from the date the consolidated financial statements are issued. If we are unable to continue as an ongoing business, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and our lack of cash resources may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties. There is no assurance that we will be able to adequately fund our operations in the future.
We have written off the value of our pre-launch inventories of leronlimab and related raw materials, the costs of which were previously capitalized, and may be unable to use all or a portion of those inventories in the development of our product candidate.
Pre-launch inventories consist of costs of raw materials and work-in-progress related to our product candidate leronlimab. As of February 28, 2023, our inventories had been written-off in full for accounting purposes. Although the inventories continue to be physically maintained and currently may be eligible for use in certain clinical contexts, we may be unable to use all or a portion of these inventories in the development of our product candidate.
Risks Related to Our Ability to Maintain an Effective Operational and Internal Controls Environment
The recruitment and retention of skilled directors, executives, employees and consultants may be difficult and expensive, may result in dilution to our stockholders, and any failure to attract and retain such individuals may adversely affect our drug development and commercialization activities.
Our business depends on the skills, performance, and dedication of our officers and key scientific and technical advisors, as well as our directors. All of our current scientific advisors are independent contractors and are either self-employed or employed by other organizations. As a result, they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to provide services to us in a timely manner. We may need to recruit additional directors, executive management, employees, and advisors, particularly scientific and technical personnel, which will require additional financial resources. In addition, there is currently intense competition for skilled directors, executives and employees with relevant scientific and technical expertise, and this competition is likely to continue. We compete for these qualified personnel against companies with greater financial resources than ours. In order to successfully recruit and retain qualified employees, we will likely need to offer a combination of salary, cash incentives, and equity compensation. Future issuances of our equity securities for compensatory purposes will dilute existing stockholders’ ownership interests and reduce the shares available for future funding transactions. If we are unable to attract and retain individuals with relevant scientific, technical and managerial experience, we may be forced to limit or delay our product development activities or may experience difficulties in successfully conducting our business, which would adversely affect our operations and financial condition.
Our Chief Financial Officer has also been appointed as interim President while we search for a new President or Chief Executive Officer. The loss, temporary loss, or transition of members of our senior management team or any other key employees may adversely affect our business.
During the past 18 months, we have experienced significant turnover among our senior executives, and currently have only one executive officer. Dr. Cyrus Arman, who was our President beginning on July 9, 2022, was appointed as the Company’s Senior Vice President, Business Operations, a part time, nonexecutive position, by the Board effective July 7, 2023, following a medical leave of absence that began on May 18, 2023. Antonio Migliarese, our Chief Financial Officer, has been appointed as interim President beginning May 18, 2023. The Board has commenced a search for a new President or Chief Executive Officer. If we are successful in recruiting one or more individuals to executive positions, the complexity inherent in integrating a new key member of the senior management team with existing senior management may limit the effectiveness of any such successor or otherwise adversely affect our business. Leadership transitions and any disruptions that result are inherently difficult to manage and may cause uncertainty or a disruption to our business or increase the likelihood of turnover of other key officers and employees. Further, we may incur significant expenses related to any executive transition costs. Finding suitable replacements for senior management and other key employees can be difficult, and there is no assurance we will be successful in attracting or retaining qualified personnel.
Our success depends significantly on the individual and collective contributions of our senior management team and key employees. The individual and collective efforts of these employees are important as we continue our efforts to develop leronlimab. The loss of the services of a member of our senior management team or the inability to hire and retain experienced management personnel likely would have a material adverse effect on our business and operations.
If we are unable to effectively maintain a system of internal control over financial reporting, we may not be able to accurately or timely report our financial results and our stock price could be adversely affected.
Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations require us to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year, and to include a management report assessing the effectiveness of our internal control over financial reporting in our Form 10-K for that fiscal year. During the fiscal year ended May 31, 2022, the Company identified an error that resulted in revisions to additional paid-in capital and non-cash inducement interest expense beginning in fiscal year 2018 through the three months ended August 31, 2021. The Company also identified a material error in how common stock issued to settle certain convertible note obligations was accounted for dating back to fiscal year 2021. As a result, management determined that there continued to be a material weakness in our internal control over financial reporting, and that our controls and procedures continued to be ineffective, on February 28, 2023. Failure to maintain our controls or operation of these controls may harm our operations, decrease the reliability of our financial reporting, and cause us to fail to meet our financial reporting obligations, which could adversely affect our business and reduce our stock price.
Our information technology systems could fail to perform adequately or experience data corruption, cyber-based attacks, or network security breaches.
We rely on information technology networks and systems, including the internet, to process, transmit, and store electronic information. In particular, we depend on our information technology infrastructure to effectively manage our business data, finance, and other business processes and electronic communications between our personnel and corporate partners. If we do not allocate and effectively manage the resources necessary to build and sustain an appropriate technology infrastructure, security breaches or system failures of this infrastructure may result in system disruptions, shutdowns, or unauthorized disclosure of confidential information, including patient information in violation of HIPAA requirements. In addition, COVID-19 has led to increased remote work by our employees, contractors, and other corporate partners. As a result, we rely on information technology systems that are outside our direct control. These systems are potentially vulnerable to cyber-based attacks and security breaches. In addition, cyber criminals are increasing their attacks on individual employees, including scams designed to trick victims into transferring sensitive data or funds or stealing credentials that compromise information systems. If one of our employees falls victim to these attacks, or our information technology systems or those of our partners are compromised, our operations could be disrupted, or we may suffer financial loss, loss or misappropriation of intellectual property or other critical assets, reputational harm, and regulatory fines and intervention, and our business and financial condition may be adversely affected.
Risks Related to Legal Proceedings
Our business, operating results and financial condition could be negatively affected as a result of litigation and other demands made by stockholders.
We are and have been involved in legal proceedings and other claims brought by stockholders, including class actions alleging securities law violations, derivative actions alleging waste of corporate assets, unjust enrichment, and other breaches of fiduciary duties by former directors and current and former executive officers, and demands by activist investors. Similar actions may occur in the future. While the Company welcomes opinions of all stockholders, responding to demands, litigation, proxy contests or other initiatives by stockholders or activist investors may divert the attention of our Board, management team, and employees from their regular duties in the pursuit of business opportunities to enhance stockholder value. Such actions may also cause our existing or potential employees, strategic partners and stockholders to have questions or doubts about the future direction of the Company and may provide our competitors with an opportunity to exploit these concerns. Such circumstances could cause significant fluctuations in our stock price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business. Refer to Note 9, Commitments and Contingencies — Legal Proceedings in the consolidated financial statements for the quarter ended February 28, 2023, included in this prospectus for additional information.
Class-action litigation filed against us could harm our business, and insurance coverage may not be sufficient to cover all related costs and damages.
The market price of our common stock has historically experienced and may continue to experience significant volatility. In the past, we had been subject to putative class action lawsuits in which plaintiffs cited, among other things, volatility of our common stock. Litigation, whether or not successful, may result in diversion of our management’s attention and resources, and may require us to incur substantial costs, some of which may not be covered in full by insurance, which could harm our business and financial condition. During the course of litigation, there may be negative public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a further negative effect on the market price of our common stock. Refer to Note 9, Commitments and Contingencies — Legal Proceedings in the consolidated financial statements for the quarter ended February 28, 2023, included in this prospectus for further information.
We are subject to oversight by the SEC, FDA, and other regulatory agencies. Investigations and proceedings by those agencies may divert management’s focus and have a material adverse effect on our reputation and financial condition.
We are subject to the regulation and oversight by the SEC and state regulatory agencies, in addition to the FDA and other federal regulatory agencies. As a result, we may face legal or administrative proceedings by these agencies. We have received subpoenas from the SEC and the U.S Department of Justice (the “DOJ”) requesting documents and information concerning, among other matters, leronlimab, our public statements regarding the use of leronlimab as a potential treatment for COVID-19, HIV, and triple-negative breast cancer, related communications with the FDA, investors, and others, litigation involving former employees, our retention of investor relations consultants, and trading in our securities. On December 20, 2022, the DOJ announced the unsealing of a criminal indictment charging both our former CEO, Nader Z. Pourhassan, and Kazem Kazempour, CEO of Amarex Clinical Research LLC (“Amarex”), our former contract research organization (“CRO”). That same day, the SEC announced charges against both Mr. Pourhassan and Mr. Kazempour for alleged violations of federal securities laws. The Company is cooperating fully with the DOJ and SEC investigations. We are unable to predict the effect of any governmental investigations on our business, financial condition or reputation. In addition, publicity surrounding any investigation, even if ultimately resolved in our favor, could have a material adverse effect on our business. Refer to Note 9, Commitments and Contingencies — Legal Proceedings in the consolidated financial statements for the quarter ended February 28, 2023, included in this prospectus for further information.
We face risks and uncertainties related to litigation and other claims.
We are parties to a variety of litigation and other claims, in addition to the regulatory investigations and related proceedings described above. For example, two putative class action lawsuits have been filed against us and certain of our former officers and directors, asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act, and alleging that the Company and certain former officers and directors made purportedly false or misleading statements and that some of the individual defendants violated Section 20A of the Exchange Act by selling shares of the Company’s common stock, purportedly while in possession of material nonpublic information. Separately, three purported stockholder derivative actions have been filed against certain former officers and directors; the Company was named as a nominal defendant. Refer to Note 9, Commitments and Contingencies — Legal Proceedings in the consolidated financial statements for the quarter ended February 28, 2023, included in this prospectus for further information.
In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the ordinary course of business, including those relating to employment matters, relationships with partners, intellectual property disputes, and other business matters. Any such claims or investigations may be time-consuming, costly, divert management resources, or otherwise have a material adverse effect on our business, financial condition, or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or obtain adequate insurance in the future.
Risks Related to Development and Commercialization of Our Drug Candidate
We have been notified by Samsung of alleged breaches of our payment obligations to Samsung, which ultimately could result in termination of our agreements for manufacturing of our drug product and related services we expect Samsung to provide under the agreements.
During fiscal 2022, Samsung communicated to us regarding alleged breaches of our agreements with Samsung relating to past due balances. The Company has been pursuing negotiations with Samsung regarding potential approaches to resolve the issues short of litigation, including proposals by each party for an alternative schedule of payments, and proposals by the Company to satisfy a portion of the Company’s payment obligations in the form of equity securities of the Company and to postpone or cancel provisions in the agreements calling for the manufacturing of additional drug product. There can be no assurance that we will be able to address the issues raised by Samsung or avoid being found in breach of our agreements with Samsung. Failure to reach mutual agreement to resolve the issues may ultimately result in termination of our agreements with Samsung, which could jeopardize our ability to properly store our inventories of drug product and manufacture additional drug product when needed. Refer to Note 9, Commitments and Contingencies — Commitments with Samsung BioLogics Co., Ltd. (“Samsung”) in the consolidated financial statements for the quarter ended February 28, 2023, included in this prospectus for further information.
Certain agreements and related license agreements require us to make significant milestone, royalty, and other payments, which will require additional financing and, in the event we do commercialize leronlimab, decrease the revenues we may ultimately receive on sales. To the extent that such milestone, royalty and other payments are not timely made, the counterparties to such agreements in certain cases have repurchase and termination rights thereunder with respect to leronlimab.
Under agreements we have with Progenics Pharmaceuticals, Inc. (“Progenics”) and Lonza Sales AG (“Lonza”), as well as a Development and License Agreement (the “PDL License”) between Protein Design Labs (now AbbVie Inc. (“AbbVie”)) and Progenics, we are required to pay significant milestone payments, license fees for “system know-how” technology, and royalties related to leronlimab upon the occurrence of specified events. In order to make these milestone and license payments, we will need to raise additional funds. In addition, our royalty obligations will reduce the economic benefits to us of future sales, if any. To the extent that such milestone payments and royalties are not timely made, under their respective agreements, Progenics has certain repurchase rights relating to the assets sold to us, and AbbVie has certain termination rights relating to our license of leronlimab under the PDL License. Refer to Note 9, Commitments and Contingencies — PRO 140 Acquisition and Licensing Arrangements in the consolidated financial statements for the quarter ended February 28, 2023, included in this prospectus for further information.
If we are unable to obtain all required regulatory approvals for leronlimab, we will not be able to commercialize our primary product candidate, which would materially and adversely affect our business, financial condition and stock price.
Clinical testing is expensive, difficult to design and implement, may take many years to complete, and its outcome is uncertain. The research, testing, manufacturing, labeling, packaging, storage, approval, sale, marketing, advertising and promotion, pricing, export, import and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, with regulations differing from country to country. We are not permitted to market a drug candidate as prescription pharmaceutical products in the United States until we receive approval from the FDA, or in foreign markets until we receive the requisite approval from comparable regulatory authorities in foreign countries. In the United States, the FDA generally requires the completion of clinical trials of each drug to establish its safety and efficacy, and extensive pharmaceutical development to ensure its quality before approval. Regulatory authorities in other jurisdictions impose similar requirements. Of the large number of drugs in development, only a small percentage are approved for commercialization. Receipt of necessary regulatory approval for the use of leronlimab for one or more indications is subject to a number of risks which include, among others:
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the FDA or comparable foreign regulatory authorities or institutional review boards (“IRBs”) may disagree with the future design or implementation of our clinical trials,

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we may not be able to provide acceptable evidence of the safety and efficacy of our drug candidate,

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the results of our clinical trials may not be satisfactory or may not meet the level of statistical or clinical significance required by the FDA or foreign regulatory authorities for marketing approval,

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patients in our clinical trials may suffer adverse effects for reasons that may or may not be related to our drug candidate,

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the data collected from clinical trials may not be sufficient to support the submission of an application for marketing approval in the United States or elsewhere,

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the FDA or foreign regulatory authorities may not approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies, and

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the approval policies or regulations of the FDA or foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

We cannot guarantee that regulators will agree with our assessment of the results of our past or future clinical trials or that such trials will be considered by regulators to have shown safety or efficacy of our product candidate. The FDA has substantial discretion in the approval process and may refuse to accept any application or may require additional clinical trials or pre-clinical or other studies. Additionally, we have limited experience in filing the applications necessary to gain regulatory approvals and expect to continue to rely on consultants and our CROs to assist us in this process. Securing FDA approval requires the submission of pre-clinical, clinical and/or pharmacokinetic data, information about product manufacturing processes and inspection of facilities and supporting information for each therapeutic indication to establish a product candidate’s safety and efficacy for each indication. Our drug candidate may prove to have undesirable or unintended side effects, toxicities, or other characteristics that may preclude us from obtaining regulatory approval or prevent or limit commercial use with respect to one or all intended indications. Failure to obtain regulatory approval for leronlimab will prevent us from commercializing it as a prescription product, and our ability to generate revenue will be seriously impaired.
We are substantially dependent on the success of leronlimab. If we, either alone or with collaborators, are unable to complete the clinical development of, obtain and maintain marketing approval for, or successfully commercialize leronlimab, including with respect to adequate coverage and reimbursement, or if we continue to experience significant delays in doing so, our business will be seriously harmed.
We currently have no products approved for sale and are investing a significant portion of our resources in the development of leronlimab for marketing approval in the United States and potentially other countries. Our prospects are substantially dependent on our ability to develop, obtain marketing approval for, and successfully commercialize leronlimab in the United States in one or more disease indications. The success of our Company will depend on a number of factors, including the following:
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a safety, tolerability and efficacy profile for leronlimab that is satisfactory to the FDA and potential foreign regulatory authorities,

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timely receipt of marketing approvals for leronlimab from applicable regulatory authorities, including the FDA,

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the performance of third-party contractors that we engage to manage our clinical studies and the resulting data,

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obtaining and maintaining patent, trade secret protection and regulatory exclusivity, both in the United States and internationally, including our ability to maintain our license agreement with AbbVie, as successor to Progenics,

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protection of our rights in our intellectual property portfolio, including our ability to maintain our license agreement with AbbVie,

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a continued acceptable safety profile for leronlimab following marketing approval, if any,

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commercial acceptance of leronlimab by patients, the medical community and third-party payors, and

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our ability to position leronlimab to compete with other therapies.

Many of these factors are beyond our control. If we are unable to develop, receive marketing approval for, and successfully provide for commercialization of leronlimab on our own or through third parties, or if we continue to experience delays as a result of any of these factors or otherwise, our business will be substantially harmed.

Our competitors may develop drugs that are more effective, safer and less expensive than ours.
The biopharmaceutical industry is intensely competitive and our future success depends on our ability to demonstrate and maintain a competitive advantage with respect to the design, development and commercialization of product candidates. For example, new or improved therapies in the oncology and immunology arenas are the subject of frequent announcements. If approved for marketing by the FDA, depending on the approved clinical indication, leronlimab may be competing with existing and future treatments. Our competitors may:
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develop drug candidates and market drugs that increase the levels of safety or efficacy that our product candidate will need to show in order to obtain regulatory approval,

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develop drug candidates and market drugs that are less expensive or more effective than ours,

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commercialize competing drugs before we or our partners can launch any products we are working to develop,

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hold or obtain proprietary rights that could prevent us from commercializing our products, and

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introduce therapies or market drugs that render our product candidate obsolete.

We expect to compete against large pharmaceutical and biotechnology companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies, and other public and private research organizations. These competitors, in nearly all cases, operate research and development programs that have substantially greater financial resources than we do. Our competitors also have significantly greater experience in:
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developing drug and other product candidates,

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undertaking pre-clinical testing and clinical trials,

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building relationships with key customers and opinion-leading physicians,

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obtaining and maintaining FDA and other regulatory approvals,

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formulating and manufacturing drugs,

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launching, marketing and selling drugs, and

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providing management oversight for all of the above-listed operational functions.

If we fail to achieve superiority over other existing or newly developed treatments, we may be unable to obtain regulatory approval. If our competitors market drugs that are less expensive, safer, or more effective than our product candidate, or which gain or maintain greater market acceptance, we may not be able to compete effectively.
We may not be able to identify, negotiate and maintain the strategic alliances necessary to develop and commercialize our products and technologies, and we will be dependent on our corporate partners if we do.
We may seek to enter into a strategic alliance with a pharmaceutical company for further development and approval of our product candidate in one or more indications. Strategic alliances could potentially provide us with additional funds, expertise, access, and other resources in exchange for exclusive or non-exclusive licenses or other rights to the technologies and products that we are currently developing or may explore in the future. We cannot give any assurance we will be able to enter into strategic relationships with a pharmaceutical company or other strategic partner in the near future or at all, or maintain our current relationships. In addition, we cannot assure that any agreements we may reach will achieve our goals or be on terms that prove to be economically beneficial to us. We anticipate that if we were to enter into strategic or contractual relationships, we may become dependent on the successful performance of our partners or counterparties. If they fail to perform as expected, such failure could adversely affect our financial condition, lead to increases in our capital needs, or hinder or delay our development efforts.

Known third-party patent rights could delay or otherwise adversely affect our planned development and sale of leronlimab. We have identified but not exhaustively analyzed other patents that could relate to our proposed products.
We are aware of patent rights held by a third party that may cover certain compositions within our leronlimab candidate. The patent holder has the right to prevent others from making, using, or selling a drug that incorporates the patented compositions, while the patent remains in force. While we believe that the third party’s patent rights will not affect our planned development, regulatory clearance, and eventual commercial production, marketing, and sale of leronlimab, there can be no assurance that this will be the case. We believe the relevant patent expires before we expect to commercially introduce leronlimab. In addition, the Hatch-Waxman exemption to U.S. patent law permits all uses of compounds in clinical trials and for other purposes reasonably related to obtaining the FDA clearance of drugs that will be sold only after patent expiration; we believe our use of leronlimab in those FDA-related activities would not infringe the patent holder’s rights. However, were the patent holder to assert its rights against us before expiration of the patent for activities unrelated to the FDA clearance, the development and ultimate sale of a leronlimab product could be significantly delayed, and we could incur expenses for defending a patent infringement suit and for damages that may relate to periods prior to the patent’s expiration. In connection with our acquisition of rights to leronlimab, our patent counsel conducted a freedom-to-operate search that identified other patents that could relate to our proposed leronlimab candidate. Based upon research and analysis to date, we believe leronlimab likely does not infringe those patent rights. If any of the holders of the identified patents were to assert patent rights against us, the development and sale of leronlimab could be delayed, we could be required to spend time and money defending patent litigation, and we could incur liability for infringement or be enjoined from producing our products if the patent holders prevailed in an infringement suit.
Risks Related to Our Dependence on Third Parties
We have a very limited number of internal research and development personnel, making us dependent on consulting relationships and strategic alliances with industry partners.
We have few employees dedicated to quality control and CMC activities. We rely and intend to continue to rely on third parties to supplement many of these critical functions. If we commence additional clinical trials, we will contract with third-party, full-service CROs to manage our trials. As a result, we are likely to be dependent on consultants and strategic partners in our development activities, and it may be administratively challenging for us to monitor and coordinate these relationships. If we do not appropriately manage our relationships with third parties, we may not be able to successfully manage development, testing, and preparation of regulatory filings for our product or commercialize any approved product, which would have a material and adverse effect on our business, financial condition and stock price.
We may continue to rely on third parties, such as CROs and third-party manufacturers, to conduct clinical trials for our product candidate, leronlimab, and to produce our pre-clinical and clinical product candidate supplies. Such third parties are subject to significant regulation. A failure by such third parties to properly and successfully perform their obligations to us, or failure of manufacturers on which we rely to meet regulatory requirements, may result in our inability to obtain regulatory approvals for or commercialize our product candidate.
We are dependent on third parties for important aspects of our product development strategy. We do not have the required financial and human resources to carry out independently the pre-clinical and clinical development of our current product candidate. We also do not have the capability or resources to manufacture, store, market or sell our current product candidate. As a result, we contract with and rely on third parties to perform such important functions. We compete with larger companies for the resources of these third parties. Although we plan to continue to rely on these third parties to conduct any future clinical trials and manufacturing, we are responsible for ensuring that each of our clinical trials is conducted in accordance with its general investigational plan and protocol and adheres to the FDA’s regulations regarding Good Laboratory Practice and that the manufacturing of our product complies with the FDA’s current good manufacturing practices (“cGMP”) enforced through its facilities inspection program. Moreover, we are required to comply with regulations and standards, including good clinical practices, for designing, conducting, monitoring, recording, analyzing, and reporting the results of clinical trials to assure that the data and results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. The third parties on whom we rely generally may terminate their engagements with us at any time. If these third parties do not successfully carry out their duties under their agreements with us, if the quality or accuracy of the data they obtain, process and analyze is compromised for any reason, or if they otherwise fail to comply with clinical trial protocols or meet expected deadlines, future clinical trials that we may undertake may experience delays or may fail to meet regulatory requirements. If our clinical trials do not meet regulatory requirements or if these third parties need to be replaced, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated. If any of these events occur, or if problems develop in our relationships with third parties, or if such parties fail to perform as expected, we may experience delays or lack of progress, significant cost increases, changes in our strategies, and even failure of our product initiatives, potentially resulting in our inability to obtain regulatory approval of our product candidate and harming our reputation. Refer to Note 9, Commitments and Contingencies — Commitments with Samsung BioLogics Co., Ltd. and — Amarex Dispute in the consolidated financial statements for the quarter ended February 28, 2023, included in this prospectus for further information.
Risks Related to Our Intellectual Property Rights
Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our product candidate.
Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the claim scope of patents, our ability to enforce our existing patents and to obtain and enforce patents that may issue from any pending or future patent applications is uncertain and involves complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology and pharmaceutical patents. We have pending patents for certain indications for our core product candidate and continue to seek patent coverage for various potential therapeutic applications for leronlimab. However, we cannot be sure that any patents will issue from any pending or future patent applications owned by or licensed to us. Even if patents do issue, we cannot be sure that the claims of these patents will be held valid or enforceable by a court of law, will provide us with any significant protection against competing products, or will afford us a commercial advantage over competitive products. If one or more products resulting from our product candidate is approved for sale by the FDA and we do not have adequate intellectual property protection for those products, competitors could duplicate them for approval and sale in the United States without repeating the extensive testing required of us or our partners to obtain the FDA approval, once our data exclusivity period has expired.
If we are sued for infringing on third-party intellectual property rights, it will be costly and time-consuming, and an unfavorable outcome would have a significant adverse effect on our business. We may also undertake infringement or other legal proceedings against third parties, causing us to spend substantial resources on litigation and exposing our own intellectual property portfolio to challenge.
Our ability to commercialize our product candidate depends on our ability to use, manufacture and sell that product without infringing on the patents or other proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the monoclonal antibody therapeutic area in which we are developing our product candidate and seeking new potential product candidates. There may be existing patents, unknown to us, on which our activities with our product candidate could infringe.
If a third party claims our actions or products or technologies infringe on its patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including, but not limited to:
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infringement and other intellectual property claims that, even if meritless, can be costly and time-consuming, delay the regulatory approval process and divert management’s attention from our core business operations,

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substantial damages for infringement if a court determines that our products or technologies infringe a third party’s patent or other proprietary rights,

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a court prohibiting us from selling or licensing our products or technologies unless the holder licenses the patent or other proprietary rights to us, which it is not required to do, and

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even if a license is available from a holder, we may have to pay substantial royalties or grant cross-licenses to our patents or other proprietary rights.

If any of these events occur, it could significantly harm our operations and financial condition and negatively affect our stock price. Additionally, although no third party asserted a claim of infringement against us, others may hold proprietary rights that could prevent our product candidate from being marketed. Any patent-related legal action against us claiming damages and seeking to enjoin commercial activities relating to our product candidate or our processes could subject us to potential liability for damages and require us to obtain a license to continue to manufacture or market leronlimab or any other product candidates. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. Further, we cannot be sure that we could redesign leronlimab or any other product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing leronlimab or another product candidate, which could harm our business, financial condition and operating results.
We may come to believe that third parties are infringing on our patents or other proprietary rights. To prevent infringement or unauthorized use, we may need to file infringement and/or misappropriation suits, which are very expensive and time-consuming and would distract management’s attention. Also, in an infringement or misappropriation proceeding, a court may decide that one or more of our patents is invalid, unenforceable, or both, in which case third parties may be able to use our technology without paying license fees or royalties. Even if the validity of our patents is upheld, a court may refuse to stop the other party from using the technology at issue on the ground that the other party’s activities are not covered by our patents.
We may become involved in disputes with our present or future contract partners over intellectual property ownership or other matters, which would have a significant effect on our business.
Inventions discovered in the course of performance of contracts with third parties may become jointly owned by our strategic partners and us, in some cases, and the exclusive property of one of us, in other cases. Under some circumstances, it may be difficult to determine who owns a particular invention or whether it is jointly owned, and disputes could arise regarding ownership or use of those inventions. Other disputes may also arise relating to the performance or alleged breach of our agreements with third parties. Any disputes could be costly and time-consuming, and an unfavorable outcome could have a significant adverse effect on our business.
Risks Related to Ownership of Our Common Stock
Our common stock is classified as “penny stock” and trading of our shares may be restricted by the SEC’s penny stock regulations.
Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in transactions involving a “penny stock.” The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the prospective investor with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the investor’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock that is not otherwise exempt, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in and limit the marketability of our common stock.
The trading price of our common stock has been and could remain volatile, and the market price of our common stock may decrease.
The market price of our common stock has historically experienced and may continue to experience significant volatility. From June 1, 2022 through July 7, 2023, the market price of our common stock has fluctuated from a high of $1.26 per share to a low of $0.15 per share. The volatile nature of our common share price may cause investment losses for our stockholders. In addition, the market price of stock in small capitalization biotech companies is often driven by investor sentiment, expectation and perception, all of which may be independent of fundamental, objective and intrinsic valuation metrics or traditional financial performance metrics, thereby exacerbating volatility. In addition, our common stock is quoted on the OTCQB of the OTC Markets marketplace, which may increase price quotation volatility and could limit liquidity, all of which may adversely affect the market price of our shares.
Since our inception, we have been insolvent and have required debt and equity financing to maintain operations. We expect our debt service obligations and our need for additional funding to finance operations will cause additional substantial dilution to our existing stockholders and could adversely affect the trading price of our common stock.
Since our inception, we have not achieved cash flows from revenues sufficient to cover basic operating costs. As a result, we have relied heavily on debt and equity financing. Equity financing, including securities convertible into equity, in particular has had a dilutive effect on our common stock, which has hampered our ability to attract reasonable financing terms.
The terms of our convertible note financings require us to make periodic debt repayments to reduce the outstanding balance of our debt. As a result, we likely will be required to use a significant portion of our available cash to repay our debt and satisfy other payment obligations, which will reduce the amount of capital available to finance our operations and other business activities. We expect to continue to seek to exchange all or part of our outstanding debt for shares of common stock. If the Company enters into any future exchange offers, they will likely be negotiated at a discount to the market price of our common stock and will cause additional dilution to our existing stockholders. If the convertible noteholders sell the common stock they receive in exchange for outstanding debt, this could result in a decline in our stock price. In addition, the exercise of our outstanding warrants and stock options, which are exercisable for or convertible into shares of our common stock, and the exercise of which we have encouraged through public or private warrant exchange offers from time to time, would dilute our existing common stockholders.
Issuances of additional equity or convertible debt securities will continue to reduce the percentage ownership of our then-existing stockholders. We may also be required to grant potential investors new securities rights, preferences or privileges senior to those possessed by our then-existing stockholders in order to induce them to invest in our company. The issuance of these senior securities may adversely affect the holders of our common stock as a result of preferential dividend and liquidation rights over the common stock and dilution of the voting power of the common stock.
As the result of these and other factors, the issuance of additional equity or convertible debt securities may have an adverse impact on the market price of our common stock. For the foreseeable future, we will be required to continue to rely on debt and equity financing to maintain our operations.
Our certificate of incorporation permits our Board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.
Our Board has the authority to fix and determine the relative rights and preferences of preferred stock. Currently, our Board has the authority to designate and issue approximately 4.9 million additional shares of our preferred stock without further stockholder approval. As a result, our Board could authorize the issuance of another series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock, and the right to redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.
Anti-takeover provisions of our certificate of incorporation, our bylaws, and Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult, and may prevent attempts by our stockholders to replace or remove the current members of our Board and management.
Certain provisions of our amended and restated certificate of incorporation and bylaws could discourage, delay or prevent a merger, acquisition or other change of control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for shares of common stock. Furthermore, these provisions could frustrate attempts by our stockholders to replace or remove members of our Board. These provisions also could limit the price that investors might be willing to pay in the future for our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. Among other things, these provisions:
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allow us to designate and issue shares of preferred stock, without stockholder approval, that could adversely affect the rights, preferences and privileges of the holders of our common stock and could make it more difficult or less economically beneficial to acquire or seek to acquire us,

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provide that special meetings of stockholders may be called only by the Board acting pursuant to a resolution approved by the affirmative majority of the entire Board, and

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do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the composition of our Board.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of our voting stock, from merging or combining with us for a prescribed period of time.
We do not expect to pay cash dividends on our common shares for the foreseeable future.
We have never declared or paid a cash dividend on our common shares and we do not anticipate declaring or paying dividends on our common shares for the foreseeable future. We expect to use future financing proceeds and earnings, if any, to fund operating expenses. Consequently, common stockholders’ only opportunity to achieve a return on their investment is if the price of our stock appreciates and they sell their shares at a profit. We cannot assure common stockholders of a positive return on their investment when they sell their shares or that stockholders will not lose the entire amount of their investment.
USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. A portion of the shares of common stock covered by this prospectus are issuable upon exercise of warrants issued to the selling stockholders. The exercise prices of such warrants range from $0.10 to $0.50 per share. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including stock splits or dividends, mergers, or reclassifications or similar events. Upon any exercise of warrants for cash, the selling stockholders will pay us the exercise price. The warrants issued to Paulson as our placement agent include a cashless exercise feature, while all other warrants do not. To the extent we receive proceeds from the cash exercise of outstanding warrants, we intend to use the proceeds for working capital and other general corporate purposes. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” below.
MARKET FOR OUR COMMON STOCK AND DIVIDEND POLICY
Market Information
Our common stock is quoted on the OTCQB of the OTC Markets marketplace under the trading symbol CYDY. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. Historically, trading in our stock has been volatile and the trades that occurred cannot be characterized as those in a more established public trading market. As a result, the trading prices of our common stock may not reflect the price that would result if our stock was traded on a more mature market.
Holders
The number of record holders of our common stock on April 30, 2023 was approximately 1,017.
Dividends
Holders of our common stock are entitled to receive dividends if declared by our Board. While we have no contractual restrictions or restrictions in our governing documents on our ability to pay dividends, other than the preferential rights provided to the holders of our outstanding preferred stock, we have never paid cash dividends to holders of common stock and do not anticipate paying any in the foreseeable future as we retain earnings, if any, for use in our operations.
Also, under Section 170 of the DGCL, we are permitted to pay dividends only out of capital surplus or, if none, out of net profits for the fiscal year in which the dividend is declared or net profits from the preceding fiscal year. As of February 28, 2023, the Company had an accumulated deficit of approximately $823.1 million and had net loss in each fiscal year since inception, and therefore is prohibited from paying any dividends, whether in cash, other property, or shares of capital stock.

OUR BUSINESS
Corporate History/Business Overview
CytoDyn Inc. was originally incorporated under the laws of Colorado on May 2, 2002, under the name RexRay Corporation and, effective August 27, 2015, reincorporated under the laws of Delaware. The Company is a clinical-stage biotechnology company focused on the clinical development of innovative treatments for multiple therapeutic indications based on its product candidate, leronlimab (also referred to as PRO 140), a novel humanized monoclonal antibody targeting the CCR5 receptor. The pre-clinical and early clinical development of PRO 140 was led by Progenics through 2011. The Company acquired the asset from Progenics in October 2012. In November 2018, the United States Adopted Names Council adopted “leronlimab” as the official nonproprietary name for PRO 140. The Company has conducted clinical trials of leronlimab as a viral entry inhibitor for HIV, believed to competitively bind to the N-terminus and second extracellular loop of the CCR5 receptor. For immunology, the CCR5 receptor is believed to be implicated in immune-mediated illnesses such as NASH. The CCR5 receptor may also be present on cells that undergo malignant transformation and may also be present in the tumor microenvironment. Studies of leronlimab have also been conducted in NASH and solid tumors in oncology, in addition to HIV, where CCR5 is believed to play an integral role.
Our principal business office is located at 1111 Main Street, Suite 660, Vancouver, Washington 98660. Our website can be found at www.cytodyn.com. We make available on our website, free of charge, the proxy statements and reports on Forms 8-K, 10-K, and 10-Q that we file with the SEC, as soon as reasonably practicable after such materials are electronically filed with or furnished to the SEC. We do not intend to incorporate any content from our website into this prospectus. The consolidated financial statements included in this prospectus include the accounts of CytoDyn Inc. and its wholly owned subsidiary CytoDyn Operations Inc., as well as Advanced Genetic Technologies, Inc. (“AGTI”), a dormant entity.
Recent Corporate Developments
Dr. Cyrus Arman, who was our President beginning on July 9, 2022, was appointed as the Company’s Senior Vice President, Business Operations, a part time, nonexecutive position, effective July 7, 2023, following a medical leave of absence that began on May 18, 2023. Antonio Migliarese, our Chief Financial Officer, has been appointed as interim President beginning May 18, 2023. The Board has commenced a search for a new President or Chief Executive Officer.
Business Overview
CytoDyn’s core areas of clinical development are HIV, NASH, and solid tumors in oncology. The current areas of clinical focus in HIV are the creating of a long-acting formulation of leronlimab, and HIV cure using AAV. In NASH, our focus will be on the general population of those affected by NASH, and the subpopulation of patients with NASH and HIV. Regarding oncology, our focus remains on combination therapy for solid tumors to explore the potential of leronlimab in the tumor microenvironment and the potential benefit for decreasing angiogenesis, potential macrophage repolarization, decreasing metastasis, and the potential to mitigate regulatory T-cells (“Tregs”) infiltration of the tumor microenvironment. At this time, there are no approved therapies for NASH and current HAART regimens often contribute to hepatoxicity. Patients with HIV and NASH represent an unmet medical need, and we believe leronlimab may play a vital role in this population to reduce HIV viral load, steatosis, and fibro-inflammation.
Our current business strategy is to continue to pursue the clinical development of leronlimab, utilizing the resources available to us and through additional fundraising, which may include the following:
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Lifting of the FDA partial clinical hold placed on our HIV program.

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Advancing our NASH program to a Phase 2b or Phase 2b/3 trial for steatosis and liver fibrosis associated with NASH.

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Exploring a study for patients with HIV and NASH.

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Continuing to identify the next steps in clinical development and exploring potential business opportunities to continue the investigation of leronlimab for solid tumors in oncology, based on data generated to date by the Company. In particular, opportunities associated with continuing our Phase 2 program for metastatic triple-negative breast cancer with current standard of care, exploring a Phase 2 colon cancer trial with current standard of care, and exploring other cancer and immunologic indications.
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Continuing our work on developing a long-acting version of leronlimab and pursuing proof of concept studies for HIV cure using leronlimab and AAV.

We will need significant additional funding to execute on the above business strategy, and to conduct additional preclinical studies or clinical trials as we seek FDA approval to commercialize leronlimab.
As further discussed in Note 2, Summary of Significant Accounting Policies — Inventories, and Note 3, Inventories, net, to the consolidated financial statements for the quarter ended February 28, 2023 included in this prospectus, the Company previously capitalized procured or produced pre-launch inventories in preparation for product launches. As of February 28, 2023, the Company had reserved for or written off the full $99.2 million of previously capitalized pre-launch inventories. Although these inventories have been written off from an accounting perspective, they can be used in certain clinical contexts, and could possibly be sold commercially upon regulatory approval if the shelf-lives can be extended as a result of the performance of on-going and future stability tests.
Background: Leronlimab as a CCR5 Antagonist
We are focused on developing leronlimab, a CCR5 receptor antagonist, to be used as a platform drug for various indications. The CCR5 receptor is a protein located on the surface of various cells including white blood cells and cancer cells. On white blood cells, it serves as a receptor for chemical attractants called chemokines. Chemokines are the key orchestrators of leukocyte trafficking by attracting immune cells to the sites of inflammation. At the site of an inflammatory reaction, chemokines are released. These chemokines are specific for CCR5 and cause the migration of T-cells to these sites promoting further inflammation. The CCR5 receptor is also the co-receptor needed for certain strains of HIV to infect healthy T-cells.
The mechanism of action (“MOA”) of leronlimab has the potential to orchestrate the movement of T-cells to inflammatory sites, which could be instrumental in diminishing the inflammatory responses. Leronlimab is a unique humanized monoclonal antibody. Leronlimab binds to the second extracellular loop and N-terminus of the CCR5 receptor, and due to its selectivity and target-specific mechanism of action, it does not appear to activate the immune function of the CCR5 receptor through agonist activity. This apparent target specificity differentiates leronlimab from other CCR5 antagonists. Leronlimab is a competitive rather than allosteric inhibitor of the CCR5 receptor. Other potential advantages of leronlimab are believed to include longer half-life and less frequent dosing requirements compared to current standard of care daily regimens.
We believe leronlimab prevents CCR5 tropic strains of HIV, which are the majority of all cases, from using the CCR5 receptor as an entry gateway for healthy cells. Pre-clinical research has shown that leronlimab blocks calcium channel signaling of the CCR5 receptor when present on the cancer cell surface. Research also suggests calcium channel signaling of the CCR5 receptor is a crucial component to the spread of metastatic cancer. We view the CCR5 receptor as more than the door for HIV to enter T-cells; it may also be a crucial component in inflammatory responses. The CCR5 receptor has been identified as a potential target in HIV, graft-versus-host disease (“GvHD”), NASH, cancer metastasis, transplantation medicine, multiple sclerosis, traumatic brain injury, stroke recovery, and a variety of inflammatory conditions, including COVID-19. This could present the potential for multiple opportunities for leronlimab, such as NASH, cancers, and transplantation rejection, among other indications.
Leronlimab and HIV
We believe that leronlimab shows promise as a powerful antiviral agent with the potential advantage of lower toxicity and less frequent dosing requirements as compared to certain daily drug therapies currently in use for the treatment of HIV. Leronlimab belongs to a class of HIV therapies known as viral entry inhibitors that block HIV from entering and infecting specific cells. Leronlimab blocks HIV from entering a cell by binding to a receptor called CCR5, a normal cell surface receptor protein to which CCR5 tropic strains of HIV, referred to as “R5” strains, attach as part of HIV’s entry into a cell. Leronlimab binds to a precise site on CCR5 that R5 strains of HIV use to enter the cell and, in doing so, inhibits the ability of these strains of HIV to infect the cell. As a result, we believe leronlimab represents a distinct class of CCR5 inhibitors with advantageous virological and immunological properties and may provide a unique tool to treat HIV-infected patients. We plan to explore the potential for leronlimab to be used in HIV pre-exposure prophylaxis (“PrEP”) if a longer acting version of subcutaneous leronlimab is successfully developed. This longer acting version could also potentially be used in combination with standard of care therapies to treat HIV patients.
We continue to believe leronlimab is uniquely positioned to address the HIV market, as an alternative, or in addition to current therapies, which are failing primarily due to patient non-compliance, which causes drug resistance. Several factors give rise to patient non-compliance issues, such as toxicity and side effects, coupled with the need for a strict daily dosing regimen. In twenty-six clinical studies previously conducted, leronlimab was generally well tolerated. In addition, there were no dose-limiting toxicities or patterns of drug-related toxicities observed during these trials. We believe the results of these trials establish that leronlimab’s antiviral activity is potent, rapid, prolonged, dose-dependent, and statistically significant. Because leronlimab’s MOA as a monoclonal antibody in HIV is a relatively new therapeutic approach, it provides a potentially advantageous method of suppressing the virus in treatment-experienced patients who have failed a prior HIV regimen and need new treatment options.
To date, leronlimab has been tested and administered to patients predominantly as a subcutaneous injection once per week. We believe that if leronlimab is approved by the FDA for use as an injectable for HIV, it may be an attractive and marketable therapeutic option for patients, particularly in the following scenarios:
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Patients experiencing difficulties with existing treatment regimens due to side effects or medical comorbidities;

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Patients with difficulty adhering to daily drug regimens;

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Patients who poorly tolerate existing therapies; and

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Patients with compromised organ function, such as hepatoxicity or renal insufficiency.

In 2016, we initiated a pivotal Phase 2b/3 trial for leronlimab as a combination therapy with existing HAART drug regimens for highly treatment-experienced HIV patients. The trial was completed in February 2018 and achieved its primary endpoint with a p-value of 0.0032. Most of the patients who completed this trial transitioned to an FDA-cleared rollover study, as requested by the treating physicians, to enable them to have continued access to leronlimab. This pivotal trial was the basis for the Company’s BLA submission to the FDA which was subsequently withdrawn by the Company as further discussed below. We also conducted a rollover study for HIV, as combination therapy, designed for patients who had successfully completed the Phase 2b/3 combination therapy trial and for whom the treating physicians requested a continuation of leronlimab therapy to maintain suppressed viral load. Some of the patients reached four years of treatment in this extension arm. As part of the partial clinical hold in March 2022, these patients were transitioned to current standard of care.
Partial clinical hold on HIV program
During 2019 and 2020, the Company’s efforts centered on the preparation and submission of a BLA for leronlimab as a combination therapy for HAART patients. In July 2020, the Company received a Refusal to File letter from the FDA regarding its BLA submission. The FDA informed us that the BLA did not contain certain information and data needed to complete a substantive review and, therefore, the FDA would not file the BLA. In November 2021, the Company resubmitted the non-clinical and chemistry, manufacturing, and controls (“CMC”) sections of the BLA. In March 2022, the FDA notified the Company that it had placed a partial clinical hold on its HIV program in the United States. Under the partial clinical hold, no new clinical studies may be initiated under the HIV program IND until the clinical hold is resolved. In October 2022, the Company voluntarily withdrew its BLA submission due to management’s conclusion that a significant risk existed that the BLA would not receive FDA approval due to the inadequate process and performance around the monitoring and oversight of the clinical data from its clinical trials by its former CRO.
Recent efforts by the Company have been focused on activities that will allow us to resolve this partial clinical hold. During the third fiscal quarter ended February 28, 2023, the Company submitted the documents requested by the FDA in its March 2022 clinical hold letter. Subsequently, the FDA responded through written communication to the Company, requesting additional information and clarification regarding our benefit-risk assessment for the HIV population, which had previously been submitted, and made a supplemental request that the Company submit a general investigational plan under the HIV program IND. In March 2023, the Company responded to and submitted to the FDA the additional information and clarifications requested for the items previously requested. The FDA then responded with further written communication requesting information relating to the benefit-risk assessment, as well as requesting the submission of a new protocol for the HIV indication. At the end of March 2023, the Company and the FDA held an informal meeting in which the FDA clarified certain questions with respect to the clinical hold submission and further information requests made by the FDA. The Company is currently preparing a supplemental submission to address items discussed with the FDA during the informal meeting.
Also, the Company is in a legal dispute with its former CRO in which it alleges that the former CRO failed to perform services to an acceptable professional standard and certain services required by the parties’ agreements, and that the Company was billed for services the CRO did not perform and as a result of these failures, the Company has suffered avoidable delays in obtaining regulatory approval of leronlimab and has paid for services not performed. See Note 9, Commitments and Contingencies — Amarex Dispute in our consolidated financial statements for the quarter ended February 28, 2023, included in this prospectus for further information.
HIV Pre-Clinical Development of Long-Acting CCR5 Antagonist
In December 2022, researchers from Oregon Health and Sciences University, an academic research collaboration partner of the Company, presented at the HIV DART Conference and the HIV Persistence During Therapy Conference results from two recently completed pre-clinical studies performed on macaque monkeys for two different potential longer-acting therapeutics targeting the CCR5 receptor. The first longer-acting potential therapeutic is a modified monoclonal antibody designed to have a longer half-life, which could lead to the development of an HIV prophylactic for humans at high risk of contracting HIV. The second longer-acting potential therapeutic is a gene therapy that could lead to the development of a functional cure for humans living with HIV. While both longer-acting therapeutics are still in the early stages of development, early data from the macaque monkey studies suggest that dosing intervals could be increased from once weekly to once every three months. Data from both potential therapeutics were also presented during the Company’s R&D Investor Update on December 7, 2022, which is available on the Company’s website. By making this and other references to the Company’s website, we do not intend to incorporate by reference into this prospectus any information posted on our website. The website should not be considered part of this prospectus.
In March 2023, the Company entered into a joint development agreement with a third-party company to develop one or more longer-acting molecules. These development efforts could potentially lead to a modified therapeutic that will have greater acceptance by patients, which may also lead to extended intellectual property protection thus expanding the Company’s patent portfolio.
Leronlimab and NASH
We believe that the CCR5 receptor is also a crucial component in inflammatory responses. Some disease processes that could potentially benefit from CCR5 blockade include transplantation rejection, neuroinflammation, chronic inflammation, cancer, and NASH. Due to leronlimab’s MOA, we believe leronlimab may have the potential for reduced side effects over other CCR5 antagonists and may be able to prevent the progression of Non-Alcoholic Fatty Liver Disease (“NAFLD”) into NASH. NAFLD is an inflammatory disease caused by the build-up of fat in hepatocytes (steatosis). In severe cases, NAFLD progresses into NASH. NASH is a chronic liver disease characterized by the presence of hepatic inflammation and fibrosis. Patients with advanced fibrosis due to NASH are at significantly higher risk of liver-related mortality. There is currently no approved drug for NASH. It is estimated that 30% to 40% of adults in the United States have NAFLD, while 3% to 12% of adults in the United States have NASH. If left untreated, NASH may progress to hepatocellular carcinoma and is expected to become the leading cause of liver transplantation. Further, liver disease is one of the leading causes of non-AIDS-related death in HIV patients. The Company is identifying the next steps in clinical development to continue the investigation of leronlimab in the NASH indication and in HIV patients with NASH.
In NASH, liver homeostasis is impaired due to an accumulation of toxic lipids which can activate both Kupffer cells (KCs) and tissue-resident macrophages resulting in the production of fibrogenic cytokines and chemoattractant chemokines such as transforming growth factor-beta (TGF-β) and monocyte chemoattractant protein-1 (MCP-1). Not only do these cytokines/chemokines promote transdifferentiation of hepatic stellate cells (HSCs) into myofibroblasts (the primary source for fibrillary collagens), but they also amplify the immune response by recruiting additional cells into the damaged area. Recruitment of extra-hepatic inflammatory cells to the site of hepatic injury is typically mediated by interactions between cytokines/chemokines and their receptors. It has also been shown that patients with NASH also have high levels of C-C chemokine receptor 5 (CCR5) and the associated ligand, CCL5, thus demonstrating a potential role of CCR5 and its ligands in liver fibrosis.
NASH Pre-Clinical Development
The potential for leronlimab in the treatment of NASH was demonstrated in a pre-clinical model of fatty liver disease. Immunodeficient, NOD-SCID Gamma (NSG) mice were fed a high fat, NASH-inducing diet, transplanted with human stem cells to repopulate the deficient immune system, and treated with leronlimab. Sixteen (16) male NOD.Cg-Prkdcscid Il2rgtm1Wjl/SzJ, commonly known as the NOD scid IL-2 receptor gamma knockout mice (NSG), were first humanized by intravenous inoculation with normal human umbilical cord blood cells (105). After 5 weeks on normal mouse chow, mice were successfully humanized, demonstrating >25% human CD45 cells in peripheral blood. Mice were switched to high fat (52%) high cholesterol (1.25%) diet (FPC diet: fructose, palmitate, cholesterol, trans-fat; Envigo-Teklad TD.160785). Leronlimab and control antibody (normal human IgG, Sigma) were administered i.p. at a dose of 2mg i.p. twice weekly, n=8 mice/group. The results showed that leronlimab inhibited fatty liver development, a key characteristic of early-stage NASH, such that treatment of humanized NSG mice with leronlimab caused a three-fold reduction in hepatic steatosis compared to control in an animal model of high fructose, high palmitate, high cholesterol diet.
NASH Phase 2a Exploratory Study
The Company has reported clinical data from patients with NASH from the CDI-NASH-01 trial which was designed as a multi-center Phase 2a study and was subsequently converted into an exploratory study to evaluate the dose, efficacy, and safety of leronlimab at 350 mg and 700 mg, versus placebo. The study also included an expansive biomarker program designed to inform future clinical trials and to more fully understand leronlimab’s mechanism of action within the NASH setting. CDI-NASH-01 was conducted in two parts. Part 1 of the study was to assess the efficacy of leronlimab 700 mg (n=22) in improving NAFLD/NASH measures in adult patients diagnosed with NASH compared to placebo (n=28). Part 2 was subsequently added to assess leronlimab 350 mg in improving NAFLD/NASH measures in adult patients diagnosed with NASH (n=22). In Part 1 of the study, eligible subjects were randomized 1:1 to one of the two study arms to receive either leronlimab 700mg (Group A), or placebo (Group B), given once per week (±1day) at the study site for up to 13 weeks during the treatment period (with up to 60 participants). In Part 2 of the study, eligible subjects enrolled to receive leronlimab 350 mg open-label given once per week (±1day) at the study site for up to 13 weeks during the treatment period (with up to 28 participants). The primary efficacy objective was percent change from baseline in hepatic fat fraction, as assessed by magnetic resonance imaging-derived proton density fat fraction (MRI-PDFF) at week 14. The secondary efficacy objective was absolute change from baseline in fibro-inflammatory activity in the liver as assessed by MRI-corrected T1 imaging (MRI-cT1) at week 14. MRI-cT1 is obtained by multiparametric magnetic resonance imaging of the liver and is a quantitative metric for assessing a composite of liver inflammation and fibrosis, expressed in milliseconds (msec). MRI-PDFF is being studied as an imaging surrogate endpoint for the fat density in the liver. MRI-cT1 is being studied as an imaging surrogate endpoint for hepatic fibro-inflammation. This is a critical unmet need in the NASH space, as many agents have been unable to show reductions in fibro-inflammation despite reductions in hepatic steatosis.

All analyses performed are being treated as exploratory. Treatment with leronlimab was well tolerated in both Part 1 and Part 2 compared to placebo. In Part 1 of the study, leronlimab 700 mg did not reduce mean change in PDFF and cT1 from baseline to week 14 vs. placebo. In Part 2, leronlimab 350 mg reduced mean change in PDFF and cT1 from baseline to week 14 vs. the placebo group from Part 1, despite increased degree of baseline fibro-inflammation. In the combined group of patients with moderate (≥ 875 msec) and severe (≥ 950 msec) cT1 values at baseline, leronlimab 350 mg reduced cT1 from baseline to week 14 vs. placebo. Based on post hoc CCR5 haplotype analysis of a small subgroup (n=5), we are considering further investigation of the 700mg dose of leronlimab for specific haplotypes.
Leronlimab and Cancer
Research indicates that the CCR5 receptor is a potential “GPS” system of a cancer cell that promotes metastatic disease. Pre-clinical studies have shown that leronlimab blocks the calcium channel signaling of the CCR5 receptor and has the potential to disable this GPS system. CCR5 inhibition may disrupt signaling and ultimately the spread of CCR5+ Circulating Tumor Cells (“CTCs”). Most current therapies are directed to the primary tumor rather than the movement or spread of cancer in the bloodstream. It is metastatic disease and not the primary tumor that is the cause of death in most cancer patients.
Research has shown that most sampled breast cancer patients in certain studies had increased CCR5 expression in their tumors. Increased CCR5 expression is an indicator of disease status in several cancers. Research has shown multiple key properties of the CCR5’s role in cancer. The first is that the CCR5 receptor on cancer cells potentially plays a role in the migration and invasion of cells into the bloodstream, which may lead to metastasis of breast, prostate, and colon cancer. The second is that blocking the CCR5 receptor on Tregs also turns on anti-tumor fighting properties restoring immune function. The third key finding is that blockage of the CCR5/CCL5 interaction had a synergistic effect with chemotherapy and controlled cancer progression. Chemotherapy traditionally increased expression of CCR5, so blocking CCR5 is expected to reduce the levels of invasion and metastasis. Fourth, animal studies revealed a significant decrease in angiogenesis following administration of leronlimab. Lastly, we are currently studying the effect of leronlimab on macrophage repolarization due to macrophage plasticity.
Metastatic Triple-Negative Breast Cancer Pre-Clinical Development
In late November 2018, we received FDA approval of our IND submission and subsequently initiated a Phase 1b/2 clinical trial for metastatic Triple-Negative Breast Cancer (“mTNBC”) patients. We reported that our pre-clinical research with leronlimab reduced the incidence of human breast cancer metastasis in a mouse xenograft model for cancer through six weeks with leronlimab by more than 98%. The temporal equivalency of this six-week study in mice may be up to six years in humans. In May 2019, the FDA granted Fast Track designation for leronlimab for use in combination with carboplatin to treat patients with CCR5-positive mTNBC.
Metastatic Trial for Triple-Negative Breast Cancer Phase 1b/2 Trial
This trial evaluated the feasibility of leronlimab in combination with carboplatin in patients with CCR5+ mTNBC. This trial advanced from a Phase 1b/2 to Phase 2. The Phase 2 trial was a single arm study with 30 patients to test the hypothesis that the combination of carboplatin intravenously and maximum tolerated dose of leronlimab subcutaneously will increase progression free survival. The change in CTCs was evaluated every 21 days during treatment and will be used as an initial prognostic marker for efficacy. The first patient was treated in September 2019. Leronlimab, in combination with carboplatin was well-tolerated at all three dose levels of 350mg, 525mg, and 700mg. Leronlimab showed early signs of anti-tumor activity in patients with CCR5+ mTNBC.
Metastatic Triple-Negative Breast Cancer Compassionate Use Study
This was a single-arm, compassionate use study with 30 patients for leronlimab combined with a treatment of Physician’s Choice (“TPC”) in patients with CCR5+ mTNBC. Leronlimab was administered subcutaneously as a weekly dose of 350 mg until disease progression or intolerable toxicity. Based on our success in the Phase 1b/2 mTNBC trial with 350 mg dose, we were able to transition the compassionate use patients to 525 mg dose. TPC is defined as one of the following single-agent chemotherapy drugs administrated according to local practice: eribulin, gemcitabine, capecitabine, paclitaxel, nab-paclitaxel, vinorelbine, ixabepilone, or carboplatin. In this study, patients were evaluated for tumor response approximately every three (3) months or according to the institution’s standard practice by CT, PET/CT or MRI with contrast (per treating investigator’s discretion) using the same method as at baseline. This trial is no longer active.
Breast Cancer Emergency IND Use Study
One patient was administered leronlimab with stage 4 HER2+ breast cancer with metastasis to liver, lung, and brain. The patient received her first dose in November 2019 and remained on study drug until spring 2022.
Locally Advanced or Metastatic Solid Tumors for CCR5+ Phase 2 Basket Trial
This was a single arm Phase 2 study of leronlimab in patients with CCR5+ locally advanced or metastatic solid tumors. Leronlimab was administered subcutaneously as a weekly dose of 350 mg and 525 mg until disease progression or intolerable toxicity. Subjects participating in this study were also allowed to receive/continue standard-of-care chemotherapy or radiotherapy. In this study, patients were evaluated for tumor response approximately every three months or according to the institution’s standard practice by CT, PET/CT or MRI with contrast using the same method as at baseline. This trial is no longer active.
Leronlimab and Other Immunological Applications
SARS-CoV 2 was identified as the cause of an outbreak of respiratory illness first detected in Wuhan, China. The virus is highly contagious and has developed several variants. COVID-19 typically transmits person to person through respiratory droplets, commonly resulting from close personal contact. Coronaviruses are a large family of viruses, some causing illness in people and others that circulate among animals. For confirmed COVID-19 infections, symptoms have included fever, cough, and shortness of breath, amongst many others. The symptoms of COVID-19 may appear in as few as two days or as long as 14 days after exposure. Clinical manifestations in patients have ranged from non-symptomatic to severe and fatal.
Based upon analyses of leronlimab’s potential effect on the immune system and the results from over 60 Emergency Investigation New Drug (“EIND”) authorizations provided by the FDA, the Company conducted clinical trials in the United States for COVID-19 starting in fiscal 2020 ending in fiscal 2022. Additionally, the Company paused two clinical trials in Brazil which commenced during fiscal 2022. Further, the Company withdrew its COVID-19 IND with the FDA, and the FDA put the COVID-19 program on a full clinical hold in March of 2023. If CytoDyn were to continue to pursue the COVID-19 indication, we believe that subgroup analyses from our previous trials may inform the design of future clinical trials investigating leronlimab for the treatment of COVID-19.
In calendar 2021, the Company initiated a Phase 2 investigative trial for post-acute sequelae of SARS COV-2 (“PASC”), also known as COVID-19 Long-Haulers, which was completed in July 2021. It is currently estimated that between 10%-30% of those infected with COVID-19 develop long-term sequelae. Common symptoms include fatigue, cognitive impairment, sleep disorders, and shortness of breath. This trial evaluated the effect of leronlimab on clinical symptoms and laboratory biomarkers to further understand the pathophysiology of PASC. This small investigative trial of 56 patients was not designed to show statistically significant differences due to the small sample size of the patients, but we believe potentially clinically meaningful improvements in the leronlimab-treated arm compared to the placebo-treated arm were observed for several symptoms. Preliminary results from the trial suggested leronlimab improved a majority of clinical symptoms. We observed increases in CCR5 expression from one expression in leronlimab responders but not placebo or leronlimab non-responders. These findings suggest an unexpected alternative mechanism of abnormal immune downmodulation, normalized by leronlimab. Plans to pursue additional clinical trials to evaluate leronlimab’s effect on immunological dysregulation in COVID-19 and other post-viral syndromes are under strategic review.
Patents, Proprietary Technology and Data Exclusivity
Protection of the Company’s intellectual property rights is important to our business. We may file patent applications in the U.S., Canada, China, and Japan, European countries that are party to the

European Patent Convention, and other countries on a selective basis, to protect inventions we consider to be important to the development of our business.
Generally, patents issued in the U.S. are effective for 20 years from the earliest asserted filing date. A U.S. patent, to be selected by us upon receipt of FDA regulatory approval, may be subject to up to a five-year patent term extension in certain instances. While the duration of foreign patents varies in accordance with the provisions of applicable local law, most countries provide for a patent term of 20 years measured from the application filing date and some may also allow for patent term extension to compensate for regulatory approval delay.
We pursue opportunities for seeking new meaningful patent protection on an ongoing basis. Absent patent protection, others may attempt to make and use the leronlimab antibody for uses not covered by later patent filings, such as attempts to produce and sell the leronlimab antibody as a research reagent and/or as a component for use in diagnostics. However, the formulation composition patent protection remains viable, and third parties face additional regulatory hurdles together with CytoDyn’s various method patents with respect to any contemplated attempts to commercialize leronlimab for therapeutic indications. We currently anticipate, absent patent term extension, that patent protection relating to the leronlimab antibody itself started to expire in 2023, the leronlimab concentrated protein formulation will start to expire in 2031, certain methods of using leronlimab for treatment of HIV1 will start to expire on or before 2035, certain methods of using leronlimab for cancer indications if granted will start to expire in 2040, certain methods of using leronlimab for treatment of COVID-19 will start to expire in 2040, and certain methods of using leronlimab for treatment of NASH if granted will start to expire in 2043.
Patents do not enable us to preclude competitors from commercializing drugs in direct competition with our products that are not covered by granted and enforceable patent claims. Consequently, patents may not provide us with any meaningful competitive advantage. Refer to “Risk Factors” for the related risks. We may also rely on data exclusivity, trade secrets and proprietary know-how to develop and attempt to achieve a competitive position with our product candidates. We require our employees, consultants and partners who have access to our proprietary information to sign confidentiality agreements to protect our intellectual property.
Separate from and in addition to the patent rights noted above, we expect that leronlimab will be subject to market and data exclusivity period, during which period no other applications referencing leronlimab will be approved by FDA. Accordingly, this period of regulatory exclusivity is expected to provide a term of protection against competing products shown to be biosimilar or interchangeable with leronlimab. Similar data exclusivity or data protection periods may be provided in other countries. We note that data exclusivity is not an extension of patent rights, and it does not prevent the introduction of generic versions of the innovative drug during the data exclusivity period, as long as the marketing approval of the generic version does not use or rely upon the innovator’s test data.
Patents and data exclusivity are different concepts, protect different subject matter, arise from different efforts, and have different legal effects over different time periods. Information with respect to our current patent portfolio as of June 30, 2023 is as follows:
	Number of Patents			Number of Patent Applications
	U.S.	International	Expiration Dates(1)	U.S.	International
Leronlimab (PRO 140) product candidate(2)	2	16	2024 – 2032	1	3
Methods of treatment by indication (e.g., HIV-1; COVID-19; GvHD)(2)	3	9	2035 – 2040	1	10
Methods of treatment – Cancer; NASH	—	—		9	29

(1)
Patent term extensions and pending patent applications may extend periods of patent protection.

(2)
Leronlimab (PRO 140) patents and applications relate to the antibody and formulations.

Research, development and commercialization of a biopharmaceutical product often requires choosing between alternative development and optimization routes at various stages in the development process.

Preferred routes depend upon current, and may be affected by subsequent discoveries and test results, availability of financial resources, and other factors, and cannot be identified with certainty. There are numerous third-party patents in fields in which we work, and we may need to obtain licenses under patents of others to pursue a preferred development route of one or more of our product candidates. The need to obtain a license would decrease the ultimate value and profitability of an affected product. If we cannot negotiate such a license, we might have to pursue a less desirable development route or terminate the program altogether.
Government Regulation
The research, development, testing, manufacture, quality control, packaging, labeling, storage, record-keeping, distribution, import, export, promotion, advertising, marketing, sale, pricing, and reimbursement of pharmaceutical products are extensively regulated by governmental authorities in the United States and other countries. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with compliance with applicable statutes and regulations and other requirements, both pre-approval and post-approval, require the expenditure of substantial time and financial resources. The regulatory requirements applicable to product development, approval and marketing are subject to change, and regulations and administrative guidance often are revised or reinterpreted by the agencies in ways that may have a significant impact on our business.
Licensure and Regulation of Biological Products in the United States
In the United States, the FDA regulates human drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and in the case of biological products, also under the Public Health Service Act, or the PHSA, and their implementing regulations. The failure to comply with the applicable U.S. requirements may result in FDA refusal to approve any pending applications or delays in development and may subject an applicant to administrative or judicial sanctions, such as issuance of warning letters, or the imposition of fines, civil penalties, product recalls, product seizures, total or partial suspension of production or distribution, and injunctions and/or civil or criminal prosecution brought by the FDA and the U.S. Department of Justice or other governmental entities.
The FDA must approve product candidates for therapeutic indications before they may be marketed in the United States. For biological products, such as our product candidate, leronlimab, the FDA must approve a BLA. An applicant seeking approval to market and distribute a new biologic in the United States generally must satisfactorily complete each of the following steps:
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completion of pre-clinical laboratory tests, animal studies and formulation studies according to good laboratory practices, or GLP, regulations or other applicable regulations;

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submission to the FDA of an IND, which must become effective before human clinical trials may begin and must be updated when certain changes are made;

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approval by an independent institutional review board, or IRB, or ethics committee representing each clinical trial site before each clinical trial may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, good clinical practices, or GCPs, and other clinical-trial related regulations to evaluate the safety and efficacy of the investigational product for each proposed indication;

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preparation and submission to the FDA of a BLA requesting marketing approval for one or more proposed indications, including payment of application user fees;

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review of the BLA by an FDA advisory committee, where applicable;

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satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the biologic is produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

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satisfactory completion of any FDA audits of clinical trial sites to assure compliance with GCPs and the integrity of the clinical data submitted in support of the BLA; and

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FDA review and approval of the BLA, which may be subject to additional post-approval requirements, including the potential requirement to implement a REMS, and any post-approval studies required by the FDA.

Pre-clinical Studies
Before an applicant begins testing a product candidate with potential therapeutic value in humans, the product candidate enters the pre-clinical testing stage. Pre-clinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as other studies to evaluate, among other things, the toxicity of the product candidate. The conduct of the pre-clinical tests and formulation of the compounds for testing must comply with federal regulations and requirements, including GLP regulations and standards. The results of the pre-clinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND. Some long-term pre-clinical testing, such as animal tests of reproductive adverse events and carcinogenicity, and long-term toxicity studies, may continue after the IND is submitted.
The IND and IRB Processes
An IND is an exemption from the premarket approval requirements of the FDCA allowing an unapproved product candidate to be shipped in interstate commerce for use in an investigational clinical trial. An IND must be in effect prior to interstate shipment and administration of any product candidate that is not the subject of an approved NDA or BLA. When submitting an IND to FDA, applicants must submit a protocol for each planned clinical trial, and any subsequent protocol amendments must be submitted to the FDA as part of the IND. The FDA requires a 30-day waiting period after the filing of each IND before clinical trials may begin. This waiting period is designed to allow the FDA to review the IND to determine whether human research subjects will be exposed to unreasonable health risks. At any time during this 30-day period, the FDA may raise concerns or questions about the conduct of the trials as outlined in the IND and impose a clinical hold or partial clinical hold. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin.
At any time after the IND goes into effect, the FDA may also place a clinical hold or partial clinical hold on the IND or on any clinical trial that has commenced under the IND. A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. For example, a partial clinical hold might state that a specific protocol or part of a protocol may not proceed, while other parts of a protocol or other protocols may do so. No more than 30 days after the imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor a written explanation of the basis for the hold. Following the issuance of a clinical hold or partial clinical hold, a clinical investigation may only resume once the FDA has notified the sponsor that the investigation may proceed. The FDA will base that determination on information provided by the sponsor correcting the deficiencies previously cited or otherwise satisfying the FDA that the investigation can proceed or recommence.
For each foreign clinical study, a sponsor may choose, but is not required, to conduct it under an IND. When a foreign clinical study is conducted under an IND, all IND requirements must be met unless waived by the FDA. When a foreign clinical study is not conducted under an IND, the sponsor must ensure that the study complies with certain regulatory requirements of the FDA in order to use the study as support for an IND or application for marketing approval. Specifically, the studies must be conducted in accordance with GCP, including undergoing review and receiving approval by an independent ethics committee, or IEC, and seeking and receiving informed consent from subjects. The GCP requirements in the final rule encompass both ethical and data integrity standards for clinical studies. The FDA’s regulations are intended to help ensure the protection of human subjects enrolled in non-IND foreign clinical studies, as well as the quality and integrity of the resulting data.
In addition to the foregoing IND requirements, an IRB must review and approve the plan for any clinical trial before it commences at each institution participating in the clinical trial, and the IRB must conduct continuing review and reapprove the study at least annually. The IRB, which must operate in compliance with FDA regulations, must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects. An IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.
Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board, or DSMB. This group provides authorization as to whether or not a trial may move forward at designated checkpoints based on review of available data from the study, to which only the DSMB maintains access. Suspension or termination of development during any phase of a clinical trial can occur if the DSMB determines that the participants or patients are being exposed to an unacceptable health risk. A sponsor may suspend or terminate development for other reasons, including evolving business objectives and/or competitive climate.
Expanded Access
Expanded access, sometimes called “compassionate use,” is the use of investigational new drug products outside of clinical trials to treat patients with serious or immediately life-threatening diseases or conditions when there are no comparable or satisfactory alternative treatment options. The rules and regulations related to expanded access are intended to improve access to investigational drugs for patients who may benefit from investigational therapies. FDA regulations allow access to investigational drugs under an IND by the company or the treating physician for treatment purposes on a case-by-case basis for: individual patients (single-patient IND applications for treatment in emergency settings and non-emergency settings); intermediate-size patient populations; and larger populations for use of the drug under a treatment protocol or Treatment IND Application. FDA’s regulations also provide for emergency procedures if there is a situation that requires the patient to be treated before a written submission can be made.
When considering an IND application for expanded access to an investigational product with the purpose of treating a patient or a group of patients, the sponsor and treating physicians or investigators will determine suitability when all of the following criteria apply: patient(s) have a serious or immediately life-threatening disease or condition, and there is no comparable or satisfactory alternative therapy to diagnose, monitor, or treat the disease or condition; the potential patient benefit justifies the potential risks of the treatment and the potential risks are not unreasonable in the context or condition to be treated; and the expanded use of the investigational drug for the requested treatment will not interfere with the initiation, conduct or completion of clinical investigations that could support marketing approval of the product or otherwise compromise the potential development of the product.
There is no obligation for a sponsor to make its drug products available for expanded access; however, as required by the 21st Century Cures Act, or Cures Act, passed in 2016, a sponsor must make its policy regarding how it evaluates and responds to expanded access requests public and readily available. Sponsors are required to make such policies publicly available upon the earlier of initiation of a Phase 2 or Phase 3 study; or 15 days after the investigational drug or biologic receives designation as a breakthrough therapy, fast track product, or regenerative medicine advanced therapy.
In addition, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a manufacturer to make its products available to eligible patients as a result of the Right to Try Act, but the manufacturer must develop an internal policy and respond to patient requests according to that policy.
Human Clinical Trials in Support of an NDA or BLA
Clinical trials involve the administration of the investigational product candidate to human subjects under the supervision of a qualified investigator in accordance with GCP requirements which include, among other things, the requirement that all research subjects provide their informed consent in writing before they participate in any clinical trial. Clinical trials are conducted under written clinical trial protocols detailing, among other things, the objectives of the study, inclusion and exclusion criteria, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated.
Human clinical trials are typically conducted in three sequential phases, but the phases may overlap or be combined. Additional studies may also be required after approval. As described in FDA’s regulations at 21 CFR 312.21, the three phases are as follows:
Phase 1 includes the initial introduction of an investigational new drug into humans. Phase 1 studies are typically closely monitored and may be conducted in patients or normal volunteer subjects. These studies are designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. During Phase 1, sufficient information about the drug’s pharmacokinetics and pharmacological effects should be obtained to permit the design of well-controlled, scientifically valid, Phase 2 studies. The total number of subjects and patients included in Phase 1 studies varies with the drug, but is generally in the range of 20 to 80. Phase 1 studies also include studies of drug metabolism, structure-activity relationships, and mechanism of action in humans, as well as studies in which investigational drugs are used as research tools to explore biological phenomena or disease processes.
Phase 2 includes the controlled clinical studies conducted to evaluate the effectiveness of the drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug. Phase 2 studies are typically well controlled, closely monitored, and conducted in a relatively small number of patients, usually involving no more than several hundred subjects.
Phase 3 studies are expanded controlled and uncontrolled trials. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained, and are intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling. Phase 3 studies usually include from several hundred to several thousand subjects.
In some cases, the FDA may approve an NDA or BLA for a product candidate but require the sponsor to conduct additional clinical trials to further assess the product candidate’s safety and effectiveness after approval. Such post-approval trials are typically referred to as Phase 4 clinical trials. These trials are used to gain additional experience from the treatment of a larger number of patients in the intended treatment group and to further verify and describe clinical benefit in the case of products approved under FDA’s accelerated approval regulations. Failure to exhibit due diligence with regard to conducting Phase 4 clinical trials could result in withdrawal of FDA approval for products.
Progress reports detailing the results of clinical trials must be submitted annually to the FDA. In addition, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the product; and any clinically important increase in the occurrence of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Expedited reporting is required for unexpected fatal or life-threatening suspected adverse reactions. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. The FDA will typically inspect one or more clinical sites to assure compliance with GCP and the integrity of the clinical data submitted.
Expedited Programs for Serious Conditions
The FDA is authorized to expedite the development and review of new therapeutic products to address unmet need in the treatment of a serious or life-threatening condition. A product development program may qualify for one or more of FDA’s expedited programs for serious conditions: fast track designation, breakthrough therapy designation, accelerated approval, and priority review designation.
Any product candidate submitted to the FDA for marketing, including under a Fast Track program, may be eligible for other types of FDA programs intended to expedite development and review, such as breakthrough therapy designation, priority review and accelerated approval.

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Fast Track Designation.   The sponsor of a product candidate may request the FDA to designate the product for a specific indication as a Fast Track product concurrent with or after the filing of the IND. Candidate products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and nonclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product candidate and the specific indication for which it is being studied. In addition to other benefits, such as the ability to have greater interactions with the FDA, the FDA may initiate review of sections of a Fast Track application before the application is complete, a process known as rolling review.

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Breakthrough therapy designation.   To qualify for the breakthrough therapy designation, product candidates must be intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence must indicate that such product candidates may demonstrate substantial improvement on one or more clinically significant endpoints over existing therapies. Features of breakthrough therapy designation include intensive guidance on an efficient development program, intensive involvement of senior managers and experienced staff on a proactive, collaborative and cross-disciplinary review, and rolling review.

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Priority review.   A product candidate is eligible for priority review if it treats a serious condition and, if approved, it would be a significant improvement in the safety or effectiveness of the treatment, diagnosis or prevention compared to marketed products. In addition, specific statutory provisions provide for priority review for various types of applications. FDA aims to complete its review of priority review applications within six months as opposed to 10 months for standard review.

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Accelerated approval.   FDA may grant accelerated approval to a product that treats a serious condition, generally provides a meaningful advantage over available therapies, and has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on an intermediate clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity and prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug or biological product candidate receiving accelerated approval perform adequate and well controlled post-marketing clinical trials. In addition, the FDA currently requires as a condition for accelerated approval pre-submission of promotional materials.

None of these expedited programs change the standards for approval but they may help expedite the development or approval process of product candidates.
Emergency Use Authorizations
The FDA has the authority to permit the use of unapproved medical products following a determination of a public health emergency (“PHE”) by the Secretary of Health and Human Services (the “Secretary”) and a declaration by the Secretary that circumstances exist justifying the authorization of emergency use of particular types of medical products to respond to the PHE. Once the Secretary has made the requisite determination and declaration, the FDA may issue Emergency Use Authorizations, or EUAs, for specific unapproved medical products if the following statutory criteria have been met: (1) the pathogen that is the subject of the PHE can cause a serious or life-threatening condition; (2) based on the totality of the scientific evidence available, it is reasonable to believe that (i) the product may be effective in preventing or treating such condition, and (ii) the known and potential benefits of the product outweigh the known and potential risks; and (3) there is no adequate, approved and available alternative to the product.
If an EUA is granted, it generally will remain in effect until the Secretary’s declaration that circumstances exist justifying the authorization of emergency use of the type of products at issue or the product is approved under one of FDA’s traditional approval pathways. The EUA also may be revoked or revised for other reasons, including a finding that the criteria for its issuance are no longer met or other circumstances make a revision or revocation appropriate to protect the public health or safety.
On February 4, 2020, the Secretary determined that COVID-19 represents a public health emergency that has a significant potential to affect national security or the health and security of U.S. citizens living abroad and, subsequently, declared on March 27, 2020, that circumstances exist to justify the authorization of emergency use of drugs and biological products during the COVID-19 pandemic, subject to the terms of specific EUAs as issued by the FDA. The declaration has been renewed to extend through October 13, 2022.
Review and Approval of BLAs
Assuming successful completion of the required clinical testing, the results of the pre-clinical studies and clinical trials, along with information relating to the product’s chemistry, manufacturing, and controls and proposed labeling, are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety, potency and purity of the investigational product to the satisfaction of the FDA. The fee required for the submission of an NDA or BLA under the Prescription Drug User Fee Act, or PDUFA, is substantial (for example, for FY2022 this application fee is approximately $3.1 million), and the sponsor of an approved BLA is also subject to an annual program fee, currently more than $350,000 per program. These fees are typically adjusted annually, but exemptions and waivers may be available under certain circumstances.
The FDA conducts a preliminary review of all BLAs within 60 days of receipt and informs the sponsor by the 74th day after the FDA’s receipt of the submission whether an application is sufficiently complete to permit substantive review. In the event that FDA determines that a BLA does not satisfy this standard, it will issue a Refuse to File, or RTF, determination to the applicant. Typically, an RTF for a BLA will be based on administrative incompleteness, such as clear omission of information or sections of required information; scientific incompleteness, such as omission of critical data, information or analyses needed to evaluate safety, purity and potency or provide adequate directions for use; or inadequate content, presentation, or organization of information such that substantive and meaningful review is precluded. The FDA may request additional information rather than accept a BLA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing.
After the submission is accepted for filing, the FDA begins an in-depth substantive review of the application. Under the goals and policies agreed to by the FDA under PDUFA, the FDA aims to review and act on 90 percent of standard submissions within ten months of the filing date and 90 percent of priority review submissions within six months of the filing date. The review process may be extended by the FDA for three additional months to consider new information or, in the case of a clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission. Despite these review goals, it is not uncommon for FDA review of a BLA to extend beyond the PDUFA goal date.
Before approving a BLA, the FDA will typically conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether the manufacturing processes and facilities comply with GMPs. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also may inspect the sponsor and one or more clinical trial sites to assure compliance with GCP requirements and the integrity of the clinical data submitted to the FDA.
Additionally, the FDA may refer a BLA, including applications for novel product candidates which present difficult questions of safety or efficacy, to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts. The FDA is not bound by the recommendation of an advisory committee, but it considers such recommendations when making final decisions on approval. The FDA also may require submission of a risk evaluation and mitigation strategy, or REMS, if it determines that a REMS is necessary to ensure that the benefits of the product outweigh its risks and to assure the safe use of the biological product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS and the FDA will not approve the BLA without a REMS.
The FDA reviews a BLA to determine, among other things whether the product is safe, pure and potent and whether the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. The approval process is lengthy and often difficult, and the FDA may refuse to approve a BLA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data and information. After evaluating the application and all related information, including the advisory committee recommendations, if any, and inspection reports of manufacturing facilities and clinical trial sites, the FDA may issue either an approval letter or a Complete Response Letter, or CRL.
An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A CRL generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. The CRL may require additional clinical or other data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, pre-clinical studies, or manufacturing. If a CRL is issued, the applicant may either resubmit the BLA addressing all the deficiencies identified in the letter or withdraw the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. The FDA has committed to reviewing and acting on 90 percent of such resubmissions in response to an issued CRL in either two or six months depending on the type of information included. Even with the submission of this additional information, however, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
If a product receives marketing approval from the FDA, the approval is limited to the conditions of use (e.g., patient population, indication) described in the FDA-approved labeling. Further, depending on the specific risk(s) to be addressed, the FDA may require that contraindications, warnings, or precautions be included in the product labeling, require that post-approval trials, including Phase 4 clinical trials, be conducted to further assess a product’s safety after approval, require testing and surveillance programs to monitor the product after commercialization or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing trials or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.
Reference Product Exclusivity for Biological Products
With approval of a BLA, a biological product is licensed for marketing by FDA, and the product may be entitled to certain types of market and data exclusivity barring FDA from approving competing products for certain periods of time. For example, in March 2010, the Patient Protection and Affordable Care Act was enacted in the United States and included the Biologics Price Competition and Innovation Act of 2009, or the BPCIA. The BPCIA amended the PHSA to create an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed biological reference product. To date, the FDA has approved several biosimilars, and in 2021, the FDA approved the first interchangeable biologic. The FDA has also issued several guidance documents outlining its approach to reviewing and approving biosimilars and interchangeable biologics.
Under the BPCIA, a manufacturer may submit an application for a product that is “biosimilar to” or “interchangeable with” a previously approved biological product or “reference product.” For the FDA to approve a biosimilar product, it must find that there are no clinically meaningful differences between the reference product and the proposed biosimilar product in terms of safety, purity and potency. For the FDA to approve an interchangeable biological product, the agency must find that the biological product is biosimilar to the reference product, can be expected to produce the same clinical results as the reference product and “for a biological product that is administered more than once to an individual, the risk in terms of safety or diminished efficacy of alternating or switching between use of the biological product and the reference product is not greater than the risk of using the reference product without such alternation or switch.” Upon licensure by the FDA, an interchangeable biosimilar may be substituted for the reference product without the intervention of the healthcare provider who prescribed the reference product, although the substitutability of drug and biological products are determined at the state level.
The biosimilar applicant generally must demonstrate that the product is biosimilar based on data from analytical studies showing that the biosimilar product is highly similar to the reference product, data from animal studies (including toxicity) and data from one or more clinical studies to demonstrate safety, purity and potency in one or more appropriate conditions of use for which the reference product is approved. The FDA, however, may waive any of these data requirements upon a finding that the data are “unnecessary.” In addition, the applicant must show that the biosimilar and reference products have the same mechanism of action for the approved conditions of use, route of administration, dosage and strength, and the production facility must meet standards designed to assure product safety, purity, and potency.
In the US, a reference biological product is granted 12 years of exclusivity from the time of first licensure of the product, and the first approved interchangeable biological product will be granted an exclusivity period of up to one year after it is first commercially marketed. The FDA will not accept an application for a biosimilar or interchangeable product until four years after the date of first licensure of the reference product.
The BPCIA is complex, and there have been various legislative proposals to change certain aspects of the BPCIA. As a result, the ultimate impact, implementation and meaning of aspects of the BPCIA are subject to significant uncertainty.
Orphan Drug Designation and Exclusivity
Orphan drug designation in the United States is designed to encourage sponsors to develop products intended for treatment of rare diseases or conditions. In the United States, a rare disease or condition is statutorily defined as a condition that affects fewer than 200,000 individuals in the United States or that affects more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available the drug for the disease or condition will be recovered from sales of the product in the United States.
Orphan drug designation may qualify a company for certain tax credits and market exclusivity for seven years following the date of the product’s marketing approval if granted by the FDA. An application for designation as an orphan product can be made any time prior to the filing of an application for approval to market the product. A product that has received orphan drug designation must go through the review and approval process like any other product.
A sponsor may request orphan drug designation of a previously unapproved product or new orphan indication for an already marketed product. In addition, a sponsor of a product that is otherwise the same drug as an already approved orphan drug may seek and obtain orphan drug designation for the subsequent product for the same rare disease or condition if it can present a plausible hypothesis that its product may be clinically superior to the first drug. More than one sponsor may receive orphan drug designation for the same drug for the same rare disease or condition, but each sponsor seeking orphan drug designation must file a complete request for designation.
If a product with orphan drug designation receives the first FDA approval for the rare disease or condition for which it has such designation, the product generally will receive orphan drug exclusivity. Orphan drug exclusivity means that the FDA may not approve another sponsor’s marketing application for the same drug for the same disease or condition for seven years, except in certain limited circumstances.
The period of exclusivity begins on the date that the marketing application is approved by the FDA. Orphan drug exclusivity will not bar approval of another product under certain circumstances, including if the company with orphan drug exclusivity is not able to meet market demand or the subsequent product that is otherwise considered the same drug for the same disease or condition is shown to be clinically superior to the approved product based on greater efficacy or safety, or providing a major contribution to patient care. Additionally, the statute requires that a sponsor must demonstrate clinical superiority in order to receive orphan drug exclusivity for a product that is considered the same drug as a previously approved product for the same rare disease or condition.
Patent Term Restoration and Extension
In the United States, a patent claiming a new biological product, its method of use or its method of manufacture may be eligible for a limited patent term extension under the Hatch Waxman Act, which permits a patent extension of up to five years for patent term lost during product development and FDA regulatory review. Assuming grant of the patent for which the extension is sought, the restoration period for a patent covering a product is typically one half the time between the effective date of the IND involving human beings and the submission date of the BLA, plus the time between the submission date of the BLA and the ultimate approval date. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date in the United States. Only one patent applicable to an approved product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent for which extension is sought. A patent that covers multiple products for which approval is sought can only be extended in connection with one of the approvals. The USPTO reviews and approves the application for any patent term extension in consultation with the FDA.
Post-approval Requirements
Following approval of a new product, the manufacturer and the approved product are subject to pervasive and continuing regulation by the FDA, governing, among other things, monitoring, and recordkeeping activities, reporting of adverse experiences with the product and product problems to the FDA, product sampling and distribution, manufacturing, and promotion and advertising. Although physicians may prescribe legally available products for unapproved uses or patient populations (i.e., “off-label uses”), manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.
Specifically, if a company is found to have promoted off-label uses, it may become subject to adverse public relations and administrative and judicial enforcement by the FDA, the Department of Justice, or the Office of the Inspector General of the Department of Health and Human Services, as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the way a company promotes or distributes drug products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.
Further, if there are any modifications to the product, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new BLA or a BLA supplement, which may require the applicant to develop additional data or conduct additional pre-clinical studies and clinical trials. The FDA may also place other conditions on approvals including the requirement for a REMS to assure the safe use of the product, which may require substantial commitment of resources post-approval to ensure compliance. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.
In addition, FDA regulations require that biological products be manufactured in specific approved facilities and in accordance with cGMPs. The cGMP regulations include requirements relating to organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports and returned or salvaged products. The manufacturing facilities for our product candidates must meet cGMP requirements and satisfy the FDA or comparable foreign regulatory authorities’ satisfaction before any product is approved and our commercial products can be manufactured.

We rely, and expect to continue to rely, on third parties to produce clinical (and, in the future, commercial) supplies of our product candidate in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations, including requirements for quality control and quality assurance, the maintenance of records and documentation, and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved drugs or biologics are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. Inspections by the FDA and other regulatory agencies may identify compliance issues at facilities that may disrupt production or distribution or require substantial resources to correct. In addition, the discovery of conditions that violate these rules, including failure to conform to cGMPs, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved BLA, including voluntary recall and regulatory sanctions as described below.
The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information, imposition of post-market clinical trials requirement to assess new safety risks or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:
•
restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•
safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about a product

•
mandated modification of promotional materials and labeling and issuance of corrective information

•
fines, warning letters, untitled letters or other enforcement-related letters or clinical holds on post-approval clinical trials;

•
refusal of the FDA to approve pending NDAs/BLAs or supplements to approved NDAs/BLAs, or suspension or revocation of product approvals;

•
product seizure or detention, or refusal to permit the import or export of products;

•
injunctions or the imposition of civil or criminal penalties; and

•
consent decrees, corporate integrity agreements, debarment, or exclusion from federal health care programs; or mandated modification of promotional materials and labeling and the issuance of corrective information.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of samples at the federal level and sets minimum standards for the registration and regulation of drug distributors by the states. Additionally, the Drug Supply Chain Security Act, or DSCSA, imposes requirements related to identifying and tracing certain prescription products distributed in the United States, including most biological products.
Other U.S. Healthcare Laws and Regulations
In the United States, biopharmaceutical manufacturers and their products are subject to extensive regulation at the federal and state level, such as laws intended to prevent fraud and abuse in the healthcare industry. These laws, some of which apply only to approved products, include:
•
federal false claims, false statements and civil monetary penalties laws prohibiting, among other things, any person from knowingly presenting, or causing to be presented, a false claim for payment of government funds or knowingly making, or causing to be made, a false statement to get a false claim paid;

•
federal healthcare program anti-kickback law, which prohibits, among other things, persons from offering, soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual for, or the purchasing or ordering of, a good or service for which payment may be made under federal healthcare programs such as Medicare and Medicaid;

•
the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which, in addition to privacy protections applicable to healthcare providers and other entities, prohibits executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•
FDCA, which among other things, strictly regulates marketing, prohibits manufacturers from marketing such products prior to approval or for off-label use and regulates the distribution of samples;

•
federal laws that require pharmaceutical manufacturers to report certain calculated product prices to the government or provide certain discounts or rebates to government authorities or private entities, often as a condition of reimbursement under government healthcare programs;

•
federal transparency law, which requires pharmaceutical companies to report certain payments to healthcare providers;

•
state laws and regulations analogous to the above; and

•
laws and regulations prohibiting bribery and corruption such as the FCPA, which, among other things, prohibits U.S. companies and their employees and agents from authorizing, promising, offering, or providing, directly or indirectly, corrupt or improper payments or anything else of value to foreign government officials, employees of public international organizations or foreign government-owned or affiliated entities, candidates for foreign public office, and foreign political parties or officials thereof.

Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, exclusion from participation in federal and state health care programs, such as Medicare and Medicaid. Ensuring compliance is time consuming and costly.
Similar healthcare laws and regulations exist in the European Union (the “EU”) and other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers and laws governing the privacy and security of personal information.
U.S. Privacy Law
In the U.S., there are numerous state and federal laws and regulations governing the security and privacy of personal information. Additionally, state and federal regulators have begun to pay more attention to companies’ data processing activities.
At the federal level, the Federal Trade Commission has been active in using its Section 5 authority to bring enforcement actions against companies for deceptive or unreasonable data processing activities.
At the state level, laws require companies to safeguard personal information and take action in the event of a data breach (e.g., notifying governmental authorities and data subjects). State attorneys general have been active in using their consumer protection authority to investigate companies’ data security practices. Additionally, certain states have enacted laws governing data privacy, including California, Colorado, Connecticut, Indiana, Iowa, Montana, Tennessee, Texas, Utah and Virginia. Other states have introduced similar bills as it relates to data privacy and may eventually enact similar legislation.
Similar laws and regulations exist in the European Union (the General Data Protection Regulation), China (the Data Security Law and Personal Information Protection Law) and other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers and laws governing the privacy and security of personal information.
Registrational Clinical Trials Process
Described below is the traditional registrational drug development track.

Phase 1 includes the initial introduction of an investigational new drug or biologic into humans. These studies are closely monitored and may be conducted in patients but are usually conducted in a small number of healthy volunteer patients. These studies are designed to determine the metabolic and pharmacologic actions of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. During Phase 1, sufficient information about the investigational product’s pharmacokinetics and pharmacological effects are obtained to permit the design of well-controlled, scientifically valid, Phase 2 studies. Phase 1 studies of PRO 140 were conducted and completed by or on behalf of Progenics by certain principal investigators prior to our acquisition of PRO 140.
Phase 2 includes the early controlled clinical studies conducted to obtain some preliminary data on the effectiveness of the drug for a particular indication or indications in patients with the disease or condition. This phase of testing also helps determine the common short-term side effects and risks associated with the drug. Phase 2 studies are typically well-controlled, closely monitored, and conducted in a relatively small number of patients, typically no more than several hundred people. In some cases, depending upon the need for a new drug, a particular drug candidate may be licensed for sale in interstate commerce after a “pivotal” Phase 2 trial. Phase 2 is often broken into Phase 2a, which can be used to refer to “pilot trials,” or more limited trials evaluating exposure response in patients, and Phase 2b trials that are designed to evaluate dosing efficacy and ranges.
Phase 3 studies are expanded controlled clinical studies. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained in Phase 2 and are intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit/risk relationship of the drug. Phase 3 studies also provide an adequate basis for extrapolating the results to the general population and transmitting that information in the physician labeling. Phase 3 studies usually involve significantly larger groups of patients, and considerable additional expense. We were required to pay significant fees to third parties upon the first patient dosing in a Phase 3 trial of leronlimab, and we may be required to make additional fee payments to third parties upon the completion of additional milestones. Refer to Note 10, Commitments and Contingencies — PRO 140 Acquisition and Licensing Arrangements, of the consolidated financial statements for the year ended May 31, 2022 included in this prospectus.
Manufacturing
We do not own or operate manufacturing facilities to produce leronlimab or perform CMC related activities. As such, we must depend on third-party manufacturing organizations and suppliers for all of our CMC activities. We continue to explore alternative CMC partners and sources to obtain access to adequate resources to support our CMC efforts for leronlimab in a cost-efficient manner.
We engaged Samsung Biologics and AGC Biologics, two global contract manufacturing organizations (“CMOs”), to initiate the scale-up to commercial batch quantities of product and develop the necessary controls and specifications to manufacture product on a consistent and reproducible manner. We have also contracted with suitable CMOs to fill, finish, label, and package product into the final commercial package for commercial use. In order to commercialize product, this scaled-up material will need to be validated under best practices and demonstrated to meet approved specifications on an ongoing basis. GMP material will be produced as needed to support clinical trials for all therapeutic indications and until commercial product is approved by the FDA. We will rely on CMOs for all of our developmental and commercial needs. We currently have sufficient drug product to support the Company’s anticipated development activities.
As discussed in more detail above, the FDA issued a Refusal to File letter regarding the Company’s BLA submission for leronlimab and placed a partial clinical hold on the Company’s HIV program in the United States. All manufacturing and CMC activities, which are not necessary to maintain the shelf-lives of the manufactured leronlimab, have been paused until the Company addresses deficiencies to allow the clinical hold to be removed.
Also refer to Note 9, Commitments and Contingencies — Commitments with Samsung BioLogics Co., Ltd. (“Samsung”), of the consolidated financial statements for the quarter ended February 28, 2023, included in this prospectus for additional information.

Research and Development Costs
The Company’s research and development expenses totaled approximately $27.0 million and $53.4 million for the fiscal years ended May 31, 2022 and 2021, respectively.
Properties
We lease the space at which our principal executive offices are located at a monthly cost of approximately $15.2 thousand. We do not own or lease any other properties.
Employees and Human Capital Resources
As of May 31, 2023, we had 10 full-time employees, as well as several independent consultants assisting us with the Company’s regulatory, quality, and medical matters. Our research and development team is geographically dispersed throughout the United States. CytoDyn is committed to pay equity regardless of gender or race/ethnicity. We invest in our workforce by offering competitive salaries and benefits. We may award stock options or other stock-based awards to selected employees under our equity incentive plan. We also offer various benefits to all eligible employees, including health care coverage and a 401(k) plan. None of our employees are subject to a collective bargaining agreement. We consider our relationship with our employees to be good. There can be no assurance, however, that we will be able to identify or hire and retain additional employees or consultants on acceptable terms in the future.
Legal Proceedings
As of February 28, 2023, the Company had not recorded any accruals related to the outcomes of the matters described in Note 9, Commitments and Contingencies — Legal Proceedings in the consolidated financial statements for the quarter ended February 28, 2023, included in this prospectus. We believe it is not possible under present circumstances to determine the probable outcome of these proceedings, including the defense and other litigation-related costs and expenses that may be incurred by the Company, as the outcomes of legal proceedings are inherently uncertain. Therefore, it is possible that the ultimate outcome of any proceeding, if in excess of a recognized accrual, if any, could be material to the Company’s consolidated financial statements. See Note 9, Commitments and Contingencies — Legal Proceedings in the consolidated financial statements for the quarter ended February 28, 2023, included in this prospectus for information regarding regulatory investigations, lawsuits, and other claims affecting the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with the other sections of this prospectus, including our financial statements and the related notes beginning on page F-1 of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks, uncertainties and assumptions. See “Special Note Regarding Forward-Looking Statements.” You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Results of Operations for the Three- and Nine-Month fiscal periods ended February 28, 2023 and 2022
Fluctuations in operating results
The Company’s operating results may fluctuate significantly depending on the outcomes, number and timing of pre-clinical and clinical studies, patient enrollment and/or completion rates in the studies, and their related effect on research and development expenses, regulatory and compliance activities, activities related to seeking removal of the partial clinical hold and FDA approval of our drug product, general and administrative expenses, professional fees, and legal and regulatory proceedings and related consequences. We require a significant amount of capital to continue to operate; therefore, we regularly conduct financing offerings to raise capital, which may result in various forms of non-cash interest expense or other expenses. Additionally, we periodically seek to negotiate settlement of debt payment obligations in exchange for equity securities of the Company and enter into warrant exchanges or modifications that may result in non-cash charges. Our ability to continue to fund operations will depend on our ability to raise additional funds. Refer to Risk Factors, Liquidity and Capital Resources, and Going Concern sections included in this prospectus.

The results of operations were as follows for the periods presented:
	Three months ended February 28,		Change		Nine months ended February 28,		Change
(in thousands, except for per share data)	2023	2022	$	%	2023	2022	$	%
		(Restated)(1)				(Restated)(1)
Revenue	$—	$—	$—	—%	$—	$266	$(266)	(100)%
Cost of goods sold	—	—	—	—	—	53	(53)	(100)
Gross profit	—	—	—	—	—	213	(213)	(100)
Operating expenses:
General and administrative	2,971	10,140	(7,169)	(71)	14,347	33,960	(19,613)	(58)
Research and development	938	3,569	(2,631)	(74)	1,651	23,036	(21,385)	(93)
Amortization and depreciation	12	129	(117)	(91)	165	657	(492)	(75)
Inventory charge	—	5,559	(5,559)	(100)	20,633	8,916	11,717	131
Total operating expenses	3,921	19,397	(15,476)	(80)	36,796	66,569	(29,773)	(45)
Operating loss	(3,921)	(19,397)	15,476	80	(36,796)	(66,356)	29,560	45
Interest and other expenses:
Interest on convertible notes	(1,142)	(1,187)	45	4	(3,447)	(4,299)	852	20
Amortization of discount on convertible notes	(565)	(637)	72	11	(1,721)	(2,382)	661	28
Amortization of debt issuance costs	(17)	(19)	2	11	(51)	(70)	19	27
Loss on induced conversion	(2,018)	(12,066)	10,048	83	(2,656)	(37,381)	34,725	93
Finance charges	(5,884)	(7,025)	1,141	16	(7,761)	(8,084)	323	4
Inducement interest expense	—	(954)	954	100	—	(6,186)	6,186	100
Legal settlement	—	—	—	—	—	(1,941)	1,941	100
Loss on derivatives	(155)	—	(155)	(100)	(8,756)	—	(8,756)	(100)
Total interest and other expenses	(9,781)	(21,888)	12,107	55	(24,392)	(60,343)	35,951	60
Loss before income taxes	(13,702)	(41,285)	27,583	67	(61,188)	(126,699)	65,511	52
Income tax benefit	—	—	—	—	—	—	—	—
Net loss	$(13,702)	$(41,285)	$27,583	67%	$(61,188)	$(126,699)	$65,511	52%
Basic and diluted:
Weighted average common shares outstanding	832,215	695,614	136,601	20	810,986	663,373	147,613	22
Loss per share	$(0.02)	$(0.06)	$0.04	67	$(0.08)	$(0.19)	$0.11	58

(1)
See Note 2, Summary of Significant Accounting Policies — Revision and Restatement of Financial Statements in the consolidated financial statements for the quarter ended February 28, 2023, included in this prospectus.

Product revenue, Cost of goods sold (“COGS”) and Gross margin
We had no revenue in the three- and nine-months ended February 28, 2023 as compared to approximately $266.0 thousand in the nine months ended February 28, 2022; none in the three months ended February 28, 2022. Revenue was related to the fulfillment of orders under a Compassionate Special Permit (“CSP”) in the Philippines for the treatment of COVID-19 patients. Sales were made under the April 2021 exclusive supply and distribution agreement granting Chiral the right to distribute and sell up to 200,000 vials of leronlimab through April 15, 2022. At the time of the sales, FDA approval had not yet been received for leronlimab and the product sold was previously expensed as research and development expense due to its being manufactured prior to the commencement of the manufacturing of commercial grade pre-launch inventories. Therefore, COGS consists only of the costs of packaging and shipping of the vials, including related customs and duties.
General and administrative (“G&A”) expenses
G&A expenses consisted of the following:
	Three months ended February 28,		Change		Nine months ended February 28,		Change
(in thousands)	2023	2022	$	%	2023	2022	$	%
Salaries, benefits, and other compensation	$918	$3,227	$(2,309)	(72)%	$3,175	$5,463	$(2,288)	(42)%
Stock-based compensation	419	(438)	857	196	3,537	4,219	(682)	(16)
Legal fees	255	5,161	(4,906)	(95)	2,752	16,718	(13,966)	(84)
Other	1,379	2,190	(811)	(37)	4,883	7,560	(2,677)	(35)
Total general and administrative	$2,971	$10,140	$(7,169)	(71)%	$14,347	$33,960	$(19,613)	(58)%
The decreases in G&A expenses for the three- and nine-month periods ended February 28, 2023, compared to the same periods in the prior year, were primarily due to a reduction in legal fees, salaries, benefits and other compensation, and other. The decreases in legal fees were due to lowered legal fees related to the SEC and DOJ investigations, Pestell employment dispute (which was resolved in May 2022), Amarex dispute, the nonrecurrence of legal fees related to the proxy contest in late 2021 and related lawsuits, and the payment of certain legal fees by the Company’s insurance carriers. The decreases in salaries, benefits, and other compensation were the result of decreased headcount and cash compensation. The decreases in other expenses were the result of a reduction in expenses related to the prior year proxy contest, insurance premiums, and recruiting and contract services, offset by an increase in auditor fees. The increase in stock-based compensation for the three-month period was primarily related to a credit balance in the prior year for the same three-month period related to the forfeiture of unvested equity held by the former CEO upon separation in January 2022.
Research and development (“R&D”) expenses.
R&D expenses consisted of the following:
	Three months ended February 28,		Change		Nine months ended February 28,		Change
(in thousands)	2023	2022	$	%	2023(1)	2022	$	%
Clinical	$486	$2,612	$(2,126)	(81)%	$(145)	$17,273	$(17,418)	(101)%
Non-clinical	4	203	(199)	(98)	31	878	(847)	(96)
CMC	203	508	(305)	(60)	1,122	4,170	(3,048)	(73)
License and patent fees	245	246	(1)	(0)	643	715	(72)	(10)
Total research and development	$938	$3,569	$(2,631)	(74)%	$1,651	$23,036	$(21,385)	(93)%

(1)
Certain prior quarter amounts totaling approximately $215 thousand have been reclassified from CMC to Clinical for consistency with the current quarter presentation. These reclassifications have no effect on the reported results of operations.

The decreases in R&D expenses in the three- and nine-month periods ended February 28, 2023, compared to the same periods in the prior year, were primarily the result of clinical trials related to COVID-19, NASH, HIV extension, and oncology studies, being completed, paused, or closed that had been active in the same periods of the prior year, in addition to decreased activity related to the BLA resubmission, partially offset by increased costs related to activities focused on addressing the HIV program partial clinical hold. The credit balance in clinical expenses for the nine months ended February 28, 2023, is related to the uncompleted Brazilian COVID-19 trials. The decreases in non-clinical expenses from the same periods in the prior year were the result of decreased activity related to non-clinical studies related to the BLA. The decreases in CMC related expenses from the same periods last year were the result of decreased activity related to CMC manufacturing.
The future trend of our R&D expenses is dependent on the timing of FDA clearance of the clinical hold and any future clinical trials, our decision-making and timing of which indications on which to focus our future efforts toward the clinical development and study of leronlimab, which may include the treatment of NASH, NASH-HIV, oncology, and other HIV related indications, and the timing and outcomes of such efforts.
Amortization and depreciation expenses
The decreases in amortization and depreciation expenses for the three- and nine-month periods ended February 28, 2023, compared to the same periods last year were attributable to the ProstaGene noncompete intangible asset becoming fully amortized as of November 30, 2021 and the remaining ProstaGene intellectual property being returned in connection with a legal settlement in May 2022.
Inventory charge
The decrease in the inventory charge for the three-month period ended February 28, 2023, compared to the same period in the prior year was attributable to the full inventory write-off in the prior quarter. The increase in the inventory charge for the nine-month period ended February 28, 2023, compared to the same period in the prior year was primarily attributable to pre-launch inventories no longer qualifying for inventory capitalization due to the withdrawal of the BLA submission, in addition to expected expiration based on estimated shelf lives for the nine-month period. See Note 3, Inventories, net, in the consolidated financial statements for the quarter ended February 28, 2023 included in this prospectus for additional information.
Interest and other expense
Interest and other expense consisted of the following:
	Three months ended February 28,		Change		Nine months ended February 28,		Change
(in thousands)	2023	2022	$	%	2023	2022	$	%
		(Restated)(1)			(Restated)(1)
Interest on convertible notes payable	$1,142	$1,187	$(45)	(4)%	$3,447	$4,299	$(852)	(20)%
Amortization of discount on convertible notes	565	637	(72)	(11)	1,721	2,382	(661)	(28)
Amortization of debt issuance costs	17	19	(2)	(11)	51	70	(19)	(27)
Loss on induced conversion	2,018	12,066	(10,048)	(83)	2,656	37,381	(34,725)	(93)
Finance charges	5,884	7,025	(1,141)	(16)	7,761	8,084	(323)	(4)
Inducement interest expense	—	954	(954)	(100)	—	6,186	(6,186)	(100)
Legal settlement	—	—	—	—	—	1,941	(1,941)	(100)
Loss on derivatives	155	—	155	—	8,756	—	8,756	100
Total interest and other expenses	$9,781	$21,888	$(12,107)	(55)%	$24,392	$60,343	$(35,951)	(60)%

(1)
See Note 2, Summary of Significant Accounting Policies — Revision and Restatement of Financial Statements in the consolidated financial statements for the quarter ended February 28, 2023, included in this prospectus.

The decrease in interest and other expenses for the three-month period ended February 28, 2023, compared to the same period in the prior year was primarily due to a decrease in non-cash loss on induced conversion, finance charges and inducement interest expense. The decreased non-cash loss on induced conversions resulted from the Company settling less outstanding convertible debt with common stock during the current period as compared to the same period last year (See Note 14, Restatement in the audited financial statements included in this prospectus). The decrease in finance charges is the result of lower expenses related to the issuance of warrants under the Surety Bond Backstop Agreement (as amended, the “Backstop Agreement”). The decrease in inducement interest expense is the result of its now being recorded in stockholders’ equity as a result of the adoption of ASU No. 2021-04 (See Note 14, Restatement in the audited financial statements included in this prospectus).
For the nine-month period ended February 28, 2023, the decrease was primarily due to decreases in loss on induced conversion, finance charges and inducement interest expense as discussed above, as well as a decrease in legal settlement expenses, partially offset by an increase in loss on derivatives. The decrease in legal settlement expense resulted from there being no legal settlements during the nine months ended February 28, 2023. The increase in loss on derivatives was primarily attributable to the change in the fair value of liability-classified warrants related to the Backstop Agreement and placement agent warrants issued in connection with an offering for which the related warrants subsequently became equity classified upon stockholder approval of an increase in authorized shares on August 31, 2022.
Results of operations for the fiscal years ended May 31, 2022 and 2021
Fluctuations in Operating Results
The Company’s operating results may fluctuate significantly depending on the outcomes of clinical trials, patient enrollment and/or completion rates in clinical trials, entering into new clinical trial protocols, and their related effect on research and development expenses, regulatory and compliance activities, activities related to preparation and resubmission of the HIV BLA, general and administrative expenses, professional fees, and legal proceedings and the related outcomes. As a predominantly non-revenue generating company, we require a significant amount of additional capital to continue to operate; therefore, we regularly conduct offerings to raise capital, which can create various forms of non-cash interest expense or expense related to amortization of issuance costs. Additionally, we periodically negotiate settlement of debt payment obligations in exchange for equity securities of the Company, and enter into private warrant exchanges which may create a non-cash charge upon extinguishment of debt and/or inducement expense. Our ability to continue to fund operations will depend on our ability to raise additional capital. Refer to the Risk Factors contained in this prospectus, as well as the Liquidity and Capital Resources and Going Concern sections below.

The results of operations were as follows for the periods presented:
	Years ended May 31,		2022/2021 Change
(in thousands, except for per share data)	2022	2021	$	%
		(Restated)(1)
Revenue	$266	$—	$266	100
Cost of goods sold	53	—	53	100
Gross margin	213	—	213	100
Operating expenses:
General and administrative	44,303	34,320	9,983	29
Research and development	27,043	53,403	(26,360)	(49)
Amortization and depreciation	781	1,797	(1,016)	(57)
Intangible asset impairment charge	—	10,049	(10,049)	(100)
Inventory charge	73,490	5,027	68,463	1,362
Total operating expenses	145,617	104,596	41,021	39
Operating loss	(145,404)	(104,596)	(40,808)	39
Interest and other expense:
Interest on convertible notes	(5,417)	(4,387)	(1,030)	23
Amortization of discount on convertible notes	(2,958)	(3,591)	633	(18)
Amortization of debt issuance costs	(87)	(65)	(22)	34
Loss on induced conversion	(37,381)	(39,131)	1,750	(4)
Finance charges	(9,029)	(145)	(8,884)	6,127
Inducement interest expense	(6,691)	(13,922)	7,231	(52)
Legal settlement	(3,853)	(10,628)	6,775	(64)
Change in fair value of derivative liabilities	—	—	—	—
Total interest and other expense	(65,416)	(71,869)	6,453	(9)
Loss before income taxes	(210,820)	(176,465)	(34,355)	19
Income tax benefit	—	—	—	—
Net loss	$(210,820)	$(176,465)	$(34,355)	19
Basic and diluted:
Weighted average common shares outstanding	676,900	587,590	89,310	15
Loss per share	$(0.31)	$(0.30)	$(0.01)	4

(1)
See Note 2, Summary of Significant Accounting Policies — Revision of Financial Statements, and Note 14, Restatement, in the audited consolidated financial statements for the fiscal year ended May 31, 2022, included in this prospectus.

Product revenue, Cost of goods sold (“COGS”) and Gross margin
We recognized revenue of approximately $266.4 thousand and cost of goods sold of approximately $52.8 thousand in the fiscal year ended May 31, 2022; none in fiscal year 2021. Revenue was related to the fulfillment of orders under a Compassionate Special Permit (“CSP”) in the Philippines for the treatment of COVID-19 patients. Sales were made under the April 2021 exclusive supply and distribution agreement granting Chiral the right to distribute and sell up to 200,000 vials of leronlimab through April 15, 2022. At the time of the sales, FDA approval had not yet been received for leronlimab and the product sold was previously expensed as research and development expense due to its being manufactured prior to the commencement of the manufacturing of commercial grade pre-launch inventories. Therefore, COGS consists only of the costs of packaging and shipping of the vials, including related customs and duties. For additional information about revenue recognition and our inventories policies, refer to Note 2, Summary of Significant Accounting Policies — Revenue Recognition and — Inventories in the audited consolidated financial statements for the fiscal year ended May 31, 2022, included in this prospectus.
General and administrative expenses
General and administrative expenses consisted of the following:
	Years ended May 31,		2022/2021 Change
(in thousands)	2022	2021	$	%
Salaries, benefits, and other compensation	$6,336	$13,161	$(6,825)	(52)%
Stock-based compensation	6,263	10,429	(4,166)	(40)
Legal fees	21,993	5,548	16,445	296
Other	9,711	5,182	4,529	87
Total general and administrative	$44,303	$34,320	$9,983	29%
G&A expenses totaled approximately $44.3 million and $34.3 million during the fiscal years ended May 31, 2022 and 2021, respectively, representing an increase of approximately $10.0 million, or 29%, over the previous fiscal year. The increase in G&A expenses over the 2021 fiscal year was primarily due to legal and consulting fees and increased insurance premiums, partially offset by decreases in salaries, benefits, and stock-based compensation. The increase in legal fees was related to the proxy contest and related lawsuits, SEC and DOJ investigations, the Pestell employment dispute, and the Amarex dispute.
Research and development expenses
R&D expenses consisted of the following:
	Years ended May 31,		2022/2021 Change
(in thousands)	2022	2021	$	%
Clinical	$20,347	$36,728	$(16,381)	(45)%
Non-clinical	986	2,201	(1,215)	(55)
CMC	4,995	13,537	(8,542)	(63)
License and patent fees	715	937	(222)	(24)
Total research and development	$27,043	$53,403	$(26,360)	(49)%
R&D expenses totaled approximately $27.0 million during the fiscal year ended May 31, 2022, a decrease of approximately $26.4 million, or 49%, compared to the preceding fiscal year. The decrease year over year was primarily due to lower clinical trial expenses resulting from clinical trials predominantly being administered and completed in the prior year related to US COVID-19, oncology, and NASH, the pausing of the Brazilian COVID-19 trials, and the closing of HIV extension studies due to clinical holds placed on the Company by the FDA. The future trend of R&D expenses is dependent on the timing of BLA resubmission and the FDA approval, if any, the timing of FDA clearance from clinical hold, if any, of our pivotal trial protocol for leronlimab as a monotherapy for HIV patients, the future clinical development of oncology and NASH indications, the outcome of pre-clinical studies for several other cancer indications, and potential outcomes of the Brazilian COVID-19 trials. Additionally, the Company concluded the majority of its CMC activities related to the HIV BLA during fiscal 2021, thus resulting in a significant expense decrease in fiscal 2022 as compared to the preceding year.
Amortization and depreciation expenses
Amortization and depreciation expense totaled approximately $0.8 million for the fiscal year ended May 31, 2022, a decrease of approximately $1.0 million, or 57%, from the preceding year. The decrease was attributable to the intangible write-off of a proprietary algorithm intangible asset during the fiscal year ended May 31, 2021 and the ProstaGene noncompete intangible asset becoming fully amortized as of November 30, 2021, resulting in decreased amortization expense of intangibles.

Intangible asset impairment charge
For the fiscal year ended May 31, 2022, the Company recorded no intangible asset impairment charges. The charge recorded in fiscal year 2021 was attributable to the impairment of the net carrying value of the proprietary algorithm the Company acquired in connection with the acquisition of the assets of ProstaGene, LLC in November 2018, and which was recorded as an intangible asset in the Company’s consolidated balance sheets.
Inventory write-off
During the fourth fiscal quarter of 2022, the Company concluded that certain inventories no longer qualified for capitalization as pre-launch inventories due to expiration of shelf-life prior to expected commercial sales and the ability to obtain additional commercial product stability data until after shelf-life expiration. This resulted from delays experienced from the originally anticipated BLA approval date from the FDA. Although these inventories are no longer being capitalized as pre-launch inventories for GAAP accounting purposes, the inventories written-off for accounting purposes continue to be physically maintained, can be used for clinical trials, and can be commercially sold if the shelf-lives can be extended as a result of the performance of on-going continued stability testing of drug product. In the event the shelf-lives of these written-off inventories are extended, and the inventories are sold commercially, the Company will not recognize any costs of goods sold on the previously expensed inventories. The Company also concluded that, due to delays of future production, certain raw materials would expire prior to production and as such no longer qualified for capitalization. Specifically, the Company evaluated its raw materials against the anticipated production date and determined that, while the next production date was indeterminable as of May 31, 2022, specialized raw materials have remaining shelf-life ranging from 2023 to 2026. Therefore, a reserve of $10.2 million for the entire remaining value of specialized and other raw materials was recorded as of May 31, 2022. The Company also concluded that approximately $29.1 million of inventory, comprised of five batches of drug product, out of a total of nine manufactured, is likely to expire prior to the anticipated date the product may be approved for commercialization. Additionally, the Company anticipates that approximately $34.2 million of the drug product comprising the remaining four manufactured batches, with shelf-lives lasting into 2026, may expire prior to receiving approval for commercialization. The Company wrote off the entire remaining balance of the drug product, in the amount of $63.3 million, as of May 31, 2022.
The Company recorded an inventory write-off based on its expected expiration dates of $5.0 million in fiscal 2021. Refer to Note 3, Inventories, net to the audited consolidated financial statements for the fiscal year ended May 31, 2022 included in this prospectus for additional information.
Interest and other expense
Interest and other expenses consisted of the following:
	Years ended May 31,		2022/2021 Change
	2022	2021	$	%
(in thousands)		(Restated)(1)
Interest on convertible notes payable	$5,417	$4,387	$1,030	23%
Amortization of discount on convertible notes	2,958	3,591	(633)	(18)
Amortization of debt issuance costs	87	65	22	34
Loss on induced conversion	37,381	39,131	(1,750)	(4)
Finance charges	9,029	145	8,884	6,127
Inducement interest expense	6,691	13,922	(7,231)	(52)
Legal settlement	3,853	10,628	(6,775)	(64)
Change in fair value of derivative liabilities	—	—	—	—
Total interest and other expense	$65,416	$71,869	$(6,453)	(9)%

(1)
See Note 2, Summary of Significant Accounting Policies — Revision of Financial Statements, and Note 14, Restatement, in the audited consolidated financial statements for the fiscal year ended May 31, 2022, included in this prospectus.

Interest and other expense totaled approximately $65.4 million for the fiscal year ended May 31, 2022, a decrease of approximately $6.5 million, or 9%, from the preceding year. For the fiscal year ended May 31, 2022, we recognized non-cash losses on the induced conversion of convertible notes with common stock of approximately $37.4 million, a decrease of approximately $1.8 million, or 4%, from the preceding fiscal year. The losses resulted from separately and independently negotiated exchange agreements to satisfy certain note payment obligations in which certain debt was agreed to be settled in exchange for shares issued at a price less than the closing price for the effective date of the respective transactions. Inducement interest expense related to warrant inducements for the fiscal year ended May 31, 2022, totaled $6.7 million, a decrease of approximately $7.2 million, or 52%, from the fiscal year ended May 31, 2021. During the fiscal year ended May 31, 2021, the Company entered into fewer warrant inducement transactions as compared to the preceding year, resulting in decreased inducement expense. During fiscal year 2022, the Company issued a total of 10.2 million shares of common stock, including additional shares as an inducement for warrant holders to exercise warrants; by comparison the Company issued a total of 36.2 million shares in connection with private warrant exchanges in the fiscal year ended May 31, 2021.
During the fiscal year ended May 31, 2022, we also recorded $2.4 million of estimated finance charges related to open amounts due to Samsung. Additionally, we recorded approximately $6.6 million of non-cash finance charges related to 15 million warrants issued under the Backstop Agreement as a finance charge in the accompanying consolidated statement of operations. Refer to Note 7, Equity Awards, and Note 10, Commitments and Contingencies — Commitments with Samsung BioLogics Co., Ltd. (“Samsung”), in the audited consolidated financial statements for the fiscal year ended May 31, 2022, included in this prospectus for additional information. There were no comparable expenses in the preceding fiscal year. We also recorded $3.9 million of legal settlement charges related to settlement of a dispute with a placement agent and settlement of the Pestell employment dispute. Refer to Note 10, Commitments and Contingencies in the audited consolidated financial statements for the fiscal year ended May 31, 2022, included in this prospectus for additional information.
During the preparation and audit of the annual financial statements as of and for the fiscal year ended May 31, 2022, the Company concluded that a material error was identified in how the Company was accounting for common stock issued to settle certain convertible note obligations dating back to fiscal year 2021. The Company had been accounting for these transactions in accordance with debt extinguishment accounting. However, although the contractual terms did not explicitly describe the transactions as induced conversions, the transactions should be accounted for as induced conversions rather than extinguishments of debt and are therefore subject to induced conversion accounting. The error resulted in an understatement of the previously reported non-cash loss on induced conversions and additional paid-in capital. The errors had no impact on operating loss, cash, net cash used in or provided by operating, financing, and investing activities, assets, liabilities, commitments and contingencies, total stockholders’ (deficit) equity, number of shares issued and outstanding, basic and diluted weighted average common shares outstanding, and number of shares available for future issuance for any of the affected periods. Refer to Note 14, Restatement to the audited consolidated financial statements for the fiscal year ended May 31, 2022, included in this prospectus for additional information. For the fiscal year ended May 31, 2021, we recognized non-cash losses on the induced conversion of convertible notes of approximately $39.1 million. The losses resulted from separately and independently negotiated exchange agreements to satisfy certain note payment obligations in which certain debt was agreed to be settled in exchange for shares issued at a price less than the closing price for the effective date of the respective transactions.
Liquidity and Capital Resources
As of February 28, 2023, we had a total of approximately $5.1 million in cash and $6.0 million in restricted cash and approximately $121.3 million in short-term liabilities. We expect to continue to incur operating losses and require a significant amount of capital in the future as we continue to develop and seek approval to commercialize leronlimab. Despite the Company’s negative working capital position, vendor relations remain relatively accommodative, and we do not currently anticipate significant delays in our business initiatives schedule due to liquidity constraints. We cannot be certain, however, that future funding will be available to us when needed on terms that are acceptable to us, or at all. We sell securities and incur debt when the terms of such arrangements are deemed acceptable to both parties under then current circumstances and as necessary to fund our current and projected cash needs.
Since inception, the Company has financed its activities principally from the public and private sale of equity securities as well as with proceeds from issuance of convertible notes and related party notes payable. The Company intends to finance its future operating activities and its working capital needs largely from the sale of equity and debt securities. The sale of equity and convertible debt securities to raise additional capital is likely to result in dilution to stockholders and those securities may have rights senior to those of common shares. If the Company raises funds through the issuance of additional preferred stock, convertible debt securities or other debt or equity financing, the related transaction documents could contain covenants restricting its operations.
During the 2021 fiscal year, the Company entered into long-term convertible notes that are secured by all of our assets (excluding our intellectual property), and include certain restrictive provisions, including limitations on incurring additional indebtedness and future dilutive issuances of securities, any of which could impair our ability to raise additional capital on acceptable terms.
In exchange for warrants, the Company entered into the Backstop Agreement with an accredited investor whereby the Company pledged its patents and the investor agreed to indemnify the issuer of the Surety Bond in the Amarex dispute with respect to the Company’s obligations under the Surety Bond. In April 2023, the Indemnitor released all encumbrances on the Company’s patents and the Company assumed the Surety Bond from the Indemnitor. Future third-party funding arrangements may also require the Company to relinquish valuable rights. Additional capital, if available, may not be available on reasonable or non-dilutive terms.
Cash
The Company’s cash and restricted cash position of approximately $5.1 million and $6.0 million, respectively, as of February 28, 2023 increased by approximately $0.9 million and $6.0 million, respectively, when compared to the balance of $4.2 million and $0.0 million, respectively, as of May 31, 2022. This increase was primarily the result of approximately $28.6 million in cash provided by financing activities, offset by approximately $21.7 million in cash used in our operating activities during the nine months ended February 28, 2023. Refer to Note 2, Summary of Significant Accounting Policies — Going Concern, to the consolidated financial statements for the quarter ended February 28, 2023 included in this prospectus, and the Going Concern discussion below for information regarding concerns about the Company’s ability to continue to fund its operations and satisfy its payment obligations and commitments. A summary of cash flows and changes between the periods presented is as follows:
	Nine months ended February 28,		Change
(in thousands)	2023	2022	$
Net cash (used in) provided by:
Net cash used in operating activities	$(21,698)	$(71,679)	$49,981
Net cash used in investing activities	$—	$(30)	$30
Net cash provided by financing activities	$28,577	$40,129	$(11,552)
Cash used in operating activities
Net cash used in operating activities totaled approximately $21.7 million during the nine months ended February 28, 2023, representing an improvement of approximately $50.0 million compared to the nine months ended February 28, 2022. The decrease in the net amount of cash used was due primarily to a decrease in our net loss, primarily attributable to decreased G&A, R&D, and working capital fluctuations, all of which are highly variable. Refer to General and Administrative, and Research and Development Expense sections for further discussion.

Cash used in investing activities
Net cash used in investing activities for the nine months ended February 28, 2023 did not change significantly from the prior year period.
Cash provided by financing activities
Net cash provided by financing activities totaled approximately $28.6 million, a decrease of approximately $11.6 million compared to the nine months ended February 28, 2022. The decrease in net cash provided was primarily the result of raising less funds from private placements of common stock and warrants, and a decrease in cash received from warrant transactions and exercises.
Pre-launch inventories
The Company previously capitalized pre-launch inventories which were subsequently charged-off in October 2022 for GAAP accounting purposes due to no longer qualifying for pre-launch inventory capitalization resulting from the withdrawal of the BLA submission. Work-in-progress and finished drug product inventories continue to be physically maintained, can be used for clinical trials, and can be sold commercially upon regulatory approval if the shelf-lives can be extended as a result of the performance of on-going stability tests. Raw materials continue to be maintained so that they can be used in the future if needed.
During the first quarter of fiscal year 2023, the Company reviewed purchase commitments made by its manufacturing partner, Samsung, under the master agreement between the Company and Samsung, and its vendors for specialized raw materials for which the Company made a prepayment in the amount of $2.7 million in the third quarter of fiscal year 2022, which were recorded as prepaid expenses in the consolidated financial statements as of May 31, 2022. As discussed in Note 9, Commitments and Contingencies — Commitments with Samsung BioLogics Co., Ltd. (“Samsung”), to the consolidated financial statements for the quarter ended February 28, 2023 included in this prospectus, the Company and Samsung remain in ongoing discussions about, among other things, deferring the unfulfilled commitments. These additional specialized raw materials are estimated to have shelf-lives ranging from 2023 to 2026. The entire amount of approximately $2.7 million was charged-off as of August 31, 2022.
In October 2022, the Company voluntarily withdrew its BLA submission after concluding that a significant risk existed that the BLA would not receive FDA approval due to the inadequate process and performance by its former CRO around the monitoring and oversight of the clinical data from its trials. Following this decision, none of the Company’s inventories qualify for capitalization as pre-launch inventories. For the three months ended November 30, 2022, the Company charged-off the remaining raw material resin and work-in-progress bulk product inventories of approximately $16.3 million and $1.7 million, respectively.
The table below summarizes previously capitalized pre-launch inventories which were subsequently charged-off for GAAP accounting purposes due to no longer qualifying for pre-launch inventory capitalization due to the withdrawal of the BLA submission and estimated expiration based on remaining shelf life.
		Raw Materials				Work-in-progress
(in thousands, Expiration period ending February 28,)	Remaining shelf-life (mos)	Specialized	Resins	Other	Total Raw Materials	Bulk drug product	Finished drug product	Total inventories
2023	0 to 12	$4,764	$16,264	$1,589	$22,617	$—	$—	$22,617
2024	13 to 24	2,511	—	—	2,511	1,661	29,142	33,314
2025	25 to 36	884	—	—	884	—	32,343	33,227
2026	37 to 48	1,420	—	—	1,420	—	—	1,420
Thereafter	49 or more	—	—	—	—	—	—	—
Inventories, gross		9,579	16,264	1,589	27,432	1,661	61,485	90,578
Inventory charge		(9,579)	(16,264)	(1,589)	(27,432)	(1,661)	(61,485)	(90,578)
Inventories, net		$—	$—	$—	$—	$—	$—	$—

For additional information, refer to Note 2, Summary of Significant Accounting Policies — Pre-launch Inventories, and to Note 3, Inventories, net, to the consolidated financial statements for the quarter ended February 28, 2023 included in this prospectus.
Convertible debt
April 2, 2021 Convertible Note
On April 2, 2021, we issued a convertible note with a principal amount of $28.5 million resulting in net cash proceeds of $25.0 million, after $3.4 million of debt discount and $0.1 million of offering costs. The note accrues interest daily at a rate of 10% per annum, contains a stated conversion price of $10.00 per share, and matures in April 2025 (see Note 11, Subsequent Events, to the consolidated financial statements for the quarter ended February 28, 2023 included in this prospectus for further information regarding extension of the original April 2023 maturity date). The April 2, 2021 Note required monthly debt reduction payments of $7.5 million for the six months beginning in May 2021, which could also be satisfied by payments on other notes held by the noteholder or its affiliates. Beginning six months after the issuance date, the noteholder may request monthly redemptions of up to $3.5 million. As of February 28, 2023, the outstanding balance of the April 2, 2021 Note, including accrued interest, was approximately $11.4 million.
April 23, 2021 Convertible Note
On April 23, 2021, we issued a convertible note with a principal amount of $28.5 million resulting in net cash proceeds of $25.0 million, after $3.4 million of debt discount and $0.1 million of offering costs. The note accrues interest daily at a rate of 10% per annum, contains a stated conversion price of $10.00 per share, and matures in April 2025 (see Note 11, Subsequent Events, to the consolidated financial statements for the quarter ended February 28, 2023 included in this prospectus for further information regarding the extension of the original April 2023 maturity date). Beginning six months after the issuance date, the noteholder may request monthly redemptions of up to $7.0 million. As of February 28, 2023, the outstanding balance of the April 23, 2021 Note, including accrued interest, was approximately $34.4 million.
Common stock
We have 1,350.0 million authorized shares of common stock. The table below summarizes intended uses of common stock.
(in millions)	As of February 28, 2023
Issuable upon:
Warrants exercise	179.9
Convertible preferred stock and undeclared dividends conversion	33.3
Outstanding stock options exercise or vesting of outstanding RSUs and PSUs	23.4
Reserved for issuance pursuant to future stock-based awards under equity incentive plan	17.9
Reserved and issuable upon conversion of outstanding convertible notes	12.0
Reserved for private placement of common stock and warrants through a placement agent	141.1
Reserved for private placement of common stock and warrants	0.8
Total shares reserved for future uses	408.4
Common stock outstanding	836.6
As of February 28, 2023, we had approximately 105.0 million unreserved authorized shares of common stock available for issuance. Our ability to continue to fund our operations depends on our ability to raise capital. The funding necessary for our operations may not be available on acceptable terms, or at all. If we deplete our cash reserves, we may be forced to file for bankruptcy protection, discontinue operations or liquidate our assets.

Off-Balance Sheet Arrangements
As of February 28, 2023, we did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on our current or future financial condition, results of operations, liquidity, capital expenditures, or capital resources.
Contractual Obligations
Refer to Note 4, Accounts Payable and Accrued Liabilities, Note 5, Convertible Instruments and Accrued Interest, and Note 9, Commitments and Contingencies in the consolidated financial statements for the quarter ended February 28, 2023 included in this prospectus, and Note 6, Convertible Instruments and Accrued Interest, and Note 10, Commitments and Contingencies, of the audited consolidated financial statements for the fiscal year ended May 31, 2022 included in this prospectus.
Legal Proceedings
The Company is a party to various legal proceedings described in Note 9, Commitments and Contingencies — Legal Proceedings, in the consolidated financial statements for the quarter ended February 28, 2023 included in this prospectus. We are unable to predict the outcome of these proceedings, including the defense and other litigation-related costs and expenses that may be incurred by the Company, as the outcomes of legal proceedings are inherently uncertain. Therefore, it is possible that the ultimate outcome of any proceeding, if in excess of a recognized accrual, if any, could be material to the Company’s consolidated financial statements. As of February 28, 2023, the Company had not recorded any accruals related to the outcomes of the legal matters discussed in this prospectus.
Going Concern
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As presented in the accompanying consolidated financial statements, the Company had losses for all periods presented. The Company incurred a net loss of approximately $61.2 million in the nine months ended February 28, 2023 and has an accumulated deficit of approximately $823.1 million as of February 28, 2023. These factors, among several others, including the various legal matters discussed in Note 9, Commitments and Contingencies — Legal Proceedings, in the consolidated financial statements for the quarter ended February 28, 2023 included in this prospectus, raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.
The Company’s continuance as a going concern is dependent upon its ability to obtain additional operating capital, complete the development of its product candidate, leronlimab, obtain approval to commercialize leronlimab from regulatory agencies, continue to outsource manufacturing of leronlimab, and ultimately achieve revenues and attain profitability. The Company plans to continue to engage in research and development activities related to leronlimab for multiple indications and expects to incur significant research and development expenses in the future, primarily related to its regulatory compliance, including seeking the lifting of the FDA’s partial clinical hold with regard to the Company’s HIV program, performing additional clinical trials, and seeking regulatory approval of its product candidate for commercialization. These research and development activities are subject to significant risks and uncertainties. The Company intends to finance its future development activities and its working capital needs primarily from the sale of equity and debt securities, combined with additional funding from other sources. However, there can be no assurance that the Company will be successful in these endeavors.

New Accounting Pronouncements
Refer to Note 2, Summary of Significant Accounting Policies — Recent Accounting Pronouncements, of the consolidated financial statements for the quarter ended February 28, 2023, included in this prospectus.
Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, and expense and related disclosures. On an ongoing basis, management bases and evaluates estimates on historical experience and on various other market specific and other relevant assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from those estimates. We believe the following critical policies reflect the more significant judgments and estimates used in preparation of the consolidated financial statements.
Inventories
We capitalize inventories procured or produced in preparation for product launches sufficient to support estimated initial market demand. Typically, capitalization of such inventory begins when the results of clinical trials have reached a status sufficient to support regulatory approval, uncertainties regarding ultimate regulatory approval have been significantly reduced and we have determined that it is probable that these capitalized costs will provide some future economic benefit in excess of capitalized costs. The material factors considered by the Company in evaluating these uncertainties include the receipt and analysis of positive Phase 3 clinical trial results for the underlying product candidate, results from meetings with the relevant regulatory authorities prior to the filing of regulatory applications, and the compilation of the regulatory application. We closely monitor the status of the product within the regulatory review and approval process, including all relevant communication with regulatory authorities. If we are aware of any specific material risks or contingencies other than the normal regulatory review and approval process or if there are any specific issues identified relating to safety, efficacy, manufacturing, marketing or labeling, the related inventory may no longer qualify for capitalization.
We value inventory at the lower of cost or net realizable value using the average cost method. Inventories currently consist of raw materials, bulk drug substance, and drug product in unlabeled vials to be used for commercialization of the Company’s biologic, leronlimab, which is in the regulatory approval process. Inventory purchased in preparation for product launches is evaluated for recoverability by considering the likelihood that revenue will be obtained from the future sale of the related inventory, in light of the status of the product within the regulatory approval process. The Company evaluates its inventory levels on a quarterly basis and writes down inventory that has become obsolete, or has a cost in excess of its expected net realizable value, and inventory quantities in excess of expected requirements. In assessing the lower of cost or net realizable value to pre-launch inventory, the Company relies on independent analysis provided by third parties knowledgeable of the range of likely commercial prices comparable to current comparable commercial product.
For inventories capitalized prior to FDA marketing approval in preparation of product launch, anticipated future sales, shelf-lives, and expected approval date are considered when evaluating realizability of pre-launch inventories. The shelf-life of a product is determined as part of the regulatory approval process; however, in assessing whether to capitalize pre-launch inventory the Company considers the stability data of all inventories. As inventories approach their shelf-life expiration, the Company may perform additional stability testing to determine if the inventory is still viable, which can result in an extension of its shelf-life. Further, in addition to performing additional stability testing, certain raw materials inventory may be sold in its then current condition prior to reaching expiration. We also consider potential delays associated with regulatory approval in determining whether pre-approval inventory remains salable. In determining whether pre-approval inventory remains salable, the Company considers a number of factors ranging from potential delays associated with regulatory approval, whether the introduction of a competing product could negatively impact the demand for our product and affect the realizability of our inventories, whether physicians would be willing to prescribe leronlimab to their patients, or if the target patient population would be willing to try leronlimab as a new therapy.

During the fourth fiscal quarter of 2022, the Company concluded that certain inventories no longer qualified for capitalization as pre-launch inventories due to expiration of shelf-life prior to expected commercial sales and the ability to obtain additional commercial product stability data until after shelf-life expiration. This resulted from delays experienced from the originally anticipated BLA approval date from the FDA. Although these inventories are no longer being capitalized as pre-launch inventories for GAAP accounting purposes, the inventories written-off for accounting purposes continue to be physically maintained, can be used for clinical trials, and can be commercially sold if the shelf-lives can be extended as a result of the performance of on-going continued stability testing of drug product. In the event the shelf-lives of these written-off inventories are extended, and the inventories are sold commercially, the Company will not recognize any costs of goods sold on the previously expensed inventories. The Company also concluded that, due to delays of future production, certain raw materials would expire prior to production and as such no longer qualify for capitalization. Specifically, the Company evaluated its raw materials against the anticipated production date and determined that while the next production date was indeterminable as of May 31, 2022, specialized raw materials have remaining shelf-life ranging from 2023 to 2026. Therefore, a reserve of $10.2 million for the entire remaining value of specialized and other raw materials was recorded as of May 31, 2022. The Company also concluded that approximately $29.1 million, comprised of five batches of drug product, out of a total of nine manufactured, is likely to expire prior to the anticipated date the product may be approved for commercialization. Additionally, the Company anticipates that approximately $34.2 million of the drug product comprising the remaining four manufactured batches, with shelf-lives lasting into 2026, may expire prior to receiving approval for commercialization. The Company wrote off the entire remaining balance of the drug product, in the amount of $63.3 million, as of May 31, 2022. Refer to Note 3, Inventories, net in the audited consolidated financial statements included in this prospectus for additional information.
Stock-based compensation
We use the Black-Scholes option pricing model to estimate the fair value of equity awards on the date of grant utilizing certain assumptions that require judgments and estimates. These assumptions include estimates for stock price volatility, expected term and risk-free interest rates in determining the fair value of the equity awards. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected term of the equity award. The expected volatility is based on the historical volatility of the Company’s common stock at monthly intervals. The computation of the expected option term is based on the “simplified method,” as the options issued by the Company are considered “plain vanilla” options. We estimate forfeitures at the time of grant and revise them, if necessary, in subsequent periods, if actual forfeitures differ from those estimates. Based on limited historical experience of forfeitures, we estimated future unvested forfeitures at 0% for all periods presented. Quarterly expense is reduced during the period when grants are forfeited, such that the full expense is recorded at the time of grant and only reduced when the grant is forfeited.
We at times issue restricted common stock and/or restricted stock units to executives or third parties as compensation for services rendered. Such awards are valued at fair market value on the effective date of the Company’s obligation. From time to time, we also issue stock options and warrants to consultants as compensation for services. Costs for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more readily measurable.
Contingent liabilities
We have significant license and contingent milestone and royalty liabilities. We estimate the likelihood of paying these contingent liabilities periodically based on the progress of our clinical trials, BLA approval status, and status of commercialization. We are also party to various legal proceedings. We recognize accruals for such proceedings to the extent a loss is determined to be both probable and reasonably estimable. The best estimate of a loss within a possible range is accrued; however, if no estimate in the range is more probable than another, then the minimum amount in the range is accrued. If it is determined that a material loss is not probable but reasonably possible it is disclosed and if the loss or range of loss can be estimated, the possible loss is also disclosed. It is not possible to determine the ultimate outcome of these proceedings, including the defense and other litigation-related costs and expenses that may be incurred by the Company, as the outcomes of legal proceedings are inherently uncertain, and the outcomes could differ significantly from recognized accruals. Therefore, it is possible that the ultimate outcome of any proceeding, if in excess of a recognized accrual, or if an accrual had not been made, could be material to the Company’s consolidated financial statements. We periodically reassess these matters when additional information becomes available and adjust our estimates and assumptions when facts and circumstances indicate the need for any changes. Refer to Note 10, Commitments and Contingencies in the audited financial statements in this prospectus for additional information.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
On April 13, 2022, the Company received a letter from the Company’s then current independent registered public accounting firm, Warren Averett, LLC (“Warren Averett”), informing the Company that, effective April 13, 2022, Warren Averett was resigning as the Company’s independent registered public accounting firm. The Company’s Audit Committee had not recommended a change in the Company’s auditors. On April 18, 2022, the Audit Committee appointed and engaged Macias Gini & O’Connell LLP (“MGO”) as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements for the fiscal year ended May 31, 2022, subject to the completion of client acceptance procedures. Subsequently, MGO was engaged to audit the adjustments that were applied to restate the 2021 consolidated financial statements as described in Note 14, Restatement, to the audited consolidated financial statements for the fiscal year ended May 31, 2022, included in this prospectus.
The audit report of Warren Averett on the Company’s financial statements for the fiscal year ended May 31, 2021, included in this prospectus did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for, in Warren Averett’s audit report dated July 30, 2021, the expression that there was substantial doubt as to the Company’s ability to continue as a going concern and the revision described in Note 2, to the audited consolidated financial statements for the fiscal year ended May 31, 2022, included in this prospectus. During the fiscal year ended May 31, 2021, as well as the subsequent interim period through April 13, 2022, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K), between the Company and Warren Averett on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Warren Averett, would have caused Warren Averett to make reference to the subject matter of the disagreements in connection with its reports. Other than the material weakness reported in the Company’s Form 10-Q for the quarter ended November 30, 2021, there were no “reportable events” under Item 304(a)(1)(v) of Regulation S-K that occurred or were identified during the Company’s fiscal year ended May 31, 2021, or during the subsequent interim period through April 13, 2022. The material weakness caused the Company’s management to conclude that the Company’s internal control over financial reporting was not effective as of November 30, 2021.

MANAGEMENT
The following table sets forth information about our current directors, including their current principal occupation or employment and ages as of June 30, 2023:
				Board committees
Director name	Age	Principal occupation	Independent	Audit	Compensation	Nom/Gov
Tanya D. Urbach, Board Chair	56	Partner, Eagle Bay Advisors	Yes	M	M	C
Lishomwa C. Ndhlovu, M.D., Ph.D.	53	Professor, Immunology in Medicine and Neuroscience, Cornell University	Yes			M
Karen J. Brunke, Ph.D.	71	Executive Vice President, Corporate and Business Development, Jaguar Health, Inc. (NASDAQ: JAGX)	Yes		M
Ryan M. Dunlap	53	Chief Financial Officer, Gurobi Optimization	Yes	C		M
Stephen M. Simes	71	Independent advisor to companies and organizations in the pharmaceutical industry	Yes	M	C

C
indicates chair of respective board committee.

M
indicates member of respective board committee.

Tanya D. Urbach.   Ms. Urbach has been a director since November 24, 2021 and has served as our Board Chair since January 24, 2022. She is currently Partner/Head of Family Office for Eagle Bay Advisors, which provides family office and investment advisory services, and also provides corporate governance and corporate finance advice to Dynepic, Inc., which provides an integrated platform to power immersive training programs for companies and U.S. military forces. From November 2020 through March 31, 2021, Ms. Urbach was a sole practitioner advising broker-dealers, investment advisers and their professionals. From January 2019 through October 2020, she was a shareholder at the law firm Markun, Zusman, Freniere & Compton in Portland, Oregon. She served as General Counsel for Paulson Investment Company, LLC, a registered broker-dealer that provides investment banking services to the Company from time to time, from July 2015 until January 2019, providing advice regarding corporate governance, securities regulatory compliance, corporate finance, and other legal and securities-related issues. Ms. Urbach earned her bachelor’s degree at University of Oregon and her law degree at Lewis & Clark Law School. She served on the Executive Committee of the Oregon State Bar Securities Regulation Section from 2007 through 2015 and 2019 to 2021. She brings extensive training and expertise in the conduct of securities offerings, securities litigation, corporate finance and business growth, corporate governance, and other corporate business and legal issues to the Board.
Lishomwa C. Ndhlovu, M.D., Ph.D.   Dr. Ndhlovu has been a director since November 24, 2021 and previously served on the Company’s Scientific Advisory Board. He was appointed to Weill Cornell Medicine in 2019 as Professor of Immunology in Medicine and Neuroscience. Before joining Weill Cornell Medicine, Dr. Ndhlovu was on the faculty at the University of Hawaii and University of California San Francisco from 2010 to 2019. As co-leader of the $26.5 million NIH-supported Martin Delaney Collaboratory, “HOPE”, testing novel approaches towards an HIV cure, and the $11 million “SCORCH” consortium, investigating how substances that can lead to addition modify effects of HIV in the brain, he is a recognized expert in basic and complex translational immunology and engineered immunotherapy research. He has focused much of his work on confronting the challenges of HIV and aging, addressing molecular mechanism of HIV pathogenesis, complications and persistence. Dr. Ndhlovu received his M.D. from the University of Zambia and his Ph.D. from Tohoku University in Japan and is an elected Fellow of the American Academy of Microbiology and Chair of the American foundation for AIDS (amfAR) Research Scientific Advisory

Committee. He brings a deep understanding of the central nervous system aspects of HIV and research expertise in major arenas in which the Company is studying its drug product to the Board.
Karen J. Brunke, Ph.D.   Dr. Brunke was appointed as a director effective April 1, 2022. Dr. Brunke has over 30 years of scientific, operational, clinical, senior executive, and corporate/business development managerial experience with large and small biotechnology companies. She is currently the Executive Vice President of Corporate and Business Development at Jaguar Health, Inc. (JAGX), a position she has held since September 2021, following seven months as an independent consultant to Jaguar. Jaguar is a commercial stage pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. As of January 2023, Dr. Brunke also serves as acting CEO of Magdalena Biosciences, Inc., a joint venture of Jaguar and Filament Health Corp (FH.NE and FLHLF) funded by OneSmallPlanet. During her career, Dr. Brunke has been a business development and strategy consultant to multiple companies, and was instrumental in the initiation of several startup companies, including during the period from 2017 through 2020. Dr. Brunke was part of the executive team that merged Mercator Genetics Inc. with Progenitor, a subsidiary of Interneuron Pharmaceuticals, in 1999 and helped take the resulting company public. Dr. Brunke was Chief Operating Officer of Anexus Pharmaceuticals, a subsidiary of the Japanese public company MediBic, responsible for in- and out-licensing assistance for Japanese companies, from 2004 through June 2006, and was founding Chief Executive Officer of Cardeus Pharmaceuticals, a neuroscience company, from 2011 through March 2014. Dr. Brunke received her BA in Biochemistry as well as a Ph.D. in Microbiology from the University of Pennsylvania. Her many years of service in executive management, business development, operations, and corporate development roles at biotechnology companies will be of valuable assistance to the Board.
Ryan M. Dunlap.   Mr. Dunlap was appointed as a director effective August 24, 2022. Mr. Dunlap has over 25 years’ experience in finance and operations leadership, developing significant expertise in strategy setting, improving operational efficiency and effectiveness, fundraising and investor relations, financial reporting and compliance, and risk management. Mr. Dunlap joined Gurobi Optimization, a company that offers customers a mathematical optimization solver to address business problems, in October 2019. Prior to that, he was CFO beginning in January 2016, as well as COO beginning in December 2017, at MolecularMD (now ICON Specialty Labs), a growth equity-backed molecular diagnostics company. Mr. Dunlap also previously served as the CFO of Galena Biopharma, Inc., a publicly traded biotechnology and pharmaceutical sales company. Earlier in his career, Mr. Dunlap held various financial and operational leadership roles in large, multinational organizations, and spent 11 years with public accounting firms such as PwC, KPMG, and Moss Adams, where he provided business assurance and advisory services to both public and private companies predominately in the software, technology, and life sciences industries. Mr. Dunlap earned a B.S. degree in Accounting from the University of Oregon and is an active licensed CPA in the state of Oregon. His expertise as an “audit committee financial expert,” particularly in matters faced by the audit committee of a biotechnology company as well as his significant experience in executive management, finance, operations, and strategic planning, is of valuable assistance to the Board.
Stephen M. Simes.   Mr. Simes was appointed as a director effective October 13, 2022. Mr. Simes brings extensive experience to our Board through his service as CEO or a director of a number of pharmaceutical companies, both public and private. His career in the pharmaceutical industry started over 40 years ago with G.D. Searle & Co. (now a part of Pfizer Inc.). He has been an independent advisor to companies and organizations in the pharmaceutical industry since 2016, and is currently Entrepreneur in Residence at Helix 51 and the Innovation and Research Park of Rosalind Franklin University of Medicine and Science in North Chicago, Illinois. Mr. Simes also serves as a director of BioLife4D Corporation, a private company developing a patient-specific, fully functioning human heart using 3D bioprinting and the patient’s own cells and currently preparing for an IPO. Mr. Simes is also chairman of the board of Bio-XL Limited, an Israeli company developing products in oncology. Mr. Simes was the CEO of RestorGenex Corporation from 2014 to 2016, when it was acquired by Diffusion Pharmaceuticals. From 1998 to 2013, Mr. Simes was the President and CEO of BioSante Pharmaceuticals, which was acquired by ANI Pharmaceuticals Inc. in June 2013. He previously served on the boards of directors of Therapix Biosciences (2016 – 2020), RestorGenex Corporation (2014 – 2016), Ceregene, Inc. (2009 – 2013), BioSante Pharmaceuticals (1998 – 2013), Unimed Pharmaceuticals, Inc. (1994 – 1997), Bio-Technology General (1993 – 1995), and Gynex Pharmaceuticals, Inc. (1989-1993). Stephen has a BSc in Chemistry from Brooklyn College of the City University of New York and an MBA from New York University. Simes brings substantial biotech experience to the board, including in the realms of corporate governance, executive management, operations, business development, drug development and capital markets. He also has substantial experience serving on boards of both privately owned and publicly traded entities.
Director Independence
We are not a “listed issuer” as that term is used in Regulation S-K Item 407 adopted by the SEC. However, in determining director independence, we use the definition of independence in Rule 5605(a)(2) and Rule 5605(c)(2) of the listing rules of The Nasdaq Stock Market (the “Nasdaq Rules”).
The Board has determined that all of our current directors, Ms. Urbach, Drs. Brunke and Ndhlovu, and Messrs. Dunlap and Simes, are independent as defined in the Nasdaq Rules, including for purposes of membership on the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees, and that none of them otherwise has a relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment in carrying out the responsibilities of a director. During the fiscal year ended May 31, 2023, Scott A. Kelly, M.D., our former CMO, was also a director of the Company, but was not independent due to his employment by the Company. See also “Principal Relationships and Related Person Transactions” below.
Executive Officers
Information about our sole executive officer as of July 7, 2023, is set forth below, including his age as of that date:
Name	Age	Position
Antonio Migliarese	40	Interim President, Chief Financial Officer, Treasurer, and Secretary
Antonio Migliarese.   Mr. Migliarese, has served as the Company’s Chief Financial Officer since May 18, 2021, and has also been serving as the Company’s Interim President since May 18, 2023. Mr. Migliarese has held various positions since joining the Company in January 2020, including Corporate Controller, from April 24, 2020 to December 16, 2020, Vice President, Corporate Controller, from December 16, 2020 until May 17, 2021, and Interim President from January 24, 2022 until July 9, 2022. Prior to joining the Company, Mr. Migliarese was the Controller for Domaine Serene Vineyards and Winery, Inc., from 2018 to 2020, and Corporate Controller for Lightspeed Technologies, Inc., an R&D company and supplier of high-tech audio and video solutions to schools and similar organizations, from 2015 to 2018. Mr. Migliarese earned a B.S. degree in Accounting from Oregon State University, began his career in the assurance group of PwC, and is a Certified Public Accountant.

EXECUTIVE AND DIRECTOR COMPENSATION
The following table sets forth information regarding the compensation of our named executive officers for our fiscal years ended May 31, 2023 and 2022.
2023 Summary Compensation Table
Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock awards ($)(4)	Stock option awards ($)(5)	Non-equity incentive plan compensation ($)(6)	All other compensation ($)(7)	Total ($)
Cyrus Arman, Ph.D. President	2023	394,700	—	375,000	750,000	—	8,711	1,528,411
Antonio Migliarese	2023	428,418	—	—	1,318,800	—	10,065	1,757,283
Chief Financial Officer and Interim President	2022	433,182	—	—	1,302,000	—	12,347	1,747,529
Scott A. Kelly, M.D.	2023	299,822	—	—	665,920	—	2,227	967,969
Chief Medical Officer	2022	585,001	—	—	1,877,750	—	16,636	2,479,387

(1)
Dr. Arman was appointed President on July 9, 2022 and was on medical leave beginning May 18, 2023 through July 6, 2023, when he resigned from that position. He was appointed as the Company’s Senior Vice President, Business Operations, a part time, nonexecutive position, effective July 7, 2023. Mr. Migliarese also served as Interim President from January 24, 2022 through July 9, 2022, and has been serving in that position since May 18, 2023. Dr. Kelly resigned from his position on December 19, 2022.

(2)
Beginning March 31, 2022 through November 30, 2022, 25% of each of Mr. Migliarese’s and Dr. Kelly’s salaries were paid in the form of shares of common stock instead of cash. The amounts reflecting the value of shares of common stock included in the Salary column in fiscal 2023 and fiscal 2022, respectively, were as follows: Mr. Migliarese, $51,875 and $21,615; and Dr. Kelly, $70,854 and $30,470. In September 2022, Mr. Migliarese’s salary was increased by $25,000 in recognition of his dual service as CFO and Interim President from January 24, 2022, until July 9, 2022, resulting in additional salary awarded for services in fiscal 2023 and 2022 in the amount of $18,182 and $6,818, respectively.

(3)
No bonuses were awarded for fiscal year 2022. Bonus determinations had not been made for fiscal year 2023 as of July 10, 2023.

(4)
The amount shown for stock awards represents the aggregate grant date fair value of an award of restricted stock units (“RSUs”) to Dr. Arman in 2023. The RSUs were scheduled to vest in four equal annual installments, subject to continued employment through the applicable vesting date. Awards subject to performance conditions (“PSUs”) that were made to Dr. Arman in fiscal 2023 were deemed to have zero fair value based on the probable outcome of the performance conditions on the grant date. The value of the PSUs at the grant date, assuming the performance conditions were met at the maximum level (100%), was $375,000. In connection with Dr. Arman’s appointment as Senior Vice President, Business Operations, the RSUs and PSUs were forfeited as of July 7, 2023.

(5)
Stock option awards represent the aggregate grant date fair value of the awards pursuant to ASC 718, as described in Note 7 to the consolidated financial statements for the fiscal year ended May 31, 2022 included in this prospectus.

(6)
No non-equity incentive plan compensation was paid to the named executive officers for services in fiscal years 2022 or 2023.

(7)
Represents our qualified non-elective contributions to the Company’s 401(k) employee savings plan. The total value of all perquisites and personal benefits received by any named executive officer in fiscal years 2023 and 2022 was less than $10,000.

Annual Cash Incentives
For fiscal year 2023, the Compensation Committee approved the target level of annual cash incentives for each named executive officer, expressed as a percentage, at 40% of each executive’s base salary. Annual cash incentives are paid out at the discretion of the Compensation Committee, and the Compensation Committee has not yet made determinations for discretionary bonuses for named executive officers for services during fiscal year 2023. In fiscal year 2022, no such bonuses were paid out to the Company’s executives.
Long-Term Equity Incentives
We provide long-term incentives to our named executive officers under our Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”). For fiscal years 2023 and 2022, equity awards were granted based on advice from Aon/Radford regarding the predominant practices of pre-revenue biotech companies. For fiscal year 2023, the Compensation Committee granted nonqualified stock options as the primary form of equity incentive compensation, and also granted Dr. Arman, pursuant to his employment agreement executed in July 2022, awards of RSUs and PSUs during fiscal year 2023. For fiscal year 2022, the Compensation Committee granted nonqualified stock options as the only form of equity incentive compensation. Nonqualified stock options do not provide holders with the tax advantages afforded to holders of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended; rather, they benefit the Company by permitting it to deduct compensation expense for tax purposes when options are exercised in an amount equal to the compensation income recognized by the option holder.
Stock options provide our executives with opportunities for financial gain derived from the potential appreciation in stock price from the date the option is granted until the date the option is exercised. Stock options are granted to executives with an exercise price equal to or above the closing sale price of our common stock on the OTCQB on the grant date. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation in the price of our common stock. As a result, we believe stock options encourage our executives and other employees to focus on creating shareholder value.
During fiscal year 2023, our named executive officers were granted nonqualified stock options to purchase common stock as follows: Dr. Arman, 1,575,557 shares; Mr. Migliarese, 4,585,536 shares; and Dr. Kelly, 2,315,439 shares. Dr. Arman, pursuant to his employment agreement executed in July 2022, was also granted 646,552 RSUs and 646,552 PSUs during fiscal year 2023. The RSUs and PSUs were forfeited as of July 7, 2023, in connection with Dr. Arman’s appointment as Senior Vice President, Business Operations.
Additionally, in September 2022, Mr. Migliarese was granted a nonqualified stock option to purchase 630,222 shares of common stock in recognition of his service as both Interim President and Chief Financial Officer for almost six months beginning January 24, 2022.
During fiscal year 2022, the named executive officers were granted nonqualified stock options to purchase common stock as follows: Mr. Migliarese, 1,000,000 shares; and Dr. Kelly, 1,750,000 shares.
Outstanding Equity Awards at 2023 Fiscal Year-End
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Value of shares or units of stock that have not vested ($)(2)	Number of unearned shares or units of stock that have not vested (#)(3)	Value of unearned shares or units of stock that have not Vested ($)(2)
Cyrus Arman, Ph.D.	—	1,575,557(4)	$0.58	9/20/2032
					646,552	168,104
							646,552	168,104
Antonio Migliarese	50,000	—	$1.03	1/16/2030
	50,000	—	$1.10	2/21/2030
	66,600	33,400(5)	$5.57	7/22/2030
	33,300	16,700(6)	$5.54	2/17/2031
	333,000	667,000(7)	$1.32	8/6/2031

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Value of shares or units of stock that have not vested ($)(2)	Number of unearned shares or units of stock that have not vested (#)(3)	Value of unearned shares or units of stock that have not Vested ($)(2)
	210,074	420,148(8)	$0.58	9/20/2032
	1,146,384	3,439,152(9)	$0.35	11/28/2032
Scott A. Kelly, M.D.	—	—

Note: All awards in the table are subject to forfeiture in the event Continuous Service, as the term is defined in the 2012 Plan, terminates prior to the applicable vesting date.
(1)
Represents awards of RSUs scheduled to vest in four equal annual installments beginning on July 9, 2023. The RSUs were forfeited as of July 7, 2023, in connection with Dr. Arman’s appointment as Senior Vice President, Business Operations.

(2)
Based on the closing sale price of the common stock on May 31, 2023, the last trading day of the Company’s 2023 fiscal year, of $0.26 per share.

(3)
Represents PSUs, the vesting of which is contingent on the achievement of performance goals, as determined by and at the sole discretion of the Compensation Committee. In accordance with the SEC executive compensation disclosure rules, the amounts reported are based on the individual achieving the target performance goals. The PSUs were forfeited as of July 7, 2023, in connection with Dr. Arman’s appointment as Senior Vice President, Business Operations.

(4)
In connection with Dr. Arman’s appointment as Senior Vice President, Business Operations, vesting of the options was accelerated as follows: 630,222 shares vested on July 7, 2023, and the balance will vest in six equal monthly installments beginning on August 9, 2023.

(5)
Vests on July 22, 2023.

(6)
Vests on February 17, 2024.

(7)
Vests in two equal annual installments on August 6, 2023 and 2024.

(8)
Vests in 32 equal monthly installments beginning on June 30, 2023.

(9)
Vests in 36 equal monthly installments beginning on June 30, 2023.

Additional Compensation Information
Employee Pension, Profit Sharing or Other Retirement Plans
Effective January 1, 2010, we adopted an employee savings plan pursuant to Section 401(k) of the Internal Revenue Code (the “401(k) Plan”) and covering substantially all employees. We make “safe harbor” qualified non-elective contributions, which vest immediately, equal to 3% of each participant’s salary, up to the maximum limit permitted under Section 401(k). In addition, participants in the 401(k) Plan may contribute a percentage of their compensation, up to the maximum limit under the Internal Revenue Code. We do not have any other defined benefit pension plan, profit sharing or retirement plan.
Employment Agreements
We entered into an employment agreement with each of the named executive officers listed in the Summary Compensation Table above. The employment agreements provide for an indefinite term of employment until terminated under the terms of the agreement, payment of a base salary (as adjusted by the Compensation Committee from time to time), equity awards under the 2012 Plan (or any successor plan) as determined by the Compensation Committee, and benefits generally made available to the Company’s senior leadership.
The employment agreement with Dr. Arman in effect as of May 31, 2023, provided for an initial annual base salary of $458,000, as well as an initial grant of options with a grant date fair value of $750,000, and awards of RSUs and PSUs, each with a grant date fair value of $375,000. Effective July 7, 2023, the Board appointed Dr. Arman as the Company’s Senior Vice President, Business Operations, a part time, nonexecutive position. In connection with the change in position, the Company and Dr. Arman entered into an agreement pursuant to which his prior employment agreement was terminated, his annual salary level was reduced to $300,000, and the RSUs and PSUs granted under the terms of his prior employment agreement were forfeited. The stock option granted to Dr. Arman to purchase 1,575,557 shares of common stock was amended to provide that 40% will vest on July 7, 2023, and the balance will vest in six equal monthly installments beginning August 9, 2023, subject to Continuous Service through the applicable vesting date.
Our executive officers are eligible to participate in our short- and long-term incentive plans, with a target annual bonus equal to a percentage of annual base salary, as set by the Compensation Committee. The actual amount of the target awards paid is based on the Compensation Committee’s evaluation of the level of achievement of related performance goals and are payable, as determined by the Compensation Committee, either in cash in full, or 50% in cash and 50% in unrestricted shares of common stock. The executive must remain actively employed by the Company through the date of a cash incentive payment to be entitled to payment.
The employment agreement with Dr. Kelly terminated upon his resignation as an executive officer on December 19, 2022. Dr. Kelly did not receive any severance payments in connection with his resignation.
Payments upon Termination of Employment, Death or Disability, or Change in Control
Under our employment agreement with Mr. Migliarese, in the event we terminate his employment without cause, and subject to his execution and non-revocation of a release of claims and continued compliance with certain restrictive covenants, Mr. Migliarese will be entitled to (x) a lump sum payment equal to the sum of three months of base salary plus (y) payments equal to nine months of base salary payable in regular installments corresponding with the Company’s regular payroll schedule. The payments may, in the discretion of the Compensation Committee, be made in whole or in part through the issuance of shares of common stock. The total payments may not exceed the maximum amount qualified for the exemption from Section 409A of the Internal Revenue Code governing deferred compensation (the “Severance Limit”). Also, all outstanding and unvested stock awards that had been granted as of May 18, 2021, the effective date of his employment agreement, will vest and (if applicable) become immediately exercisable upon such termination, except as otherwise provided in an award agreement, while awards granted after that date generally will be forfeited to the extent not vested prior to such termination.
In the event we terminate the employment of Mr. Migliarese without cause, or he resigns for good reason, within 12 months following a change in control, and subject to his execution and non-revocation of a release of claims, his employment agreement provides for a lump sum payment equal to the sum of 18 months of base salary; provided that the total of such payments may not exceed the Severance Limit. Also, all then outstanding and unvested stock awards generally will vest as of the change in control date and (if applicable) become immediately exercisable, unless otherwise provided in an award agreement.
The definitions of certain terms used in Mr. Migliarese’s employment agreement are summarized below:
“Cause” generally means fraudulent or similar acts intended to enrich the executive personally to the detriment or at the expense of the Company; willful and continued failure to perform the duties or obligations reasonably assigned to the executive; a material breach of the confidentiality or non-competition provisions of the employment agreement; and conviction of a felony.
“Good reason” generally means a material reduction in the executive’s authority, duties, or responsibilities; a material decrease in the executive’s base salary (with certain exceptions); a material breach of the employment agreement by the Company; or a relocation of his principal place of employment by a distance of more than 50 miles.
“Change in control” generally means the acquisition by a person or group of more than 50% of the total fair market value or total voting power of our outstanding stock; the replacement of a majority of the members of the Board during any 12-month period (unless endorsed by a majority of the existing directors); or the acquisition by a person or group of assets representing at least 40% of the total gross fair market value of our assets.

Upon an executive’s death or disability, the Company will satisfy its accrued obligations to pay the executive’s salary and benefits through the date of the event.
CEO Pay Ratio
The following information provides, for fiscal year 2023, an analysis of the relationship between the annual total compensation of our employees and the annual total compensation of Mr. Migliarese, who was serving as our principal executive officer on May 31, 2023, calculated in accordance with the SEC’s disclosure rules:
•
The total compensation of Mr. Migliarese, based on his compensation as of May 31, 2023 was $1,757,283.

•
The median of the annual total compensation of all of our employees other than Mr. Migliarese (based on our median employee identified under the methodology described below) was $193,516.

•
The resulting ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee is approximately 9 to 1.

The pay ratio stated above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to our pay ratio stated above.
We completed the following steps to identify the median of the annual total compensation of our employees and to determine the annual total compensation of our median employee and principal executive officer:
•
On May 31, 2023, the date we used to determine the employees to be included in our ratio calculation, our employee population consisted of approximately 13 individuals, including full-time, part-time and temporary employees employed on that date.

•
To find the median of the annual total compensation of the individuals (other than Mr. Migliarese) in our employee population as described above, we used the same methodology as used for purposes of disclosing the total compensation of our executive officers in the Summary Compensation Table. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on May 31, 2023 but who did not work for us during a portion of fiscal year 2023. No full-time equivalent adjustments were made.

•
We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees included in the calculation.

•
After identifying the median employee, we added together all of the elements of that employee’s compensation for fiscal year 2023 in accordance with the requirements applicable to calculating annual total compensation for purposes of the Summary Compensation Table above.

Director Compensation
During fiscal year 2023, our non-employee director compensation program provided for: (i) $40,000 in annual cash retainer; (ii) an additional annual cash retainer of $30,000 for service as Lead Independent Director or independent Board Chair, (iii) additional annual cash retainers for committee chairs equal to $20,000 for the Audit Committee, $15,000 for the Compensation Committee, and $10,000 for the Nominating and Governance Committee, (iv) annual cash retainers for committee members of $10,000 for the Audit Committee, $7,500 for the Compensation Committee, and $5,000 for the Nominating and Governance Committee, and (v) an annual grant of a non-qualified stock option with a grant date fair value of $100,000 and a 10-year term and vesting in equal monthly installments through the end of the applicable fiscal year. Ryan M. Dunlap and Stephen M. Simes were appointed to the Board after May 31, 2022, and therefore received pro-rated compensation for fiscal year 2023.

2023 Director Compensation Table
The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director for services during fiscal year 2023:
Name of non-employee director	Cash fees	Stock option awards(1)(2)	Total
Tanya D. Urbach(3)	$100,389	$100,000	$200,389
Lishomwa C. Ndhlovu, M.D., Ph.D.	$52,748	$100,000	$152,748
Karen J. Brunke, Ph.D.	$62,077	$100,000	$162,077
Ryan M. Dunlap(4)	$47,703	$75,000	$122,703
Stephen M. Simes(4)	$34,180	$62,500	$96,680

(1)
Stock option awards represent the grant date fair value of the awards pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”), as described in Note 7 to the consolidated financial statements for the fiscal year ended May 31, 2022 included in this prospectus.

(2)
The total number of shares of common stock underlying stock options held by each non-employee director as of May 31, 2023 are shown in the table below:

Name of non-employee director	Number of shares underlying unexercised stock option awards
Tanya D. Urbach	359,611
Lishomwa C. Ndhlovu, M.D., Ph.D.	459,611
Karen J. Brunke, Ph.D.	284,611
Ryan M. Dunlap	185,334
Stephen M. Simes	178,012

(3)
Cash fees include annual fees for service as independent Board Chair.

(4)
Mr. Dunlap was appointed to the Board of Directors on August 25, 2022. Mr. Simes was appointed to the Board of Directors on October 13, 2022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
We describe below each transaction or series of similar transactions, since June 1, 2021, to which we were a party or will be a party, in which:
•
the amounts involved exceeded or may exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, at any time since June 1, 2021, had or will have a direct or indirect material interest.

The Audit Committee reviews and approves all related party transactions in accordance with the Company’s Related Party Transactions Policy, which is available on our website, www.cytodyn.com/investors. Generally, it is the Company’s policy to enter into or ratify related party transactions only when the Board, acting through the Audit Committee, determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders. Specifically, when reviewing a related party transaction, the Audit Committee considers all relevant factors, including but not limited to (if and to the extent possible): the benefits to the Company; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. We believe the terms of the related party transactions described below or elsewhere in this prospectus were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.
The Center for Advanced Research & Education, LLC (“CARE”), owned by Julie Recknor, Ph.D., the spouse of Dr. Christopher Recknor, was one of several clinical locations for the Company’s NASH and COVID-19 long-hauler clinical trials, and was a clinical location for the Company’s completed Phase 2b/3 mild-to-moderate and severe-to-critical COVID-19 clinical trials. Dr. Julie Recknor serves as the Site Director of CARE and manages its day-to-day operations. The Company entered into a Clinical Trial Agreement (“CTA”) with CARE for each of these clinical trials. Each CTA was negotiated in the ordinary course of business by Amarex, the Company’s former CRO, prior to Dr. Christopher Recknor’s appointment as an executive officer of the Company, and the operational and financial terms of the CTA with CARE were comparable to the terms available to unrelated clinical locations. Dr. Christopher Recknor was not involved in the Company’s decision to choose CARE as a clinical location for its ongoing trials or in patient recruitment at the CARE site. The Company made payments totaling approximately $1.7 million and $0.2 million to CARE during the fiscal years ended May 31, 2022 and 2023, respectively.
On September 23, 2021, Jordan G. Naydenov, then a director of the Company, entered into a private warrant exchange in which he exercised warrants to purchase common stock at $0.90 and $1.50 per share in lieu of the stated exercise price on the original warrants of $0.45 and $0.75 per share, respectively. Mr. Naydenov purchased a total of 644,444 shares of common stock, as well as 644,444 additional shares as an inducement to exercise his warrants, for a total of 1,288,888 shares of common stock. The terms and conditions of Mr. Naydenov’s investment totaling approximately $700,000 were identical to those offered to other investors.
On February 14, 2022, the Company entered into a Surety Bond Backstop Agreement (the “Backstop Agreement”) with David F. Welch, Ph.D., in his individual capacity and as trustee of a revocable trust, as well as certain other related parties (collectively, the “Indemnitors”). Pursuant to the Backstop Agreement, the Indemnitors agreed to assist the Company in obtaining a surety bond (the “Surety Bond”) for posting in connection with the Company’s ongoing litigation with Amarex by, among other things, agreeing to indemnify the issuer of the Surety Bond (the “Surety”) with respect to the Company’s obligations under the Surety Bond. As a result of two amendments to the Backstop Agreement, the Indemnitors’ agreement to indemnify the Surety was extended until April 2023 and, as consideration for the Indemnitors’ obligations under the amended Backstop Agreement, the Company issued warrants to entities controlled by Dr. Welch to purchase a total of 45,000,000 shares of common stock at an exercise price of $0.10 per share. The warrants are fully exercisable and will expire at various dates in 2027 and 2028. The payment obligations of the Company to the Indemnitors bore interest at 10% per annum and were secured by substantially all of the patents held by the Company. In March 2023, as required and in connection with the extension of the Backstop Agreement, the Company relieved the Indemnitors of the remaining $1.4 million of cash collateral pledged by the Indemnitors in support of the Surety Bond. Subsequently, the Indemnitors were fully released from their indemnification obligations, they released their security interest in the Company’s patents securing the Company’s obligations under the Backstop Agreement, and the Company fully assumed the Surety Bond. The shares underlying the warrants are included in the shares registered for resale pursuant to this prospectus. See “Selling Stockholders” for more information.
On February 13, 2023, Dr. Arman, the Company’s then President, purchased approximately 0.4 million units consisting of one share of common stock and one warrant to purchase one share of common stock from the Company at an exercise price of $0.50. The terms and conditions of Dr. Arman’s investment totaling $0.1 million were identical to those offered to other investors in a private placement being conducted through a placement agent.
Dr. Ndhlovu served on the Company’s Scientific Advisory Board for a period of time. As compensation for that service, Dr. Ndhlovu was granted an option to purchase 50,000 shares of common stock with an exercise price of $3.36 per share that will expire on August 31, 2030, and an option to purchase an additional 50,000 shares of common stock with an exercise price of 0.50 per share that will expire on September 6, 2032. The awards were not subject to disclosure under Regulation S-K Item 404(a), but the Board took them into consideration in determining that Dr. Ndhlovu is independent under the Nasdaq Rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of common stock as of May 31, 2023, by (i) beneficial owners of more than 5 percent of our outstanding shares of common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) our executive officers and directors as of May 31, 2023, as a group.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Total(3)
Beneficial owners of more than 5 percent:
David F. Welch(4)	51,919,899	5.4%
Directors and Named Executive Officers:
A. Cyrus Arman, Ph.D.(5)	869,564	—
Antonio Migliarese(6)	2,181,226	*
Scott A. Kelly, M.D.(7)	1,116,408	*
Karen J. Brunke, Ph.D.(8)	284,611	*
Ryan C. Dunlap(8)	185,334	*
Lishomwa C. Ndhlovu, M.D., Ph.D.(8)	459,611	*
Stephen M. Simes(8)	178,012	*
Tanya Durkee Urbach(9)	521,724	*
Directors and executive officers as a group (7 persons)(10)	4,680,082	0.5%

*
Less than 1% of the outstanding shares of common stock.

(1)
Unless otherwise indicated, the business address of each director and current or former executive officer shown other than Dr. Kelly is c/o CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.

(2)
Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or investment power. Beneficial ownership also includes shares subject to stock options, warrants, or other rights to acquire shares that are exercisable currently or within 60 days following May 31, 2023; such shares are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such stock options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage of any other person. Unless otherwise stated, numbers represent shares of common stock.

(3)
Percentages are based on 918,612,225 shares of common stock outstanding as of May 31, 2023.

(4)
Includes: (i) 632,654 shares subject to stock options held directly by Dr. Welch, (ii) 624,220 shares of common stock and 1,000 shares of Series D Convertible Preferred Stock convertible into 1,250,000 shares of common stock held by a limited liability company for which Dr. Welch has voting and dispositive power; and (iii) 44,250,000 shares of common stock subject to warrants held by trusts for which Dr. Welch, as trustee, has voting and dispositive power.

(5)
Includes a warrant covering 434,782 shares.

(6)
Includes 1,998,019 shares subject to stock options.

(7)
Includes: (i) a warrant covering 500,000 shares; and (ii) 616,408 shares held by Dr. Kelly’s spouse.

(8)
Represents shares subject to stock options.

(9)
Includes 359,611 shares subject to stock options.

(10)
Includes 3,465,198 shares subject to stock options and 434,782 shares subject to warrants.

SELLING STOCKHOLDERS
When we refer to the “selling stockholders” in this prospectus, we mean the persons or entities specifically identified in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and other successors-in-interest who may subsequently hold any of the selling stockholders’ interests other than through a public sale.
The table below sets forth information concerning the resale of our shares by the selling stockholders. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common stock. Unless otherwise stated below in the footnotes, to our knowledge, neither the selling stockholders, nor any affiliate of such stockholders, has held any position or office with us during the three years prior to the date of this prospectus.
We have registered 72,012,484 shares of our common stock and 133,749,059 shares underlying outstanding warrants to purchase our common stock for resale by the selling stockholders named below. We will not receive any of the proceeds of sales by the selling stockholders of any of the shares of common stock covered by this prospectus. However, if all of the warrants covered by this prospectus are exercised for cash, we may receive proceeds of up to approximately $45.5 million, as further described in “Use of Proceeds.”
Set forth below are the names of the selling stockholders and the amount and percentage of common stock beneficially owned by each of the selling stockholders (including shares which the stockholders have the right to acquire within 60 days of April 30, 2023) prior to the offering, the shares to be sold in the offering, and the amount and percentage of common stock to be owned by each (including shares which the stockholders have the right to acquire within 60 days of April 30, 2023) after the offering assuming all shares are sold. The footnotes provide information about persons who have voting and dispositive power with respect to shares held by the selling stockholders.
The amounts and information set forth below are based upon information the Company received from the selling stockholders, and/or Company records. The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell, unless indicated otherwise in the footnotes below, shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that the selling stockholders sell all of the shares offered by them in offerings pursuant to this prospectus and do not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.
Name of Selling Stockholder	Shares Beneficially Owned Pre-Offering(1)	% Owned Pre-Offering(2)	Common Stock Offered in this Offering	Warrant Shares	Number of Shares Post-Offering	% of Shares Post-Offering(2)
4-Good Ventures, LLC(3)	51,919,899	5%	—	44,000,000	7,919,899	*
Aaron Lehmann	173,912	*	86,956	86,956	—	*
Adeel Shahid	1,011,640	*	250,000	250,000	511,640	*
Adolfo & Donna Carmona	1,784,268	*	434,782	434,782	914,704	*
Alexander & Donna Tosi	3,994,970	*	434,782	434,782	3,125,406	*
Angus J. Bruce	344,347	*	86,956	86,956	170,435	*
Anh Nguyen	2,337,133	*	217,391	217,391	1,902,351	*
Ann C. Darda	999,116	*	217,391	217,391	564,334	*
Anthony & Angela Reed Family Trust dtd 05-30-2002	524,387	*	65,217	65,217	393,953	*
Aronow Capital, LLC(4)	6,451,061	*	1,086,956	1,086,956	4,277,149	*
Ashok & Harshida Patel	935,514	*	217,391	217,391	500,732	*

Name of Selling Stockholder	Shares Beneficially Owned Pre-Offering(1)	% Owned Pre-Offering(2)	Common Stock Offered in this Offering	Warrant Shares	Number of Shares Post-Offering	% of Shares Post-Offering(2)
Barak Engel	317,390	*	108,695	108,695	100,000	*
Baron S. Lonner	1,788,899	*	217,391	217,391	1,354,117	*
Barron Holdings, LLC(5)	1,473,191	*	217,390	217,390	1,038,411	*
Beacon Investments, LLC	6,035,284	*	1,086,956	1,086,956	3,861,372	*
Billy Culpepper	659,294	*	217,391	217,391	224,512	*
Blake & Jennifer Ortiz-Alizieri	217,390	*	108,695	108,695	—	*
Bradley Rotter	7,320,970	*	1,086,956	1,086,956	5,147,058	*
Bravo Papa, LLC	2,608,694	*	1,304,347	1,304,347	—	*
Brayden Clark	540,868	*	130,434	130,434	280,000	*
Bruce L Levy Revocable Trust dtd 11/28/2012	217,390	*	108,695	108,695	—	*
Bruce Seyburn	452,139	*	108,695	108,695	234,749	*
Caterina Tosco-Parisi	2,415,619	*	652,173	652,173	1,111,273	*
Charles E. Mader	695,582	*	217,391	217,391	260,800	*
Charles Ritter	500,000	*	250,000	250,000	—	*
Childers Living Trust	217,390	*	108,695	108,695	—	*
Chitayat-Mahboubian Familty Trust	2,039,640	*	652,173	652,173	735,294	*
Chris Lonsford	1,007,681	*	108,695	108,695	790,291	*
Clayton A. Struve	1,157,712	*	217,391	217,391	722,930	*
Cohen Family Trust dtd 06-23-20	951,595	*	252,173	252,173	447,249	*
Connective Capital Emerging Energy QP LP	1,739,130	*	869,565	869,565	—	*
Connective Capital I QP LP	869,564	*	434,782	434,782	—	*
Cooper Pulliam	9,608,694	1%	1,304,347	1,304,347	7,000,000	*
Currie Family Credit Shelter Trust	2,676,893	*	652,173	652,173	1,372,547	*
Curt M. Hartman	249,890	*	108,695	108,695	32,500	*
Curtis D. Walker Living Trust dtd 07-10-2019	4,987,874	*	652,173	652,173	3,683,528	*
Cyrus Arman Trust(6)	869,564	*	434,782	434,782	—	*
Dale Ragan	2,585,250	*	434,782	434,782	1,715,686	*
Dan Cornwell	867,172	*	326,086	326,086	215,000	*
Daniel Nowlin	1,809,647	*	434,782	434,782	940,083	*
David & Kimberley Wyatt Bridgeforth	478,782	*	217,391	217,391	44,000	*
David Ems	888,224	*	217,391	217,391	453,442	*
Dax Barnhart	434,782	*	217,391	217,391	—	*

Name of Selling Stockholder	Shares Beneficially Owned Pre-Offering(1)	% Owned Pre-Offering(2)	Common Stock Offered in this Offering	Warrant Shares	Number of Shares Post-Offering	% of Shares Post-Offering(2)
Dean Dewitt Bekken, II	543,782	*	217,391	217,391	109,000	*
Dell Darrell Roland	217,390	*	108,695	108,695	—	*
Dodge & Dodge Partnership	260,868	*	130,434	130,434	—	*
Donald Crowley	434,782	*	217,391	217,391	—	*
Due Mondi Investments Ltd	572,169	*	108,695	108,695	354,779	*
Edward Rotter	436,669	*	152,173	152,173	132,323	*
Ernie Kreitenberg & Nancy Pomerantz Kreitenberg Trust	353,305	*	108,695	108,695	135,915	*
Ernie Kreitenberg DBPP	353,305	*	108,695	108,695	135,915	*
Eugene & Laura Webb	6,108,362	*	1,086,956	1,086,956	3,934,450	*
Felix Frayman	2,573,029	*	1,086,956	1,086,956	399,117	*
Francesco Tosco	6,203,516	*	1,304,347	1,304,347	3,594,822	*
Francis M. Lymburner	2,330,945	*	326,086	326,086	1,678,773	*
Fred & Betty Bialek Revocable Trust dtd 12-20-14	287,056	*	108,695	108,695	69,666	*
George B. Fisher	220,000	*	110,000	110,000	—	*
George Martin	217,390	*	108,695	108,695	—	*
Gerald A. Tomsic Trust dtd 08-10-1995	1,165,899	*	317,391	317,391	531,117	*
Gerald P. McBride	369,346	*	152,173	152,173	65,000	*
Harnar Living Trust dtd 11-21-1995	4,768,703	*	217,391	217,391	4,333,921	*
Heeseop Shin	680,000	*	220,000	220,000	240,000	*
Henry Chase	1,555,837	*	434,782	434,782	686,273	*
Jack Cavin Holland 1979 Trust dtd 02-14-1979	695,708	*	173,913	173,913	347,882	*
James R. Lathrop	1,681,841	*	217,391	217,391	1,247,059	*
James T. Betts	1,103,632	*	434,782	434,782	234,068	*
James Thomas Hays III TTEE JTH III Living Trust dtd 12/18/2018	869,564	*	434,782	434,782	—	*
Jason Trewyn	897,054	*	326,086	326,086	244,882	*
Jassem AlMohammed	347,390	*	108,695	108,695	130,000	*
Jeremy Brown	116,956	*	43,478	43,478	30,000	*
Joe H. Campbell	709,782	*	217,391	217,391	275,000	*
Joe H. Martin	1,045,542	*	506,521	506,521	32,500	*
Joel Pruzansky	217,390	*	108,695	108,695	—	*
John Cundari	217,390	*	108,695	108,695	—	*
John Baldwin	217,390	*	108,695	108,695	—	*

Name of Selling Stockholder	Shares Beneficially Owned Pre-Offering(1)	% Owned Pre-Offering(2)	Common Stock Offered in this Offering	Warrant Shares	Number of Shares Post-Offering	% of Shares Post-Offering(2)
John Sobiesk	1,107,564	*	434,782	434,782	238,000	*
Jon L. Nelson & Tammy L. Baker JTWROS	320,000	*	110,000	110,000	100,000	*
Katie Knighton	751,466	*	286,956	286,956	177,554	*
Keith M. Wright	3,412,823	*	1,086,956	1,086,956	1,238,911	*
Kenneth Shell	1,574,269	*	434,782	434,782	704,705	*
Kent A. & Suzanne Hendrix	217,390	*	108,695	108,695	—	*
Kevin Long	347,826	*	173,913	173,913	—	*
Kevin R. Lannert Revocable Trust	981,918	*	217,391	217,391	547,136	*
Kim Marie Timothy	2,934,782	*	217,391	217,391	2,500,000	*
Kimberly Patera	217,390	*	108,695	108,695	—	*
Kristin K. Crace	417,390	*	108,695	108,695	200,000	*
Kyle Ray Fry	2,173,912	*	1,086,956	1,086,956	—	*
Larry & Sandra Admire	249,890	*	108,695	108,695	32,500	*
Lezarb Pty LTD ATF Brazel Super Fund	217,390	*	108,695	108,695	—	*
Lloyd M. Grissinger	532,282	*	217,391	217,391	97,500	*
Marc A. Cohen	447,940	*	140,000	140,000	167,940	*
Mark & Kirsten Carnese	1,498,463	*	434,782	434,782	628,899	*
Mark & Rita Azzopardi	217,390	*	108,695	108,695	—	*
Mark Gaynor	250,000	*	125,000	125,000	—	*
Mark Renelt	217,390	*	108,695	108,695	—	*
Mark W. Spates	777,918	*	217,391	217,391	343,136	*
Michael Adam Zimmerman	312,188	*	65,217	65,217	181,754	*
Michael Brugos	1,589,937	*	108,695	108,695	1,372,547	*
Michael Hammett	1,169,535	*	434,782	434,782	299,971	*
Mike Colagrossi	1,521,736	*	760,868	760,868	—	*
Mike Nye	8,149,725	*	3,478,260	3,478,260	1,193,205	*
Mitchell J. Tracy	729,064	*	110,000	110,000	509,064	*
Mitchell Mandich	660,877	*	150,000	150,000	360,877	*
Nancy Cowgill Trust	2,334,819	*	434,782	434,782	1,465,255	*
Newkumet Ltd.	999,564	*	434,782	434,782	130,000	*
Nicholas Cova	2,111,504	*	869,565	869,565	372,374	*
Noah Anderson	2,427,142	*	652,173	652,173	1,122,796	*
Northlea Partners, LLLP	381,188	*	65,217	65,217	250,754	*
Owen Carter	1,637,237	*	173,913	173,913	1,289,411	*
Paul & Maureen Hydok	4,177,108	*	978,260	978,260	2,220,588	*
Paul Glauber	973,570	*	365,217	365,217	243,136	*

Name of Selling Stockholder	Shares Beneficially Owned Pre-Offering(1)	% Owned Pre-Offering(2)	Common Stock Offered in this Offering	Warrant Shares	Number of Shares Post-Offering	% of Shares Post-Offering(2)
Peer Pedersen	7,556,210	*	2,608,694	2,608,694	2,338,822	*
Ralph Hardt	2,333,757	*	652,173	652,173	1,029,411	*
Reena & Vivek Awasty	8,171,530	*	1,999,999	1,999,999	4,171,532	*
Richard Casamento	217,390	*	108,695	108,695	—	*
Richard Jeanneret	3,056,818	*	434,782	434,782	2,187,254	*
Richard M. Reiter	217,390	*	108,695	108,695	—	*
Richard Pestell	7,000,000	*	—	7,000,000	—	*
Robert Dailey	1,025,564	*	434,782	434,782	156,000	*
Robert Dodge	2,507,111	*	434,782	434,782	1,637,547	*
Robert Horowitz	1,015,594	*	304,347	304,347	406,900	*
Robert Lanphere Jr.	7,020,066	*	1,304,347	1,304,347	4,411,372	*
Robert Rathbone	295,246	*	108,695	108,695	77,856	*
Robert S. Johnson	217,390	*	108,695	108,695	—	*
Roger G. Barnhart	434,782	*	217,391	217,391	—	*
Rohit Ram	405,500	*	200,000	200,000	5,500	*
Ronald Coleman	869,564	*	434,782	434,782	—	*
Ross Pearson	744,190	*	108,695	108,695	526,800	*
Samuel Kwon	813,860	*	108,695	108,695	596,470	*
Scott Lowry	1,733,425	*	434,782	434,782	863,861	*
Sean E. McCance	3,772,134	*	217,391	217,391	3,337,352	*
Southern Cross Trust dtd 11/30/2020	1,433,910	*	586,955	586,955	260,000	*
Stanton Rowe	588,438	*	217,391	217,391	153,656	*
Stephen A. Wilson Revocable Trust	2,598,912	*	1,086,956	1,086,956	425,000	*
Steve J. Schroeder	217,390	*	108,695	108,695	—	*
Steven Rothstein	290,919	*	108,695	108,695	73,529	*
Strata Trust Company Cust FBO Alexander Tosi IRA	3,820,978	*	434,782	434,782	2,951,414	*
Strata Trust Company Cust FBO Harry Dominick Venezia Jr. Roth IRA	315,510	*	95,510	95,510	124,490	*
Strata Trust Company Cust FBO James G. Diemert Roth IRA	434,128	*	152,064	152,064	130,000	*
Strata Trust Company Cust FBO Jeffrey Weiner ROTH IRA	1,857,077	*	434,782	434,782	987,513	*
Strata Trust Company Cust FBO Jeremy Brown Bene for Sydney Brown Traditional IRA	423,802	*	195,651	195,651	32,500	*

Name of Selling Stockholder	Shares Beneficially Owned Pre-Offering(1)	% Owned Pre-Offering(2)	Common Stock Offered in this Offering	Warrant Shares	Number of Shares Post-Offering	% of Shares Post-Offering(2)
Strata Trust Company Cust FBO Michael F Zupan IRA	267,390	*	108,695	108,695	50,000	*
Strata Trust Company Cust FBO Nigel H Timothy IRA	2,934,782	*	217,391	217,391	2,500,000	*
Strata Trust Company Cust FBO Terry Mitchell IRA	434,782	*	217,391	217,391	—	*
Stuart Sherman	842,918	*	217,391	217,391	408,136	*
Sudesh Reddy	260,868	*	130,434	130,434	—	*
Tawny Eastman	4,214,598	*	1,086,956	1,086,956	2,040,686	*
The Andrew Harwood Revocable Trust	347,826	*	173,913	173,913	—	*
The Benito Tosi & Nicolena Tosi Revocable Trust	808,918	*	217,391	217,391	374,136	*
The Mangrove Partners Master Fund, LTD	13,043,478	1%	6,521,739	6,521,739	—	*
Thomas Butcher	1,209,562	*	434,781	434,781	340,000	*
Thomas F. & Patricia N. Nolan	319,160	*	139,130	139,130	40,900	*
Thomas Hamilton	11,517,458	1%	3,913,043	3,913,043	3,691,372	*
Thomas Hays Hutton Jr GST Exempt Residuary Trust	795,652	*	347,826	347,826	100,000	*
Thomas M. Bey	900,890	*	200,000	200,000	500,890	*
Thomas McChesney	311,507	*	108,695	108,695	94,117	*
Troy O’Bryan	2,015,333	*	565,216	565,216	884,901	*
Umberto Stangarone	578,507	*	108,695	108,695	361,117	*
Venkat Bussa	2,990,185	*	1,086,956	1,086,956	816,273	*
Wamoh LLC	1,841,273	*	250,000	250,000	1,341,273	*
Wayne Westerman	1,981,415	*	282,608	282,608	1,416,199	*
William & Heather Elerding	304,346	*	152,173	152,173	—	*
William M. Stocker, III	881,443	*	130,434	130,434	620,575	*
Zach Bailey	2,055,619	*	652,173	652,173	751,273	*
Paulson Investment Company, LLC(7)	5,319,140	*	—	1,621,061	3,698,079	*
Amal Amin(8)	713	*	—	713	—	*
Brady Clark(8)	418,848	*	—	7,827	411,021	*
Brandon Firby(8)	29,486	*	—	2,609	26,877	*
Brandon Paulino(8)	1,305	*	—	1,305	—	*
Christopher Clark(8)	6,744,895	*	—	1,482,733	5,262,162	*

Name of Selling Stockholder	Shares Beneficially Owned Pre-Offering(1)	% Owned Pre-Offering(2)	Common Stock Offered in this Offering	Warrant Shares	Number of Shares Post-Offering	% of Shares Post-Offering(2)
Damon Thomas(8)	1,018,864	*	—	464,479	554,385	*
Daniel Mancuso(8)	47,955	*	—	26,160	21,795	*
Eugene Webb(8)	7,234,627	*	—	2,076,355	5,158,272	*
Gary Saccaro(8)	1,892,214	*	—	581,009	1,311,205	*
Harry Striplin(8)	170,931	*	—	50,159	120,772	*
Hercules Dorn Stewart(8)	22,500	*	—	22,500	—	*
John Nole(8)	97,430	*	—	7,194	90,236	*
Joshua Kaikov(8)	154,722	*	—	104,318	50,404	*
Malcolm Alexander Winks(8)	537,191	*	—	167,194	369,997	*
Marta Wypych(8)	1,072,489	*	—	624,753	447,736	*
Mika Grasso(8)	10,000	*	—	10,000	—	*
Raymond Guarini(8)	63,679	*	—	46,957	16,722	*
Robert Setteducati(8)	6,560,023	*	—	1,482,733	5,077,290	*
Rodney Baber(8)	487,229	*	—	173,479	313,750	*
Ryan Sikorsky(8)	29,651	*	—	5,218	24,433	*
Terrence Lynch(8)	212,986	*	—	117,392	95,594	*
Thomas Parigian(8)	5,608,791	*	—	1,482,733	4,126,058	*
Timothy Dabulis(8)	10,500	*	—	10,500	—	*
Trent Davis(8)	604,654	*	—	167,194	437,460	*

*
Represents less than 1%.

(1)
Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or dispositive power. Shares of common stock registered hereunder include shares that are exercisable or convertible within 60 days following April 30, 2023. Such shares are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person holding such convertible securities but are not deemed outstanding for computing the percentage of any other person.

(2)
Percentages are based on 916,009,805 shares of common stock outstanding as of April 30, 2023.

(3)
David Welch, as manager, has voting and dispositive power over warrants covering 44,000,000 shares of common stock held by 4-Good Ventures LLC, exercisable at a price of $0.10 per share. Dr. Welch also has voting and dispositive power over an additional 250,000 warrants, 1,000 shares of Series D Convertible Preferred Stock convertible into 1,250,000 shares of common stock, 5,787,245 shares of common stock, of which 624,220 are held by 4-Good Ventures LLC and 5,163,025 are held in trusts, and options covering 632,654 shares of common stock which are held directly by Dr. Welch. Dr. Welch served as a director of the Company from January 10, 2019, until September 30, 2020. Also, on July 15, 2019, the Company entered into a consulting agreement with Dr. Welch to serve as non-executive interim Strategy Advisor. The consulting agreement was terminated in October 2019. Dr. Welch received stock options for 250,000 shares at a per share exercise price of $0.385 and for 187,500 shares at a per share exercise price of $0.39 as compensation under the consulting agreement.

(4)
Richard Aronow has voting and dispositive power over these shares.

(5)
Jeffrey Brugos has voting and dispositive power over these shares. Mr. Brugos also directly holds 50,000 shares of common stock and 15,000 shares covered by warrants.

(6)
Dr. Cyrus Arman has voting and dispositive power over these shares. Dr. Arman was President of CytoDyn Inc. from July 9, 2022 until July 6, 2023, and was appointed as the Company’s Senior Vice President, Business Operations, effective July 7, 2023. For additional information as it relates to Dr. Arman’s beneficial ownership in the Company, see Security Ownership of Certain Beneficial Owners and Management, above.

(7)
The Executive Committee of Paulson Investment Company, LLC, a broker-dealer registered with the SEC and a member of FINRA, has voting and dispositive power over these warrant shares. The members of the Executive Committee are Messrs. Clark, Parigian and Setteducati. The warrants were issued to Paulson Investment Company, LLC, or its designees as partial compensation for serving as placement agent in private offerings conducted by the Company. We also paid Paulson Investment Company, LLC, a total of approximately $3.9 million in cash as fees for its services as placement agent in the offerings pursuant to which the warrants were acquired.

(8)
Individual is an officer, employee, or member of Paulson Investment Company, LLC.

PLAN OF DISTRIBUTION
The selling stockholders, which for this purpose include donees, pledgees, transferees, or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholders as a gift, pledge, dividend, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales or other dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling stockholders may use any one or more of the following methods when selling our shares or interests in our shares:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•
privately negotiated transactions;

•
short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
an agreement by a broker-dealer with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•
a combination of any such methods of sale; and

•
any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of our shares owned by them and, if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer our shares in other circumstances, in which case the transferees, pledgees or other successors will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our shares in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling stockholders.
The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or under Section 4(a)(1) of the Securities Act, if available, rather than by means of this prospectus.
In connection with the sale of shares of common stock covered by this prospectus, broker-dealers may receive commissions or other compensation from the selling stockholders in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares of common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on behalf of the selling stockholders that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate amount of compensation in the form of underwriting discounts, concessions, commissions or fees and any profit on the resale of shares by the selling stockholders that may be deemed to be underwriting compensation pursuant to Financial Industry Regulatory Authority, Inc., rules and regulations will not exceed applicable limits.
The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A selling stockholder who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12, and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
To the extent required, the shares of our common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.
We will pay all expenses of the registration of the common stock for resale by the selling stockholders, including, without limitation, filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholders will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by them.

DESCRIPTION OF SECURITIES
General
CytoDyn, Inc. (the “Company” or “we”) is authorized to issue up to 1,355,000,000 shares of capital stock, including 1,350,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of April 30, 2023, we had 916,009,805 shares of common stock outstanding, 19,000 shares of Series B Preferred Stock (as defined below), 6,903 shares of Series C Preferred Stock (as defined below) and 8,452 shares of Series D Preferred Stock (as defined below) issued and outstanding.
The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our Board to issue additional shares of stock could enhance the Board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the Board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock and is qualified by reference to our certificate of incorporation, as amended, and bylaws, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.
Common Stock
Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. All actions required or permitted to be taken by stockholders at an annual or special meeting of the stockholders must be effected at a duly called meeting, with a quorum present of a majority in voting power of the shares entitled to vote thereon. Special meetings of the stockholders may only be called by our Board acting pursuant to a resolution approved by the affirmative majority of the entire Board. Subject to the rights, if any, of any series of preferred stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies on the Board) may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority in voting power of the shares then entitled to vote at an election of directors. Other than with respect to actions permitted to be voted on by holders of preferred stock voting separately as a class or series, stockholders may not take action by written consent.
Subject to preferences which may be applicable to any outstanding shares of preferred stock from time to time, holders of our common stock have equal ratable rights to such dividends as may be declared from time to time by our Board out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our remaining assets after provision for payment of amounts owed to creditors and preferences applicable to any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have preemptive rights.
The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any outstanding shares of preferred stock. As more fully described in our Certificate of Incorporation, holders of our common stock are not entitled to vote on certain amendments to the Certificate of Incorporation related solely to our preferred stock.
Our common stock is presently quoted on the OTCQB of the OTC Markets marketplace under the trading symbol CYDY. Our transfer agent and registrar is Computershare Shareholder Services.
Preferred Stock
Our Board is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, approximately 4,600,000 of which shares are undesignated. Our Board has the authority, within the limitations and restrictions prescribed by law and without stockholder approval, to provide by resolution for the issuance of shares of preferred stock, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series of the designation of such series, by delivering an appropriate certificate of amendment to our certificate of incorporation to the Delaware Secretary of State pursuant to the Delaware General Corporation Law (the “DGCL”). The issuance of preferred stock could have the effect of decreasing the market price of the common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of our common stock.
If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:
•
the title and stated value;

•
the number of shares offered, the liquidation preference per share and the purchase price;

•
the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•
whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•
the procedures for any auction and remarketing, if any;

•
the provisions for a sinking fund, if any;

•
the provisions for redemption, if applicable;

•
any listing of the preferred stock on any securities exchange or market;

•
whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•
whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•
voting rights, if any, of the preferred stock;

•
a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•
the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

•
any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Under Section 170 of the Delaware General Corporation Law, the Company is permitted to pay dividends only out of capital surplus or, if none, out of net profits for the fiscal year in which the dividend is declared or net profits from the preceding fiscal year. As of February 28, 2023, the Company had an accumulated deficit of approximately $823.1 million and had net loss in each fiscal year since inception and, therefore, is prohibited from paying any dividends, whether in cash, other property, or in shares of capital stock.
Series B Convertible Preferred Stock
Each share of the Series B Preferred Stock is convertible into ten (10) shares of the Company’s common stock. Dividends are payable to the Series B Preferred stockholders when and as declared by the Board at the rate of $0.25 per share per annum. Such dividends are cumulative and accrue whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available therefor. At the option of the Company, dividends on the Series B Preferred Stock may be paid in cash or shares of common stock, valued at $0.50 per share. The holders of the Series B Preferred Stock can only convert their shares to shares of common stock if the Company has sufficient shares of common stock authorized and available for issuance at the time of conversion. The Series B Preferred Stock has liquidation preferences over the common shares at $5.00 per share, plus any accrued and unpaid dividends. Except as otherwise provided by law, the Series B holders have no voting rights.
Series C Convertible Preferred Stock
The Series C Certificate of Designation provides, among other things, that holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board and out of any assets at the time legally available therefor, cumulative dividends at the rate of ten percent (10%) per share per annum of the stated value of the Series C Preferred Stock, which is $1,000 per share (the “Series C Stated Value”). Any dividends paid by the Company will be paid to the holders of Series C Preferred Stock, prior and in preference to any payment or distribution to holders of common stock. Dividends on the Series C Preferred Stock are cumulative, and will accrue and be compounded annually, whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available therefor. There are no sinking fund provisions applicable to the Series C Preferred Stock. The Series C Preferred Stock does not have redemption rights. Dividends, if declared by the Board, are payable to holders in arrears on December 31 of each year. Subject to the provisions of applicable Delaware law, the holder may elect to be paid in cash or in restricted shares of common stock at the rate of $0.50 per share.
In the event of any liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock will be entitled to receive, on a pari passu basis with the holders of the Series D Preferred Stock and in preference to any payment or distribution to any holders of the Series B Preferred Stock or common stock, an amount per share equal to the Series C Stated Value plus the amount of any accrued and unpaid dividends. If, at any time while the Series C Preferred Stock is outstanding, the Company effects a reorganization, merger or consolidation of the Company, sale of substantially all of its assets, or other specified transaction (each, as defined in the Series C Certificate of Designation, a “Fundamental Transaction”), a holder of the Series C Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series C Preferred Stock immediately prior to the Fundamental Transaction. Each share of Series C Preferred Stock is convertible at any time at the holder’s option into that number of fully paid and nonassessable shares of common stock determined by dividing the Series C Stated Value by the conversion price of $0.50 (subject to adjustment as set forth in the Series C Certificate of Designation). No fractional shares will be issued upon the conversion of the Series C Preferred Stock. Except as otherwise provided in the Series C Certificate of Designation or as otherwise required by law, the Series C Preferred Stock has no voting rights.
Series D Convertible Preferred Stock
The Series D Certificate of Designation provides, among other things, that holders of Series D Preferred Stock shall be entitled to receive, when and as declared by the Board and out of any assets at the time legally available therefor, cumulative dividends at the rate of ten percent (10%) per share per annum of the stated value of the Series D Preferred Stock, which is $1,000 per share (the “Series D Stated Value”). Any dividends paid by the Company will be paid to the holders of Series D Preferred Stock, prior and in preference to any payment or distribution to holders of common stock. Dividends on the Series D Preferred Stock are cumulative, and will accrue and be compounded annually, whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available therefor. There are no sinking fund provisions applicable to the Series D Preferred Stock. The Series D Preferred Stock does not have redemption rights. Dividends, if declared by the Board, are payable to holders in arrears on December 31 of each year. Subject to the provisions of applicable Delaware law, the holder may elect to be paid in cash or in restricted shares of common stock at the rate of $0.50 per share.
In the event of any liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock will be entitled to receive, on a pari passu basis with the holders of the Series C Preferred Stock, and in preference to any payment or distribution to any holders of the Series B Preferred Stock or common stock, an amount per share equal to the Series D Stated Value plus the amount of any accrued and unpaid dividends. If, at any time while the Series D Preferred Stock is outstanding, the Company effects a reorganization, merger or consolidation of the Company, sale of substantially all of its assets, or other specified transaction (each, as defined in the Series D Certificate of Designation, a “Fundamental Transaction”), a holder of the Series D Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series D Preferred Stock immediately prior to the Fundamental Transaction. Each share of Series D Preferred Stock is convertible at any time at the holder’s option into that number of fully paid and nonassessable shares of common stock determined by dividing the Series D Stated Value by the conversion price of $0.50 (subject to adjustment as set forth in the Series D Certificate of Designation). No fractional shares will be issued upon the conversion of the Series D Preferred Stock. Except as otherwise provided in the Series D Certificate of Designation or as otherwise required by law, the Series D Preferred Stock has no voting rights.
Anti-takeover Effects of Delaware Law and our Certificate of Incorporation, as amended
As described above, our Board is authorized to designate and issue shares of preferred stock in series and define all rights, preferences and privileges applicable to such series. This authority may be used to make it more difficult or less economically beneficial to acquire or seek to acquire us.
Special meetings of the stockholders may only be called by our Board acting pursuant to a resolution approved by the affirmative majority of the entire Board.
SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants to purchase common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) we have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months preceding the sale.
Persons who have beneficially owned restricted shares of common stock or warrants for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, will be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
one percent (1%) of the total number of shares of common stock then outstanding; or

•
the average weekly reported trading volume of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Company under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the Company.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if specified conditions are met, including the following conditions applicable to us:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and

•
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months, other than Form 8-K reports.

We have not been a shell company for more than 10 years, and so, as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 is available for the resale of restricted securities within the meaning of Rule 144.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Miller Nash LLP. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.
EXPERTS
The consolidated financial statements for the fiscal year ended May 31, 2022, included in this prospectus have been audited by Macias Gini & O’Connell LLP, an independent registered public accounting firm. Their report relating to the consolidated financial statements of CytoDyn Inc. contains two explanatory paragraphs regarding substantial doubt as to CytoDyn Inc.’s ability to continue as a going concern and its restatement of the fiscal year ended May 31, 2021 (Note 14 to the consolidated financial statements for the fiscal year ended May 31, 2022 included in this prospectus). Their report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of May 31, 2022. Such financial statements have been included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements for the fiscal year ended May 31, 2021, included in this prospectus have been audited by Warren Averett, LLC, an independent registered public accounting firm, except for the error described in Note 14, as stated in its report dated July 30, 2021 (except for the effect of the revision discussed in Note 2 of the consolidated financial statements for the fiscal year ended May 31, 2022 included in this prospectus, as to which the date is January 10, 2022). Such financial statements have been included in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of the Registration Statement. This prospectus does not contain all of the information in the Registration Statement, including the exhibits filed with or incorporated by reference into the Registration Statement. The Registration Statement and its exhibits contain information that is material to the offering of the securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the Registration Statement in order to review a copy of the contract or documents. The Registration Statement and the exhibits are available through the SEC’s EDGAR website.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.cytodyn.com. The information found on, or that can be accessed from, our website is not part of this prospectus or any applicable prospectus supplement.
We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the exhibits incorporated by reference in the Registration Statement (other than exhibits to other documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:
1111 Main Street, Suite 660
Vancouver, Washington 98660
(360) 980-8524
You should rely only on the information in this prospectus and the additional information described above. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate only on the date of the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

CYTODYN INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
CytoDyn Inc.
Opinion on the Consolidated Financial Statements
We have audited, before the effects of the adjustments for the correction of the error described in Note 14, Restatement, the accompanying consolidated balance sheet of CytoDyn Inc. (the Company) as of May 31, 2021 and the related consolidated statements of operations, changes in stockholders’ (deficit) equity, and cash flows for the two years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, except for the error described in Note 14, Restatement, the 2021 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2021, and the results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.
We were not engaged to audit, review, or apply any procedures to the adjustments of the correction of the error described in Note 14, Restatement and accordingly, we do not express an opinion or any form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Macias Gini & O’Connell LLP. (The 2021 consolidated financial statements before the effects of the adjustments discussed in Note 14, Restatement have been withdrawn and are not presented herein.)
Substantial Doubt as to the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2, Summary of Significant Accounting Policies — Going Concern to the consolidated financial statements, the Company incurred significant net losses and has an accumulated deficit through May 31, 2021, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Warren Averett, LLC
We served as the Company’s auditor from 2007 through 2021.
Birmingham, Alabama
July 30, 2021, except for the effect of the revision discussed in Note 2, as to which the date is January 10, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
CytoDyn Inc.
Vancouver, Washington
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of CytoDyn Inc. (the “Company”) as of May 31, 2022, and the related statements of operations, changes in stockholders’ (deficit) equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2022, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
We also have audited the adjustments described in Note 14, Restatement that were applied to restate the 2021 consolidated financial statements to correct an error. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2021 consolidated financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2021 consolidated financial statements taken as a whole.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of May 31, 2022, based on criteria established in 2013 Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated August 15, 2022 expressed an adverse opinion.
Substantial Doubt as to the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2, Summary of Significant Accounting Policies — Going Concern to the consolidated financial statements, the Company incurred a net loss of approximately $210,820,000 for the year ended May 31, 2022 and has an accumulated deficit of approximately $766,131,000 through May 31, 2022, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Restatement of fiscal year 2021 Consolidated Financial Statements
As discussed in Note 14, Restatement to the consolidated financial statements, the consolidated financial statements as of December 31, 2021 and for the year then ended have been restated to correct misstatements.
Basis for Opinion
These consolidated financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on the entity’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Evaluation of the Reserve and Write-off against Pre-Launch Inventory and Determination of alternate future use for Residual Raw Materials
Critical Audit Matter Description
As explained in Note 2, Summary of Significant Accounting Policies to the consolidated financial statements, the Company has capitalized pre-launch inventories procured or produced for product launches sufficient to support estimated initial demand. Typically, capitalization of such pre-launch inventory begins when the results of the clinical trial have reached a status sufficient for regulatory approval and the Company has determined that the capitalized costs will provide future economic benefits. Anticipated future sales, shelf lives, and expected approval dates are all factors when evaluating the realizability of capitalized pre-launch inventory. Evaluating the adequacy of the Company’s reserve against pre-launch inventory, the write-off of certain components, as well as the alternate future use of residual raw materials was challenging because it involved a higher degree of management judgment.
How the Critical Audit Matter was Addressed in the Audit
Our audit procedures related to address this critical audit matter included:
•
External confirmation of inventories held by others.

•
Performing physical inventory count observation procedures

•
Review of manufacturing contracts and inquiries of management who oversee research and development efforts.

•
Testing the accuracy and completeness of the underlying data used in the estimate, including testing the methodology utilized to calculate the reserve and write-offs.

•
Evaluating the factors used by management to determine if the pre-launch inventory should continue to be capitalized before regulatory approval.

•
Evaluating the adequacy of reserves against pre-launch inventory.

•
Evaluating the alternate use criteria for residual raw materials.

Identification, bifurcation and evaluation of derivatives in hybrid equity linked instrument and induced conversion of debt
Critical Audit Matter Description
As described in Note 6, Convertible Instruments and Accrued Interest to the consolidated financial statements, the Company entered into security purchase agreements pursuant to which the Company issued secured convertible promissory notes with two-year terms. In addition, as described in Note 7, Equity Awards to the consolidated financial statements, the Company entered into several transactions that included the issuance of equity and warrants. We identified the accounting for these financing transactions, including the evaluation for potential embedded derivatives, classification of the warrants, as well as the subsequent accounting and extinguishment/induced of these equity linked instruments, as a critical audit matter. The application of the accounting guidance applicable to these transactions, including the evaluation for potential embedded derivatives, and the classification of the related warrants is complex, and therefore, applying such guidance to the contract terms is complex and requires significant judgment. Auditing these elements involved especially complex auditor judgment due to the nature of the terms of the financings and warrants, their extinguishment/induced accounting, and the significant effort required to address these matters, including the extent of specialized skills and knowledge needed.
How the Critical Audit Matter was Addressed in the Audit
Our audit procedures related to address this critical audit matter included:
•
Inspecting the agreements associated with each transaction and evaluating the completeness and accuracy of the Company’s technical accounting analysis and application of the relevant accounting literature.

•
Utilizing personnel with specialized knowledge and skills in valuations and technical accounting to assist in assessing management’s analysis of the security purchase agreements and warrants, including the evaluation for potential embedded derivatives, and classification of warrants including: (i) evaluating the contracts to identify relevant terms that affect the recognition in the consolidated financial statements, and (ii) assessing the appropriateness of conclusions reached by management.

•
Re-calculating inducement expense to validate accuracy related to current and prior period adjustments related to correcting misstatements and verifying all periods impacted are correctly restated.

/s/ Macias Gini & O’Connell LLP
We have served as the Company’s auditor since 2022.
San Jose, California
August 15, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
CytoDyn Inc.
Vancouver, Washington
Opinion on Internal Control over Financial Reporting
We have audited CytoDyn Inc.’s (the “Company”) internal control over financial reporting as of May 31, 2022, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of May 31, 2022, based on the COSO criteria.
We do not express an opinion or any other form of assurance on management’s statements referring to any corrective actions taken by the Company after the date of management’s assessment.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheet of the Company as of May 31, 2022, the related consolidated statements of operations, changes in stockholders’ (deficit) equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”) and our report dated August 15, 2022 expressed an unqualified opinion thereon.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Item 9A. Controls and Procedures. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of internal control over financial reporting in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Material weaknesses regarding management’s failure to design and maintain controls over the following have been identified and described in management’s assessment:
•
The failure to identify errors related to evaluation of complex accounting issues for which alternative accounting treatments exist constitutes a material weakness in the Company’s internal control over financial reporting. This material weakness is deemed to be caused by lack of review of equity transactions to allow to consider alternative accounting treatments, and an insufficient number of financial reporting and accounting personnel with the knowledge, experience, or training appropriate with the Company’s financial reporting requirements.

•
The Company failed to perform an adequate risk assessment, did not adequately design, and did not fully document information technology (IT) general controls in the areas of user access, program change management, operations over certain IT systems that support the company’s financial reporting processes, including controls to respond to the Complementary User Entity Controls assumed in the design and implementation of third-party service organizations controls. We concluded that in aggregate, these failures constitute a material weakness in the Company’s internal control over financial reporting.
These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the fiscal year 2022 consolidated financial statements, and this report does not affect our report dated August 15, 2022 on those consolidated financial statements.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ Macias Gini & O’Connell LLP
San Jose, California
August 15, 2022

CytoDyn Inc.
Consolidated Balance Sheets
(In thousands, except par value)
	May 31,
	2022	2021
		(Restated)(1)
Assets
Current assets:
Cash	$4,231	$33,943
Prepaid expenses	5,198	616
Prepaid service fees	1,086	1,543
Total current assets	10,515	36,102
Inventories, net	17,929	93,479
Operating leases right-of-use asset	536	712
Property and equipment, net	73	134
Intangibles, net	132	1,653
Total assets	$29,185	$132,080
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$67,974	$65,897
Accrued liabilities and compensation	8,861	19,073
Accrued interest on convertible notes	5,974	2,007
Accrued dividends on convertible preferred stock	3,977	2,647
Operating leases	134	175
Convertible notes payable, net	36,241	62,747
Total current liabilities	123,161	152,546
Operating leases	422	552
Total liabilities	123,583	153,098
Commitments and Contingencies (Note 10)
Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value; 5,000 shares authorized:
Series B convertible preferred stock, $0.001 par value; 400 shares authorized; 19 and 79 shares issued and outstanding at May 31, 2022 and May 31, 2021, respectively	—	—
Series C convertible preferred stock, $0.001 par value; 8 authorized; 7 and 8 issued and outstanding at May 31, 2022 and May 31, 2021, respectively	—	—
Series D convertible preferred stock, $0.001 par value; 12 authorized; 9 issued and outstanding at May 31, 2022 and May 31, 2021, respectively	—	—
Common stock, $0.001 par value; 1,000,000 shares authorized; 720,028 and 626,123 issued, and 719,585 and 625,680 outstanding at May 31, 2022 and May 31, 2021, respectively	720	626
Additional paid-in capital	671,013	532,031
Accumulated deficit	(766,131)	(553,675)
Treasury stock, $0.001 par value; 443 at May 31, 2022 and May 31, 2021	—	—
Total stockholders’ deficit	(94,398)	(21,018)
Total liabilities and stockholders’ equity	$29,185	$132,080

(1)
See Note 2, Revision of Financial Statements, and Note 14, Restatement.

See accompanying notes to consolidated financial statements.

CytoDyn Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
	Years ended May 31,
	2022	2021
		(Restated)(1)
Revenue	$266	$—
Cost of goods sold	53	—
Gross margin	213	—
Operating expenses:
General and administrative	44,303	34,320
Research and development	27,043	53,403
Amortization and depreciation	781	1,797
Intangible asset impairment charge	—	10,049
Inventory charge	73,490	5,027
Total operating expenses	145,617	104,596
Operating loss	(145,404)	(104,596)
Interest and other expense:
Interest on convertible notes	(5,417)	(4,387)
Amortization of discount on convertible notes	(2,958)	(3,591)
Amortization of debt issuance costs	(87)	(65)
Loss on induced conversion	(37,381)	(39,131)
Finance charges	(9,029)	(145)
Inducement interest expense	(6,691)	(13,922)
Legal settlement	(3,853)	(10,628)
Change in fair value of derivative liabilities	—	—
Total interest and other expense	(65,416)	(71,869)
Loss before income taxes	(210,820)	(176,465)
Income tax benefit	—	—
Net loss	$(210,820)	$(176,465)
Basic and diluted:
Weighted average common shares outstanding	676,900	587,590
Loss per share	$(0.31)	$(0.30)

(1)
See Note 2, Revision of Financial Statements, and Note 14, Restatement.

See accompanying notes to consolidated financial statements.

CytoDyn Inc.
Consolidated Statements of Stockholders’ (Deficit) Equity
(In thousands)
	Preferred stock		Common stock		Treasury stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ (deficit) equity
	Shares	Amount	Shares	Amount	Shares	Amount
							(Restated)(1)	(Restated)(1)	(Restated)(1)
Balance May 31, 2020	109	$—	519,262	$519	286	$—	$372,301	$(375,301)	$(2,481)
Issuance of stock for convertible note repayment	—	$—	24,154	$24	—	$—	$96,914	$—	$96,938
Issuance of legal settlement shares	—	—	4,000	4	—	—	(4)	—	—
Stock option exercises	—	—	2,591	3	—	—	1,835	—	1,838
Stock issued for incentive compensation and tendered for income tax	—	—	323	—	157	—	828	—	828
Stock issued for private offering	—	—	667	1	—	—	999	—	1,000
Conversion of Series B convertible preferred stock to common stock	(13)	—	131	—	—	—	—	—	—
Private warrant exchanges	—	—	37,054	37	—	—	17,519	—	17,556
Offering costs related to private warrant exchanges	—	—	—	—	—	—	(495)	—	(495)
Warrant exercises	—	—	37,941	38	—	—	18,611	—	18,649
Inducement interest expense related to private warrant exchanges	—	—	—	—	—	—	13,922	—	13,922
Dividends accrued and paid on preferred stock	—	—	—	—	—	—	—	(1,909)	(1,909)
Stock-based compensation	—	—	—	—	—	—	9,601	—	9,601
Net loss for May 31, 2021	—	—	—	—	—	—	—	(176,465)	(176,465)
Balance May 31, 2021	96	—	626,123	626	443	—	532,031	(553,675)	(21,018)
Issuance of stock for convertible note repayment	—	—	37,110	37	—	—	68,344	—	68,381
Issuance of legal settlement warrants	—	—	—	—	—	—	2,863	—	2,863
Stock option exercises	—	—	510	1	—	—	389	—	390
Stock issued for compensation and tendered for income tax	—	—	2,582	2	—	—	666	—	668
Stock issued for private offerings	—	—	38,035	38	—	—	46,473	—	46,511
Conversion of Series B and C convertible preferred stock to common stock	(61)	—	3,200	3	—	—	(3)	—	—
Private warrant exchanges	—	—	7,920	8	—	—	5,382	—	5,390
Offering costs related to stock issuance	—	—	—	—	—	—	(5,316)	—	(5,316)
Warrant exercises	—	—	1,642	2	—	—	1,034	—	1,036
Inducement interest expense related to private warrant exchanges	—	—	2,293	2	—	—	6,689	—	6,691
Preferred stock dividends accrued and paid in common stock	—	—	613	1	—	—	305	(1,636)	(1,330)
Stock-based compensation	—	—	—	—	—	—	5,571	—	5,571
Finance charges related to warrant issuance for surety bond backstop agreement	—	—	—	—	—	—	6,585	—	6,585
Net loss for May 31, 2022	—	—	—	—	—	—	—	(210,820)	(210,820)
Balance May 31, 2022	35	$—	720,028	$720	443	$—	$671,013	$(766,131)	$(94,398)

(1)
See Note 2, Revision of Financial Statements, and Note 14, Restatement.

See accompanying notes to consolidated financial statements.

CytoDyn Inc.
Consolidated Statements of Cash Flows
(In thousands)
	Years ended May 31,
	2022	2021
		(Restated)(1)
Cash flows from operating activities:
Net loss	$(210,820)	$(176,465)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	781	1,797
Amortization of debt issuance costs	87	65
Amortization of discount on convertible notes	2,958	3,591
Legal settlements	3,663	—
Finance charges related to surety bond backstop agreement	6,585	—
Loss on induced conversion	37,381	39,131
Inducement interest expense and non-cash finance charges	6,691	13,922
Interest expense associated with accretion of convertible notes payable	—	—
Change in fair value of derivative liabilities	—	—
Inventory write-offs	73,490	5,027
Stock-based compensation	6,239	10,429
Intangible asset impairment charge	—	10,049
Changes in operating assets and liabilities:
Decrease (increase) in inventories	2,060	(79,359)
Decrease in miscellaneous receivables	—	—
(Increase) decrease in prepaid expenses	(4,125)	1,228
(Decrease) increase in accounts payable and accrued expenses	(2,713)	53,012
Net cash used in operating activities	(77,723)	(117,573)
Cash flows from investing activities:
Furniture and equipment purchases	—	(122)
Net cash used in investing activities	—	(122)
Cash flows from financing activities:
Proceeds from warrant transactions	5,390	17,060
Proceeds from sale of common stock and warrants, net of issuance costs	41,195	1,000
Proceeds from warrant exercises	1,036	19,428
Proceeds from sale of preferred stock, net of offering costs	—	—
Exercise of option to repurchase shares held in escrow	—	—
Payment on convertible notes	—	(950)
Release of restricted cash held in trust for warrant tender offer	—	(10)
Proceeds from stock option exercises	390	1,839
Payment of payroll withholdings related to tender of common stock for income tax withholding	—	(778)
Proceeds from convertible notes payable, net	—	100,000
Payment of conversion offering costs	—	—
Dividend declared and paid on Series B Preferred Stock	—	(243)
Net cash provided by financing activities	48,011	137,346
Net change in cash and restricted cash	(29,712)	19,651
Cash and restricted cash, beginning of period	33,943	14,292
Cash and restricted cash, end of period	$4,231	$33,943
Cash and restricted cash consisted of the following:
Cash	$4,231	$33,943
Restricted cash	—	—
Total cash and restricted cash	$4,231	$33,943

(1)
See Note 2, Revision of Financial Statements, and Note 14, Restatement.

See accompanying notes to consolidated financial statements.

CytoDyn Inc.
Consolidated Statements of Cash Flows
(In thousands)
	Years ended May 31,
	2022	2021
		(Restated)(1)
Supplemental disclosure:
Cash paid for interest	$63	$147
Non-cash investing and financing transactions:
Issuance of common stock for principal and interest of convertible notes	$31,000	$57,807
Accrued dividends on convertible Series C and D Preferred Stock	$1,636	$1,666
Cashless exercise of warrants	$1	$11

(1)
See Note 2, Revision of Financial Statements, and Note 14, Restatement.

See accompanying notes to consolidated financial statements.

CYTODYN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF MAY 31, 2022
Note 1.   Organization
CytoDyn Inc. (together with its wholly owned subsidiaries, the “Company”) was originally incorporated under the laws of Colorado on May 2, 2002 under the name RexRay Corporation and, effective August 27, 2015, reincorporated under the laws of Delaware. The Company is a clinical-stage biotechnology company focused on the clinical development of innovative treatments for multiple therapeutic indications based on its product candidate, leronlimab (also referred to as “PRO 140” throughout this Form 10-K), a novel humanized monoclonal antibody targeting the CCR5 receptor. The Company is studying leronlimab in human immunodeficiency virus (“HIV”), non-alcoholic steatohepatitis (“NASH”), oncology, and other immunological applications such as coronavirus disease (“COVID-19”).
Leronlimab is being investigated as a viral entry inhibitor for HIV, believed to competitively bind to the N-terminus and second extracellular loop of the CCR5 receptor. For immunology, the CCR5 receptor is believed to be implicated in immune-mediated illnesses such as NASH. Leronlimab is being studied in HIV, NASH, oncology, and other therapeutic indications such as COVID-19 where CCR5 is believed to play an integral role.
The Company has pursued the regulatory approval of leronlimab in hopes that commercial sales will be obtained based on positive data from its Phase 2b/3 clinical trial for leronlimab as a combination therapy with highly active antiretroviral therapy (“HAART”) for highly treatment-experienced HIV patients, as well as information gathered from meetings with the U.S. Food and Drug Administration (“FDA”) related to its Biologic License Application (“BLA”) for this indication. In July 2020, the Company received a Refusal to File letter from the FDA regarding its BLA submission for leronlimab as a combination therapy with HAART for highly treatment-experienced HIV patients. The FDA informed the Company that the BLA did not contain certain information and data needed to complete a substantive review and therefore, the FDA would not file the BLA. The deficiencies cited by the FDA included administrative deficiencies, omissions, corrections to data presentation and related analyses, and clarifications regarding the manufacturing processes. The Company, with assistance of consultants, is in the process of curing the BLA deficiencies noted. In November 2021, the Company resubmitted the non-clinical and chemistry, manufacturing, and controls (“CMC”) sections of the BLA. As of March 2022, the FDA had commenced its review of the CMC section.
As described in Note 10, Commitments and Contingencies — Legal Proceedings, the Company is in dispute with its former contract research organization (“CRO”). In the context of the litigation, the Company obtained an order requiring the CRO to release the Company’s clinical data related to the BLA, which the CRO had been withholding. Further, the order granted the Company the right to perform an audit of the CRO’s services.
Additionally, in March of 2022, the FDA placed the HIV program on a partial clinical hold, which may affect our ability to resubmit the BLA. The Company is in the process of evaluating the data, results of the audit, and implications of the partial clinical hold. The Company will update the feasibility and status of its anticipated resubmission of the clinical section of the BLA once it completes its evaluation.
Note 2.   Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of CytoDyn Inc. and its wholly owned subsidiaries, CytoDyn Operations Inc. and Advanced Genetic Technologies, Inc. (“AGTI”); AGTI is a dormant entity. All intercompany transactions and balances are eliminated in consolidation.
Reclassifications
Certain prior year amounts shown in the accompanying consolidated financial statements have been reclassified to conform to the current period presentation. Such reclassifications did not have material effect, if any, on the Company’s previously reported financial position, results of operations, stockholders’ (deficit) equity, or net cash provided by operating activities.
Revision of Financial Statements
During the preparation of the quarterly financial statements as of and for the period ended November 30, 2021, the Company identified an error in how non-cash inducement interest expense was calculated in previous reporting periods dating back to fiscal year 2018. The original inducement expense model was designed to calculate non-cash inducement interest expense specific to inducements that modified the warrant term (e.g., extension of the term or modification of exercise price) without settling the instrument. However, starting in fiscal year 2018, inducements were primarily structured to result in a settlement of the warrant, not merely a modification of a warrant that would remain outstanding for some period. The error was identified when the model started to calculate a gain on substantially all inducements, which was inconsistent with the economics of the arrangements. The error resulted in an understatement of non-cash inducement interest expense and additional paid-in capital.
The Company assessed the materiality of the misstatement in accordance with Accounting Standards Codification (“ASC”) 250, Accounting Changes and Error Corrections, as well as SEC Staff Accounting Bulletins No. 99, Materiality, and No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and concluded that the misstatement was not material to the Company’s consolidated financial statements for the prior periods and, accordingly, that amendments of previously filed reports were not required. However, the Company determined that the impact of the corrections would be too significant to record in the quarter ended November 30, 2021. As such, the revisions for the correction are reflected in the accompanying balance sheet, the statements of operations, changes in stockholders’ (deficit), and statement of cash flows. The errors had no impact on operating loss, cash, net cash used in or provided by operating, financing, and investing activities, assets, liabilities, commitments and contingencies, total stockholders’ (deficit) equity, number of shares issued and outstanding, basic and diluted weighted average common shares outstanding, and number of shares available for future issuance for any period presented.
The following tables present a summary of the impact of corrections by financial statement line item for the fiscal years presented:
	As of and For the Year Ended May 31, 2021
(in thousands, except per share amount)	Previously Reported	Adjustments	Revised(2)
Inducement interest expense	$(11,366)	$(2,556)	$(13,922)
Total interest and other expense	$(50,078)	$(2,556)	$(52,634)
Loss before income taxes	$(154,674)	$(2,556)	$(157,230)
Net loss	$(154,674)	$(2,556)	$(157,230)
Basic and diluted loss per share	$(0.27)	$—	$(0.27)
Additional paid-in capital(1)	$489,650	$23,146	$512,796
Accumulated deficit(1)	$(511,294)	$(23,146)	$(534,440)

(1)
Previously Reported accumulated deficit includes adjustments of $15,533, $4,532, and $525 for the fiscal years ended May 31, 2020, 2019 and 2018, respectively.

(2)
Also refer to Note 14, Restatement for additional information in regards to restated amounts presented in the fiscal year ended May 31, 2021, and quarterly information within the fiscal year May 31, 2022.

Going Concern
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and satisfaction of liabilities in the ordinary course of business. As shown in the accompanying consolidated financial statements, the Company had losses for all periods presented. The Company incurred a net loss of $210.8 million and $176.5 million for the years ended May 31,

2022 and 2021, respectively, and has an accumulated deficit of $766.1 million as of May 31, 2022. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.
The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional operating capital, complete development of its product candidate, leronlimab, obtain approval to commercialize leronlimab from regulatory agencies, continue to outsource manufacturing of leronlimab, and ultimately achieve revenues and attain profitability. The Company continues to engage in significant research and development activities related to leronlimab for multiple indications and expects to incur significant research and development expenses in the future primarily related to its regulatory compliance and approval, and clinical trials. These research and development activities are subject to significant risks and uncertainties. The Company intends to finance its future development activities and its working capital needs largely from the sale of equity and debt securities, combined with additional funding from other traditional sources. However, there can be no assurance that the Company will be successful in these endeavors.
Use of Estimates
The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates are assessed and updated each period to reflect current information, such as the status of our analysis of the clinical trial results and discussions with the FDA which could have an impact on the Company’s significant accounting estimates and assumptions. The Company’s estimates are based on historical experience and on various market and other relevant, appropriate assumptions. Significant estimates include, but are not limited, to those relating to capitalization of pre-launch inventories including reserves and write-offs for excess and obsolete inventories, stock-based compensation, commitments and contingencies, assumptions used to value warrants including warrant modifications and inducements, and research and development expenses. Actual results could differ from these estimates.
Cash
Cash is maintained at federally insured financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to cash balances. Balances in excess of federally insured limits were approximately $4.0 million and $33.7 million at May 31, 2022 and May 2021, respectively.
The Company records cash received from fundraising activities before the closing of the transaction as restricted cash in its consolidated balance sheets.
Identified Intangible Assets
The Company follows the provisions of ASC 350, Intangibles-Goodwill and Other, which establishes accounting standards for the impairment of long-lived assets such as intangible assets subject to amortization. The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset group is less than its carrying value, the asset is considered impaired. Impairment losses are measured as the amount by which the carrying amount of the asset group exceeds the fair value of the asset. The Company recognized an impairment charge of approximately $10.0 million for the year ended May 31, 2021; none for the year ended May 31, 2022. Refer to Note 4, Intangible Assets, net, for additional information.
Inventories
Previously Expensed Inventories
The Company recorded revenue related to sales of vials for emergency purposes only, solely to treat critically ill COVID-19 patients in the Philippines under a Compassionate Special Permit. Cost of goods sold was minimal because the vials sold were expensed in prior periods as research and development expense because they were manufactured prior to the Company’s capitalization of pre-launch inventories as described below. All capitalized inventory amounts represent pre-launch inventories and do not include any inventories previously expensed as research and development expense.
Capitalized Pre-launch Inventories
Pre-launch inventories comprise of raw materials required to commercially produce leronlimab and substantially completed commercially produced leronlimab in anticipation of commercial sales of the product upon potential regulatory approval as a combination therapy for HIV patients in the United States, and potential EUA for COVID-19 which required substantial commercial scale inventories to be created. The Company’s pre-launch inventories consist of (1) raw materials purchased for commercial production, (2) work-in-progress materials which consist of bulk drug substance, which is the manufactured drug stored in bulk storage, and (3) drug product, which is the manufactured drug in unlabeled vials. The consumption of raw materials during production is classified as work-in-progress until saleable. Once it is determined to be in saleable condition, following regulatory approval, inventory is classified as finished goods.
The Company capitalizes inventories procured or produced in preparation for product launches. Typically, capitalization of such inventory begins when the results of clinical trials have reached a status sufficient to support regulatory approval, uncertainties regarding ultimate regulatory approval have been significantly reduced, and the Company has determined it is probable that these capitalized costs will provide future economic benefit in excess of capitalized costs. The material factors considered by the Company in evaluating these uncertainties include the receipt and analysis of positive Phase 3 clinical trial results for the underlying product candidate, results from meetings with the relevant regulatory authorities prior to the filing of regulatory applications, and status of the Company’s regulatory applications. The Company closely monitors the status of the product within the regulatory review and approval process, including all relevant communications with regulatory authorities. If the Company becomes aware of any specific material risks or contingencies other than the normal regulatory review and approval process or if there are any specific issues identified relating to safety, efficacy, manufacturing, marketing or labeling, it may make a determination that the related inventory may no longer qualify for capitalization.
The Company determines whether raw materials purchased for commercial production are usable for production based on the manufacturer’s assigned expiration date. In evaluating whether raw materials included in the pre-launch inventories will be usable for production, the Company takes into the account the shelf-life of raw materials at the time they are expected to be used in manufacturing. Any raw materials past expiration date at the time of the next manufacturing run are removed from inventory.
As one stage of the manufacturing process, the Company produces work-in-progress materials which consist of bulk drug substance, which is the manufactured drug stored in bulk storage. The initial shelf-life of bulk drug substance is established based on periodically performed stability studies and is set at four years from the date of manufacturing. Bulk drug substance is subject to deep freeze stability studies performed on a periodic basis in accordance with the established stability protocols. If drug substance meets suitability criteria beyond the initial shelf-life, its shelf-life is extended by another four years. Regardless of the number of stability studies performed, if drug substance continues to meet prespecified suitability parameters it may be used in manufacturing; if drug substance fails to meet suitability criteria beyond its at that time assigned shelf-life, it may no longer be used and is considered to be expired.
The Company utilizes resins, a reusable raw material, in its bulk drug manufacturing process. Shelf-life of a resin used in commercial manufacturing of biologics is determined by the number of cycles for which it has been validated to be used in a manufacturing process before it is considered unusable. Unpacked and unused resins have a manufacturer’s expiration date by which resins are expected to start being used in the manufacturing process without loss of their properties. Prior to a new manufacturing campaign, and between manufacturing campaigns, the resins are removed from storage, are treated and tested for suitability. Once resins are used in the manufacturing process, their shelf-life is measured by a validated predetermined number of manufacturing cycles they are usable for, conditional on appropriate storage solution under controlled environment between production campaigns, as well as by performing pre-production usability testing. Before a manufacturing campaign, each resin is tested for suitability. Regardless of the number of cycles, if a resin fails to meet prespecified suitability parameters it may not be used in manufacturing; likewise, even if the resin meets suitability criteria beyond the lifetime cycles, it may no longer be used. The cost of the resins used in a manufacturing campaign is allocated to the cost of the drug product in vials.
The Company values its inventory at the lower of cost or net realizable value using the average cost method. Inventory is evaluated for recoverability by considering the likelihood that revenue will be obtained from the future sale of the related inventory considering the status of the product within the regulatory approval process. The Company evaluates its inventory levels on a quarterly basis and writes down inventory that became obsolete, has a cost in excess of its expected net realizable value, or is in quantities in excess of expected requirements. In assessing the lower of cost or net realizable value for pre-launch inventory, the Company relies on independent analyses provided by third parties knowledgeable about the range of likely commercial prices comparable to current comparable commercial product. Quarterly, the Company also evaluates whether certain raw materials held in its inventory are expected to reach the end of their estimated shelf-lives based on passage of time, the number of manufacturing cycles they are used in and results of pre-production testing prior to the expected production date, or when resins used in the manufacturing process fail suitability tests. If any of such events occur, the Company may make a determination to record a charge if it is expected that such inventories will become obsolete prior to the expected production date.
Anticipated future sales, shelf lives, and expected approval date are considered when evaluating realizability of capitalized inventory. The shelf-life of a product is determined as part of the regulatory approval process; however, in assessing whether to capitalize pre-launch inventories, the Company considers the product stability data for all of the pre-approval inventory procured or produced to date to determine whether there is adequate shelf-life. When the remaining shelf-life of drug product inventory is less than 12 months, it is likely that it will not be accepted by potential customers. However, as inventories approach their shelf-life expiration, the Company may perform additional stability testing to determine if the inventory is still viable, which can result in an extension of its shelf-life and revaluation of the need for and the amount of the previously recorded reserves. Further, in addition to performing additional stability testing, certain raw materials inventory may be sold in its then current condition prior to reaching expiration. If the Company determines that it is not likely that shelf-life may be extended or the inventory cannot be sold prior to expiration, the Company may record a charge to bring inventory to its net realizable value.
During the fourth fiscal quarter of 2022, the Company concluded that certain inventories no longer qualify for capitalization as pre-launch inventories due to expiration of shelf-life prior to expected commercial sales and the ability to obtain additional commercial product stability data until after shelf-life expiration. This is due to delays experienced from the originally anticipated BLA approval date from the FDA. Although these inventories are no longer being capitalized as pre-launch inventories for GAAP accounting purposes, the inventories written-off for accounting purposes continue to be physically maintained, can be used for clinical trials, and can be commercially sold if the shelf-lives can be extended as a result of the performance of on-going continued stability testing of drug product. In the event the shelf-lives of these written-off inventories are extended, and the inventories are sold commercially, the Company will not recognize any costs of goods sold on the previously expensed inventories. The Company also concluded that due to delays of future production certain raw materials would expire prior to production and as such no longer qualify for capitalization. The Company recorded an inventory charge in the amount of $73.5 million for fiscal 2022. Refer to Note 3, Inventories, net for additional information.
Revenue Recognition
The Company accounts for and recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. To date, the Company’s revenue has been generated solely through the sale of leronlimab. The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.
For the Company’s sole contract to date, the customer submitted purchase orders to purchase a specified quantity of leronlimab vials; therefore, the delivery of the ordered quantity per the purchase order is accounted for as one performance obligation. The Company does not offer discounts or rebates.

The transaction price is determined based on the agreed upon rates per vial indicated in the purchase order or master supply agreement applied to the quantity of leronlimab vials that the customer requested in the purchase order. As the Company’s contract included only one performance obligation, the delivery of the product to the customer, all of the transaction price is allocated to the one performance obligation. Therefore, upon delivery of the product quantity equal to the quantity requested in the purchase order, there are deemed to be no remaining performance obligations. The Company’s shipping and handling activities are considered a fulfillment cost. The Company elected to exclude all sales and value added taxes from the measurement of the transaction price. The Company did not adjust the transaction price for financing since the time period between the transfer of goods and payment is less than one year.
The Company recognizes revenue at a point in time when control of the products is transferred to the customer. Management applies judgment in evaluating when a customer obtains control of the promised goods which is generally obtained when the product is delivered to the customer. The Company’s customer contract includes a standard assurance warranty to guarantee that its products comply with agreed specifications. The Company grants a conditional right of return of product in the customer’s inventory upon an adverse regulatory ruling. The Company continually evaluates the probability of such occurrence. If necessary, the Company will defer revenue recognized based on its estimate of the amount of products that may be subject to the right of return.
Disaggregation of Revenue — The Company’s revenues are derived solely from the sale of leronlimab vials. The Company believes the revenues are presented at the appropriate level of detail in the accompanying consolidated statement of operations.
Contract Assets and Liabilities — The Company’s performance obligations for its contract with a customer are satisfied at a point in time through the delivery of leronlimab vials to its customer. The Company did not have revenues in the fiscal year ended May 31, 2021 and had $0.3 million in revenues in the fiscal year ended May 31, 2022. The Company did not have any contract assets or liabilities as of May 31, 2021 or 2022. For all periods presented, the Company did not recognize revenues from amounts that were previously included in a contract liability balance. In addition, for all periods presented, there was no revenue recognized in a reporting period from performance obligations satisfied in previous periods.
Performance Obligations — The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Under the Company’s contract, each unit of product delivered to the customer represents a separate performance obligation; therefore, future deliveries of the product are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.
Research and Development
Research and development costs are expensed as incurred. Clinical trial costs incurred through third parties are expensed commensurate with the contracted work performed. Contingent milestone payments that are due to third parties under research and development collaboration arrangements or other contractual agreements are expensed when the milestone conditions are probable and the amount of payment is reasonably estimable. See Note 10, Commitments and Contingencies for additional discussion.
Fair Value of Financial Instruments
The Company’s financial instruments consist primarily of cash, accounts payable and accrued liabilities, and debt. As of May 31, 2022, the carrying value of the Company’s assets and liabilities approximate their fair value due to the short-term maturity of the instruments. Debt is reported at amortized cost in the consolidated balance sheets which approximate fair value. The remaining financial instruments are reported in the consolidated balance sheets at amounts that approximate current fair values. The fair value hierarchy specifies three levels of inputs that may be used to measure fair value as follows:
•
Level 1. Quoted prices in active markets for identical assets or liabilities.

•
Level 2. Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities. Level 2 inputs also include non-binding market consensus prices that can be corroborated with observable market data, as well as quoted prices that were adjusted for security-specific restrictions.
•
Level 3. Unobservable inputs to the valuation methodology which are significant to the measurement of the fair value of assets or liabilities. These Level 3 inputs also include non-binding market consensus prices or non-binding broker quotes that cannot be corroborated with observable market data.

The Company did not have any assets or liabilities measured at fair value using the fair value hierarchy as of May 31, 2022 and 2021.
Leases
Leases are included in operating lease right-of-use (“ROU”) assets, current portion of lease liabilities in the consolidated balance sheets. Lease ROU assets, and liabilities, are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. The Company’s lease terms do not include options to extend or terminate the lease as it is not reasonably certain that it would exercise these options. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.
Stock-Based Compensation
U.S. GAAP requires companies to measure the cost of services received in exchange for the award of equity instruments based on their fair value at the date of grant. The related expense is recognized over the period during which services are expected to be performed in exchange for the award (requisite service period), when designated milestones have been achieved or when pre-defined performance conditions are met.
The Company values its stock-based awards using the Black-Scholes option pricing model utilizing assumptions that include stock price volatility, expected term of the award, and risk-free interest rates. The Company estimates forfeitures at the time of grant and makes revisions in subsequent periods, if necessary, if actual forfeitures differ from those estimates. Based on limited historical experience of forfeitures, the Company estimated future unvested forfeitures at zero for all periods presented.
Debt
The Company historically issued promissory notes at a discount and incurred direct debt issuance costs. Debt discount and issuance costs are netted against the debt and amortized over the life of the promissory note in accordance with ASC 470-35, Debt Subsequent Measurement.
Offering Costs
The Company periodically incurs direct incremental costs associated with the sale of equity securities; refer to Note 6, Convertible Instruments and Accrued Interest for additional information. The costs are recorded as a component of equity upon receipt of the proceeds.
Income Taxes
Deferred taxes are recorded using the asset and liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards; deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Future tax benefits for net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized.
The Company follows the provisions of ASC 740-10, Uncertainty in Income Taxes. A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there are no unrecognized benefits for all periods presented. The Company has not recognized interest expense or penalties from the implementation of ASC 740-10. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefit in interest expense and penalties in operating expenses.
In accordance with Section 15 of the Internal Revenue Code, the Company utilized a federal statutory rate of 21% for our fiscal 2022 and 2021 tax years. The net tax expense for the years ended May 31, 2022 and 2021 was zero. As of May 31, 2022 and May 2021, the Company has a full valuation allowance as management does not consider it more than likely than not that the benefits from the net deferred taxes will be realized.
Recent Accounting Pronouncements
In December 2019, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The objective of the standard is to improve areas of U.S. GAAP by removing certain exceptions permitted by ASC 740 and clarifying existing guidance to facilitate consistent application. The Company adopted ASU 2019-12 on June 1, 2021. The adoption did not impact the Company’s consolidated financial statements. In October 2020, the FASB issued ASU 2020-10, Codification Improvements. The amendments in this update improve consistency by amending the codification to include all disclosure guidance in the appropriate disclosure sections and clarifies application of various provisions in the codification by amending and adding new headings, cross referencing to other guidance, and refining or correcting terminology. ASU 2020-10 is effective for annual periods beginning after December 15, 2020 for public business entities. The transition method utilized for the amendments related to franchise taxes that are partially based on income were applied on a retrospective basis. All other amendments of the adoption of ASU 2019-12 are applied on a prospective basis. The adoption of this standard on June 1, 2021 did not have a material impact on the Company’s consolidated financial statements.
The Company adopted ASU 2019-12 effective the year ending May 31, 2022. The adoption of the ASU requires the Company to disclose the impact of the change on the Company’s consolidated financial statements as well as the transition method selected for each topic that will be affected. The transition method utilized for the amendments related to franchise taxes that are partially based on income will be applied on a retrospective basis. All other amendments of the adoption of ASU 2019-12 will be applied on a prospective basis. As of May 31, 2022 and 2021, the adoption of ASU 2019-12 did not have material impact on the income taxes of the Company.
Accounting Standards Not Yet Adopted
In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted no earlier than the fiscal year beginning after December 15, 2020. The Company adopted ASU No. 2020-06 effective June 1, 2022 and does not believe the impact of adoption to be material, if any, to the Company’s consolidated financial statements.
In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. ASU 2021-04 addresses the accounting for certain modifications or exchanges of freestanding equity-classified written call options (e.g., warrants). Guidance should be applied prospectively after the date of initial application. ASU 2021-04 is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted. The ASU became effective for the Company on June 1, 2022. The Company is currently evaluating the effect of this ASU on the Company’s consolidated financial statements and related disclosures.
Note 3.   Inventories, net
Inventories, net of reserves, were as follows:
	As of May 31,
(in thousands)	2022	2021
Raw materials	$16,264	$28,085
Work-in-progress	1,665	65,394
Total inventories, net	$17,929	$93,479
The Company determines whether raw materials purchased for commercial production are usable for production based on the manufacturer’s assigned expiration date. In evaluating whether raw materials included in the pre-launch inventories will be usable for production, the Company takes into the account the shelf-life of raw materials at the time they are expected to be used in manufacturing. Any raw materials past expiration date at the time of the next manufacturing run are removed from inventory. Also, as one of the stages of the manufacturing process, the Company produces work-in-progress materials which consist of bulk drug substance, which is the manufactured drug stored in bulk storage. The initial shelf-life of bulk drug substance is established based on periodically performed stability studies and is set at four years from the date of manufacturing. Bulk drug substance is subject to deep freeze stability studies performed on a periodic basis in accordance with the established stability protocols. If drug substance meets suitability criteria beyond the initial shelf-life, its shelf-life is extended by another four years. Regardless of the number of stability studies performed, if drug substance continues to meet prespecified suitability parameters it may be used in manufacturing; if drug substance fails to meet suitability criteria beyond its assigned shelf-life at that time, it may no longer be used and is considered to be expired. Further, the Company utilizes resins, a reusable raw material, in its bulk drug manufacturing process. Shelf-life of a resin used in commercial manufacturing of biologics is determined by the number of cycles for which it has been validated to be used in a manufacturing process before it is considered unusable. Unpacked and unused resins have a manufacturer’s expiration date by which resins are expected to start being used in the manufacturing process without loss of their properties. Prior to a new manufacturing campaign, and between manufacturing campaigns, the resins are removed from storage, treated and tested for suitability. Once resins are used in the manufacturing process, their shelf-life is measured by a validated predetermined number of manufacturing cycles they are usable for, conditional on appropriate storage solution under controlled environment between production campaigns, as well as by performing pre-production usability testing. Before a manufacturing campaign, each resin is tested for suitability. Regardless of the number of cycles, if a resin fails to meet prespecified suitability parameters it may not be used in manufacturing; likewise, even if the resin meets suitability criteria beyond the lifetime cycles, it may no longer be used. The cost of the resins used in a manufacturing campaign is allocated to the cost of the drug product in vials.
During the fourth fiscal quarter of 2022, the Company concluded that certain inventories no longer qualify for capitalization as pre-launch inventories due to expiration of shelf-life prior to expected commercial sales and the ability to obtain additional commercial product stability data until after shelf-life expiration. This is due to delays experienced from the originally anticipated BLA approval date from the FDA. Although these inventories are no longer being capitalized as pre-launch inventories for GAAP accounting purposes, the inventories written-off for accounting purposes continue to be physically maintained, can be used for clinical trials, and can be commercially sold if the shelf-lives can be extended as a result of the performance of on-going continued stability testing of drug product. In the event the shelf-lives of these written-off inventories are extended, and the inventories are sold commercially, the Company will not recognize any costs of goods sold on the previously expensed inventories. The Company also concluded that due to delays of future production certain raw materials would expire prior to production and as such no longer qualify for capitalization. Specifically, the Company evaluated its raw materials, which consist of specialized raw materials, resins, and other, against the anticipated production date and determined that while the next production date is indeterminable as of May 31, 2022, specialized raw materials have remaining shelf-life ranging from 2023 to 2026. Therefore, a reserve of $10.2 million for the entire remaining value of specialized and other raw materials was recorded as of May 31, 2022. The Company also concluded that approximately $29.1 million, comprised of five batches of drug product, out of total of nine manufactured, is likely to expire prior to the anticipated date the product may be approved for commercialization. Additionally, the Company anticipates that approximately $34.2 million of the drug product comprising of the remaining four manufactured batches, with shelf-lives lasting into 2026, may expire prior to receiving approval for commercialization. The Company wrote off the entire remaining balance of the drug product, in the amount of $63.3 million, as of May 31, 2022.
During the fourth fiscal quarter of 2022, the Company completed its validation of the resins’ properties based on the number of cycles they have been used for, and the remaining number of manufacturing cycles they may be used for; the Company did not identify any resins that failed suitability validation. As of May 31, 2022, the remaining lifetime of resins ranges between 37 and 62 cycles. The Company will continue to present its resins inventory based on the remaining shelf-lives until a new shelf-life is assigned based on the results of usability testing.
The table below summarizes inventory that had been previously capitalized and subsequently written off for accounting purposes. Work-in-progress and finished drug product inventories continue to be physically maintained, can be used for clinical trials, and can be commercially sold if the shelf-lives can be extended as a result of the performance of on-going continued stability tests.
(in thousands, Expiration period ending May 31, )		Raw Materials				Work-in-progress
	Remaining shelf-life (mos)	Specialized	Resins	Other	Total Raw Materials	Bulk drug product	Finished drug product	Total inventories
2023	0 to 12	$3,658	—	1,421	$5,079	$1,824	$—	$6,903
2024	13 to 24	682	16,264	1,590	18,536	1,665	—	20,201
2025	25 to 36	2,099	—	—	2,099	—	29,142	31,241
2026	37 to 48	731	—	—	731	—	32,344	33,075
Thereafter	49 or more	—	—	—	—	—	—	—
Inventories, gross		7,170	16,264	3,011	26,445	3,489	61,486	91,420
Write-off		(7,170)	—	(3,011)	(10,181)	(1,824)	(61,486)	(73,491)
Inventories, net		$—	16,264	—	$16,264	$1,665	$—	$17,929
Note 4.   Intangible Assets, net
Intangible assets were as follows:
	As of May 31,
	2022	2021
Leronlimab (PRO 140) patent	$3,500	$3,500
ProstaGene, LLC intangible asset acquisition, net of impairment	—	2,926
Website development costs	20	20
Gross carrying value	3,520	6,446
Accumulated amortization, net of impairment	(3,388)	(4,793)
Total intangible assets, net	$132	$1,653
Amortization expense related to the intangible assets for the fiscal years ended May 31, 2022 and May 31, 2021 was approximately $0.7 million, $1.8 million, respectively. The Company recorded an impairment charge of approximately $10.0 million related to the ProstaGene, LLC intangible asset acquisition during the year ended May 31, 2021; none in the fiscal year ended May 31, 2022. The aggregate future amortization expense as of May 31, 2022 is estimated at $132.0 thousand in the fiscal year 2023; none beyond fiscal 2023.
In November 2018, the Company completed the acquisition of substantially all the assets of ProstaGene, LLC (“ProstaGene”) which included patents related to clinical research, a proprietary CCR5 algorithm technology for early cancer diagnosis, and a noncompetition agreement with ProstaGene’s founder and Chief Executive Officer, Richard G. Pestell. The Company accounted for the ProstaGene acquisition as an asset acquisition under ASC 805-10-55, Business Combinations. In March 2021, the Company concluded arbitration hearing concerning a claim by ProstaGene for approximately 3.1 million shares of common stock that the Company withheld for damages incurred by the Company in connection with the purchase of the proprietary algorithm as part of the acquisition. Based on the information revealed during the arbitration, the Company concluded that the algorithm’s value is fully impaired; the Company recorded an intangible asset impairment charge of approximately $10.0 million during the quarter ended February 28, 2021 resulting from the write-off of the allocated purchase price of $12.2 million and $2.2 million of associated accumulated amortization. In May 2022, in connection with the Pestell Employment Dispute, the Company reached a settlement agreement with Dr. Pestell in which the Company agreed, among other things, to transfer all rights to intangible assets that were acquired as part of the ProstaGene transaction in 2018. The Company recorded a $0.8 million non-cash charge, representing the remaining carrying amount of the ProstaGene patent, as part of legal settlement expense in its consolidated statements of operations in connection with this transfer of assets for the period ended May 31, 2022. Refer to Note 10, Commitments and Contingencies — Legal Matters in this prospectus.
As of May 31, 2022, the Company recorded and amortized $3.5 million of intangible assets in the form of patents attributable to the leronlimab acquisition. As of May 31, 2021, the Company recorded and amortized $4.6 million of intangible assets attributable to leronlimab and ProstaGene patents. The Company estimates the remaining useful life of its intangible assets to be less than a year.
Note 5.   Accounts Payable and Accrued Liabilities
As of May 31, 2022 and 2021, the accounts payable balance was approximately $68.0 million and $65.9 million, respectively. The Company had two vendors that accounted for approximately 57% and 17%, and 72% and 14%, of the total balance of accounts payable as of each respective period.
The components of accrued liabilities were as follows:
	As of May 31,
(in thousands)	2022	2021
Compensation and related expense	$1,504	$4,005
Legal fees and settlement	2,006	11,008
Clinical expense	3,727	1,462
Other liabilities	1,624	2,598
Total accrued liabilities	$8,861	$19,073
As of May 31, 2022, the entire accrued legal fees and settlement balance related to legal fees. As of May 31, 2021, the balance of accrued legal settlement and fees was comprised of $10.6 million related to legal settlements, with the remaining amount related to accrued legal fees.
Note 6.   Convertible Instruments and Accrued Interest
Convertible Preferred Stock
	As of May 31,
	2022			2021
(in thousands)	Series B	Series C	Series D	Series B	Series C	Series D
Undeclared dividends	$10	$—	$—	$18	$—	$—
Accrued dividends	$—	$2,014	$1,963	$—	$1,530	$1,117
Shares of common stock	20	4,028	3,926	36	3,060	2,234

Under the Company’s Certificate of Incorporation, the Company has the right to elect to pay dividends on its outstanding preferred stock in shares of the Company’s common stock. Shares of common stock presented in the table above represent the number of shares that would have been issued had the dividend been paid in shares of the Company’s common stock as of the end of each presented period; undeclared dividends are accrued as of May 31, 2022. Under Section 170 of the Delaware General Corporation Law, the Company is permitted to pay dividends only out of capital surplus or, if none, out of net profits for the fiscal year in which the dividend is declared or net profits from the preceding fiscal year. As of May 31, 2022, the Company had an accumulated deficit of approximately $766.1 million and had net loss in each fiscal year since inception and, therefore, is prohibited from paying any dividends, whether in cash, other property, or in shares of capital stock. Refer to the discussion below for additional information.
Series B Convertible Preferred Stock
Each share of the Series B Preferred Stock is convertible into ten shares of the Company’s common stock. Dividends are payable to the Series B Preferred stockholders when and as declared by the Board at the rate of $0.25 per share per annum. Such dividends are cumulative and accrue whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available therefor. At the option of the Company, dividends on the Series B Preferred Stock may be paid in cash or shares of the Company’s common stock, valued at $0.50 per share. The preferred shareholders can only convert their shares to shares of common stock if the Company has sufficient authorized shares of common stock at the time of conversion. The Series B Preferred Stock has liquidation preferences over the common shares at $5.00 per share, plus any accrued and unpaid dividends. Except as provided by law, the Series B holders have no voting rights.
Series C Convertible Preferred Stock
The Series C Certificate of Designation provides, among other things, that holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board and out of any assets at the time legally available therefor, cumulative dividends at the rate of ten percent (10%) per share per annum of the stated value of the Series C Preferred Stock, which is $1,000 per share (the “Series C Stated Value”). Any dividends paid by the Company will be paid to the holders of Series C Preferred Stock prior and in preference to any payment or distribution to holders of common stock. Dividends on the Series C Preferred Stock are cumulative, and will accrue and be compounded annually, whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available therefor. There are no sinking fund provisions applicable to the Series C Preferred Stock. The Series C Preferred Stock does not have redemption rights. Dividends, if declared by the Board, are payable to holders in arrears on December 31 of each year. Subject to the provisions of applicable Delaware law, the holder may elect to be paid in cash or in restricted shares of common stock at the rate of $0.50 per share. In the event of liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock will be entitled to receive, on a pari passu basis with the holders of the Series D Preferred Stock and in preference to any payment or distribution to any holders of the Series B Preferred Stock or common stock, an amount per share equal to the Series C Stated Value plus the amount of any accrued and unpaid dividends. If, at any time while the Series C Preferred Stock is outstanding, the Company effects a reorganization, merger or consolidation of the Company, sale of substantially all of its assets, or other specified transaction (each, as defined in the Series C Certificate of Designation, a “Fundamental Transaction”), a holder of the Series C Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series C Preferred Stock immediately prior to the Fundamental Transaction. Each share of Series C Preferred Stock is convertible at any time at the holder’s option into that number of fully paid and nonassessable shares of common stock determined by dividing the Series C Stated Value by the conversion price of $0.50 (subject to adjustment as set forth in the Series C Certificate of Designation). No fractional shares will be issued upon the conversion of the Series C Preferred Stock. Except as otherwise provided in the Series C Certificate of Designation or as otherwise required by law, the Series C Preferred Stock has no voting rights.
Series D Convertible Preferred Stock
The Series D Certificate of Designation provides, among other things, that holders of Series D Preferred Stock shall be entitled to receive, when and as declared by the Company’s Board of Directors and out of any assets at the time legally available therefor, cumulative dividends at the rate of ten percent (10%) per share per annum of the stated value of the Series D Preferred Stock, which is $1,000 per share (the “Series D Stated Value”). Any dividends paid by the Company will first be paid to the holders of Series D Preferred Stock prior and in preference to any payment or distribution to holders of common stock. Dividends on the Series D Preferred Stock are cumulative, and will accrue and be compounded annually, whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available therefor. There are no sinking fund provisions applicable to the Series D Preferred Stock. The Series D Preferred Stock does not have redemption rights. Dividends, if declared by the Board, are payable to holders in arrears on December 31 of each year. Subject to the provisions of applicable Delaware law, the holder may elect to be paid in cash or in restricted shares of common stock at the rate of $0.50 per share. In the event of liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock will be entitled to receive, on a pari passu basis with the holders of the Series C Convertible Preferred Stock, $0.001 par value per share, and in preference to any payment or distribution to any holders of the Series B Convertible Preferred Stock, $0.001 par value per share, or common stock, an amount per share equal to the Series D Stated Value plus the amount of any accrued and unpaid dividends. If, at any time while the Series D Preferred Stock is outstanding, the Company effects any reorganization, merger or consolidation of the Company, sale of substantially all of its assets, or other specified transaction (each, as defined in the Series D Certificate of Designation, a “Fundamental Transaction”), a holder of the Series D Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series D Preferred Stock immediately prior to the Fundamental Transaction. Each share of Series D Preferred Stock is convertible at any time at the holder’s option into that number of fully paid and nonassessable shares of common stock determined by dividing the Series D Stated Value by the conversion price of $0.50 (subject to adjustment as set forth in the Series D Certificate of Designation). No fractional shares will be issued upon the conversion of the Series D Preferred Stock. Except as otherwise provided in the Series D Certificate of Designation or as otherwise required by law, the Series D Preferred Stock has no voting rights.
Convertible Notes and Accrued Interest
The outstanding balance of convertible notes, including accrued interest, were as follows:
	As of May 31,
	2022			2021
(in thousands)	April 2, 2021 Note	April 23, 2021 Note	Total	November 2020 Note	April 2, 2021 Note	April 23, 2021 Note	Total
Convertible notes payable outstanding principal	$9,819	$28,500	$38,319	$13,500	$28,500	$28,500	$70,500
Less: Unamortized debt discount and issuance costs	(512)	(1,566)	(2,078)	(1,204)	(3,232)	(3,317)	(7,753)
Convertible notes payable, net	9,307	26,934	36,241	12,296	25,268	25,183	62,747
Accrued interest on convertible notes	2,599	3,375	5,974	1,258	447	302	2,007
Outstanding convertible notes payable, net and accrued interest	$11,906	$30,309	$42,215	$13,554	$25,715	$25,485	$64,754

Changes in the outstanding balance of convertible notes, including accrued interest, were as follows:
(in thousands)	November 2020 Note	April 2, 2021 Note	April 23, 2021 Note	Total
Outstanding balance at May 31, 2021	$13,554	$25,715	$25,485	$64,754
Amortization of issuance discount and costs	98	1,197	1,750	3,045
Interest expense	192	2,152	3,073	5,417
Fair market value of shares exchanged for repayment	(18,495)	(23,578)	—	(42,073)
Difference between market value of common shares and reduction of principle	4,651	6,421	—	11,072
Outstanding balance at May 31, 2022	$—	$11,907	$30,308	$42,215
Long-term Convertible Note — March 2020 Note
During the preparation and audit of the annual financial statements as of and for the fiscal year ended May 31, 2022, the Company concluded that a material error was identified in how the Company was accounting for common stock issued to settle certain convertible note obligations dating back to fiscal year 2021. The Company had been accounting for these transactions in accordance with debt extinguishment accounting. However, although the contractual terms did not explicitly describe the transactions as induced conversions, the transactions should be accounted for as induced conversions rather than extinguishments of debt and are therefore subject to induced conversion accounting. The error resulted in an understatement of the non-cash loss on induced conversion and additional paid-in capital. The Company recorded an adjustment to loss on convertible debt induced conversion of approximately $3.1 million in the fiscal year ended May 31, 2021. Refer to Note 14, Restatement for additional information.
Long-term Convertible Note — July 2020 Note
During the preparation and audit of the annual financial statements as of and for the fiscal year ended May 31, 2022, the Company concluded that a material error was identified in how the Company was accounting for common stock issued to settle certain convertible note obligations dating back to fiscal year 2021. The Company had been accounting for these transactions in accordance with debt extinguishment accounting. However, although the contractual terms did not explicitly describe the transactions as induced conversions, the transactions should be accounted for as induced conversions rather than extinguishments of debt and are therefore subject to induced conversion accounting. The error resulted in an understatement of the non-cash loss on convertible induced conversion and additional paid-in capital. The Company recorded an adjustment to loss on convertible induced conversion of approximately $14.1 million in the fiscal year ended May 31, 2021. Refer to Note 14, Restatement for additional information.
Long-term Convertible Note — November 2020 Note
On November 10, 2020, the Company entered into a securities purchase agreement pursuant to which the Company issued a secured convertible promissory note with a two-year term to an institutional accredited investor in the initial principal amount of $28.5 million (the “November 2020 Note”). The Company received consideration of $25.0 million, reflecting an original issue discount of $3.4 million and issuance costs of $0.1 million.
Interest accrued at an annual rate of 10% on the outstanding balance, with the outstanding balance convertible into shares of common stock at an initial conversion price of $10.00 per share upon five trading days’ notice, subject to certain adjustments and volume and ownership limitations specified in the November 2020 Note. The November 2020 Note was secured by all the assets of the Company, excluding the Company’s intellectual property.
In addition, the Company was obligated to make monthly payments to reduce the outstanding balance of the note. During the year ended May 31, 2021 and subsequent to the issuance of the November 2020 Note, the Company and the institutional investor entered into separately negotiated agreements whereby portions of the November 2020 Note were partitioned into new notes, and the November 2020 Note was reduced by the balance of the new notes. The new notes were exchanged concurrently with issuance for shares of the Company’s common stock.
On June 11, 2021, June 21, 2021, and June 30, 2021, in partial satisfaction of the June 2021 debt redemption amount on the November 2020 Note, the Company and the investor entered into separately negotiated exchange agreements, pursuant to which the November 2020 Note was partitioned into new notes (the “June 2021 Partitioned Notes”) with a principal balance of $6.0 million. The Company and the holder of the November 2020 Note agreed to defer the remaining $1.5 million of the June 2021 debt redemption amount. The outstanding balance of the November 2020 Note was reduced by the June 2021 Partitioned Notes, and the Company and the investor exchanged the June 2021 Partitioned Notes for approximately 4.2 million shares of the Company’s common stock.
On July 14, 2021 and July 27, 2021, in partial satisfaction of the July 2021 debt reduction amount, the Company and the November 2020 Note holder entered into exchange agreements, pursuant to which the November 2020 Note was partitioned into new notes (the “July 2021 Partitioned Notes”) with a principal amount of $4.0 million. The Company and the holder of the November 2020 Note agreed to defer the remaining $3.5 million of the July 2021 debt redemption amount. The outstanding balance of the November 2020 Note was reduced by the July 2021 Partitioned Notes. The Company and the investor exchanged the July 2021 Partitioned Notes for approximately 3.2 million shares of common stock.
On August 4, 2021, August 16, 2021, and August 30, 2021, in partial satisfaction of the August 2021 debt reduction amount, the Company and the November 2020 Note holder entered into exchange agreements, pursuant to which the remaining principal and accrued balance of the November 2020 Note was partitioned into new notes (the “August 2021 Partitioned Notes”) with a principal amount of $4.9 million. The Company and the holder of the November 2020 Note agreed to defer the remaining $2.6 million of the August 2021 debt reduction amount. The Company and the investor exchanged the August 2021 Partitioned Notes for approximately 4.4 million shares of common stock. Following the redemption, the obligation under the November 2020 Note was fully satisfied.
The Company accounted for the restructured partitioned notes and exchange settlements as induced conversion and, accordingly, recorded an aggregate loss on convertible debt induced conversion of $4.7 and $6.4 million in the years ended May 31, 2022 and 2021, respectively.
During the preparation and audit of the annual financial statements as of and for the fiscal year ended May 31, 2022, the Company concluded that a material error was identified in how the Company was accounting for common stock issued to settle certain convertible note obligations dating back to fiscal year 2021. The Company had been accounting for these transactions in accordance with debt extinguishment accounting. However, although the contractual terms did not explicitly describe the transactions as induced conversions, the transactions should be accounted for as induced conversions rather than extinguishments of debt and are therefore subject to induced conversion accounting. The error resulted in an understatement of the non-cash loss on induced conversion and additional paid-in capital. The Company recorded an adjustment to loss on induced conversion of approximately $13.9 million and $2.0 million in the fiscal years ended May 31, 2022 and May 31, 2021, respectively. Refer to Note 14, Restatement for additional information.
Long-term Convertible Note — April 2, 2021 Note
On April 2, 2021, the Company entered into a securities purchase agreement pursuant to which the Company issued a secured convertible promissory note with a two-year term with the holder of the November 2020 Note in the initial principal amount of $28.5 million (the “April 2, 2021 Note”). The Company received consideration of $25.0 million, reflecting an original issue discount of $3.4 million and issuance costs of $0.1 million.
Interest accrues at an annual rate of 10% on the outstanding balance, with the rate increasing to the lesser of 22% per annum or the maximum rate permitted by applicable law upon occurrence of an event of default. In addition, upon any event of default, the investor may accelerate the outstanding balance payable under the April 2, 2021 Note; upon such acceleration, the outstanding balance will increase automatically by 15%, 10% or 5%, depending on the nature of the event of default. The events of default are listed in Section 4 of the April 2, 2021 Note filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 8, 2021 and incorporated by reference. The April 2, 2021 Note is secured by all the assets of the Company, excluding the Company’s intellectual property.
Pursuant to the terms of the securities purchase agreement and the April 2, 2021 Note, the Company must obtain the investor’s consent before assuming additional debt with aggregate net proceeds to the Company of less than $50.0 million. In the event of any such approval, the outstanding principal balance of the April 2, 2021 Note will increase automatically by 5% upon the issuance of such additional debt.
The investor may convert all or any part the outstanding balance of the April 2, 2021 note into shares of common stock at an initial conversion price of $10.00 per share upon five trading days’ notice, subject to certain adjustments and volume and ownership limitations. In addition to standard anti-dilution adjustments, the conversion price of the April 2, 2021 Note is subject to full-ratchet anti-dilution protection, pursuant to which the conversion price will be automatically reduced to equal the effective price per share in any new offering by the Company of equity securities that have registration rights, are registered or become registered under the Securities Act of 1933, as amended (the “Securities Act”). The April 2, 2021 Note provides for liquidated damages upon failure to deliver common stock within specified timeframes and requires the Company to maintain a share reservation of 6.0 million shares of common stock. The investor may redeem any portion of the note, at any time beginning six months after the issue date upon three trading days’ notice, subject to a maximum monthly redemption amount of $3.5 million. The April 2, 2021 Note requires the Company to satisfy its redemption obligations in cash within three trading days of the Company’s receipt of such notice. The Company may prepay the outstanding balance of the note, in part or in full, plus a 15% premium, at any time upon 15 trading days’ notice.
In addition, beginning in May 2021 and for each of the following five months, the Company was obligated through end of November 2021, at discretion of the noteholder, to reduce the outstanding balance of the April 2, 2021 Note by $7.5 million per month. Payments under the November 2020 Note and the April 23, 2021 Note, described below, could be applied toward the payment of each monthly debt reduction amount. These payments are not subject to the 15% prepayment premium, which would otherwise be triggered if the Company were to make payments against such notes exceeding the allowed maximum monthly redemption amount.
The conversion feature of the April 2, 2021 Note was analyzed under ASC 815, Derivatives and Hedging, to determine if it achieved equity classification or required bifurcation as a derivative instrument. The embedded conversion feature was considered indexed to the Company’s own stock and met the conditions for equity classification. Accordingly, the embedded conversion feature did not require bifurcation from the host instrument. The Company determined there was no beneficial conversion feature since the effective conversion rate was greater than the market value of the Company’s common stock upon issuance. Certain default put provisions were considered not to be clearly and closely related to the host instrument, but the Company concluded that the value of these default put provisions was de minimis. The Company evaluates the value of the default put provisions each reporting period to determine if the value becomes material to the financial statements.
In September 2021, the Company and the holder of the April 2, 2021 Note agreed to defer the $7.5 million September 2021 debt redemption amount.
On October 5, 2021 and October 21, 2021, in partial satisfaction of the October 2021 debt reduction amount, the Company and the April 2, 2021 Note holder entered into exchange agreements, pursuant to which the April 2, 2021 Note was partitioned into new notes (the “October 2021 Partitioned Notes”) with a principal amount of $5.0 million. The Company and the holder of the April 2, 2021 Note agreed to defer the remaining October 2021 debt redemption amount of $2.5 million. The outstanding balance of the April 2, 2021 Note was reduced by the October 2021 Partitioned Notes. The Company and the investor exchanged the October 2021 Partitioned Notes for approximately 3.9 million shares of common stock.
On November 2, 2021 and November 16, 2021, in partial satisfaction of the outstanding principal amount, the Company and the April 2, 2021 note holder entered into exchange agreements, pursuant to which the April 2, 2021 Note was partitioned into new notes (the “November 2021 Partitioned Notes”) with a principal amount of $4.0 million. The Company and the investor exchanged the November 2021 Partitioned Notes for approximately 4.2 million shares of common stock.
On December 7, 2021 and December 29, 2021, in partial satisfaction of the outstanding principal amount, the Company and the April 2, 2021 note holder entered into exchange agreements, pursuant to which the April 2, 2021 Note was partitioned into new notes (the “December 2021 Partitioned Notes”) with a principal amount of $4.0 million. The Company and the investor exchanged the December 2021 Partitioned Notes for approximately 4.8 million shares of common stock.
On January 19, 2022, in partial satisfaction of the outstanding principal amount, the Company and the April 2, 2021 Note holder entered into an exchange agreement, pursuant to which the April 2, 2021 Note was partitioned into a new note (the “January 2022 Partitioned Note”) with a principal amount of $2.5 million. The Company and the investor exchanged the January 2022 Partitioned Note for approximately 5.4 million shares of common stock.
On February 18, 2022, in partial satisfaction of the outstanding principal amount, the Company and the April 2, 2021 Note holder entered into an exchange agreement, pursuant to which the April 2, 2021 Note was partitioned into a new note (the “February 2022 Partitioned Note”) with a principal amount of $3.2 million. The Company and the investor exchanged the February 2022 Partitioned Note for approximately 7.0 million shares of common stock.
The Company accounted for the restructured partitioned notes and exchange settlements as induced conversion, and, accordingly, recorded an aggregate loss on convertible debt induced conversion of $6.4 million in the year ended May 31, 2022; none in fiscal year ended May 31, 2021.
During the preparation of the annual financial statements as of and for the period ended May 31, 2022, the Company’s auditor identified an error in how the Company was accounting for common stock issued to settle certain convertible note obligations dating back to fiscal year 2021. The Company was accounting for these transactions in accordance with debt extinguishment accounting, not conversion inducement accounting. However, these transactions are considered to be an induced conversion rather than an extinguishment of debt although not explicitly stated. The error resulted in an understatement of the non-cash loss on induced conversion and additional paid-in capital. The Company recorded an adjustment to loss on induced conversion of approximately $12.4 million in the fiscal year ended May 31, 2022. Refer to Note 14, Restatement for additional information.
Long-term Convertible Note — April 23, 2021 Note
On April 23, 2021, the Company entered into a securities purchase agreement pursuant to which the Company issued a secured convertible promissory note with a two-year term to an institutional accredited investor affiliated with the holder of the November 2020 and April 2, 2021 Notes in the initial principal amount of $28.5 million (the “April 23, 2021 Note”). The Company received consideration of $25.0 million, reflecting an original issue discount of $3.4 million and issuance costs of $0.1 million. The April 23, 2021 Note is secured by all the assets of the Company, excluding the Company’s intellectual property.
Interest accrues at an annual rate of 10% on the outstanding balance of the April 23, 2021 Note, with the rate increasing to the lesser of 22% per annum or the maximum rate permitted by applicable law upon the occurrence of an event of default. In addition, upon any event of default, the investor may accelerate the outstanding balance payable under the April 23, 2021 Note; upon such acceleration, the outstanding balance will increase automatically by 15%, 10% or 5%, depending on the nature of the event of default. The events of default are listed in Section 4 of the April 23, 2021 Note filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 29, 2021 and incorporated by reference.
The investor may convert all or any part of the outstanding balance into shares of common stock at an initial conversion price of $10.00 per share upon five trading days’ notice, subject to certain adjustments and volume and ownership limitations specified in the April 23, 2021 Note. In addition to standard anti-dilution adjustments, the conversion price of the April 23, 2021 Note is subject to full-ratchet anti-dilution protection, pursuant to which the conversion price will be automatically reduced to equal the effective price per share in any new offering by the Company of equity securities that have registration rights, are registered or become registered under the Securities Act. The April 23, 2021 Note provides for liquidated damages upon failure to deliver common stock within specified timeframes and requires the Company to maintain a share reservation of 6.0 million shares of common stock.
The investor may redeem any portion of the April 23, 2021 Note, at any time beginning six months after the issue date, upon three trading days’ notice, subject to a maximum monthly redemption amount of $7.0 million. The April 23, 2021 Note requires the Company to satisfy its redemption obligations in cash within three trading days of the Company’s receipt of such notice. The Company may prepay the outstanding balance of the April 23, 2021 Note, in part or in full, plus a 15% premium, at any time upon 15 trading days’ notice.
Pursuant to the terms of the securities purchase agreement and the April 23, 2021 Note, the Company must obtain the investor’s consent before assuming additional debt with aggregate net proceeds to the Company of less than $75.0 million. In the event of any such approval, the outstanding principal balance of the April 23, 2021 Note will increase automatically by 5% upon the issuance of such additional debt.
The conversion feature in the April 23, 2021 Note was analyzed under ASC 815, Derivatives and Hedging, to determine if it achieved equity classification or required bifurcation as a derivative instrument. The embedded conversion feature was considered indexed to the Company’s own stock and met the conditions for equity classification. Accordingly, the embedded conversion feature does not require bifurcation from the host instrument. The Company determined there was no beneficial conversion feature since the effective conversion rate was greater than the market value of the Company’s common stock upon issuance. Certain default put provisions were not considered to be clearly and closely related to the host instrument, but the Company concluded that the value of these default put provisions was de minimis. The Company evaluates the value of the default put provisions each reporting period to determine if the value becomes material to the financial statements.
The holders of the April 2 and April 23 Notes have waived provisions in the notes that would have resulted in the imposition of a default interest rate, a downward adjustment in the conversion price, or any other default, breach or imposition of a penalty. The related transactions consisted of the issuance of warrants to purchase 30 million shares of common stock with registration rights to the Indemnitors pursuant to the Backstop Agreement, and the grant of a security interest in the Company’s intellectual property to Indemnitors that are parties to the Backstop Agreement. The noteholders also waived similar rights relating to the issuances of approximately 13 million shares of common stock and shares underlying warrants to investors between February and March 2022, in private placements conducted by the Company. Refer to Note 7, Equity Awards for additional information.
The Company fully satisfied its obligations under a number of notes previously outstanding in fiscal year 2021; there were no outstanding balances associated with these notes as of May 31, 2022.
Note 7.   Equity Awards
Stock option and warrant activity is presented in the table below:
(in thousands, except per share data)	Number of shares	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value
Options and warrants outstanding at May 31, 2021	60,774	$0.95	4.37	$68,061
Granted	50,205	$0.72
Exercised	(5,677)	$0.71
Forfeited, expired, and cancelled	(14,597)	$1.36
Options and warrants outstanding at May 31, 2022	90,705	$0.77	4.06	$352
Options and warrants outstanding and exercisable at May 31, 2022	82,918	$0.69	3.61	$352

	Years ended May 31,
(in thousands)	2022	2021
Option and warrant exercises:
Number of options and warrants exercised	5,677	75,735
Cash received	$6,816	$38,327
Aggregate intrinsic value	$5,815	$298,891
The fair value of the equity awards granted is estimated using the Black-Scholes option-pricing model based on the closing stock prices at the grant date and the assumptions specific to the underlying award. Expected volatility assumptions are based on the historical volatility of the Company’s common stock. The expected term assumption is based on the contractual and vesting term of the equity award. The risk-free interest rate is based on the U.S. Treasury yield curve with a maturity equal to the expected life assumed at the grant date. The following table summarizes the assumptions used in the determination of fair value:
	Years ended May 31,
	2022	2021
Expected Volatility	94.3% – 122.0%	80.3% – 127.8%
Weighted-Average Volatility	104.89%	84.86%
Expected Dividends	—%	—%
Expected Term (In years)	1.5 – 6.0	2.5 – 6.0
Risk-Free Rate	1.67%	0.45%
In fiscal year ended May 31, 2022, and 2021, stock-based compensation expense related to equity instruments totaled $6.2 million and $8.8 million, respectively; stock-based compensation expense is presented in general and administrative expense in the Company’s consolidated statements of operations. The grant date fair value of options and warrants vested during the same periods was approximately $3.9 million, and $4.7 million, respectively. As of May 31, 2022, there was approximately $6.5 million of unrecognized compensation expense related to share-based payments for unvested options, which is expected to be recognized over a weighted-average period of approximately 1.18 years. Stock-based compensation expense for the year ended May 31, 2022 included approximately $1.6 million of forfeitures of unvested equity awards related to the termination of the Company’s former CEO.
For the year ended May 31, 2022, approximately $6.6 million of stock-based compensation expense related to 15 million warrants issued under the Backstop Agreement is recorded as a finance charge in the accompanying consolidated statement of operations.
Equity Incentive Plan
As of May 31, 2022, the Company had one active equity incentive plan, the CytoDyn Inc. Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”), and one inactive equity incentive plan, the CytoDyn Inc. 2004 Stock Incentive Plan (the “2004 Plan”) under which certain previously issued awards remain outstanding (together referred to as the “Incentive Plans”). The 2012 Plan contains an “evergreen provision” whereby the total number of shares available to be issued automatically increases annually on the first day of each fiscal year in an amount equal to 1.0% of the total outstanding shares on the last day of the prior fiscal year, unless the Board determines otherwise before the fiscal year end. As of May 31, 2022, the 2012 Plan covered a total of 56.3 million shares of common stock.
By action taken on February 21, 2022, and May 23, 2022, the Board released 15.0 million and 7.0 million shares of common stock, respectively, from reservation under the 2012 Plan to permit their use for general purposes, leaving approximately 3.9 million shares available for future stock-based grants under the 2012 Plan as of May 31, 2022. As of May 31, 2022, the Board also made a determination to waive the “evergreen provision” that would have automatically increased the number of shares subject to the 2012 Plan effective June 1, 2022, by an amount equal to 1% of the total outstanding shares on May 31, 2022. The Board has called a special meeting of stockholders to be held on August 31, 2022, to vote on an amendment to the Company’s Certificate of Incorporation to increase the total number of shares of common stock authorized for issuance by 350 million shares. If the proposal is approved by the stockholders, the Board intends to restore the 22 million shares reserved for future awards under the 2012 Plan.
Stock Options and Other Equity Awards
During the fiscal year ended May 31, 2022, the Company granted stock options, covering a total of approximately 3.0 million shares of common stock to non-executive employees and consultants, with exercise prices ranging between $0.43 and $2.23 per share. These stock option awards vest annually over three years, with a ten-year term and grant date fair values ranging between $0.33 and $1.71 per share. During the same period, the Company also issued approximately 0.5 million shares of common stock in connection with the exercise of stock options. The stated exercise prices ranged from $0.63 to $1.06 per share which resulted in aggregate gross proceeds of approximately $0.4 million to the Company. As of May 31, 2022 and 2021, approximately 9.9 million and 12.8 million vested stock options and approximately 7.5 million and 5.8 million unvested stock options were outstanding, respectively.
In January 2020, the Company awarded approximately 11.7 million performance shares to certain of its directors and executive officers outside of the 2012 Plan (“January 2020 Performance Shares”) with awards vesting and be settled in shares of common stock of the Company if the Company achieved FDA Breakthrough Therapy designation for cancer within six months of the award date, among other things. The awards were forfeited on July 28, 2020 when the performance conditions were not met.
In July 2020, the Company awarded approximately 0.3 million shares of common stock to Nader Z. Pourhassan, Ph.D., Chief Executive Officer at that time, of which approximately 0.2 million were tendered back to the Company to cover income tax withholding requirements. The Company recorded approximately $1.6 million in stock compensation expense.
In September 2020, the Company issued to its executives non-qualified stock options covering 3.35 million shares of common stock, time-vesting restricted stock units (“RSUs”) covering 1.12 million shares of common stock, and performance-based stock units (“PSUs”) covering 4.35 million shares of common stock. The RSUs vest equally over three years, and the PSUs vest over the fiscal year ending May 31, 2021 only if certain performance conditions set forth in the awards are met. The options vest equally over three years. The issuance of common stock underlying the PSUs granted for performance in fiscal year ending May 31, 2021 are subject to the Compensation Committee’s determination if certain performance conditions set forth in the awards are met.
During the fiscal year ended May 31, 2022, the Company issued approximately 0.4 million shares of common stock to executives in connection with the time-based vesting of RSUs granted in June Additionally, the Company issued approximately 0.4 million shares of common stock in connection with the vesting of PSUs awarded in June 2020. The PSUs are subject to the Compensation Committee’s determination of the level of achievement of performance conditions set forth in the respective award agreements. Of the 4.35 million of original PSU awards, approximately 3.9 million PSUs were forfeited. Further, certain members of management received a total of approximately 0.2 million shares of fully vested shares of common stock in lieu of a portion of their cash bonus for services in fiscal year 2021.
In order to preserve cash resources, in April 2022, the Board of Directors approved the issuance to executive officers of shares of common stock with a value equal to 25 percent of salary in lieu of cash, net of payroll deductions and withholding taxes. During the fiscal year ended May 31, 2022, a total of 317,441 shares of common stock were issued pursuant to this cash preservation program. The number of shares issued was based on the closing price of the common stock on each payroll date.
Private Offerings of Shares of Common Stock and Warrants Directly by the Company
In private placements to accredited investors conducted directly by the Company during the period from August 2021 through April 2022, the Company issued a total of approximately 26.7 million shares of common stock, together with warrants, to purchase a total of approximately 8.9 million shares of common stock. The warrants have a five-year term and are immediately exercisable. The securities were issued with a combined purchase price of between $0.40 and $1.80 per fixed combination of one share of common stock and one quarter of one warrant to purchase one share of common stock. The total proceeds were

$23.6 million. Together with the common stock offering through a placement agent described below, in which the Company issued 11.4 million shares of common stock, the Company issued 38.1 million shares of common stock in the year ended May 31, 2022.
In connection with the private placements to accredited investors described above, certain accredited investors who participated in previous private placements purchased 8.8 million shares of common stock, together with warrants with exercise prices ranging from $0.40 to $1.00 per share, to purchase a total of approximately 4.1 million shares of common stock. In connection with these purchases, the Company modified agreements related to issuances in the previous private placement, effectively lowering the purchase price of common shares, lowering the exercise price of the underlying warrants, and increasing the warrant coverage on the common stock purchased, resulting in the issuance of an additional 2.3 million shares of common stock and 0.9 million warrants with exercise prices of $0.45 to $1.00 per share. As the result of these modifications, the Company recorded inducement interest expense of approximately $1.5 million in the year ended May 31, 2022.
Additionally, during the fiscal year ended May 31, 2022, the Company entered into privately negotiated warrant exchange agreements with certain accredited investors, pursuant to which the investors purchased shares of common stock at exercise prices ranging from $0.45 to $1.00 per share. The Company issued approximately 3.5 million shares of common stock under the original warrants, as well as additional shares as an inducement to equity holders to exercise their warrants, for a total of approximately 7.9 million shares of common stock. In connection with these transactions, the Company recognized $5.2 million of inducement interest expense in the year ended May 31, 2022. The total proceeds were $5.4 million.
In February 2022, the Company issued to a third-party consultant, as consideration for services, a warrant to purchase 25,000 shares of common stock at an exercise price of $1.04 per share and with a term expiring on December 6, 2031. The warrant is fully vested as to 15,000 shares with the remainder vesting on December 6, 2022, subject to forfeiture if the consultant ceases to provide services to the Company prior to that date. The Company recognized $14 thousand in stock-based compensation related to this award in the year ended May 31, 2022.
Legal Settlement Issuances
During the fiscal year ended May 31, 2022, the Company settled a dispute with a placement agent in part by the issuance of warrants covering 1.6 million shares of common stock that expire in seven years and have a stated exercise price of $0.40 per share. The expense is presented as part of the legal settlement expense in the accompanying consolidated statement of operations and consists of a $0.2 million cash payment and $1.7 million of non-cash expense related to the issuance of warrants.
Private Warrant Exchanges
During the fiscal year ended May 31, 2021, the Company also entered into private warrant exchanges in which certain accredited investors purchased shares of common stock at a reduced warrant exercise price ranging from $0.21 to $0.90 per share as compared to the original stated exercise prices ranging from $0.30 to $1.50 per share. The Company issued a total of approximately 35.8 million shares of common stock upon the exercise of exchanged warrants, and approximately 0.4 million additional shares as an inducement to exercise warrants, for a total of approximately 36.2 million shares. Of these shares, 34.9 million shares were issued in exchange for 32.6 million warrants to purchase common stock. Aggregate gross proceeds from the private warrant exchanges were approximately $16.2 million, after total offering costs of approximately $0.5 million. In connection with these transactions, the Company recognized approximately $14.0 million in non-cash inducement interest expense.
For the year-ended May 31, 2022 the Company recorded non-cash inducement interest expense of approximately $6.7 million in connection with the private warrant exchanges. For the fiscal year-ended May 31, 2021 the Company recorded non-cash inducement interest expense totaling approximately $13.9 million in connection with the private warrant exchanges.
Private Placement of Warrants under Surety Bond Backstop Agreement
On February 14, 2022, the Company entered into a Surety Bond Backstop Agreement (the “Backstop Agreement”) with an accredited investor in his individual capacity and as trustee of a revocable trust, as well as certain other related parties (collectively, the “Indemnitors”). Pursuant to the Backstop Agreement, the Indemnitors agreed to assist the Company in obtaining a surety bond (the “Surety Bond”) for posting in connection with the Company’s ongoing litigation with Amarex Clinical Research, LLC (“Amarex”) by, among other things, agreeing to indemnify the issuer of the Surety Bond (the “Surety”) with respect to the Company’s obligations under the Surety Bond through August 13, 2022. As consideration for the Indemnitors’ agreement to indemnify the Surety, the Company agreed (i) to issue to 4-Good Ventures LLC, an affiliate of the Indemnitors (“4-Good”), a warrant for the purchase of 15,000,000 shares of common stock as a backstop fee (the “Initial Warrant”), (ii) to issue to 4-Good a warrant for the purchase of an additional 15,000,000 shares, to be exercisable only if the Indemnitors are required to make any payment to the Surety (the “Make-Whole Warrant” and, together with the Initial Warrant, the “4-Good Warrants”), and (iii) if the Indemnitors are required to make a payment to the Surety, (A) within 90 days of such payment, to reimburse the Indemnitors for any amount paid to the Surety and (B) to pay to the Indemnitors an indemnification fee in an amount equal to 1.5 times the amount paid by the Indemnitors to the Surety. The payment obligations of the Company to the Indemnitors will bear interest at 10% per annum and are secured by substantially all of the patents held by the Company. The Company recognized a finance charge of approximately $6.6 million related to the warrant issuance for the year ended May 31, 2022.
Pursuant to an amendment to the Backstop Agreement executed on July 18, 2022 (the “Backstop Amendment”), (i) the obligation of the Indemnitors to indemnify the Surety was extended from August 13, 2022 to November 15, 2022, (ii) each of the 4-Good Warrants has a five-year term from the date of issuance and an exercise price of $0.20 per share (reduced from $0.30 per share), (iii) the Make-Whole Warrant was amended to be fully exercisable immediately, (iv) the deadline for the Company to use its commercially reasonable efforts to file a Registration Statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) that is intended to register for resale the shares underlying the 4-Good Warrants was extended to December 31, 2022, (v) the Indemnitors and 4-Good agreed to waive the requirement to reserve for issuance the shares subject to the Make-Whole Warrant pending stockholder approval of an increase in the authorized shares of common stock and (vi) upon the exercise in full of the 4-Good Warrants, the Company agreed to take reasonable steps to cause the Indemnitors to be released from their indemnity obligations by an amount equal to the exercise proceeds.
Private Placement of Common Stock and Warrants through Placement Agent
During the fiscal year ended May 31, 2022, the Company conducted two private placements of common stock and warrants to accredited investors through a placement agent. The first private placement was completed on November 24, 2021, resulting in the issuance of a total of approximately 11.4 million shares, together with warrants to purchase a total of approximately 5.0 million shares. The securities were issued at a purchase price of $1.00 per fixed combination (unit) of one share of common stock and three-tenths of one warrant to purchase one share of common stock, for aggregate gross and net proceeds to the Company of approximately $11.4 million and $10.0 million, respectively. The Company paid the placement agent a cash fee equal to 12% of the gross proceeds of the offering, or approximately $1.4 million, as well as a one-time non-accountable expense fee of $50,000. The Company also issued warrants to the placement agent or its designees to purchase a total of 1.4 million shares, representing 12% of the total number of shares sold in the offering. The warrants are fully exercisable and have an exercise price of $1.00 per share and a 10-year term.
The second private placement conducted through a placement agent during the fiscal year ended May 31, 2022, began in April 2022 and was completed on June 24, 2022. As of May 31, 2022, the Company had sold a total of 34.6 million units, with each unit comprising a fixed combination of one share of common stock and three-quarters of one warrant to purchase one share of common stock for a purchase price of $0.255 per unit, for gross proceeds of $8.8 million and net proceeds of $7.6 million. The warrants issued to investors in the private placement have a five-year term and an exercise price of 120% of the final unit price, or $0.30 per share, and are immediately exercisable. The Company agreed to pay the placement agent a cash fee in an amount equal to 13% of the gross proceeds of the offering, as well as a one-time non-accountable expense fee of $50,000, and to issue to the placement agent or its designees warrants with an exercise price of $0.255 per share and a 10-year term to purchase shares of common stock equal to 13% of the total number of shares, including shares subject to warrants, sold in the offering. The issuance of the warrants is subject to the approval by the Company’s stockholders of an increase in authorized shares of common stock. The Board has called a special meeting of stockholders to be held on August 31, 2022, to vote on an amendment to the Company’s Certificate of Incorporation to increase the total number of shares of common stock authorized for issuance by 350 million shares.
Also refer to Note 13, Subsequent Events — Private Placement of Common Stock and Warrants through Placement Agent.
Payment of Severance to Former Executive Officers in Common Stock
During the fiscal year ended May 31, 2022, the Board terminated the employment of our CEO and General Counsel. Under the terms of their respective employment agreements, the Company was obligated to pay severance equal to 18 months of salary to our former CEO and 12 months of salary to our former General Counsel. As permitted by the employment agreements, in March 2022, the Board authorized the severance payments to our former CEO and the remaining severance payments to be made to our General Counsel to be made through the issuance of shares of common stock. On March 25, 2022, the Company issued 908,418 shares to our former CEO in satisfaction of our obligation to make an initial lump sum payment equal to 12 months’ salary, subject to tax withholding and other payroll deductions. As of May 31, 2022, a total of 155,612 shares had been issued to our former General Counsel in satisfaction of our obligation to pay $12,500 in severance each payroll period, net of tax withholding and other payroll deductions. The number of shares issued was based on the closing price of the Common Stock on each payroll date.
Warrants
During the fiscal year ended May 31, 2022, the Company issued approximately 1.4 million shares of common stock in connection with the exercise of an equal number of warrants. The stated exercise prices ranged from $0.45 to $1.35 per share, which resulted in aggregate gross proceeds of approximately $1.0 million. Additionally, during the fiscal year ended May 31, 2022, the Company issued approximately 0.2 million shares of common stock in connection with the cashless exercise of approximately 0.3 million warrants with stated exercise prices ranging from $0.40 to $0.83. In connection with various private warrant exchange agreements during the fiscal year ended May 31, 2022, the Company issued approximately 7.9 million shares of common stock in connection with the exercise of approximately 3.5 million warrants.
Note 8.   Loss per Common Share
Basic loss per share is computed by dividing the net loss adjusted for preferred stock dividends by the weighted average number of common shares outstanding during the period. Diluted loss per share would include the weighted average common shares outstanding and potentially dilutive common stock equivalents. Because of the net losses for all periods presented, the basic and diluted weighted average shares outstanding are the same since including the additional shares would have an anti-dilutive effect on the loss per share.
The reconciliation of the numerators and denominators of the basic and diluted net loss per share computations are as follows:
	Years ended May 31,
(in thousands, except per share amounts)	2022	2021
		(Restated)(1)
Net loss	$(210,820)	$(176,465)
Less: Accrued preferred stock dividends	(1,628)	(1,687)
Net loss applicable to common stockholders	$(212,448)	$(178,152)
Basic and diluted weighted average common shares outstanding	676,900	587,590
Basic and diluted loss per share	$(0.31)	$(0.30)

(1)
See Note 2, Revision of Financial Statements, and Note 14, Restatement.

Refer to Note 13, Subsequent Events — Private Placement of Common Stock and Warrants through Placement Agent for additional information regarding the number of shares issued subsequent to May 31, 2022.
The table below shows the numbers of shares of common stock issuable upon the exercise, vesting, or conversion of outstanding options, warrants, unvested restricted stock including those subject to performance conditions, convertible preferred stock (including undeclared dividends), and convertible notes that were not included in the computation of basic and diluted weighted average number of shares of common stock outstanding for the periods presented:
	As of May 31,
(in thousands)	2022	2021
Stock options, warrants, and unvested restricted stock units	106,002	82,386
Convertible notes	12,000	18,000
Convertible preferred stock	32,535	33,008
Note 9.   Income Taxes
Deferred taxes are recorded for all existing temporary differences in the Company’s assets and liabilities for income tax and financial reporting purposes. As noted below, there was no net deferred tax benefit or expense for the periods ended May 31, 2022, and 2021. Reconciliation of the federal statutory income tax rate of 21% to the effective income tax rate is as follows:
	Years ended May 31,
	2022	2021
Income tax provision at statutory rate:	21.0%	21.0%
Derivative loss	—	—
Non-deductible debt issuance costs	—	—
Non-deductible interest on convertible notes	(0.5)	(0.6)
Inducement interest expense	(0.7)	(1.5)
Other	1.1	—
Credit carry-forward released	(0.2)	(0.1)
Non-deductible loss on induced conversion	(3.7)	(2.6)
Non-deductible debt discount amortization	(0.3)	(0.6)
IRC section 162(m) limitation	(0.1)	(1.1)
Stock-based compensation in excess of ASC 718	0.0	1.7
Non-deductible expense on induced conversion of debt	(0.3)	(1.2)
Valuation allowance	(16.3)	(15.0)
Effective income tax rate	0.0%	0.0%

Net deferred tax assets and liabilities, non-current, are comprised of the following:
	As of May 31,
	2022	2021
Net operating loss	$106,965	$74,258
Credits	2,063	2,063
ASC 718 expense on NQO’s	6,057	5,510
Charitable contribution carry forward	14	14
Accrued vacation and payroll	68	87
ASC 842 lease accounting	—	(3)
Right of use asset	(112)	—
Lease liability	117	—
Inventory	2,138	146
Accrued expenses	89	874
Amortization	238	396
Fixed assets	1	—
Basis difference in acquired assets	—	(91)
Valuation allowance	(117,638)	(83,254)
Deferred tax asset, non-current	$—	$—
Non-current asset	117,638	83,254
Valuation allowance	(117,638)	(83,254)
Deferred tax asset (liability) non-current	$—	$—
The income tax benefit for the period presented is offset by a valuation allowance established against deferred tax assets arising from operating losses and other temporary differences, the realization of which is not considered more likely than not. In future periods, tax benefits and related tax deferred assets will be recognized when management considers realization of such amounts to be more likely than not. As of May 31, 2022 and 2021, the Company had available net operating loss carry forwards of approximately $509.4 million and $352.0 million, respectively, which expire beginning in 2023. The Company’s income tax returns remain subject to examination by all tax jurisdictions for tax years ended May 31, 2019 through 2021.
Note 10.   Commitments and Contingencies
Commitments with Samsung BioLogics Co., Ltd. (“Samsung”)
In April 2019, the Company entered into an agreement with Samsung, pursuant to which Samsung will perform technology transfer, process validation, manufacturing and supply services for the commercial supply of leronlimab effective through calendar year 2027. In 2020, the Company entered into an additional agreement, pursuant to which Samsung will perform technology transfer, process validation, vial filling and storage services for clinical, pre-approval inspection, and commercial supply of leronlimab. Samsung is obligated to procure necessary raw materials for the Company and manufacture a specified minimum number of batches, and the Company is required to provide a rolling three-year forecast of future estimated manufacturing requirements to Samsung that are binding.
On January 6, 2022, Samsung provided written notice to the Company alleging that the Company had breached the parties’ Master Services and Project Specific Agreements for failure to pay $13.5 million due on December 31, 2021. An additional $22.8 million became due under the agreements on January 31, 2022, and was included in accounts payable as of February 28, 2022. Under the agreements, Samsung may be entitled to terminate its services if the parties cannot reach an agreement as to the past due balance. Management is in ongoing discussions with Samsung regarding potential approaches to resolve these issues, including proposals by both parties of a revised schedule of payments over an extended period of time, and proposals by the Company of satisfaction of a portion of the Company’s payment obligations in equity securities of the Company and postponing or cancelling the manufacturing of additional drug product provided for in the agreements. As of May 31, 2022, the Company had past due balances of approximately $38.1 million due to Samsung which were included in accounts payable.
As of May 31, 2022, the future commitments pursuant to these agreements are estimated as follows (in thousands):
Fiscal Year	Amount
2023	$34,638
2024	121,750
2025	76,400
2026 and thereafter	—
Total	$232,788
Commitments with Contract Research Organization (“CRO”)
The Company entered, and continues to maintain agreements, into project work orders, as amended, for each of our clinical trials with a CRO and related laboratory vendors. Under the terms of these agreements, the Company prepaid execution fees for direct services costs, which are recorded as a current asset in the accompanying consolidated balance sheets. In the event the Company were to terminate any trial, it may incur financial penalties to be payable to the CRO.
Distribution and Licensing
In December 2019, the Company entered into Commercialization and License Agreement, and Supply Agreement (together the “License Agreements”) with Vyera Pharmaceuticals, LLC (“Vyera”) under which the Company granted Vyera an exclusive royalty-bearing license to commercialize pharmaceutical preparations containing leronlimab for treatment of HIV in the United States. The License Agreements gave Vyera the right to assign its rights and obligations under the License Agreements to an affiliate of Vyera. In October 2020, Vyera assigned the License Agreements to SevenScore Pharmaceuticals, which in turn, in December 2021, assigned them to Regnum Corp. Vyera, SevenScore and Regnum are each controlled by their parent Phoenixus AG.
The License Agreements, as assigned, provide that, pursuant to the terms and subject to the conditions set forth therein, Regnum will, at its cost, use commercially reasonable efforts to commercialize leronlimab for treatment of HIV in the United States. The Company retained the right to license leronlimab for uses in the United States for purposes other than the treatment of HIV and for any purposes outside the United States. The License Agreements obligate Regnum to pay the Company up to $85.3 million upon the achievement of certain sales and regulatory milestones. Certain milestones are subject to reduction if not achieved within an agreed-upon timeframe. Regnum may also pay the Company additional potential milestone payments upon the regulatory approval of leronlimab for certain subsequent indications in the field. Whether a particular subsequent indication qualifies for an additional milestone payment will be determined in good faith by the parties at the time such an event occurs. In addition, during the Royalty Term, as defined in the License Agreements, but, in any event, a period of not less than 10 years following the first commercial sale under the License Agreements, Regnum is obligated to pay the Company a royalty equal to 50% of Regnum’s net sales from product sales. The royalty is subject to reduction during the Royalty Term after patent expiry and expiry of regulatory exclusivity. Following expiration of the Royalty Term, Regnum has non-exclusive rights to commercialize the product. Regnum has the right to terminate the License Agreements (i) upon written notice to the Company on or after December 19, 2021 and prior to the Company’s receipt of approval from the FDA of the BLA for the manufacture and sale of leronlimab for HIV, (ii) if Regnum fails to achieve certain aggregate Net Sales (as defined in the License Agreements) of leronlimab during the period beginning on the date of first commercial sale and ending on the date that is two years from the date of the first commercial sale, and (iii) with 180 days’ prior written notice, at Regnum’s convenience following the second anniversary of the first commercial sale of leronlimab.

On April 6, 2021, the Company entered into an exclusive supply and distribution agreement with Biomm S.A., a Brazilian pharmaceutical company, granting the exclusive right to distribute and sell leronlimab in Brazil upon Brazilian regulatory approval.
PRO 140 Acquisition and Licensing Arrangements
We originally acquired leronlimab, as well as certain other related assets, including the existing inventory of PRO 140 bulk drug substance, intellectual property, and FDA regulatory filings, pursuant to an Asset Purchase Agreement, dated as of July 25, 2012, and effective October 16, 2012 (the “Progenics Purchase Agreement”), between CytoDyn and Progenics. Pursuant to the Progenics Purchase Agreement, we are required to pay Progenics a milestone payment and royalties as follows: (i) $5,000,000 at the time of the first U.S. new drug application approval by the FDA or other non-U.S. approval for the sale of leronlimab; and (ii) royalty payments of up to 5% on net sales during the period beginning on the date of the first commercial sale of leronlimab until the later of (a) the expiration of the last to expire patent included in the acquired assets, and (b) 10 years, in each case determined on a country-by-country basis. To the extent that such remaining milestone payment and royalties are not timely made, under the terms of the Progenics Purchase Agreement, Progenics has certain repurchase rights relating to the assets sold to us thereunder.
Payments to Progenics are in addition to payments due under a Development and License Agreement, dated April 30, 1999 (the “PDL License”), between Protein Design Labs (now AbbVie Inc.) and Progenics, which was assigned to us in the Progenics Purchase Agreement, pursuant to which we have an exclusive worldwide license to develop, make, have made, import, use, sell, offer to sell or have sold products that incorporate the humanized form of the leronlimab antibody developed under the agreement. Pursuant to the PDL License, we are required to pay AbbVie Inc. milestone payments and royalties as follows: (i) $500,000 upon filing a Biologic License Application with the FDA or non-U.S. equivalent regulatory body; (ii) $500,000 upon FDA approval or approval by another non-U.S. equivalent regulatory body; and (iii) royalties of up to 3.5% of net sales for the longer of 10 years and the date of expiration of the last to expire licensed patent. Additionally, the PDL License provides for an annual maintenance fee of $150,000 until royalties paid exceed that amount. To the extent that such remaining milestone payments and royalties are not timely made, under the terms of the PDL License, AbbVie Inc. has certain termination rights relating to our license of leronlimab thereunder.
Effective July 29, 2015, we entered into a License Agreement (the “Lonza Agreement”) with Lonza Sales AG (“Lonza”) covering Lonza’s “system know-how” technology with respect to our use of proprietary cell lines to manufacture new leronlimab material. The Lonza Agreement provides for an annual license fee and future royalty payments, both of which varies based on whether Lonza, or we or our strategic partner manufactures leronlimab. We currently use two independent parties as contract manufacturers for leronlimab. Therefore, if this arrangement continues, an annual license fee of £0.6 million (approximately $0.7 million given current exchange rate) would continue to apply, as well as a royalty, up to 2% of the net selling price upon commercialization of leronlimab, excluding value added taxes and similar amounts.
Operating Leases
We lease our principal office location in Vancouver, Washington. The Vancouver lease expires on April 30, 2026. Consistent with the guidance in ASC 842, Leases, we have recorded this lease in our consolidated balance sheet as an operating lease. For the purpose of determining the right of use asset and associated lease liability, we determined that the renewal of the Vancouver lease was not reasonably probable. The lease does not include any restrictions or covenants requiring special treatment under ASC 842. During the fiscal years ended May 31, 2022 and 2021, we recognized $0.2 million and $0.3 million of operating lease costs.

The following table summarizes the presentation of the operating leases in our consolidated balance sheet at May 31, 2022 and 2021:
	As of May 31,
(in thousands)	2022	2021
Assets
Right of use asset	$536	$712
Liabilities
Current operating lease liability	$134	$175
Non-current operating lease liability	422	552
Total operating lease liability	$556	$727
The minimum (base rental) lease payments reconciled to the carrying value of the operating lease liabilities as of May 31, 2022 are expected to be as follows (in thousands):
Fiscal Year	Amount
2023	$177
2024	182
2025	185
2026	208
Total operating lease payments	752
Less: imputed interest	(196)
Present value of operating lease liabilities	$556
Legal Proceedings
The Company is a party to various legal proceedings. The Company recognizes accruals for such proceedings to the extent a loss is determined to be both probable and reasonably estimable. The best estimate of a loss within a possible range is accrued; however, if no estimate in the range is more probable than another, then the minimum amount in the range is accrued. If it is determined that a material loss is not probable but reasonably possible and the loss or range of loss can be estimated, the possible loss is disclosed. It is not possible to determine the outcome of proceedings that have not been concluded, including the defense and other litigation-related costs and expenses that may be incurred by the Company, as the outcomes of legal proceedings are inherently uncertain, and the outcomes could differ significantly from recognized accruals. Therefore, it is possible that the ultimate outcome of any proceeding, if in excess of a recognized accrual, or if an accrual had not been made, could be material to the Company’s consolidated financial statements.
Shareholder Derivative Lawsuit under Section 16(b) of the Securities Exchange Act
On September 10, 2020, certain stockholders of the Company filed a derivative action in the U.S. District Court for the Western District of Washington against then CEO Nader Z. Pourhassan, Ph.D. The plaintiffs claimed that certain of Dr. Pourhassan’s transactions in the Company’s common stock violated Section 16(b) of the Securities Exchange Act of 1934. The Company was only a nominal defendant in the action, and the plaintiffs sought no relief against the Company. On March 12, 2021, the district court granted Dr. Pourhassan’s motion to dismiss the plaintiffs’ complaint with prejudice. The plaintiffs timely appealed that decision to the U.S. Court of Appeals for the Ninth Circuit. On April 8, 2022, the Court of Appeals affirmed the district court’s ruling.
Pestell Employment Dispute
On May 19, 2022, the Company and its subsidiary CytoDyn Operations Inc. entered into a Settlement Agreement with Richard G. Pestell, M.D. Ph.D. (“Dr. Pestell”), its former Chief Medical Officer. The

Settlement Agreement terminated a lawsuit brought by Dr. Pestell in the U.S. District Court for the District of Delaware in August 2019 denominated Pestell v. CytoDyn Inc., et al. (the “Lawsuit”) that alleged breach of Pestell’s employment agreement with the Company, and the Company’s failure to release from escrow 8,342,000 shares of the Company’s common stock (the “Escrowed Stock”), issued in connection with the Company’s 2018 acquisition of ProstaGene LLC, of which Dr. Pestell was a controlling owner. Under the Settlement Agreement, the Company agreed to: (1) relinquish all rights to, and remove all transfer restrictions from, the Common Stock; (2) transfer and assign to Dr. Pestell all rights, title and interest (if any) in and to certain intangible assets that had been acquired in the ProstaGene transaction; (3) grant to Dr. Pestell warrants with a three-year term to purchase 7,000,000 shares of Common Stock at an exercise price of $0.37 per share (the “Warrants”); and (4) include the shares issuable upon exercise of the Warrants in a registration statement to be filed by the Company with the SEC under the Securities Act of 1933, in connection with a private placement of shares of Common Stock and warrants as described in the Company’s Current Report on Form 8-K filed with the SEC on May 12, 2022. Except as described above, the Warrants have substantially the same terms as the form of warrant filed as Exhibit 4.1 to the Company’s Form 8-K filed on September 7, 2021. In addition, each of the parties agreed to dismiss the lawsuit and to release the other party from all claims, whether known or unknown as of May 19, 2022, other than the rights and obligations arising out of or in connection with the Settlement Agreement.
Securities Class Action Lawsuits
On March 17, 2021, a stockholder filed a putative class-action lawsuit (the “March 17, 2021 lawsuit”) in the U.S. District Court for the Western District of Washington against the Company and certain current and former officers. The complaint generally alleges the defendants made false and misleading statements regarding the viability of leronlimab as a potential treatment for COVID-19. On April 9, 2021, a second stockholder filed a similar putative class action lawsuit in the same court, which the plaintiff voluntarily dismissed without prejudice on July 23, 2021. On August 9, 2021, the court appointed lead plaintiffs for the March 17, 2021 lawsuit. On December 21, 2021, lead plaintiffs filed an amended complaint, which is brought on behalf of an alleged class of those who purchased the Company’s common stock between March 27, 2020 and May 17, 2021. The amended complaint generally alleges that the Company and certain current and former officers violated Sections 10(b) and/or 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by making purportedly false or misleading statements concerning, among other things, the safety and efficacy of leronlimab as a potential treatment for COVID-19, the Company’s CD10 and CD12 clinical trials, and its HIV BLA. The amended complaint also alleges that the individual defendants violated Section 20A of the Exchange Act by selling shares of the Company’s common stock purportedly while in possession of material nonpublic information. The amended complaint seeks, among other relief, a ruling that the case may proceed as a class action and unspecified damages and attorneys’ fees and costs. On February 25, 2022, the defendants filed a motion to dismiss the amended complaint. On June 24, 2022, lead plaintiffs filed a second amended complaint. The second amended complaint is brought on behalf of an alleged class of those who purchased the Company’s common stock between March 27, 2020 and March 30, 2022, makes similar allegations, names the same defendants, and asserts the same claims as the prior complaint, adds a claim for alleged violation of Section 10(b) of the Exchange Act and Rule 10b-5(a) and (c) promulgated thereunder, and seeks the same relief as the prior complaint. The Company and the individual defendants deny all allegations of wrongdoing in the complaint and intend to vigorously defend the matter. Since this case is in an early stage where the number of plaintiffs is not known, and the claims do not specify an amount of damages, the Company is unable to predict the ultimate outcome of the lawsuit and cannot reasonably estimate the potential loss or range of loss the Company may incur.
2021 Shareholder Derivative Lawsuits
On June 4, 2021, a stockholder filed a purported derivative lawsuit against certain of the Company’s current and former officers, certain current and former Board members, and the Company as a nominal defendant, in the U.S. District Court for the Western District of Washington. Two additional shareholder derivative lawsuits were filed against the same defendants in the same court on June 25, 2021 and August 18, 2021, respectively. The court has consolidated these three lawsuits for all purposes (“Consolidated Derivative Suit”). On January 20, 2022, the plaintiffs filed a consolidated complaint. The consolidated complaint generally alleges that the director defendants breached their fiduciary duties by allowing the Company to make false and misleading statements regarding, among other things, the safety and efficacy of leronlimab as a potential treatment for COVID-19, the Company’s CD10 and CD12 clinical trials, and its HIV BLA, and by failing to maintain an adequate system of oversight and controls. The consolidated complaint also asserts claims against one or more individual defendants for waste of corporate assets, unjust enrichment, contribution for alleged violations of the federal securities laws, and for breach of fiduciary duty arising from alleged insider trading. The consolidated complaint seeks declaratory and equitable relief, an unspecified amount of damages, and attorneys’ fees and costs. The Company and the individual defendants deny all allegations of wrongdoing in the complaints and intend to vigorously defend the litigation. In light of the fact that the Consolidated Derivative Suit is in an early stage and the claims do not specify an amount of damages, the Company cannot predict the ultimate outcome of the Consolidated Derivative Suit and cannot reasonably estimate the potential loss or range of loss the Company may incur.
Securities and Exchange Commission and Department of Justice Investigations
The Company has received subpoenas from the United States Securities and Exchange Commission (“SEC”) and the United States Department of Justice (“DOJ”) requesting documents and information concerning, among other matters, leronlimab, the Company’s public statements regarding the use of leronlimab as a potential treatment for COVID-19, HIV, and triple-negative breast cancer, related communications with the FDA, investors, and others, litigation involving former employees, the Company’s retention of investor relations consultants, and trading in the Company’s securities. Certain Company executives have received subpoenas concerning similar issues and may be interviewed by the DOJ or SEC in the future. The SEC informed the Company that its inquiry should not be construed as an indication that any violations of law have occurred or that the SEC has any negative opinion of any person, entity or security. The Company is cooperating fully with these non-public, fact-finding investigations, and as of the date of this filing, the Company is unable to predict the ultimate outcome and cannot reasonably estimate the potential possible loss or range of loss, if any.
Amarex Dispute
On October 4, 2021, the Company filed a complaint for declaratory and injunctive relief and a motion for a preliminary injunction against NSF International, Inc. and its subsidiary Amarex Clinical Research LLC (“Amarex”), the Company’s former CRO. Over the past eight years, Amarex provided clinical trial management services to the Company and managed numerous clinical studies of the Company’s drug product candidate, leronlimab. On December 16, 2021, the U.S. District Court for the District of Maryland issued a preliminary injunction requiring Amarex to provide the Company with access to all of its materials in the possession of Amarex. The court also granted CytoDyn the right to conduct an audit of Amarex’s work for CytoDyn. That case has been administratively closed.
The Company simultaneously filed a demand for arbitration with the American Arbitration Association. The arbitration demand alleges that Amarex failed to perform services to an acceptable professional standard and failed to perform certain services required by the parties’ agreements. Further, the demand alleges that Amarex billed the Company for services it did not perform. The Company contends that, due to Amarex’s failures, it has suffered avoidable delays in obtaining regulatory approval of leronlimab and has paid for services not performed. Amarex has counterclaimed alleging that CytoDyn has failed to pay invoices due under the contract between the parties. In light of the fact that this dispute is in an early stage, the Company cannot predict the ultimate outcome of the lawsuit and cannot reasonably estimate the potential loss or range of loss that the Company may incur.
Note 11.   Related Party Transactions
The Board’s Audit Committee, and the Board of Directors, review and approve all related party transactions. The terms and amounts described below are not necessarily indicative of the terms and amounts that could have been incurred had comparable transactions been entered into with independent parties.
In November 2020, the Company sold approximately 0.7 million unregistered shares of common stock at a purchase price of $1.50 per share to Christopher P. Recknor, M.D., former Chief Operating Officer and current Sr. Director of R&D, who was a non-executive at the time of the transaction, for the aggregate amount of proceeds to the Company of $1.0 million. The transaction was approved by the Board.

In 2021, the Company engaged the Center for Advanced Research & Education, LLC (“CARE”), owned by Dr. Christopher Recknor’s spouse, Julie Recknor, Ph.D., (and owned by Dr. Christopher Recknor, then the Company’s Chief Operating Officer, until March 11, 2021). CARE was one of several clinical locations for the Company’s NASH COVID-19 long-hauler clinical trials, and mild-to-moderate and severe-to-critical COVID-19 clinical trials. Dr. Julie Recknor serves as the Site Director of CARE and manages its day-to-day operations. The Company entered into a Clinical Trial Agreement (“CTA”) with CARE for each of the foregoing clinical trials. Each CTA was negotiated in the ordinary course of business by Amarex, then Company’s clinical research organization, prior to Dr. Christopher Recknor’s appointment as COO, and the operational and financial terms of the CTAs with CARE are comparable to the terms available to unrelated clinical locations. Dr. Christopher Recknor was not involved in the Company’s decision to choose CARE as a clinical location for its ongoing trials, and he is not involved in patient treatment at the CARE site. In July 2021, the Company entered into an amendment to the previously approved CTA with CARE, wherein such amendment provided for the additional recording of patient information thus giving rise to the additional contract value of less than $0.1 million. As of May 31, 2022, the Company had approximately $0.3 million in accounts payable due to CARE and made payments of approximately $1.7 million and $0.9 million to CARE during the fiscal years ended May 31, 2022 and 2021.
In September 2021, Jordan G. Naydenov, a then member of the Board, entered into a private warrant exchange in which he exercised warrants to purchase approximately 0.6 million shares of common stock, as well as approximately 0.6 million additional shares that were offered as an inducement to exercise his warrants, for a total of approximately 1.3 million shares of common stock. The terms and conditions of the investment totaling $0.7 million made by Mr. Naydenov were identical to those offered to other investors.
Note 12.   Employee Benefit Plan
The Company has an employee savings plan (the “401(k) Plan”), organized under Section 401(k) of the Internal Revenue Code (the “Code”), covering all employees. The Company makes a qualified non-elective contribution of 3%, which vests immediately. In addition, participants in the 401(k) Plan may contribute a percentage of their compensation, but not greater than the maximum allowed under the Code. During the years ended May 31, 2022 and 2021, the Company incurred an expense of approximately $0.1 million and $0.7 million, respectively, for qualified non-elective contributions.
Note 13.   Subsequent Events
Private Placement of Common Stock and Warrants through Placement Agent
During June 2022, approximately 50.7 million additional shares of common stock were sold in the second private placement conducted by the Company through a placement agent, for gross proceeds of $12.9 million and net proceeds of $11.3 million. Each unit comprised a fixed combination of one share of common stock and three-quarters of one warrant to purchase one share of common stock for a purchase price of $0.255 per unit. The warrants issued to investors in the private placement, which cover a total of 38.1 million shares, have a five-year term and an exercise price of 120% of the final unit price, or $0.30 per share, and are immediately exercisable. Refer to Note 7, Equity Awards — Private Placement of Common Stock and Warrants through Placement Agent for additional information.
Appointment of President
On June 27, 2022, the Company entered into an employment agreement with Cyrus Arman, Ph.D. (the “Employment Agreement”), under which he has been employed as the Company’s President on an at-will basis beginning on July 9, 2022. Antonio Migliarese, who was appointed as interim President on January 24, 2022, ceased to be President on July 9, 2022, and will continue in his roles of Chief Financial Officer, Corporate Secretary and Treasurer, as well as serving as the Company’s principal accounting officer.
Special Stockholders’ Meeting
On July 8, 2022, the Company issued a notice for a special stockholders’ meeting to be held on August 31, 2022, to seek approval of a proposal to increase the total number of authorized shares of common stock from 1,000,000,000 to 1,350,000,000 shares. The proposal to increase the number of shares of common stock authorized for issuance, if approved at the special meeting, will become effective, and the Company’s authorized shares of common stock will be increased to 1,350,000,000 shares, upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware. The Board believes that it is essential to the Company’s continued operations to have additional authorized shares of common stock available for future issuance; the authorization of a pool of additional shares of common stock at the special meeting will provide the Company with ability to use these shares to meet the Company’s business and financial needs without the expense and delay of another special stockholders’ meeting. These needs include: (i) satisfaction of the Corporation’s existing obligations to issue shares of common stock for which authorized shares are not currently available, (ii) future financings to raise the capital needed to operate the Company’s business, including potential negotiations with third parties to satisfy the Company’s existing payment obligations in shares of common stock rather than cash; (iii) possible acquisition or other strategic transactions or partnerships; (iv) future equity awards as compensation for employees, officers, directors, consultants and advisors, including equity incentives for performance; and (v) other general corporate purposes. Although such issuances of additional shares would dilute existing stockholders, the Board believes that such transactions would increase the overall value of the Company to its stockholders. In addition, the Board believes the Company’s success depends in part on its continued ability to attract, retain and motivate highly qualified management and clinical and scientific personnel and advisors, as well as independent directors with requisite skills and experience.
Issuance of Shares to Former Executive Officer and Former CEO
The Company issued to a former executive officer a total of 69,040 shares of common stock to satisfy its obligation to make severance payments for the payroll periods ended June 15, June 30, July 15, and July 31, 2022, net of payroll deductions and withholding taxes. Consistent with the terms of our former CEO’s employment agreement, in August 2022, the Company issued 26,106 shares of common stock in satisfaction of the severance amount due for the month of July 2022. The number of shares issued was based on the closing price of the common stock on the applicable date.
Note 14.   Restatement
During the preparation and audit of the annual financial statements as of and for the fiscal year ended May 31, 2022, the Company concluded that a material error was identified in how the Company was accounting for common stock issued to settle certain convertible note obligations dating back to fiscal year 2021. The Company had been accounting for these transactions in accordance with debt extinguishment accounting. However, although the contractual terms did not explicitly describe the transactions as induced conversions, the transactions should be accounted for as induced conversions rather than extinguishments of debt and are therefore subject to induced conversion accounting. The error resulted in an understatement of the previously reported non-cash loss on induced conversion and additional paid-in capital.
The Company assessed the materiality of the misstatement in accordance with ASC 250, Accounting Changes and Error Corrections, as well as SEC Staff Accounting Bulletins No. 99, Materiality, and No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and concluded that the misstatement are material to the Company’s consolidated financial statements for the prior periods and, accordingly, are restating previously filed reports. As such, the restatements for the correction are reflected in the accompanying balance sheets, the statements of operations, changes in stockholders’ (deficit), and statement of cash flows. The financial statements being restated below are as of and for the periods ended November 30, 2020, February 28, 2021, May 31, 2021, August 31, 2021, November 30, 2021, and February 28, 2022. The errors had no impact on operating loss, cash, net cash used in or provided by operating, financing, and investing activities, assets, liabilities, commitments and contingencies, total stockholders’ (deficit) equity, number of shares issued and outstanding, basic and diluted weighted average common shares outstanding, and number of shares available for future issuance for any of the affected periods.

Fiscal Year Ended May 31, 2021 — Consolidated Financial Statements
	As of and For the Year Ended May 31, 2021
(in thousands, except per share amount)	Previously Reported	Adjustments	Restated
Loss on induced conversion(1)	$(19,896)	$(19,235)	$(39,131)
Inducement interest expense(2)	$(11,366)	$(2,556)	$(13,922)
Total interest expense and other expense	$(50,078)	$(21,791)	$(71,869)
Loss before income taxes	$(154,674)	$(21,791)	$(176,465)
Net loss	$(154,674)	$(21,791)	$(176,465)
Basic and diluted loss per share	$(0.27)	$(0.03)	$(0.30)
Additional paid-in capital(3)	$489,650	$42,381	$532,031
Accumulated deficit(3)	$(511,294)	$(42,381)	$(553,675)
Fiscal Year Ended May 31, 2021 and 2022 — Interim Consolidated Financial Statements (Unaudited)
There was no impact on the quarter ended August 31, 2020.
	As of and For Three Months Ended November 30, 2020			As of and Six Months Ended November 30, 2020
(in thousands, except per share amount)	Previously Reported	Adjustments	Restated	Previously Reported	Adjustments	Restated
Loss on induced conversion(1)	$(4,169)	$(2,555)	$(6,724)	$(4,169)	$(2,555)	$(6,724)
Inducement interest expense(2)	$(3,758)	$(459)	$(4,217)	$(7,103)	$(459)	$(7,562)
Total interest expense and other expense	$(10,463)	$(3,014)	$(13,477)	$(15,623)	$(3,014)	$(18,637)
Loss before income taxes	$(34,966)	$(3,014)	$(37,980)	$(65,798)	$(3,014)	$(68,812)
Net loss	$(34,966)	$(3,014)	$(37,980)	$(65,798)	$(3,014)	$(68,812)
Basic and diluted loss per share	$(0.06)	$(0.01)	$(0.07)	$(0.12)	$(0.00)	$(0.12)
Additional paid-in capital(3)	$414,463	$23,604	$438,067	$414,463	$23,604	$438,067
Accumulated deficit(3)	$(421,587)	$(23,604)	$(445,191)	$(421,587)	$(23,604)	$(445,191)
	As of and For Three Months Ended February 28, 2021			As of and For Nine Months Ended February 28, 2021
(in thousands, except per share amount)	Previously Reported	Adjustments	Restated	Previously Reported	Adjustments	Restated
Loss on induced conversion(1)	$(7,625)	$7,625	$—	$(11,794)	$5,070	$(6,724)
Inducement interest expense(2)	$(4,139)	$(1,221)	$(5,360)	$(11,242)	$(1,680)	$(12,922)
Total interest expense and other expense	$(13,200)	$6,404	$(6,796)	$(28,823)	$3,390	$(25,433)
Loss before income taxes	$(43,985)	$6,404	$(37,581)	$(109,783)	$3,390	$(106,393)
Net loss	$(43,985)	$6,404	$(37,581)	$(109,783)	$3,390	$(106,393)
Basic and diluted loss per share	$(0.08)	$0.01	$(0.07)	$(0.18)	$(0.00)	$(0.18)
Additional paid-in capital(3)	$449,579	$17,200	$466,779	$449,579	$17,200	$466,779
Accumulated deficit(3)	$(465,983)	$(17,200)	$(483,183)	$(465,983)	$(17,200)	$(483,183)

	As of and For the Three Months Ended August 31, 2021
(in thousands, except per share amount)	Previously Reported	Adjustments	Restated
Loss on induced conversion(1)	$(4,651)	$(13,879)	$(18,530)
Inducement interest expense(2)	$(9)	$(519)	$(528)
Total interest expense and other expense	$(9,302)	$(14,398)	$(23,700)
Loss before income taxes	$(30,939)	$(14,398)	$(45,337)
Net loss	$(30,939)	$(14,398)	$(45,337)
Basic and diluted loss per share	$(0.05)	$(0.02)	$(0.07)
Additional paid-in capital(3)	$516,816	$56,779	$573,595
Accumulated deficit(3)	$(542,653)	$(56,779)	$(599,432)
	As of and For Three Months Ended November 30, 2021			As of and For Six Months Ended November 30, 2021
(in thousands, except per share amount)	Previously Reported	Adjustments	Restated	Previously Reported	Adjustments	Restated
Loss on induced conversion(1)	$(3,312)	$(3,473)	$(6,785)	$(7,963)	$(17,352)	$(25,315)
Total interest expense and other expense	$(11,282)	$(3,473)	$(14,755)	$(21,103)	$(17,352)	$(38,455)
Loss before income taxes	$(36,604)	$(3,473)	$(40,077)	$(68,062)	$(17,352)	$(85,414)
Net loss	$(36,604)	$(3,473)	$(40,077)	$(68,062)	$(17,352)	$(85,414)
Basic and diluted loss per share	$(0.06)	$(0.00)	$(0.06)	$(0.11)	$(0.02)	$(0.13)
Additional paid-in capital(2)	$589,971	$36,587	$626,558	$589,971	$36,587	$626,558
Accumulated deficit(2)	$(603,353)	$(36,587)	$(639,940)	$(603,353)	$(36,587)	$(639,940)
	As of and For Three Months Ended February 28, 2022			As of and For Nine Months Ended February 28, 2022
(in thousands, except per share amount)	Previously Reported	Adjustments	Restated	Previously Reported	Adjustments	Restated
Loss on induced conversion(1)	$(3,109)	$(8,957)	$(12,066)	$(11,072)	$(26,309)	$(37,381)
Total interest expense and other expense	$(12,931)	$(8,957)	$(21,888)	$(34,034)	$(26,309)	$(60,343)
Loss before income taxes	$(32,328)	$(8,957)	$(41,285)	$(100,390)	$(26,309)	$(126,699)
Net loss	$(32,328)	$(8,957)	$(41,285)	$(100,390)	$(26,309)	$(126,699)
Basic and diluted loss per share	$(0.05)	$(0.01)	$(0.06)	$(0.15)	$(0.04)	$(0.19)
Additional paid-in capital(2)	$612,905	$45,544	$658,449	$612,905	$45,544	$658,449
Accumulated deficit(2)	$(636,078)	$(45,544)	$(681,622)	$(636,078)	$(45,544)	$(681,622)

(1)
Amounts previously presented in Loss on extinguishment of convertible notes have been restated for fiscal year ended May 31, 2021 and each quarter within fiscal year 2021. The restated conversion inducement expense associated with the notes is presented in the Loss on induced conversion line item in the consolidated statement of operations.

(2)
Immaterial revisions related to Inducement interest expense were made through the period ended November 30, 2021. Previously Reported amounts as of November 30, 2021 and February 28, 2022, for the three and six months ended November 30, 2021, and for the three and nine months ended February 28, 2022 reflect impact of those corrections. Refer to Note 2, Revision of Financial Statements for additional information.

(3)
Adjustments amounts include $15,533, $4,532, and $525 for the fiscal years ended May 31, 2020, 2019 and 2018, respectively.

Quarterly Financial Statements (Unaudited)
CytoDyn Inc.
Consolidated Balance Sheets
(Unaudited, in thousands, except par value)
	February 28, 2023	May 31, 2022
Assets
Current assets:
Cash	$5,112	$4,231
Restricted cash	5,998	—
Prepaid expenses	2,411	5,198
Prepaid service fees	589	1,086
Total current assets	14,110	10,515
Inventories, net	—	17,929
Other non-current assets	532	741
Total assets	$14,642	$29,185
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$62,667	$67,974
Accrued liabilities and compensation	8,298	8,995
Accrued interest on convertible notes	9,421	5,974
Accrued dividends on convertible preferred stock	4,935	3,977
Convertible notes payable, net	36,013	36,241
Total current liabilities	121,334	123,161
Operating leases	318	422
Total liabilities	121,652	123,583
Commitments and Contingencies (Note 9)
Stockholders’ deficit:
Preferred stock, $0.001 par value; 5,000 shares authorized:
Series B convertible preferred stock, $0.001 par value; 400 authorized; 19 issued and outstanding at February 28, 2023 and May 31, 2022	—	—
Series C convertible preferred stock, $0.001 par value; 8 authorized; 6 and 7 issued and outstanding at February 28, 2023 and May 31, 2022, respectively	—	—
Series D convertible preferred stock, $0.001 par value; 12 authorized; 9 issued and outstanding at February 28, 2023 and May 31, 2022	—	—
Common stock, $0.001 par value; 1,350,000 shares authorized; 837,031 and 720,028 issued, and 836,588 and 719,585 outstanding at February 28, 2023 and May 31, 2022, respectively	837	720
Treasury stock, $0.001 par value; 443 at February 28, 2023 and May 31, 2022	—	—
Additional paid-in capital	715,207	671,013
Accumulated deficit	(823,054)	(766,131)
Total stockholders’ deficit	(107,010)	(94,398)
Total liabilities and stockholders’ deficit	$14,642	$29,185
See accompanying notes to consolidated financial statements.

CytoDyn Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)
	Three months ended February 28,		Nine months ended February 28,
	2023	2022	2023	2022
		(Restated)(1)		(Restated)(1)
Revenue	$—	$—	$—	$266
Cost of goods sold	—	—	—	53
Gross profit	—	—	—	213
Operating expenses:
General and administrative	2,971	10,140	14,347	33,960
Research and development	938	3,569	1,651	23,036
Amortization and depreciation	12	129	165	657
Inventory charge	—	5,559	20,633	8,916
Total operating expenses	3,921	19,397	36,796	66,569
Operating loss	(3,921)	(19,397)	(36,796)	(66,356)
Interest and other expenses:
Interest on convertible notes	(1,142)	(1,187)	(3,447)	(4,299)
Amortization of discount on convertible notes	(565)	(637)	(1,721)	(2,382)
Amortization of debt issuance costs	(17)	(19)	(51)	(70)
Loss on induced conversion	(2,018)	(12,066)	(2,656)	(37,381)
Finance charges	(5,884)	(7,025)	(7,761)	(8,084)
Inducement interest expense	—	(954)	—	(6,186)
Legal settlement	—	—	—	(1,941)
Loss on derivatives	(155)	—	(8,756)	—
Total interest and other expenses	(9,781)	(21,888)	(24,392)	(60,343)
Loss before income taxes	(13,702)	(41,285)	(61,188)	(126,699)
Income tax benefit	—	—	—	—
Net loss	$(13,702)	$(41,285)	$(61,188)	$(126,699)
Basic and diluted:
Weighted average common shares outstanding	832,215	695,614	810,986	663,373
Loss per share	$(0.02)	$(0.06)	$(0.08)	$(0.19)

(1)
See Note 2, Summary of Significant Accounting Policies — Revision and Restatement of Financial Statements.

See accompanying notes to consolidated financial statements.

CytoDyn Inc.
Consolidated Statement of Changes in Stockholders’ Deficit
(Unaudited, in thousands)
	Preferred stock		Common stock		Treasury stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at May 31, 2022	35	$—	720,028	$720	443	$—	$671,013	$(766,131)	$(94,398)
Stock issued for compensation	—	—	879	1	—	—	344	—	345
Stock issued for private offerings	—	—	85,378	85	—	—	17,459	—	17,544
Issuance costs related to stock issued for private offerings	—	—	—	—	—	—	(6,289)	—	(6,289)
Conversion of Series C convertible preferred stock to common stock	(1)	—	1,136	1	—	—	(1)	—	—
Warrant exercises	—	—	657	1	—	—	263	—	264
Deemed dividend paid in common stock due to down round provision, recorded in additional paid-in capital	—	—	4,620	5	—	—	(5)	—	—
Dividends accrued on Series C and D convertible preferred stock	—	—	—	—	—	—	(384)	—	(384)
Reclassification of warrants from liability to equity classified	—	—	—	—	—	—	8,601	—	8,601
Stock-based compensation	—	—	—	—	—	—	996	—	996
Reclassification of prior period preferred stock dividends	—	—	—	—	—	—	(4,265)	4,265	—
Net loss	—	—	—	—	—	—	—	(20,991)	(20,991)
Balance at August 31, 2022	34	—	812,698	813	443	—	687,732	(782,857)	(94,312)
Issuance of stock for convertible note repayment	—	—	1,822	2	—	—	498	—	500
Loss on induced conversion	—	—	—	—	—	—	638	—	638
Stock issued for compensation	—	—	765	—	—	—	310	—	310
Exercise of warrants, net of offering costs	—	—	9,652	10	—	—	2,123	—	2,133
Make-whole shares related to private warrant exchange	—	—	23	—	—	—	—	—	—
Dividend paid in common stock upon conversion of Series C convertible preferred stock ($0.50 per share)	—	—	319	—	—	—	159	—	159
Dividends accrued on Series C and D convertible preferred stock	—	—	—	—	—	—	(369)	—	(369)
Stock-based compensation	—	—	—	—	—	—	1,467	—	1,467
Net loss	—	—	—	—	—	—	—	(26,495)	(26,495)
Balance at November 30, 2022	34	—	825,279	825	443	—	692,558	(809,352)	(115,969)
Issuance of stock for convertible note repayment	—	—	7,150	7	—	—	1,493	—	1,500
Loss on induced conversion	—	—	—	—	—	—	2,018	—	2,018
Stock issued for compensation	—	—	626	1	—	—	181	—	182
Stock to be issued for private offerings	—	—	—	—	—	—	18,045	—	18,045
Issuance costs related to stock to be issued for private offerings	—	—	—	—	—	—	(4,699)	—	(4,699)
Exercise of warrants, net of offering costs	—	—	3,442	3	—	—	679	—	682
Deemed dividend paid in common stock due to down round provision, recorded in additional paid-in capital	—	—	534	1	—	—	(1)	—	—
Dividends accrued on Series C and D preferred stock	—	—	—	—	—	—	(364)	—	(364)
Reclassification of warrants from liability to equity classified	—	—	—	—	—	—	155	—	155
Finance charges related to warrant issuance for surety bond backstop agreement	—	—	—	—	—	—	4,885	—	4,885
Stock-based compensation	—	—	—	—	—	—	257	—	257
Net loss	—	—	—	—	—	—	—	(13,702)	(13,702)
Balance at February 28, 2023	34	$—	837,031	$837	443	$—	$715,207	$(823,054)	$(107,010)
See accompanying notes to consolidated financial statements.

CytoDyn Inc.
Consolidated Statement of Changes in Stockholders’ Deficit (continued)
(Unaudited, in thousands)
	Preferred stock		Common stock		Treasury stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount
							(Restated)(1)	(Restated)(1)	(Restated)(1)
Balance at May 31, 2021	96	$—	626,123	$626	443	$—	$532,031	$(553,675)	$(21,018)
Issuance of stock for convertible note repayment	—	—	11,816	12	—	—	13,832	—	13,844
Loss on induced conversion	—	—	—	—	—	—	18,530	—	18,530
Issuance of legal settlement warrants	—	—	—	—	—	—	1,744	—	1,744
Stock option exercises	—	—	300	—	—	—	189	—	189
Stock issued for compensation and tendered for income tax	—	—	1,014	1	—	—	(1)	—	—
Stock issued for private offerings	—	—	2,872	3	—	—	2,869	—	2,872
Private warrant exchanges	—	—	1,327	1	—	—	774	—	775
Warrant exercises	—	—	668	1	—	—	502	—	503
Inducement interest expense related to private warrant exchanges	—	—	—	—	—	—	528	—	528
Accrued preferred stock dividends	—	—	—	—	—	—	—	(420)	(420)
Stock-based compensation	—	—	—	—	—	—	2,597	—	2,597
Net loss	—	—	—	—	—	—	—	(45,337)	(45,337)
Balance at August 31, 2021	96	—	644,120	644	443	—	573,595	(599,432)	(25,193)
Issuance of stock for convertible note repayment	—	—	8,162	8	—	—	8,193	—	8,201
Loss on induced conversion	—	—	—	—	—	—	6,785	—	6,785
Stock option exercises	—	—	210	—	—	—	200	—	200
Stock issued for private offerings	—	—	25,178	25	—	—	27,282	—	27,307
Conversion of Series B preferred stock to common stock	(60)	—	600	1	—	—	—	—	1
Private warrant exchanges	—	—	6,593	7	—	—	4,608	—	4,615
Offering costs related to stock issuance	—	—	—	—	—	—	(1,418)	—	(1,418)
Warrant exercises	—	—	963	1	—	—	532	—	533
Inducement interest expense related to private warrant exchanges	—	—	—	—	—	—	4,704	—	4,704
Preferred stock dividends accrued and paid in common stock	—	—	35	—	—	—	17	(431)	(414)
Stock-based compensation	—	—	—	—	—	—	2,060	—	2,060
Net loss	—	—	—	—	—	—	—	(40,077)	(40,077)
Balance at November 30, 2021	36	—	685,861	686	443	—	626,558	(639,940)	(12,696)
Issuance of stock for convertible note repayment	—	—	17,132	17	—	—	8,939	—	8,956
Loss on induced conversion	—	—	—	—	—	—	12,066	—	12,066
Stock issued for private offerings	—	—	6,860	7	—	—	3,545	—	3,552
Conversion of Series C preferred stock to common stock	(1)	—	2,200	2	—	—	(2)	—	—
Warrant exercises	—	—	11	—	—	—	—	—	—
Inducement interest expense related to private warrant exchanges	—	—	1,179	1	—	—	953	—	954
Preferred stock dividends accrued and paid in common stock	—	—	487	—	—	—	243	(397)	(154)
Stock-based compensation	—	—	—	—	—	—	(438)	—	(438)
Finance charges related to warrant issuance for surety bond backstop agreement	—	—	—	—	—	—	6,585	—	6,585
Net loss	—	—	—	—	—	—	—	(41,285)	(41,285)
Balance at February 28, 2022	35	$—	713,730	$713	443	$—	$658,449	$(681,622)	$(22,460)

(1)
See Note 2, Summary of Significant Accounting Policies — Revision and Restatement of Financial Statements.

See accompanying notes to consolidated financial statements.

CytoDyn Inc.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	Nine months ended February 28,
	2023	2022
		(Restated)(1)
Cash flows from operating activities:
Net loss	$(61,188)	$(126,699)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	165	657
Amortization of debt issuance costs	51	70
Amortization of discount on convertible notes	1,721	2,382
Warrants issued for legal settlement	—	1,744
Loss on derivatives	8,756	—
Loss on induced conversion	2,656	37,381
Inducement interest expense and non-cash finance charges	4,885	14,270
Inventory charge	20,633	8,916
Stock-based compensation	3,557	4,219
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses and other assets	624	(3,264)
Decrease in accounts payable and accrued expenses	(3,558)	(11,355)
Net cash used in operating activities	(21,698)	(71,679)
Cash flows from investing activities:
Furniture and equipment purchases	—	(30)
Net cash used in investing activities	—	(30)
Cash flows from financing activities:
Proceeds from warrant transactions, net of offering costs	2,815	5,390
Proceeds from sale of common stock and warrants, net of issuance costs	24,601	33,313
Proceeds from warrant exercises	264	1,036
Proceeds held in escrow	897	—
Proceeds from stock option exercises	—	390
Net cash provided by financing activities	28,577	40,129
Net change in cash and restricted cash	6,879	(31,580)
Cash at beginning of period	4,231	33,943
Cash and restricted cash at end of period	$11,110	$2,363
Cash and restricted cash consisted of the following:
Cash	$5,112	$1,363
Restricted cash	5,998	1,000
Total cash and restricted cash	$11,110	$2,363
Supplemental disclosure:
Cash paid for interest	$—	$63
Non-cash investing and financing transactions:
Derivative liability associated with warrants	$8,756	$—
Issuance of common stock for principal and interest of convertible notes	$2,000	$31,001
Accrued dividends on Series C and D convertible preferred stock	$1,117	$988
Dividend paid in common stock on Series B and C convertible preferred stock conversions	$159	$260
Warrants issued to placement agent, recorded in additional paid-in capital	$7,380	$1,293
Warrants issued for surety bond backstop agreement	$4,885	$6,585
Deemed dividend due to equity modifications, recorded in additional paid-in capital	$5,417	$—

(1)
See Note 2, Summary of Significant Accounting Policies — Revision and Restatement of Financial Statements.

See accompanying notes to consolidated financial statements.

CYTODYN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF FEBRUARY 28, 2023
(Unaudited)
Note 1.   Organization
CytoDyn Inc. (together with its wholly owned subsidiaries, the “Company”) was originally incorporated under the laws of Colorado on May 2, 2002, under the name RexRay Corporation and, effective August 27, 2015, reincorporated under the laws of Delaware. The Company is a clinical-stage biotechnology company focused on the clinical development of innovative treatments for multiple therapeutic indications based on its product candidate, leronlimab (PRO 140), a novel humanized monoclonal antibody targeting the CCR5 receptor. The Company has been engaged in studying leronlimab for use in the treatment of human immunodeficiency virus (“HIV”), non-alcoholic steatohepatitis (“NASH”), and solid tumors in oncology.
The Company has been investigating leronlimab as a viral entry inhibitor for HIV, believed to competitively bind to the N-terminus and second extracellular loop of the CCR5 receptor. For immunology, the CCR5 receptor is believed to be implicated in immune-mediated illnesses such as NASH. The CCR5 receptor may also be present on cells that undergo malignant transformation and may also be present in the tumor microenvironment. Leronlimab is being studied in NASH, NASH-HIV, solid tumors in oncology, and other HIV indications where CCR5 is believed to play an integral role.
The Company is pursuing the regulatory approval of leronlimab in hopes that commercial sales will be obtained for one or more indications. The Company previously submitted a Biologic License Application (“BLA”) for leronlimab as a combination therapy with highly active antiretroviral therapy (“HAART”) for highly treatment-experienced HIV patients. In July 2020, the Company received a Refusal to File letter from the FDA regarding its BLA submission due to the BLA not containing certain information and data needed for the FDA to complete a substantive review. In November 2021, the Company resubmitted the non-clinical and chemistry, manufacturing, and controls (“CMC”) sections of the BLA. In March 2022, the FDA placed the Company’s HIV trials on a partial clinical hold. In October 2022, the Company voluntarily withdrew its BLA submission after concluding that a significant risk existed that the BLA would not receive FDA approval due to its former contract research organization’s (“CRO”) inadequate process and performance around the monitoring and oversight of the clinical data.
The Company is engaged in litigation with its former CRO as previously reported and as described in Note 9, Commitments and Contingencies — Legal Proceedings.
The Company’s efforts are currently primarily directed toward obtaining the removal of the partial clinical hold on its HIV program, preparation for and development of a Phase 2b/3 NASH clinical trial protocol, research and development of longer-acting molecules including for the treatment and/or prevention of HIV, maintenance and testing of clinical drug product, and resolving legal and regulatory matters.
As of the date of this filing, the Company has submitted the following to the FDA in connection with resolving the clinical hold: an aggregate analysis of cardiovascular events across all leronlimab clinical programs, a Safety Surveillance Plan, an aggregate safety data analysis, an updated Investigator’s Brochure, annual reports, a benefit-risk assessment, and a general investigational plan. The Company is currently working on a supplemental submission to address items discussed with the FDA during a late March 2023 informal meeting.
Note 2.   Summary of Significant Accounting Policies
Basis of presentation
The unaudited interim consolidated financial statements include the accounts of CytoDyn Inc. and its wholly owned subsidiaries, CytoDyn Operations Inc. and Advanced Genetic Technologies, Inc. (“AGTI”); AGTI is a dormant entity. All intercompany transactions and balances are eliminated in consolidation. The consolidated financial statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the results of operations for the interim financial statements.

The interim financial information and notes thereto should be read in conjunction with the Company’s latest Annual Report on Form 10-K for the fiscal year ended May 31, 2022 (the “2022 Form 10-K”). The results of operations for the periods presented are not necessarily indicative of results to be expected for the entire fiscal year or for any other future annual or interim period.
Reclassifications
Certain prior year and prior quarter amounts shown in the accompanying consolidated financial statements have been reclassified to conform to the current period presentation. Such reclassifications did not have material effect on the Company’s previously reported financial position, results of operations, stockholders’ deficit, or net cash provided by operating activities.
During the quarter ended August 31, 2022, the Company reclassified amounts recorded as accumulated dividends for Series C and D preferred stockholders from accumulated deficit to additional paid-in capital. These reclassifications were made to reflect the proper presentation for accrued dividends when an entity has accumulated deficit.
Revision and restatement of financial statements
During the preparation of the quarterly financial statements as of and for the period ended November 30, 2021, the Company identified an error in how non-cash inducement interest expense was calculated in previous reporting periods dating back to fiscal year 2018. The error resulted in an understatement of non-cash inducement interest expense and additional paid-in capital. For details, refer to Note 2, Summary of Significant Accounting Policies — Revision of Financial Statements, in the 2022 Form 10-K. Also, during the preparation and audit of the annual financial statements as of and for the fiscal year ended May 31, 2022, the Company concluded that a material error was identified in how the Company was accounting for common stock issued to settle certain convertible note obligations dating back to fiscal year 2021. For details, refer to Note 14, Restatement, in the 2022 Form 10-K. Neither of the errors had impact on operating loss, cash, net cash used in or provided by operating, financing, and investing activities, assets, liabilities, commitments and contingencies, total stockholders’ deficit, number of shares issued and outstanding, basic and diluted weighted average common shares outstanding, and number of shares available for future issuance for any period presented, and are reflected in the accompanying statement of operations, changes in stockholders’ deficit, and statement of cash flows.
Going concern
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As presented in the accompanying consolidated financial statements, the Company had losses for all periods presented. The Company incurred a net loss of approximately $61.2 million for the nine months ended February 28, 2023 and has an accumulated deficit of approximately $823.1 million as of February 28, 2023. These factors, among several others, including the various legal matters discussed in Note 9, Commitments and Contingencies — Legal Proceedings, raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
The Company’s continuance as a going concern is dependent upon its ability to obtain additional operating capital, complete the development of its product candidate, leronlimab, obtain approval to commercialize leronlimab from regulatory agencies, continue to outsource manufacturing of leronlimab, and ultimately achieve revenues and attain profitability. The Company plans to continue to engage in research and development activities related to leronlimab for multiple indications and expects to incur significant research and development expenses in the future, primarily related to its regulatory compliance, including seeking the lifting of the FDA’s clinical hold with regard to the Company’s HIV program, performing additional clinical trials in various indications, and seeking regulatory approval for its product candidate for commercialization. These research and development activities are subject to significant risks and uncertainties. The Company intends to finance its future development activities and its working capital needs primarily from the sale of equity and debt securities, combined with additional funding from other sources. However, there can be no assurance that the Company will be successful in these endeavors.
Use of estimates
The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP” or “GAAP”) requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Estimates are assessed each period and updated to reflect current information, such as the status of our analysis of the results of our clinical trials and/or discussions with the FDA which could have an impact on the Company’s significant accounting estimates and assumptions. The Company’s estimates are based on historical experience and on various market and other relevant, appropriate assumptions. Significant estimates include, but are not limited to, those relating to capitalization of pre-launch inventories, charges for excess and obsolete inventories, research and development expenses, commitments and contingencies, stock-based compensation, and the assumptions used to value warrants and warrant modifications. Actual results could differ from these estimates.
Restricted cash
As of February 28, 2023, the Company had recorded approximately $6.0 million of restricted cash. The restricted cash is related to $5.1 million held as collateral in connection with a Surety Bond, as defined in Note 6, Equity Awards and Warrants, that was posted as required in the Amarex litigation and will remain as restricted cash until the litigation is resolved. For further information, see Note 6, Equity Awards and Warrants — Private Placement of Warrants under Surety Bond Backstop Agreement. The remaining $0.9 million are funds held in escrow related to fundraising activities for which the closing of the transactions had not occurred as of February 28, 2023.
Pre-launch inventories
In October 2022, the Company voluntarily withdrew its BLA submission after concluding that a significant risk existed that the BLA would not receive FDA approval due to the inadequate process and performance by its former CRO around the monitoring and oversight of the clinical data from its trials. Following this decision, the Company’s inventories no longer qualified for capitalization as pre-launch inventories and were written-off. See Note 3, Inventories, net.
For additional information about the Company’s significant accounting policies, refer to Note 2, Summary of Significant Accounting Policies, in the 2022 Form 10-K.
Recently adopted accounting pronouncements
In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments. The guidance removes certain accounting models that separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted ASU No. 2020-06 as of June 1, 2022, using the modified retrospective method. The adoption of ASU No. 2020-06 had no impact on the Company’s balance sheets, statements of operations, cash flows or financials statement disclosures.
In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. ASU 2021-04 addresses the accounting for certain modifications or exchanges of freestanding equity-classified written call options (e.g., warrants). Entities should treat a modification of the terms or conditions, or an exchange of a freestanding equity-classified written call option that remains equity-classified after modification or exchange, as an exchange of the original instrument for a new instrument. Guidance should be applied prospectively after the date of initial application. ASU 2021-04 is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted.
The Company adopted the new guidance prospectively as of June 1, 2022 and used the framework to record modifications to equity classified instruments during the nine months ended February 28, 2023. The modifications consisted of the following approximate amounts: induced warrant exercises recorded as $2.2 million issuance cost, modification to the warrants issued in connection with the Surety Bond Backstop Agreement recorded as a $0.4 million finance charge, and triggers of down-round provisions and modifications recorded as deemed dividends with an aggregate $5.4 million charge to additional paid-in capital. The deemed dividends were included in the loss per share calculation, see Note 7, Loss per Common Share. Refer to Note 6, Equity Awards and Warrants for further information on each transaction.
Note 3.   Inventories, net
Inventories were as follows (in thousands):
	February 28, 2023	May 31, 2022
Raw materials	$—	$16,264
Work-in-progress	—	1,665
Total inventories, net	$—	$17,929
During the first quarter of fiscal year 2023, the Company reviewed purchase commitments made by its manufacturing partner, Samsung BioLogics Co., Ltd. (“Samsung”), under the master agreement between the Company and Samsung, and its vendors for specialized raw materials for which the Company made a prepayment in the amount of approximately $2.7 million in the third quarter of fiscal year 2022, which were recorded as prepaid expenses in the consolidated financial statements as of May 31, 2022. As discussed in Note 9, Commitments and Contingencies — Commitments with Samsung BioLogics Co., Ltd. (“Samsung”), the Company and its manufacturing partner remain in ongoing discussions about, among other things, deferring the unfulfilled commitments. The entire amount of approximately $2.7 million was charged-off during the quarter ended August 31, 2022.
In October 2022, the Company voluntarily withdrew its rolling BLA submission after concluding that a significant risk existed that the BLA would not receive FDA approval due to the inadequate process and performance by its former CRO around the monitoring and oversight of the clinical data from its trials. Following this decision, the Company’s inventories no longer qualified for capitalization as pre-launch inventories. During the three months ended November 30, 2022, the Company charged-off the remaining raw material resin and work-in-progress bulk product inventories of approximately $16.3 million and $1.7 million, respectively.
For additional information, refer to Note 2, Summary of Significant Accounting Policies — Pre-launch Inventories in this prospectus, and to Note 3, Inventories, net, in the 2022 Form 10-K.
Note 4.   Accounts Payable and Accrued Liabilities and Compensation
As of February 28, 2023 and May 31, 2022, the accounts payable balance was approximately $62.7 million and $68.0 million, respectively, with two vendors accounting for 74% and 73% of the total balance of accounts payable at the respective dates.
The components of accrued liabilities and compensation are as follows (in thousands):
	February 28, 2023	May 31, 2022
Compensation and related expense	$410	$1,522
Legal fees and settlement	1,207	2,006
Clinical expense	913	3,727

	February 28, 2023	May 31, 2022
Accrued inventory charges and expenses	4,075	1,392
License fees	628	150
Lease payable	138	134
Investor proceeds held in escrow	897	—
Other liabilities	30	64
Total accrued liabilities	$8,298	$8,995

Note 5.   Convertible Instruments and Accrued Interest
Convertible preferred stock
The following table presents the number of potentially issuable shares of common stock should shares of preferred stock and amounts of undeclared and accrued preferred dividends be converted to common stock.
	February 28, 2023			May 31, 2022
(in thousands except conversion rate)	Series B	Series C	Series D	Series B	Series C	Series D
Shares of preferred stock	19	6	9	19	7	9
Common stock conversion rate	10:1	2,000:1	1,250:1	10:1	2,000:1	1,250:1
Total shares of common stock if converted	190	12,670	10,565	190	13,806	10,565
Undeclared dividends	$14	$—	$—	$10	$—	$—
Accrued dividends	$—	$2,341	$2,594	$—	$2,014	$1,963
Total shares of common stock if dividends converted	28	4,682	5,188	20	4,028	3,926
Under the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), dividends on its outstanding shares of Series B Convertible Preferred Stock (the “Series B preferred stock”) may be paid in cash or shares of the Company’s common stock at the option of the Company. Dividends on outstanding shares of Series C Convertible Preferred Stock (the “Series C preferred stock”) and Series D Convertible Preferred Stock (the “Series D preferred stock”) are payable in cash or shares of common stock at the election of the holder. The preferred stockholders have the right to dividends only when and if declared by the Company’s Board of Directors. Under Section 170 of the Delaware General Corporation Law, the Company is permitted to pay dividends only out of capital surplus or, if none, out of net profits for the fiscal year in which the dividend is declared or net profits from the preceding fiscal year.
Series B preferred stock provides for a liquidation preference over the common shares of $5.00 per share, plus any accrued and unpaid dividends. In the event of liquidation, holders of Series D preferred stock will be entitled to receive, on a pari passu basis with the holders of Series C preferred stock, and in preference of any payment or distribution to holders of the Series B preferred stock and common stock, an amount per share equal to $1,000 per share plus any accrued and unpaid dividends.

Convertible notes and accrued interest
Key terms of the outstanding convertible notes are as follows:
	February 28, 2023
	April 2, 2021 Note	April 23, 2021 Note
Interest rate per annum	10%	10%
Conversion price per share upon five trading days’ notice	$10.00	$10.00
Party that controls the conversion rights	Investor	Investor
Maturity date	April 5, 2023	April 23, 2023
Security interest	All Company assets excluding intellectual property
In addition to standard anti-dilution adjustments, the conversion price of the April 2, 2021 Note and April 23, 2021 Note is subject to full-ratchet anti-dilution protection, pursuant to which the conversion price will be automatically reduced to equal the effective price per share in any new offering by the Company of equity securities that have registration rights, are registered or become registered under the Securities Act of 1933, as amended (the “Securities Act”). The April 2, 2021 Note and April 23, 2021 Note provide for liquidated damages upon failure to deliver common stock within specified timeframes and require the Company to maintain a share reservation of 6.0 million shares of common stock for each Note. Subsequent to February 28, 2023, the Company and the noteholders of the April 2, 2021 Note and April 23, 2021 Note, entered into amendments to the existing Notes, extending the original maturity date of each Note two years, for further information see Note 11, Subsequent Events.
	February 28, 2023			May 31, 2022
(in thousands)	April 2, 2021 Note	April 23, 2021 Note	Total	April 2, 2021 Note	April 23, 2021 Note	Total
Convertible notes payable outstanding principal	$7,819	$28,500	$36,319	$9,819	$28,500	$38,319
Less: Unamortized debt discount and issuance costs	(49)	(257)	(306)	(512)	(1,566)	(2,078)
Convertible notes payable, net	7,770	28,243	36,013	9,307	26,934	36,241
Accrued interest on convertible notes	3,535	5,886	9,421	2,599	3,375	5,974
Outstanding convertible notes payable, net and accrued interest	$11,305	$34,129	$45,434	$11,906	$30,309	$42,215
Reconciliation of changes to the outstanding balance of convertible notes, including accrued interest, were as follows:
(in thousands)	April 2, 2021 Note	April 23, 2021 Note	Total
Outstanding balance at May 31, 2022	$11,906	$30,309	$42,215
Amortization of issuance discount and costs	463	1,309	1,772
Interest expense	936	2,511	3,447
Fair market value of shares exchanged for repayment	(2,656)	—	(2,656)
Difference between market value of common shares and reduction of principal	656	—	656
Outstanding balance at February 28, 2023	$11,305	$34,129	$45,434
Long-term convertible note — April 2, 2021 Note
During the nine months ended February 28, 2023, in satisfaction of redemptions, the Company and the April 2, 2021 Noteholder entered into four exchange agreements, pursuant to which the April 2, 2021

Note was partitioned into new notes (the “Partitioned Notes”) with an aggregate principal amount of $2.0 million, which was exchanged concurrently with the issuance of an aggregate amount of approximately 9.0 million shares of common stock. The outstanding balance of the April 2, 2021 Note was reduced by the Partitioned Notes to a principal amount of $7.8 million. The Company accounted for the Partitioned Notes and exchange settlement as an induced conversion, and, accordingly, recorded a non-cash loss on convertible debt induced conversion of $2.0 million for the three months ended February 28, 2023. For the nine months ended February 28, 2023 and 2022, the Company recorded $2.7 million and $18.9 million, respectively, in loss on convertible debt induced conversion related to the April 2, 2021 note.
As of March 31, 2023, the holders of the April 2 and April 23 Notes had waived all provisions in the notes that, based on the occurrence of various events through that date, could have triggered the imposition of a default interest rate, a downward adjustment of the conversion price, or specified other provisions relating to default, breach or imposition of a penalty. Accordingly, the Company was not in default under the notes on February 28, 2023. Refer to Note 6, Equity Awards and Warrants.
Please refer to Note 6, Convertible Instruments and Accrued Interest, in the Company’s 2022 Form 10-K for additional information.
Note 6.   Equity Awards and Warrants
Approval of increase in authorized common stock
On August 31, 2022, at a special stockholders’ meeting, the Company’s stockholders approved a proposal to increase the total number of authorized shares of common stock from 1.0 billion shares to 1.35 billion shares.
Liability classified warrants
From June 24, 2022 through August 31, 2022, the Company had insufficient authorized common stock to reserve for the shares underlying the Surety Backstop warrants and warrants issued to a placement agent in connection with the June 2022 offering (refer to Private Placement of Warrants under Surety Bond Backstop Agreement and Private Placement of Common Stock and Warrants through Placement Agent sections below). After approval by the Company’s stockholders of an increase to the Company’s authorized common stock, on August 31, 2022, sufficient shares were authorized to cover the shares underlying the warrants. Given that the Company did not have a sufficient number of authorized shares for the instruments at the time they were issued, the Company accounted for such warrants issued from June 24, 2022 through August 2022 as liability classified warrants consistent with ASC 815, Derivatives and Hedging.
On December 1, 2022, the Company entered into the second amendment of the Surety Bond Backstop Agreement which included the issuance of a warrant covering up to 7.5 million shares of common stock with an exercise price of $0.10 per share, with the ultimate number of shares to be covered by the second warrant to be calculated based on a formula relating to how quickly the Company relieved the balance of cash collateral pledged by the Indemnitors (refer to Private Placement of Warrants under Surety Bond Backstop Agreement section below). On February 28, 2023, the warrant was determined to cover 7.5 million shares of common stock. As the settlement amount of shares of common stock underlying the warrant was variable, the Company accounted for such warrant as a liability classified warrant consistent with ASC 815, Derivatives and Hedging, until the number of shares underlying the warrant was determined, at which point the warrant became equity classified.
In accordance with the prescribed accounting guidance, the Company measured fair value of liability classified warrants using fair value hierarchy which include:
Level 1.
Quoted prices in active markets for identical assets or liabilities.

Level 2.
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities. Level 2 inputs also include non-binding market consensus prices that can be corroborated with observable market data, as well as quoted prices that were adjusted for security-specific restrictions.
Level 3.
Unobservable inputs to the valuation methodology are significant to the measurement of the fair value of assets or liabilities. These Level 3 inputs also include non-binding market consensus prices or non-binding broker quotes that the Company was unable to corroborate with observable market data.

As of February 28, 2023, in accordance with ASC 815, Derivatives and Hedging, the Company reclassified the warrants to equity when the warrants no longer qualified as liabilities. The Company recorded a loss on derivatives of approximately $8.8 million in the nine months ended February 28, 2023, due to change in fair market value of the liability classified warrants. The table below presents a reconciliation of the beginning and ending balances for liabilities measured at fair value as of May 31, 2022, and during the nine months ended February 28, 2023:
(in thousands)	Liability Classified Warrants
Balance at May 31, 2022	$—
Classified as liability due to lack of shares availability at issuance	14,522
Classified as equity upon increase in availability	(23,123)
Loss on derivative due to change in fair market value	8,601
Balance at August 31, 2022	$—
Balance at November 30, 2022	$—
Classified as liability due to variable settlement term	2,057
Classified as equity upon finalized settlement term	(2,212)
Loss on derivative due to change in fair market value	155
Balance at February 28, 2023	$—
The Company used a Black-Scholes valuation model to estimate the value of the liability classified warrants using assumptions presented in the table below. The Black-Scholes valuation model was used because management believes it reflects all the assumptions that market participants would likely consider in negotiating the transfer of the warrant. The Company’s derivative liability is classified within Level 3.
	Initial Fair Market Value at Issuance				Fair Market Value at Equity Classification
	Backstop Warrant #1	Backstop Warrant #2	Placement Agent Warrants	Backstop Warrant #3	Backstop Warrant #1	Backstop Warrant #2	Placement Agent Warrants	Backstop Warrant #3
Fair value of underlying stock	$0.44	$0.42	$0.44	$0.35	$0.52	$0.52	$0.52	$0.32
Risk free rate	3.17%	3.06%	3.13%	3.68%	3.34%	3.31%	3.16%	4.18%
Expected term (in years)	4.65	5.00	10.00	5.00	4.46	4.88	9.82	4.76
Stock price volatility	110.20%	109.49%	95.99%	124.36%	117.29%	113.59%	95.87%	126.67%
Expected dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
The Company had no liability classified warrants as of February 28, 2023.
Equity Incentive Plan (“EIP”)
As of February 28, 2023, the Company had one active stock-based equity plan, the CytoDyn Inc. Amended and Restated 2012 Equity Incentive Plan (the “EIP”), and one stock-based equity plan that is no longer active, but under which certain prior awards remain outstanding. As of May 31, 2022, the EIP covered a total of 34.3 million shares of common stock. As of May 31, 2022, the Board had released from reservation under the EIP a total of 22.0 million shares of common stock to permit their use for general purposes, leaving approximately 3.9 million shares available for future stock-based awards under the EIP. The Board also made a determination on May 31, 2022, to waive the “evergreen provision” that would have automatically increased the number of shares of common stock subject to the EIP by an amount equal to 1% of the total outstanding shares on that date. Following approval by the stockholders of the 350.0 million increase in authorized shares of common stock on August 31, 2022, the 22.0 million shares were restored for issuance under the EIP. The EIP provides for awards of stock options to purchase shares of common stock, restricted and unrestricted shares of common stock, restricted stock units (“RSUs”), and performance share units (“PSUs”).
The Company recognizes the compensation cost of employee and director services received in exchange for awards of equity instruments based on the grant date estimated fair value of the awards. The Company estimates the fair value of RSUs and PSUs using the value of the Company’s stock on the date of grant. Share-based compensation cost is recognized over the period during which the employee or director is required to provide service in exchange for the award and, as forfeitures occur, the associated compensation cost recognized to date is reversed. For awards with performance-based payout conditions, the Company recognizes compensation cost based on the probability of achieving the performance conditions, with changes in expectations recognized as an adjustment to earnings in the period of change. Any recognized compensation cost is reversed if the conditions are ultimately not met.
Stock-based compensation for the three months ended February 28, 2023 and 2022 was $0.4 million and $(0.4) million, respectively, and for the nine months ended February 28, 2023 and 2022 was $3.5 million and $4.2 million, respectively. Stock-based compensation is recorded as part of general and administrative costs.
Stock options
Stock option activity is presented in the table below:
(in thousands, except per share data and years)	Number of shares	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value
Options outstanding at May 31, 2022	17,457	$1.53	7.79	$—
Granted	12,417	$0.41
Exercised	—	$—
Forfeited, expired, and cancelled	(7,783)	$1.16
Options outstanding at February 28, 2023	22,091	$1.02	8.12	$—
Options outstanding and exercisable at February 28, 2023	12,698	$1.28	7.15	$—
During the nine months ended February 28, 2023 and 2022, stock options for approximately 12.4 million shares and 11.3 million shares, respectively, were granted. Of the current year options, approximately 10.9 million options vest over four years, approximately 1.1 million vest over one year, and approximately 0.4 million vested immediately. Prior year options granted vest over three years. The Company records compensation expense based on the Black-Scholes fair value per share of the awards on the grant date. The weighted average fair value per share was $0.34 and $1.09 for the nine months ended February 28, 2023 and 2022, respectively.
RSUs and PSUs
The Company’s stock incentive plan provides for equity instruments, such as RSUs and PSUs, which grant the right to receive a specified number of shares over a specified period of time. RSUs and PSUs are service-based awards that vest according to the terms of the grant. PSUs have performance-based payout conditions.
The following table summarizes the Company’s RSU and PSU activity:

(shares in thousands)	Number of RSUs and PSUs(1)	Weighted-average grant date fair value	remaining contractual life in years
Unvested RSUs and PSUs at May 31, 2022	300	$3.12	0.58
RSUs and PSUs granted	1,293	0.58
Unvested RSUs and PSUSs forfeited	(150)	3.12
RSUs and PSUs vested	(150)	3.12
Unvested RSUs and PSUs at February 28, 2023	1,293	$0.58	1.04

(1)
The number of PSUs disclosed in this table are at the target level of 100%.

The unvested balance of RSUs and PSUs as of February 28, 2023 includes approximately 0.6 million PSUs. The vesting of these awards is subject to the achievement of specified performance-based conditions, and the actual number of common shares that will ultimately be issued will be determined by multiplying this number of PSUs by a payout percentage ranging from 0% to 100%.
Based on the estimated level of achievement of the performance targets associated with the PSUs as of February 28, 2023, unrecognized compensation expense related to the unvested portion of the Company’s RSUs and PSUs was $0.4 million, which is expected to be recognized over a weighted-average period of 1.04 years.
Issuance of shares to former and current executives
During the fiscal year ended May 31, 2022, the employment of our CEO and General Counsel was terminated. Under the terms of their respective employment agreements, the Company was obligated to pay severance equal to 18 months of salary to our former CEO and 12 months of salary to our former General Counsel. As permitted by the employment agreements, in March 2022, the Board authorized the severance payments to our former CEO and the remaining severance payments to our former General Counsel to be made through the issuance of shares of common stock.
During the nine months ended February 28, 2023, the Company issued to our former General Counsel a total of 79,391 shares of common stock to satisfy in full its obligation under the terms of the employment agreement. During the same period, consistent with the terms of our former CEO’s employment agreement, the Company also issued 380,704 shares of common stock as severance. The numbers of shares issued were based on the closing price of the common stock on the applicable date. As of December 2022, the Company ceased payment of severance to the Company’s former CEO.
In order to preserve cash resources, in April 2022, the Board approved the issuance to then executive officers of shares of common stock with a value equal to 25 percent of salary in lieu of cash, net of payroll deductions and withholding taxes. During the nine months ended February 28, 2023, a total of 522,382 shares of common stock were issued pursuant to this cash preservation program. The number of shares issued was based on the closing price of the common stock on each payroll date.
Private placement of warrants under Surety Bond Backstop Agreement
On February 14, 2022, the Company entered into a Surety Bond Backstop Agreement (as amended, the “Backstop Agreement”) with an accredited investor, Dr. David Welch, in his individual capacity and as trustee of a revocable trust, as well as certain other related parties (collectively, the “Indemnitors”). Pursuant to the original terms of the Backstop Agreement, the Indemnitors agreed to assist the Company in obtaining a surety bond (the “Surety Bond”) for posting in connection with the Company’s ongoing litigation with Amarex Clinical Research, LLC (“Amarex”) by, among other things, agreeing to indemnify the issuer of the Surety Bond (the “Surety”) with respect to the Company’s obligations under the Surety Bond through August 13, 2022. As consideration for the Indemnitors’ agreement to indemnify the Surety, the Company agreed (i) to issue to 4-Good Ventures LLC, an affiliate of the Indemnitors (“4-Good”), a warrant for the purchase of 15.0 million shares of common stock as a backstop fee (the “Initial Warrant”), (ii) to issue to 4-Good a warrant for the purchase of an additional 15.0 million shares, to be exercisable only if the

Indemnitors were required to make any payment to the Surety (the “Make-Whole Warrant” and, together with the Initial Warrant, the “4-Good Warrants”), and (iii) if the Indemnitors are required to make a payment to the Surety, (A) within 90 days of such payment, to reimburse the Indemnitors for any amount paid to the Surety and (B) to pay to the Indemnitors an indemnification fee in an amount equal to 1.5 times the amount paid by the Indemnitors to the Surety. The payment obligations of the Company to the Indemnitors bear interest at 10% per annum and are secured by substantially all of the patents held by the Company. The Company recognized a finance charge of approximately $6.6 million related to the warrant issuance for the fiscal year ended May 31, 2022. See Liability Classified Warrants above for the accounting treatment of the July 2022 amendment to the Backstop Agreement.
Pursuant to amendments to the Backstop Agreement executed in July and December of 2022 (the “Backstop Amendment”), among other matters: (i) each of the 4-Good Warrants has a five-year term from the date of issuance and a reduced exercise price of $0.10 per share; (ii) the Make-Whole Warrant became fully exercisable in July 2022; (iii) the Indemnitors were issued, in December 2022, a fully exercisable warrant to purchase 7.5 million shares of common stock at an exercise price of $0.10 per share; (iv) the Indemnitors were issued a second warrant in December 2022 covering up to 7.5 million shares of common stock with an exercise price of $0.10 per share, with the ultimate number of shares to be covered by the second warrant to be calculated on or before February 14, 2023, based on a formula relating to how quickly the Company relieved the balance of cash collateral pledged by the Indemnitors; and (v) the obligation of the Indemnitors to indemnify the Surety was extended to January 31, 2023; provided that the Company will relieve the Indemnitors of a minimum of $1.5 million of cash collateral currently pledged by the Indemnitors in support of the Surety Bond by January 5, 2023, with the balance of the cash collateral ($5.0 million) to be relieved by January 31, 2023. The Indemnitor extended the amount and date to be relieved of the cash collateral to $5.1 million by February 28, 2023, and $1.4 million by March 10, 2023. As of February 28, 2023, the second warrant was determined to cover the full 7.5 million shares of common stock; see Liability Classified Warrants above for the accounting treatment of this warrant. The Company recorded a finance charge of approximately $4.9 million related to the warrant issuance in the nine months ended February 28, 2023. The Company recorded $5.1 million of restricted cash in connection with cash collateral for the Surety Bond as of February 28, 2023. See Note 11, Subsequent Events for additional information.
Except as described above, the terms of the additional warrants issued in December 2022 are similar to the warrants issued under the original Backstop Agreement, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 17, 2022. The shares covered by the additional warrants are entitled to registration rights.
Following the issuance of the additional warrants, Dr. Welch is deemed to beneficially own in excess of five percent of the Company’s outstanding shares of common stock.
Private placement of common stock and warrants through placement agent
In April 2022, the Company initiated a private placement of common stock and warrants, completed in June 2022, to accredited investors through a placement agent. Between April and June 2022, the Company sold a total of approximately 85.4 million shares of common stock for a total of approximately $18.9 million of proceeds, net of issuance costs. Of these, approximately $7.7 million of proceeds, net of issuance costs, relating to approximately 34.6 million shares were remitted to the Company by May 31, 2022. Each unit sold included a fixed combination of one share of common stock and three-quarters of one warrant to purchase one share of common stock for a purchase price of $0.255 per unit. The Company issued approximately 64.0 million of immediately exercisable warrants to investors, with each such warrant having a five-year term and an exercise price of 120% of the final unit price, or $0.306 per share. The Company paid the placement agent a total cash fee of approximately $2.8 million, equal to 13% of the gross proceeds of the offering, as well as a one-time fee for expenses of $50,000, and issued a total of approximately 19.4 million warrants with an exercise price of $0.255 per share and a ten-year term, representing 13% of the total number of shares, including shares subject to warrants sold in the offering, to the placement agent and its designees. The issuance of the warrants to the placement agent was subject to the approval by the Company’s stockholders of an increase in authorized shares of common stock, which was approved on August 31, 2022.
In January 2023, the Company commenced a private placement of units consisting of common stock and warrants, completed March 3, 2023, to accredited investors through a placement agent. Each unit sold included a fixed combination of one share of common stock and one warrant to purchase one share of common stock. Each unit had a purchase price of $0.23, which was equal to 90% of the closing price of the common stock on January 12, 2023. During January, February and March 2023, the Company sold a total of approximately 71.1 million units for a total of approximately $14.4 million of proceeds, net of issuance costs. Of these, approximately $13.3 million of proceeds, net of issuance costs, relating to approximately 65.6 million units had been remitted to the Company by February 28, 2023. The Company classified the securities issued in the private placement through placement agent as equity. The remaining $1.1 million proceeds net of issuance costs was received in March see Note 11, Subsequent events. As part of the offering, the Company issued approximately 71.1 million warrants to investors, with each such warrant having a five-year term and an exercise price of $0.50 per share. The warrants were immediately exercisable. In connection with the above, the Company paid the placement agent a total cash fee of approximately $2.0 million, equal to 12% of the gross proceeds of the offering, as well as a one-time fee for expenses of $25 thousand, and issued a total of approximately 10.7 million warrants with an exercise price of $0.23 per share and a ten-year term, representing 15% of the total number of common stock sold in the offering, to the placement agent and its designees.
Private placement of shares of common stock and warrants
On February 13, 2023, Dr. Cyrus Arman, President, entered into a private transaction with the Company in which he purchased 0.4 million units consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $0.50. The terms and conditions of the investment totaling $0.1 million made by Dr. Arman were identical to those offered to other investors in the concurrent offering being conducted through a placement agent as described above. The Company classified the securities issued in private placement as equity. See Note 10, Related Party Transactions, for additional information.
Down round provision issuance and modification to previous private offerings and private warrant exchanges
During the three months ended August 31, 2022, common stock and warrants previously issued between February and April 2022 to accredited investors directly by the Company in a private placement became subject to a down round provision under the original purchase agreements requiring the Company to reduce the purchase price of common stock from the original price of $0.40 to $0.255 per share, to increase the percentage of the warrant coverage from 50% to 75% based on the revised amount of total shares issued, and to reduce the exercise price of the warrants from the original price of $0.40 to $0.306, the terms in the financing conducted by the Company during 2022 through the placement agent as described above. As a result, an approximate additional 4.6 million shares of common stock and 5.5 million warrants were issued. The incremental fair value of the warrants were measured using the Black-Scholes pricing model, resulting in an approximately $4.2 million charge to additional paid-in capital which was accounted for as a deemed dividend.
During the three months ended February 28, 2023, common stock previously issued November 2022 to accredited investors directly by the Company in a private warrant exchange became subject to a down round provision under the original induced exercise agreements as a result of the transaction described below under Private Warrant Exchanges through Placement Agent. The required adjustments resulted in the issuance of approximately 0.5 million additional shares of common stock. The incremental fair value of the shares were measured using the share price on the date the down round provision was triggered, resulting in an approximately $0.1 million charge to additional paid-in capital which was accounted for as a deemed dividend.

Warrants
Warrant activity is presented in the table below:
(in thousands, except for share data and years)	Number of shares	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value
Warrants outstanding at May 31, 2022	73,248	$0.59	3.18	$352
Granted	119,022	$0.25
Exercised	(4,965)	$0.75
Forfeited, expired, and cancelled	(7,412)	$0.75
Warrants outstanding at February 28, 2023	179,893	$0.33	4.39	$12,245
Warrants outstanding and exercisable at February 28, 2023	179,893	$0.33	4.39	$12,245
Private warrant exchanges
During the three months ended November 30, 2022, the Company entered into various separate privately negotiated warrant exchange agreements directly with certain accredited investors, pursuant to which the investors exercised warrants with an original exercise price of $1.00 per share in exchange for the issuance of approximately 9.7 million shares of common stock upon exercise of the warrants, including approximately 8.4 million shares issued as an inducement for the exercises. Gross and net aggregate proceeds from the private warrant exchanges were approximately $2.1 million. In connection with these transactions, the Company recognized approximately $2.1 million as issuance costs and $0.5 million as a deemed dividend.
Private warrant exchanges through placement agent
During the three months ended February 28, 2023, the Company entered into various separate privately negotiated warrant exchange agreements with certain accredited investors through a placement agent, pursuant to which the investors exercised warrants with an original exercise price of $0.50 — $0.75 per share in exchange for the issuance of approximately 3.4 million shares of common stock upon exercise of the warrants, including approximately 0.6 million shares issued as an inducement for the exercises. Gross and net aggregate proceeds from the private warrant exchanges were approximately $0.7 million. In connection with these transactions, the Company recognized approximately $0.1 million as issuance costs.
Warrant expiration extension
During the nine months ended February 28, 2023, the Company extended the expiration dates of approximately 3.8 million warrants to January 31, 2023. The previous expiration dates for the warrants ranged from September 2022 to December 2022. The modification to these equity instruments resulted in an approximate $0.5 million deemed dividend recorded in equity as of November 30, 2022, and was included in the loss per share calculation for the nine-month period ended February 28, 2023 (refer to Note 7, Loss per Common Share).
Warrant exercises
During the nine months ended February 28, 2023, the Company issued approximately 0.5 million shares of common stock in connection with the exercise of an equal number of warrants. The stated exercise prices ranged from $0.45 to $0.75 per share, which resulted in aggregate gross proceeds of approximately $0.3 million. Additionally, during the nine months ended February 28, 2023, the Company issued approximately 0.2 million shares of common stock in connection with the cashless exercise of approximately 0.3 million warrants with stated exercise prices ranging from $0.26 to $0.50 per share.
Note 7.   Loss per Common Share
Basic loss per share is computed by dividing the net loss adjusted for preferred stock dividends by the weighted average number of common shares outstanding during the period. Diluted loss per share includes the weighted average common shares outstanding and potentially dilutive common stock equivalents. Because of the net losses for all periods presented, the basic and diluted weighted average shares outstanding are the same since including the additional shares would have an anti-dilutive effect on loss per share. The reconciliation of the numerators and denominators of the basic and diluted net loss per share computations are as follows:
	Three months ended February 28,		Nine months ended February 28,
(in thousands, except per share amounts)	2023	2022	2023	2022
		(Restated)(1)		(Restated)(1)
Net loss	$(13,702)	$(41,285)	$(61,188)	$(126,699)
Less: Deemed dividends	(123)	—	(5,417)	—
Less: Accrued preferred stock dividends	(366)	(397)	(1,121)	(1,239)
Net loss applicable to common stockholders	$(14,191)	$(41,682)	$(67,726)	$(127,938)
Basic and diluted:
Weighted average common shares outstanding	832,215	695,614	810,986	663,373
Loss per share	$(0.02)	$(0.06)	$(0.08)	$(0.19)

(1)
See Note 2, Summary of Significant Accounting Policies — Revision and Restatement of Financial Statements.

The table below shows the approximate number of shares of common stock issuable upon the exercise, vesting or conversion of outstanding options, warrants, unvested restricted stock units (including those subject to performance conditions), convertible notes, and convertible preferred stock (including undeclared dividends) that were not included in the computation of basic and diluted weighted average number of shares of common stock outstanding for the periods presented:
	Three and nine months ended February 28,
(in thousands)	2023	2022
Stock options, warrants, and unvested restricted stock units	203,274	98,309
Convertible notes	12,000	12,000
Convertible preferred stock	33,323	32,197
Note 8.   Income Taxes
The Company calculates its quarterly taxes under the effective tax rate method based on applying an anticipated annual effective rate to its year-to-date income, except for discrete items. Income taxes for discrete items are computed and recorded in the period that the specific transaction occurs. The Company’s net tax expense for the three and nine months ended February 28, 2023 and 2022 was zero. The Company does not consider it more likely than not that the benefits from the net deferred taxes will be realized; therefore, the Company maintains a full valuation allowance as of February 28, 2023 and May 31, 2022, thus creating a difference between the effective tax rate of 0% and the statutory rate of 21%.
Note 9.   Commitments and Contingencies
Commitments with Samsung BioLogics Co., Ltd. (“Samsung”)
In April 2019, the Company entered into an agreement with Samsung, pursuant to which Samsung will perform technology transfer, process validation, manufacturing, pre-approval inspection and supply services for the commercial supply of leronlimab bulk drug substance effective through calendar year 2027. In 2020, the Company entered into an additional agreement, pursuant to which Samsung will perform technology transfer, process validation, vial filling and storage services for clinical, pre-approval inspection, and commercial supply of leronlimab drug product. Samsung is obligated to procure necessary raw materials for the Company and manufacture a specified minimum number of batches, and the Company is required to provide a rolling three-year forecast of future estimated manufacturing requirements to Samsung that are binding.
On January 6, 2022, Samsung provided written notice to the Company alleging that the Company had materially breached the parties’ Master Services and Project Specific Agreements for failure to pay $13.5 million due on December 31, 2021. An additional $22.8 million became due under the agreements on January 31, 2022. Under the agreements, Samsung may be entitled to terminate its services if the parties cannot agree on the past-due balance. Management continues to be in ongoing discussions with Samsung regarding potential approaches to resolve these issues, including proposals by both parties of a revised schedule of payments over an extended period, proposals by the Company of satisfaction of a portion of the Company’s payment obligations in equity securities, through future financing, and/or potential licensing opportunities of the Company, proposals to postpone the manufacturing of unfulfilled commitments until a future regulatory approval, and proposals offsetting the unfulfilled commitments with other future potential R&D drug development needs related to the longer-acting therapeutic the Company is currently studying. Samsung has paused manufacturing all unfulfilled commitments not needed by the Company starting in January of 2022. Accordingly, the Company has not recorded any accruals associated with the unfulfilled commitments as of February 28, 2023. In the event negotiations are unsuccessful, the Company may have to accrue a liability related to the unfulfilled commitments. As of February 28, 2023, the Company had past due balances of approximately $34.3 million due to Samsung, which were included in accounts payable. As of February 28, 2023, the future commitments pursuant to these agreements were estimated as follows (in thousands):
Fiscal Year	Amount
2023 (3 months remaining)	$34,638
2024	121,750
2025	76,400
2026 and thereafter	—
Total	$232,788
Operating lease commitments
We lease our principal office location in Vancouver, Washington (the “Vancouver Lease”). The Vancouver Lease expires on April 30, 2026. Consistent with the guidance in ASC 842, Leases, we have recorded this lease in our consolidated balance sheet as an operating lease. For the purpose of determining the right of use asset and associated lease liability, we determined that the renewal of the Vancouver lease was not reasonably probable. The lease does not include any restrictions or covenants requiring special treatment under ASC 842, Leases. Operating lease costs for the three months ended February 28, 2023 and 2022 were $46.4 thousand and $46.5 thousand, respectively, and for the nine months ended February 28, 2023 and 2022 were approximately $0.1 million and $0.1 million, respectively. Operating lease right-of-use assets are included in other non-current assets and the current portion of operating lease liabilities are included in accrued liabilities and compensation on the consolidated balance sheets. The long-term operating lease liabilities are presented separately as operating lease on the consolidated balance sheets. The following table summarizes the operating lease balances.
(in thousands)	February 28, 2023	May 31, 2022
Assets
Right-of-use asset	$434	$536
Liabilities
Current operating lease liability	$138	$134
Non-current operating lease liability	318	422
Total operating lease liability	$456	$556

The minimum (base rental) lease payments are expected to be as follows as of February 28, 2023 (in thousands):
Fiscal Year	Amount
2023 (3 months remaining)	$45
2024	182
2025	185
2026	169
Total operating lease payments	581
Less: imputed interest	(125)
Present value of operating lease liabilities	$456
Supplemental information related to operating leases was as follows:
February 28, 2023
Weighted average remaining lease term	3.1 years
Weighted average discount rate	10.0%
Distribution and licensing commitments
Refer to Note 10, Commitments and Contingencies, in the 2022 Form 10-K for information.
Legal proceedings
As of February 28, 2023, the Company did not record any accruals related to the outcomes of the legal matters described below. It may not be possible to determine the outcome of these proceedings, including the defense and other litigation-related costs and expenses that may be incurred by the Company, as the outcomes of legal proceedings are inherently uncertain. Therefore, it is possible that the ultimate outcome of any proceeding, if in excess of a recognized accrual, if any, could be material to the Company’s consolidated financial statements.
Securities class action lawsuit
On March 17, 2021, a stockholder filed a putative class-action lawsuit (the “March 17, 2021 lawsuit”) in the U.S. District Court for the Western District of Washington against the Company and certain former officers. The complaint generally alleges the defendants made false and misleading statements regarding the viability of leronlimab as a potential treatment for COVID-19. On April 9, 2021, a second stockholder filed a similar putative class action lawsuit in the same court, which the plaintiff voluntarily dismissed without prejudice on July 23, 2021. On August 9, 2021, the court appointed lead plaintiffs for the March 17, 2021 lawsuit. On December 21, 2021, lead plaintiffs filed an amended complaint, which is brought on behalf of an alleged class of those who purchased the Company’s common stock between March 27, 2020 and May 17, 2021. The amended complaint generally alleges that the defendants violated Sections 10(b) and/or 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by making purportedly false or misleading statements concerning, among other things, the safety and efficacy of leronlimab as a potential treatment for COVID-19, the Company’s CD10 and CD12 clinical trials, and its HIV BLA. The amended complaint also alleges that the individual defendants violated Section 20A of the Exchange Act by selling shares of the Company’s common stock purportedly while in possession of material nonpublic information. The amended complaint seeks, among other relief, a ruling that the case may proceed as a class action and unspecified damages and attorneys’ fees and costs. On February 25, 2022, the defendants filed a motion to dismiss the amended complaint. On June 24, 2022, lead plaintiffs filed a second amended complaint. The second amended complaint is brought on behalf of an alleged class of those who purchased the Company’s common stock between March 27, 2020 and March 30, 2022, makes similar allegations, names the same defendants, and asserts the same claims as the prior complaint, adds a claim for alleged violation of Section 10(b) of the Exchange Act and Rule 10b-5(a) and (c) promulgated thereunder, and seeks the same relief as the prior complaint. The Company and the individual defendants deny all allegations of wrongdoing in the complaint and intend to vigorously defend the matter. Since this case is in an early stage where the number of plaintiffs is not known, and the claims do not specify an amount of damages, the Company is unable to predict the ultimate outcome of the lawsuit and cannot reasonably estimate the potential loss or range of loss the Company may incur.
2021 shareholder derivative lawsuits
On June 4, 2021, a stockholder filed a purported derivative lawsuit against certain of the Company’s former officers and directors, and the Company as a nominal defendant, in the U.S. District Court for the Western District of Washington. Two additional shareholder derivative lawsuits were filed against the same defendants in the same court on June 25, 2021 and August 18, 2021, respectively. The court has consolidated these three lawsuits for all purposes (“Consolidated Derivative Suit”). On January 20, 2022, the plaintiffs filed a consolidated complaint. The consolidated complaint generally alleges that the director defendants breached their fiduciary duties by allowing the Company to make false and misleading statements regarding, among other things, the safety and efficacy of leronlimab as a potential treatment for COVID-19, the Company’s CD10 and CD12 clinical trials, and its HIV BLA, and by failing to maintain an adequate system of oversight and controls. The consolidated complaint also asserts claims against one or more individual defendants for waste of corporate assets, unjust enrichment, contribution for alleged violations of the federal securities laws, and for breach of fiduciary duty arising from alleged insider trading. The consolidated complaint seeks declaratory and equitable relief, an unspecified amount of damages, and attorneys’ fees and costs. The Company and the individual defendants deny all allegations of wrongdoing in the complaints and intend to vigorously defend the litigation. In light of the fact that the Consolidated Derivative Suit is in an early stage and the claims do not specify an amount of damages, the Company cannot predict the ultimate outcome of the Consolidated Derivative Suit and cannot reasonably estimate the potential loss or range of loss the Company may incur.
Securities and Exchange Commission and Department of Justice investigations
The Company has received subpoenas from the United States Securities and Exchange Commission (“SEC”) and the United States Department of Justice (“DOJ”) requesting documents and information concerning, among other matters, leronlimab, the Company’s public statements regarding the use of leronlimab as a potential treatment for COVID-19, HIV, and triple-negative breast cancer, related communications with the FDA, investors, and others, litigation involving former employees, the Company’s retention of investor relations consultants, and trading in the Company’s securities. Certain former Company executives and directors have received subpoenas concerning similar issues and have been interviewed by the DOJ and SEC, including the Company’s former CEO, Nader Z. Pourhassan.
On January 24, 2022, Mr. Pourhassan was terminated and removed from the Board of Directors and has had no role at the Company since. On December 20, 2022, the DOJ announced the unsealing of a criminal indictment charging both Mr. Pourhassan, and Kazem Kazempour, CEO of Amarex Clinical Research LLC, a subsidiary of NSF International, Inc., which had formerly served as the Company’s CRO. Mr. Pourhassan was charged with one count of conspiracy, four counts of securities fraud, three counts of wire fraud, and three counts of insider trading. Mr. Kazempour was charged with one count of conspiracy, three counts of securities fraud, two counts of wire fraud, and one count of making a false statement. That same day, the SEC announced charges against both Mr. Pourhassan and Mr. Kazempour for alleged violations of federal securities laws.
The Company is committed to cooperating fully with the DOJ and SEC investigations, which are ongoing, and which the Company’s counsel frequently engages with them on. Further, the Company has made voluminous productions of information and made witnesses available for voluntary interviews. The Company will continue to comply with the requests of the SEC and DOJ. The Company cannot predict the ultimate outcome of the DOJ and SEC investigations or the case against Mr. Pourhassan, nor can it predict whether any other governmental authorities will initiate separate investigations or litigation. The investigations and any related legal and administrative proceedings could include a wide variety of outcomes, including the institution of administrative, civil injunctive or criminal proceedings involving the Company and/or former executives and/or former directors in addition to Mr. Pourhassan, the imposition of fines and other penalties, remedies and/or sanctions, modifications to business practices and compliance programs and/or referral to other governmental agencies for other appropriate actions. It is not possible to accurately predict at this time when matters relating to the investigations will be completed, the final outcome of the investigations, what additional actions, if any, may be taken by the DOJ or SEC or by other governmental agencies, or the effect that such actions may have on our business, prospects, operating results and financial condition, which could be material.
The DOJ and SEC investigations, including any matters identified in the investigations and indictments, could also result in (1) third-party claims against the Company, which may include the assertion of claims for monetary damages, including but not limited to interest, fees, and expenses, (2) damage to the Company’s business or reputation, (3) loss of, or adverse effect on, cash flow, assets, results of operations, business, prospects, profits or business value, including the possibility of certain of the Company’s existing contracts being cancelled, (4) adverse consequences on the Company’s ability to obtain or continue financing for current or future projects and/or (5) claims by directors, officers, employees, affiliates, advisors, attorneys, agents, debt holders or other interest holders or constituents of the Company or its subsidiaries, any of which could have a material adverse effect on the Company’s business, prospects, operating results and financial condition. Further, to the extent that these investigations and any resulting third-party claims yield adverse results over time, such results could jeopardize the Company’s operations and exhaust its cash reserves, and could cause stockholders to lose their entire investment.
Former CEO indemnification dispute
In December 2022, subsequent to the announcement of the indictments against the Company’s former CEO, described above under Securities and Exchange Commission and Department of Justice Investigations, the Company notified Mr. Pourhassan that it would no longer be advancing and/or indemnifying him for certain legal fees. Subsequently, on January 13, 2023, Mr. Pourhassan filed a complaint against the Company in Delaware Chancery Court demanding that the Company continue to indemnify his legal expenses associated with the indictments. In March 2023, Mr. Pourhassan withdrew his claims against the Company, see Note 11, Subsequent Events.
Amarex dispute
On October 4, 2021, the Company filed a complaint for declaratory and injunctive relief and a motion for a preliminary injunction against NSF International, Inc. and its subsidiary Amarex Clinical Research LLC (“Amarex”), the Company’s former CRO. Over the past eight years, Amarex provided clinical trial management services to the Company and managed numerous clinical studies of the Company’s drug product candidate, leronlimab. On December 16, 2021, the U.S. District Court for the District of Maryland issued a preliminary injunction requiring Amarex to provide the Company with access to all of its materials in the possession of Amarex. The court also granted CytoDyn the right to conduct an audit of Amarex’s work for CytoDyn. That case has been administratively closed. The Company simultaneously filed a demand for arbitration with the American Arbitration Association. The arbitration demand alleges that Amarex failed to perform services to an acceptable professional standard and failed to perform certain services required by the parties’ agreements. Further, the demand alleges that Amarex billed the Company for services it did not perform. The Company contends that, due to Amarex’s failures, it has suffered avoidable delays in obtaining regulatory approval of leronlimab and has paid for services not performed. Amarex has counterclaimed alleging that CytoDyn has failed to pay invoices due under the contract between the parties. In light of the fact that this dispute is in an early stage, the Company cannot predict the ultimate outcome of the lawsuit and cannot reasonably estimate the potential loss or range of loss that the Company may incur.
Note 10.   Related Party Transactions
The Board’s Audit Committee, composed of independent directors, or the full Board reviews and approves all related party transactions. The terms and amounts described below are not necessarily indicative of the terms and amounts that would have been incurred had comparable transactions been entered with independent parties.
On February 13, 2023, Dr. Cyrus Arman, President, entered into a private placement with the Company in which he purchased approximately 0.4 million units consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $0.50. The terms and conditions of the investment totaling $0.1 million made by Dr. Arman were identical to those offered to other investors in a concurrent offering being conducted through a placement agent.
Note 11.   Subsequent Events
In March 2023, the Company’s former CEO, Nader Pourhassan, withdrew his claims against the Company described in Note 9, Commitments and Contingencies — Former CEO indemnification dispute.
During March 2023, in satisfaction of redemptions, the Company and the April 2, 2021 Noteholder entered into exchange agreements, pursuant to which a portion of the April 2, 2021 Note was partitioned into new notes with an aggregate principal amount of $1.0 million, which were exchanged concurrently with the issuance of approximately 3.8 million shares of common stock.
During March 2023, approximately 5.5 million additional units were sold in the private placement conducted by the Company through a placement agent, for gross proceeds of approximately $1.3 million and net proceeds of approximately $1.1 million. Each unit comprised a fixed combination of one share of common stock and one warrant to purchase one share of common stock for a purchase price of $0.23 per unit. The warrants issued to investors in the private placement, which covered a total of approximately 5.5 million shares, have a five-year term and an exercise price of $0.50 per share, and are immediately exercisable. Refer to Note 6, Equity Awards and Warrants — Private Placement of Common Stock and Warrants through Placement Agent for additional information.
In March 2023, as required and in connection with the Backstop Amendment extension, as described in Note 6, Equity Awards and Warrants — Private placement of warrants under Surety Bond Backstop Agreement, the Company relieved the Indemnitor of the remaining $1.4 million of cash collateral pledged by the Indemnitor in support of the Surety Bond. Subsequently, the Indemnitor released its security interest in the Company’s patents securing the Company’s obligations under the Surety Bond Backstop Agreement and the Company fully assumed the surety bond.
In April 2023, the Company and the holders of convertible notes issued by the Company on April 2, 2021, and April 23, 2021 (the “Noteholders”) agreed to extend the original maturity date of each of the notes by two years, and for which the Company agreed to pay an Extension Fee. The Extension Fee is equal to 2.5% of the outstanding balance of each of the notes as of April 10, 2023, and increased the outstanding balance of each of the Notes as of April 10, 2023.